Exhibit 2.1

EXECUTION VERSION

MASTER TRANSACTION AGREEMENT

BY AND AMONG

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP,

MGM RESORTS INTERNATIONAL

AND

BCORE WINDMILL PARENT LLC,

AND

SOLELY FOR PURPOSES OF THE SPECIFIED SECTIONS,

MGM GROWTH PROPERTIES LLC

AND

BCORE WINDMILL PARENT LLC

DATED AS OF JANUARY 14, 2020

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Annexes, Exhibits and Schedules:

Annex A	Share Purchase Representations and Warranties

Exhibit A-1	Legal Description of the Grand Land
Exhibit A-2	Legal Description of the Mandalay Land
Exhibit B	Form of LLC Agreement
Exhibit C	Form of Master Lease Amendment
Exhibit D	Form of Lease
Exhibit E	Form of Tax Protection Agreement
Exhibit F-1	Form of Grand PropCo Governing Documents
Exhibit F-2	Form of Mandalay PropCo Governing Documents
Exhibit G-1	Form of Grand Deed
Exhibit G-2	Form of Mandalay Deed
Exhibit H	Form of MGM Debt Guaranty
Exhibit I	Form of JV InvestCo and Joint Venture Governing Documents
Exhibit J	Form of Sponsor Guaranty
Exhibit K	Form of Grand Interests Assignment Agreement
Exhibit L	Form of Closing Date Assignment Agreement
Exhibit M-1	Grand Permitted Encumbrances
Exhibit M-2	Mandalay Permitted Encumbrances
Exhibit N	Form of Owner’s Title Affidavit
Exhibit O	Form of FIRPTA Certificate
Exhibit P	Form of Transition Services Agreement
Exhibit Q	Debt Financing Commitment
Exhibit R	Form of Carveout Contribution Agreement
Exhibit S	Form of REIT Opinion
Exhibit T	Title Company

Schedule 1-A	Grand Water Rights
Schedule 1-B	Mandalay Water Rights
Schedule 3.3	Consents and Approvals
Schedule 4.6	No Notices [MGP OP]
Schedule 4.7	No Default [MGP OP]
Schedule 4.8	No Legal Actions [MGP OP]
Schedule 4.13	Liabilities Imposed Under Title IV of ERISA [MGP OP]
Schedule 6.5	No Notices [MGM]
Schedule 6.6	No Default [MGM]
Schedule 6.7	No Legal Actions [MGM]
Schedule 6.11	Liabilities Imposed Under Title IV of ERISA [MGM]
Schedule 6.12	Collective Bargaining Agreements
Schedule 6.14-A	MGM Financial Reports
Schedule 6.14-B	Centralized Assets/Liabilities
Schedule 7.1(b)(h)	Opinions and Certifications
Schedule 7.1(b)(j)	Estoppels, Subordination Agreements, SNDAs and/or Certificates
Schedule 7.2(a)	Conduct Prior to the Closing – Mandalay Real Property
Schedule 7.2(b)	Conduct Prior to the Closing – Grand Real Property
Schedule 7.7	Title Insurance Costs

MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement (as the same may be amended, supplemented or otherwise modified, this “Agreement”), by and among MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP, a Delaware limited partnership (“MGP OP”), MGM RESORTS INTERNATIONAL, a Delaware corporation (“MGM”), and BCORE WINDMILL PARENT LLC, a Delaware limited liability company (“Sponsor”), and, solely for purposes of the Specified Sections (as defined below), MGM Growth Properties LLC, a Delaware limited liability company (“MGP”) and BCORE WINDMILL PARENT LLC (“Share Purchaser”), is dated as of January 14, 2020. MGP OP, MGM and Sponsor are each referred to herein as a “Party” and collectively as the “Parties”; provided that for purposes of the Specified Sections, each of MGP and Share Purchaser shall also be a “Party”.

RECITALS

WHEREAS, as of the date hereof, MGM indirectly owns all of the issued and outstanding limited liability company interests in MGM Grand Hotel, LLC, a Nevada limited liability company (“Grand Owner”), and Grand Owner is the owner of the Grand Real Property;

WHEREAS, prior to the Closing, (i) MGM will cause Grand Owner to form a new Delaware limited liability company, MGM Grand PropCo, LLC (“Grand PropCo”), the sole member of which will be Grand Owner, and (ii) MGM will cause Grand Owner to contribute the Grand Real Property to Grand PropCo (the “Grand Contribution”);

WHEREAS, as of the date hereof, MGP OP owns, directly or indirectly, all of the issued and outstanding limited liability company interests in MGP Lessor, LLC, a Delaware limited liability company (“Mandalay Owner”), and Mandalay Owner is the owner of the Mandalay Real Property;

WHEREAS, prior to the Closing, (i) MGP OP will cause Mandalay Owner to form a new Delaware limited liability company, Mandalay PropCo, LLC (“Mandalay PropCo”), the sole member of which will be Mandalay Owner, and (ii) MGP OP will cause Mandalay Owner to contribute the Mandalay Real Property to Mandalay PropCo (the “Mandalay Contribution”; and together with the Grand Contribution, collectively, the “Initial Property Contribution”);

WHEREAS, prior to the Closing, (i) MGP OP will form a new Delaware limited liability company (“JV InvestCo”), the sole member of which will be MGP OP, and then (ii) MGP OP will cause JV InvestCo to form a new Delaware limited liability company (the “Joint Venture”), the initial sole member of which will be JV InvestCo;

WHEREAS, prior to the Closing, MGP OP will cause Mandalay PropCo to borrow $1,304,625,000 (the “Bridge Loan Amount”) pursuant to a third party bridge loan (the “Bridge Loan”), which Bridge Loan will be secured by the Mandalay Real Property, and MGP OP will cause Mandalay PropCo to distribute the proceeds of the Bridge Loan to MGP OP to repay a portion of certain existing debt of MGP OP, as designated by MGP OP (the “MGP OP Debt Refinancing”);

WHEREAS, following the Initial Property Contribution and the making of the Bridge Loan, and at the Closing, MGM will cause Grand Owner to contribute to MGP OP (the “Grand Transfer”) 100% of the issued and outstanding limited liability company interests in Grand PropCo (the “Grand Membership Interests”), pursuant to an assignment agreement, substantially in the form attached hereto as Exhibit K (the “Grand Interests Assignment Agreement”);

WHEREAS, following the making of the Bridge Loan and at the Closing, MGP OP will (i) contribute the Grand Membership Interests and (ii) cause Mandalay Owner to contribute 100% of the issued and outstanding limited liability company interests in Mandalay PropCo (the “Mandalay Membership Interests”; and the Mandalay Membership Interests together with the Grand Membership Interests, collectively, the “Membership Interests”) to the Joint Venture (or a direct or indirect wholly-owned Subsidiary thereof) pursuant to an assignment agreement, substantially in the form attached hereto as Exhibit L (the “Closing Date Assignment Agreement”);

WHEREAS, at the Closing, Sponsor will contribute cash in the amount of the Interest Purchase Price to the Joint Venture in exchange for the issuance to Sponsor (or Sponsor JV Member) (the “Interests Acquisition”) of 49.9% of the issued and outstanding limited liability company interests in the Joint Venture (such percentage of such interests in the Joint Venture, the “Joint Venture Interests”);

WHEREAS, MGP OP will cause the Joint Venture to disburse Sponsor’s cash contribution of the Interest Purchase Price entirely to repay a portion of the Bridge Loan;

WHEREAS, at the Closing and simultaneously with the consummation of the Interests Acquisition, MGP OP shall cause JV InvestCo to and Sponsor shall (or Sponsor shall cause its wholly-owned subsidiary (“Sponsor JV Member”) to) enter into an amended and restated limited liability company agreement (the “LLC Agreement”) of the Joint Venture, substantially in the form attached hereto as Exhibit B;

WHEREAS, at the Closing, MGP OP and Sponsor shall cause the Joint Venture (or one or more of its wholly-owned Subsidiaries) to obtain the Debt Financing and, in connection therewith, MGM will provide a guaranty in the form of Exhibit H attached hereto (the “MGM Debt Guaranty”);

WHEREAS, at the Closing, MGP OP and Sponsor shall cause the Joint Venture to disburse the Debt Financing Amount as follows: (a) to repay the remaining portion of the Bridge Loan in full, (b) an amount equal to the Debt Financing Distribution Amount shall be distributed to MGP OP (the “Debt Financing Distribution”) and (c) the remaining proceeds shall be used to pay the Joint Venture Costs;

WHEREAS, at the Closing, MGP OP shall distribute a portion of the proceeds received in the Debt Financing Distribution to MGM and issue the MGM Consideration OP Units to MGM (the “OP Unit Issuance”);

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WHEREAS, subject to the terms and conditions set forth in this Agreement, on the Closing Date and immediately following the Interests Acquisition, (i) MGP OP will cause Mandalay Owner and MGM will cause MGM Lessee, LLC (“Master Lease Tenant”) to enter into that certain Sixth Amendment to Master Lease substantially in the form attached hereto as Exhibit C (the “Master Lease Amendment”), (ii) MGP OP and Sponsor will cause the Joint Venture to cause each of Grand PropCo and Mandalay PropCo (individually or collectively, as the context may require, “Landlord”) and MGM will cause MGM Lessee II, LLC, a Delaware limited liability company, its wholly-owned Subsidiary (“Tenant”) to enter into that certain Master Lease, substantially in the form attached hereto as Exhibit D (the “Lease”), pursuant to which, among other things, Grand PropCo, as landlord, will lease the Grand Real Property to Tenant, as tenant, and Mandalay PropCo, as landlord, will lease the Mandalay Real Property to Tenant, as tenant, and MGM will deliver to Landlord a guaranty of the Lease (the “Lease Guaranty”) in the form attached to the Lease as Exhibit E, (iii) MGM will cause Tenant and the Operating Subtenants (as defined in the Lease) to enter into the Operating Subleases (as defined in the Lease), and (iv) MGM will cause each Operating Subtenant to enter into a Guaranty of Master Lease;

WHEREAS, subject to the terms and conditions of this Agreement, on the Closing Date and immediately following the Interests Acquisition, Share Purchaser shall purchase 4,891,395 Class A common shares representing limited liability company interests in MGP (“MGP Class A Shares”) pursuant to a registered offering on the terms more particularly described in Section 2.4;

WHEREAS, concurrently with the execution of this Agreement, as an inducement to MGM and MGP OP entering into this Agreement, BREIT Operating Partnership L.P., a Delaware limited partnership (“Sponsor Guarantor”), has delivered to MGM and MGP OP a Guaranty substantially in the form attached hereto as Exhibit J (the “Sponsor Guaranty”), pursuant to which Sponsor Guarantor is guaranteeing obligations of Sponsor under this Agreement as more particularly set forth therein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, any other Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, for purposes of this Agreement and the Ancillary Documents, none of MGP or its Subsidiaries shall be deemed to be an Affiliate of MGM or any of its Subsidiaries (except for MGP’s Subsidiaries), and none of MGM or any of its Subsidiaries (except for MGP’s Subsidiaries) shall be deemed to be an Affiliate of MGP or its Subsidiaries.

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“Aggregate Debt Financing Costs” shall have the meaning set forth in Section 7.7(h).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Documents” means each other agreement, document, instrument and/or certificate contemplated by this Agreement or necessary or appropriate to effectuate the purposes of this Agreement to be executed and, if applicable, recorded among the appropriate land records, in connection with the Transactions, including, the documents to be delivered pursuant to Article II.

“Bad Boy Debt Guaranty” shall have the meaning set forth in the definition of Debt Financing (as set forth in this Section 1.1).

“Bankruptcy and Equity Exception” shall mean the extent to which (a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

“Breaching Party” shall have the meaning set forth in Section 9.3(b).

“Bridge Loan” shall have the meaning set forth in the recitals of this Agreement.

“Bridge Loan Amount” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” means any day, other than a Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York or the State of Nevada are authorized or required by Law or other governmental action to close.

“Carveout Contribution Agreement” means an agreement substantially in the form of Exhibit R attached hereto.

“Casualty Event” means the damage or destruction of the Real Property of any portion thereof by fire or other casualty.

“Chancery Court” shall have the meaning set forth in Section 11.8.

“Closing” shall have the meaning set forth in Section 2.7.

“Closing Date” shall have the meaning set forth in Section 2.7.

“Closing Date Assignment Agreement” shall have the meaning set forth in the recitals of this Agreement.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” shall have the meaning set forth in Section 1.10 of Annex A.

“Condemnation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Entity for the taking of all or any portion of the Real Property.

“Data Room” means the virtual data room hosted by Donnelley Financial Solutions Venue with respect to the Transactions to which MGM has provided access to MGP OP and Sponsor.

“Debt Financing” means one or more mortgage and/or mezzanine financings incurred at the Closing by the Joint Venture or one or more of its wholly-owned Subsidiaries (including Landlord) on terms substantially consistent with the Debt Financing Commitment and otherwise reasonably acceptable to Sponsor and MGP OP and having the following characteristics:

(i) the principal amount of the Debt Financing must be between sixty percent (60%) and sixty-seven and one-half percent (67.5%) of the Property Value Amount and shall be Nonrecourse Indebtedness (as defined in the Tax Protection Agreement) and shall be fully advanced at the Closing;

(ii) MGM and MGP OP and their respective Affiliates shall have no liability or obligation in any respect for any such financing (other than, with respect to MGM, the MGM Debt Guaranty and, with respect to MGP OP, the Bad Boy Debt Guaranty) and none of the Real Property shall be encumbered by such financing unless and until the Closing occurs;

(iii) MGP OP and Sponsor Guarantor will each deliver a guaranty of non-recourse carve-outs (including actual damages for “bad boy” acts and full recourse for voluntary bankruptcy and collusive involuntary bankruptcy filings affecting any Landlord and other customary “springing recourse” events, to be negotiated with the lender(s) under the Debt Financing) (such guaranty to be delivered by MGP OP and Sponsor Guarantor, the “Bad Boy Debt Guaranty”); and

(iv) the lender or lenders under the Debt Financing shall acknowledge and accept the MGM Debt Guaranty.

“Debt Financing Amount” means the principal amount of the Debt Financing, which shall be advanced in full at the Closing.

“Debt Financing Commitment” means that certain commitment letter with respect to the Debt Financing attached hereto as Exhibit Q (as such commitment letter may be amended or modified with the reasonable consent of MGP OP and Sponsor).

“Debt Financing Costs” shall have the meaning set forth in Section 7.1(b).

“Debt Financing Distribution” shall have the meaning set forth in the recitals of this Agreement.

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“Debt Financing Distribution Amount” means an aggregate amount equal to (a) the Debt Financing Amount minus (b) the Bridge Loan Amount plus (c) the Interest Purchase Price minus (d) the Joint Venture Costs.

“Debt Financing Hedging Fee” means the Hedging Fee (as defined in the Debt Financing Commitment) payable to Lender (as defined in the Debt Financing Commitment) pursuant to the Debt Financing Commitment and the Hedging Letter (as defined in the Debt Financing Commitment).

“Debt Financing Sources” shall have the meaning set forth in Section 11.19.

“Defense Notice” shall have the meaning set forth in Section 10.6(b).

“DTC” shall have the meaning set forth in Section 2.4(a).

“Employee Benefit Plan” means any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, change-in-control, retention, severance, salary continuation, bonus, incentive, stock option, stock purchase, retirement, pension, welfare, vacation, fringe benefit, profit sharing, deferred compensation, and other employee benefit plan, policy, program, agreement or arrangement of any kind.

“Encumbrance” means any claim, hypothecation, deed of trust, deed to secure debt, lien, security interest, equitable interest, mortgage, pledge, easement, encroachment, right of first offer, title defect, adverse claim charge, or refusal or similar encumbrance or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforcement Costs” shall have the meaning set forth in Section 9.3(a).

“ERISA” shall have the meaning set forth in Section 4.10.

“Exchange Act” shall have the meaning set forth in Section 1.3 of Annex A.

“Executive Order” shall have the meaning set forth in Section 4.9(a).

“Existing Lease” means “Existing Sublease” as such term is defined in the Lease.

“Existing Management Agreement” means “Existing Management Agreement” as such term is defined in the Lease.

“Express Representations” shall have the meaning set forth in Section 11.18.

“Extending Party” shall have the meaning set forth in Section 2.7.

“Forward Settlement” shall have the meaning set forth in Section 1.4 of Annex A.

“Gaming Authority” means any Governmental Entity that holds regulatory, licensing or Permit authority over gambling, gaming, lotteries, horse racing or casino activities conducted by MGM, MGP OP or Sponsor or any of their respective Affiliates, including, but not limited to, the Nevada Gaming Commission and the Nevada Gaming Control Board.

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“Gaming Laws” means all Laws governing or relating to MGM, MGP OP or Sponsor or any of their respective Affiliates and the gambling, gaming, lottery, horse racing or casino activities and operations of MGM, MGP OP or Sponsor or any of their respective Affiliates, in each case, as amended from time to time, including, but not limited to, the Nevada Gaming Control Act and the regulations promulgated thereunder.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Lists” shall have the meaning set forth in Section 4.9(b).

“Governmental Entity” means any (a) Gaming Authority, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (c) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature, including any arbitral tribunal.

“Grand Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Grand Deed” shall have the meaning set forth in Section 2.1(c)(i).

“Grand Excluded Assets” shall have the meaning set forth in the definition of Grand Real Property (as set forth in this Section 1.1).

“Grand Fixtures” shall have the meaning set forth in the definition of Grand Real Property (as set forth in this Section 1.1).

“Grand Improvements” shall have the meaning set forth in the definition of Grand Real Property (as set forth in this Section 1.1).

“Grand Interests Assignment Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Grand Land” shall have the meaning set forth in the definition of Grand Real Property (as set forth in this Section 1.1).

“Grand Membership Interests” shall have the meaning set forth in the recitals of this Agreement.

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“Grand Owner” shall have the meaning set forth in the recitals of this Agreement.

“Grand Permitted Encumbrances” means the matters set forth on Exhibit M-1 attached hereto, together with restrictions on any subsequent transfer imposed by state and federal securities laws and/or Gaming Laws.

“Grand PropCo” shall have the meaning set forth in the recitals of this Agreement.

“Grand PropCo Contribution” shall have the meaning set forth in Section 2.1(b).

“Grand PropCo Conveyance Documents” shall have the meaning set forth in Section 2.1(c).

“Grand Property Value Amount” shall have the meaning set forth in Section 10.11.

“Grand Real Property” means:

(a) the real property or properties described in Exhibit A-1 (collectively, the “Grand Land”);

(b) all buildings, structures, and other improvements of every kind now or hereafter located on the Grand Land or connected thereto, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Grand Owner has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Grand Improvements”);

(c) all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights and other rights appurtenant to the Grand Land and/or the Grand Improvements, all right, title and interest of Grand Owner, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Grand Land and the Grand Improvements and to the center line thereof;

(d) all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Grand Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Grand Fixtures”); and

(e) the Grand Water Rights; provided, however, that it is agreed by the Parties that no other water rights are included in the “Grand Real Property” or will be conveyed to Grand PropCo.

The Grand Real Property shall not, for any purposes, include those assets described on Schedule 1 of the Lease (collectively, the “Grand Excluded Assets”).

“Grand Title Policy” shall mean an ALTA owner’s title insurance policy issued by the Title Company (as co-insurers) insuring Grand PropCo’s title to the Grand Real Property, subject only to the Grand Permitted Encumbrances, in an amount equal to $2,504,795,000.

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“Grand Transfer” shall have the meaning set forth in the recitals of this Agreement.

“Grand Water Rights” shall have the meaning set forth in Schedule 1-A.

“Guaranty of Master Lease” shall mean that certain Guaranty of Master Lease Documents (by the Operating Subtenants on a joint and several basis), substantially in the form of the Lease Guaranty.

“Indemnification Deductible” shall have the meaning set forth in Section 10.2.

“Indemnification Notice” shall have the meaning set forth in Section 10.6(a).

“Indemnified Party” shall have the meaning set forth in Section 10.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.6(a).

“Initial Closing Date Extension” shall have the meaning set forth in Section 2.7.

“Initial Property Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Interest Purchase Price” means an aggregate amount equal to forty-nine and nine-tenths percent (49.9%) of the positive difference of (i)(a) the Property Value Amount plus (b) the Joint Venture Costs less (ii) the Debt Financing Amount.

“Interests Acquisition” shall have the meaning set forth in the recitals of this Agreement.

“Joint Venture” shall have the meaning set forth in the recitals of this Agreement.

“Joint Venture Costs” shall have the meaning set forth in Section 7.7(b).

“Joint Venture Interests” shall have the meaning set forth in the recitals of this Agreement.

“JV InvestCo” shall have the meaning set forth in the recitals of this Agreement.

“Landlord” shall have the meaning set forth in the recitals of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Lease” shall have the meaning set forth in the recitals of this Agreement.

“Lease Guaranty” shall have the meaning set forth in the recitals of this Agreement.

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“Liabilities” means any and all debts, losses, damages, adverse claims, guarantees, liabilities, costs, expenses, Taxes, interest and obligations, whether accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured, reserved or unreserved, direct or indirect, or determined or determinable, including those arising under any law, claim (including any third Person product liability claim), demand, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, whether in contract, tort, strict liability or otherwise, in each case, including all costs and expenses relating thereto.

“Liability Limitation” shall have the meaning set forth in Section 9.3(a).

“LLC Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Lock-Up Period” shall have the meaning set forth in Section 7.11(a).

“Loss” means any and all damages, liabilities, losses, obligations, claims of any kind, interest and expenses (including reasonable fees and expenses of attorneys).

“Mandalay Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Mandalay Deed” shall have the meaning set forth in Section 2.2(c)(i).

“Mandalay Excluded Assets” shall have the meaning set forth in the definition of Mandalay Real Property (as set forth in this Section 1.1).

“Mandalay Fixtures” shall have the meaning set forth in the definition of Mandalay Real Property (as set forth in this Section 1.1).

“Mandalay Improvements” shall have the meaning set forth in the definition of Mandalay Real Property (as set forth in this Section 1.1).

“Mandalay Land” shall have the meaning set forth in the definition of Mandalay Real Property (as set forth in this Section 1.1).

“Mandalay Membership Interests” shall have the meaning set forth in the recitals of this Agreement.

“Mandalay Owner” shall have the meaning set forth in the recitals of this Agreement.

“Mandalay Permitted Encumbrances” means the matters set forth on Exhibit M-2 attached hereto, together with restrictions on any subsequent transfer imposed by state and federal securities laws and/or Gaming Laws.

“Mandalay PropCo” shall have the meaning set forth in the recitals of this Agreement.

“Mandalay PropCo Contribution” shall have the meaning set forth in Section 2.2(b).

“Mandalay PropCo Conveyance Documents” shall have the meaning set forth in Section 2.2(c).

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“Mandalay Real Property” means:

(a) the real property or properties described in Exhibit A-2 (collectively, the “Mandalay Land”);

(b) all buildings, structures, and other improvements of every kind now or hereafter located on the Mandalay Land or connected thereto, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Mandalay Owner has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Mandalay Improvements”);

(c) all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights and other rights appurtenant to the Mandalay Land and/or the Mandalay Improvements, all right, title and interest of Mandalay Owner, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Mandalay Land and the Mandalay Improvements and to the center line thereof;

(d) all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Mandalay Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Mandalay Fixtures”);

(e) the Mandalay Water Rights; provided, however, that it is agreed by the Parties that no other water rights are included in the “Mandalay Real Property” or will be conveyed to Mandalay PropCo.

The Mandalay Real Property shall not, for any purposes, include those assets described on Schedule 1 of the Lease (collectively, the “Mandalay Excluded Assets”).

“Mandalay Title Policy” shall mean an ALTA owner’s title insurance policy issued by the Title Company (as co-insurers) insuring Mandalay PropCo’s title to the Mandalay Real Property, subject only to the Mandalay Permitted Encumbrances, in an amount equal to $2,095,205,000.00.

“Mandalay Water Rights” shall have the meaning set forth in Schedule 1-B.

“Master Lease Amendment” shall have the meaning set forth in the recitals of this Agreement.

“Master Lease Tenant” shall have the meaning set forth in the recitals of this Agreement.

“Material Casualty Event” shall mean any Casualty Event that causes a damage or loss to the Real Property that is in excess of $500,000,000.

“Material Condemnation” shall mean a Condemnation that is reasonably expected to materially and permanently impair the current use of the Real Property or result in a loss of all or a portion of the Real Property having a value in excess of $500,000,000.

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“Material Debt Financing Obligations” shall have the meaning set forth in Section 7.1(a).

“Maximum Amount” shall have the meaning set forth in Section 10.2.

“MDFO Breach” shall mean a breach by Sponsor or MGP OP, as applicable, of its Material Debt Financing Obligations.

“Membership Interests” shall have the meaning set forth in the recitals of this Agreement.

“MGM” shall have the meaning set forth in the preamble of this Agreement.

“MGM Cash Amount” shall mean the positive difference of the Grand Property Value Amount minus the MGM OP Unit Value.

“MGM Consideration OP Units” shall mean OP Units in an amount to be calculated by dividing the MGM OP Unit Value by the MGM OP Unit Price.

“MGM Debt Guaranty” shall have the meaning set forth in the recitals of this Agreement.

“MGM Financial Reports” shall have the meaning set forth in Section 6.14.

“MGM Fundamental Representations” means the express representations and warranties of MGM set forth in Section 3.1, Section 3.2, Section 6.1 and Section 6.2.

“MGM Indemnitees” shall have the meaning set forth in Section 10.2.

“MGM Licensed Parties” shall have the meaning set forth in Section 6.10(a).

“MGM Licensing Affiliates” means all of MGM’s Subsidiaries that may reasonably be considered in the process of determining the suitability of MGM for any license, permit, findings of suitability or other authorization by any Gaming Authority.

“MGM OP Unit Price” means $30.6661 per unit.

“MGM OP Unit Value” means an aggregate amount equal to five percent (5%) of the positive difference of (i)(a) the Property Value Amount plus (b) the Joint Venture Costs less (ii) the Debt Financing Amount.

“MGM Related Parties” shall have the meaning set forth in Section 6.10(a).

“MGM Related Party Permits” shall have the meaning set forth in Section 6.10(a).

“MGP” shall have the meaning set forth in the preamble of this Agreement.

“MGP Breach” shall have the meaning set forth in Section 9.3(a).

“MGP Class A Shares” shall have the meaning set forth in the recitals of this Agreement.

“MGP Class B Shares” shall have the meaning set forth in Section 1.4 of Annex A.

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“MGP Consideration Shares” shall mean 4,891,395 MGP Class A Shares; provided that if at any time between the date of this Agreement and the issuance of the MGP Consideration Shares any change in the number of issued and outstanding shares of MGP Class A Shares shall occur as a result of a reclassification, recapitalization, share split or subdivision (including a reverse share split), or combination, exchange or readjustment of shares, or any dividend or distribution paid in MGP Class A Shares (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, MGP Class A Shares) with a record or issuance date during such period (but excluding, for the avoidance of doubt, any change in the number of issued and outstanding shares of MGP Class A Shares occurring as a result of the issuance of any MGP Class A Shares pursuant to the Sales Agreement or the Forward Settlement), the number of MGP Class A Shares to be issued in hereunder shall be equitably adjusted to reflect such change.

“MGP Fundamental Representations” means the express representations and warranties of MGP set forth in Sections 1.1, 1.2, 1.11 and 1.12 of Annex A.

“MGP Indemnitees” shall have the meaning set forth in Section 10.3.

“MGP Licensed Parties” shall have the meaning set forth in Section 4.12(a).

“MGP Licensing Affiliates” means all of MGP OP’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of MGP OP for any license, permit, findings of suitability or other authorization by any Gaming Authority.

“MGP Material Adverse Effect” means any effect, event, development or change, which, individually or in the aggregate with all other effects, events, developments or changes, is materially adverse to the assets, business, result of operations or condition (financial or otherwise) MGP and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether there has occurred an MGP Material Adverse Effect: (A) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (B) changes in applicable Law or tax, regulatory, political or business conditions that, in each case, generally affect the business or industry in which MGP and its subsidiaries (taken as a whole) operate; (C) changes in U.S. generally accepted accounting principles (“GAAP”) or interpretation thereof after the date hereof; (D) acts of war (whether declared or undeclared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (E) flood, earthquakes, hurricanes, other severe weather or other natural disasters; (F) the negotiation, announcement of the execution or the performance of this Agreement, (G) any change arising from compliance with the terms of this Agreement; or (H) any action taken by MGP or its subsidiaries at the request or with the written consent of the Share Purchaser or its Affiliate; provided, that any effect, event, development or change referenced in clauses (A) through (E) above shall be considered in determining whether there has been or is an MGP Material Adverse Effect if such effect, event, development or change affects MGP and its subsidiaries in a disproportionate manner as compared to other participants in the hospitality industry or REIT industry that operate in the geographic regions affected by such effect, event, development or change. The parties agree that the mere fact of a decrease in the market price of the shares of the

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MGP Class A Shares shall not, in and of itself, constitute an MGP Material Adverse Effect, but any effect, event, development or change underlying such decrease not otherwise excluded in clauses (A) through (H) above shall be considered in determining whether there has been or is an MGP Material Adverse Effect.

“MGP OP” shall have the meaning set forth in the preamble of this Agreement.

“MGP OP Debt Refinancing” shall have the meaning set forth in the recitals of this Agreement.

“MGP OP Financial Information” shall have the meaning set forth in Section 7.9(b).

“MGP OP Fundamental Representations” means the express representations and warranties of MGP OP set forth in Section 3.1, Section 3.2, Section 4.1, Section 4.2 and Section 4.3.

“MGP Related Parties” shall have the meaning set forth in Section 4.12(a).

“MGP Related Party Permits” shall have the meaning set forth in Section 4.12(a).

“MGP Reports” shall have the meaning set forth in Section 1.5(a) of Annex A.

“NDA” shall have the meaning set forth in Section 11.1.

“Non-Breaching Party” shall have the meaning set forth in Section 9.3(b).

“NYSE” shall have the meaning set forth in Section 7.12(c).

“Operating Standard” means “Operating Standard” as such term is defined in the Lease.

“OP Unit Issuance” shall have the meaning set forth in the recitals of this Agreement.

“OP Units” shall mean the MGP OP limited partnership units.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Outside Date” means the earlier of (i) April 17, 2020 and (ii) the expiration date of the Debt Financing Commitment (as such Debt Financing Commitment may be modified and extended upon reasonable approval of Sponsor and MGP OP).

“Parties” and “Party” shall have the meanings set forth in the preamble of this Agreement.

“PATRIOT Act” shall have the meaning set forth in Section 4.9(a).

“Permit” means any permit, license, registration, finding of suitability, license, variance, certificate of occupancy, franchise, approval, authorization and/or consent of or from any Governmental Entity (including all authorizations under Gaming Laws).

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“Permitted Encumbrances” means, collectively, Grand Permitted Encumbrances and Mandalay Permitted Encumbrances.

“Permitted Transferee” shall have the meaning set forth in Section 7.11(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pro Rata Share” shall have the meaning set forth in Section 7.7(h).

“Property Value Amount” means $4,600,000,000.00.

“Prospectus” shall have the meaning set forth in Section 1.10 of Annex A.

“Real Property” means, collectively, the Grand Real Property and the Mandalay Real Property.

“REIT” shall have the meaning set forth in Section 2.4(c)(ii).

“Registration Statement” shall have the meaning set forth in Section 2.4(a).

“Sales Agreement” shall have the meaning set forth in Section 1.4 of Annex A.

“Securities Act” shall have the meaning set forth in Section 1.3 of Annex A.

“Settlement” shall have the meaning set forth in Section 10.6(b).

“Share Purchase” means the purchase and sale of the MGP Consideration Shares hereunder.

“Share Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Share Purchaser Fundamental Representations” means the express representations and warranties of Share Purchaser set forth in Sections 2.1, 2.2 and 2.5 of Annex A.

“Side Letter” means that certain Agreement dated as of the date hereof by and among the Parties.

“Specified Sections” means Sections 2.4, 7.3, 7.4, 7.5, 7.7(g)-(i), 7.11, 7.12, 8.4, 8.5 and 9.2; Articles X and XI; and Annex A (and Section 1.1 with respect to any defined term used in any of the foregoing provisions).

“Sponsor” shall have the meaning set forth in the preamble of this Agreement.

“Sponsor Breach” shall have the meaning set forth in Section 9.3(a).

“Sponsor Financial Information” shall have the meaning set forth in Section 7.9(a).

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“Sponsor Fundamental Representations” means the express representations and warranties of Sponsor and the Share Purchaser set forth in Section 3.1, Section 3.2, and Section 5.2.

“Sponsor Guarantor” shall have the meaning set forth in the recitals of this Agreement.

“Sponsor Guaranty” shall have the meaning set forth in the recitals of this Agreement.

“Sponsor Indemnitees” shall have the meaning set forth in Section 10.2.

“Sponsor JV Member” shall have the meaning set forth in the recitals of this Agreement.

“Sponsor Licensed Parties” shall have the meaning set forth in Section 5.4(a).

“Sponsor Licensing Affiliates” means all of Sponsor’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of Sponsor for any license, permit, findings of suitability or other authorization by any Gaming Authority.

“Sponsor Related Parties” shall have the meaning set forth in Section 5.4(a).

“Sponsor Related Party Permits” shall have the meaning set forth in Section 5.4(a).

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided, that for purposes of this Agreement, it is expressly agreed that MGP OP and its Subsidiaries shall be treated as Subsidiaries of MGP and shall not be treated as Subsidiaries of MGM.

“Survival Period Termination Date” shall have the meaning set forth in Section 10.1.

“Tax” means (a) all taxes, Transfer Taxes, charges, fees, duties, levies, imposts, or other assessments, imposed by any U.S. federal, state or local or foreign Governmental Entity, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, escheat, and other taxes, charges, fees, duties, levies, imposts, or other assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or U.S. Treasury regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

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“Tax Protection Agreement” means an agreement in the form of Exhibit E attached hereto.

“Tenant” shall have the meaning set forth in the recitals of this Agreement.

“Termination Fee” shall have the meaning set forth in Section 9.3(a).

“Third Party Claim” shall have the meaning set forth in Section 10.6(b).

“Title Company” means the title companies set forth on Exhibit T attached hereto.

“Title Policies” shall mean, collectively, the Grand Title Policy and the Mandalay Title Policy.

“Transactions” means all of the transactions and occurrences contemplated to take place pursuant to this Agreement and the other documents referred to in this Agreement; provided that “Transactions” shall not include the Share Purchase except with respect to representations, warranties or obligations made by or of, respectively, MGP or Share Purchaser, as applicable, in a Specified Section.

“Transfer” shall have the meaning set forth in Section 7.11(a).

“Transfer Taxes” means the taxes imposed pursuant to Chapter 375 of the Nevada Revised Statutes.

“Transition Services Agreement” shall mean an agreement in the form of Exhibit P attached hereto.

“Water Rights” means, collectively, the Grand Water Rights and the Mandalay Water Rights.

ARTICLE II

THE TRANSACTIONS

Section 2.1 Grand PropCo Formation and Contribution.

(a) Grand PropCo Formation. Prior to the Closing Date, MGM shall cause Grand PropCo to be duly formed in the State of Delaware and qualified to do business in the State of Nevada. MGM shall promptly thereafter provide MGP OP and Sponsor with copies of the filed certificate of formation and foreign registration, as certified by the Secretaries of State of Delaware and Nevada, respectively, and a copy of the executed operating agreement of Grand PropCo. The initial form of Governing Documents of Grand PropCo shall be substantially in the form attached hereto as Exhibit F-1.

(b) Grand PropCo Contribution. On or before the Closing Date, following the formation of Grand PropCo in accordance with Section 2.1(a), MGM shall cause Grand Owner to transfer, convey and assign, as applicable, to Grand PropCo, and Grand PropCo shall acquire and accept from Grand Owner, the Grand Real Property pursuant to the Grand PropCo Conveyance Documents, free and clear of all Encumbrances (other than Grand Permitted Encumbrances) (the “Grand PropCo Contribution”).

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(c) Grand PropCo Contribution Closing. At the closing of the Grand PropCo Contribution, MGM shall cause Grand Owner to deliver to Grand PropCo, with copies to MGP OP and Sponsor, all of the following (the “Grand PropCo Conveyance Documents”):

(i) a deed in the form attached hereto as Exhibit G-1 (the “Grand Deed”), duly executed and acknowledged by Grand Owner, conveying the Grand Real Property to Grand PropCo, and expressly reserving unto Grand Owner the Grand Excluded Assets; and

(ii) a completed and signed State of Nevada Declaration of Value in the form required by law, and which shall be duly executed by Grand Owner and Grand PropCo.

Section 2.2 Mandalay PropCo Formation and Contribution.

(a) Mandalay PropCo Formation. Prior to the Closing Date, MGP OP shall cause Mandalay PropCo to be duly formed in the State of Delaware and qualified to do business in the State of Nevada. MGP OP shall promptly thereafter provide MGM and Sponsor with copies of the filed certificate of formation and foreign registration, as certified by the Secretaries of State of Delaware and Nevada, respectively, and a copy of the executed operating agreement of Mandalay PropCo. The initial form of Governing Documents of Mandalay PropCo shall be substantially in the form attached hereto as Exhibit F-2.

(b) Mandalay PropCo Contribution. On or before the Closing Date, following the formation of Mandalay PropCo in accordance with Section 2.2(a), MGP OP shall cause Mandalay Owner to transfer, convey and assign, as applicable, to Mandalay PropCo, and Mandalay PropCo shall acquire and accept from Mandalay Owner, the Mandalay Real Property pursuant to the Mandalay PropCo Conveyance Documents, free and clear of all Encumbrances (other than Mandalay Permitted Encumbrances) (the “Mandalay PropCo Contribution”).

(c) Mandalay PropCo Contribution Closing. At the closing of the Mandalay PropCo Contribution, MGP OP shall cause Mandalay Owner to deliver to Mandalay PropCo, with copies to MGM and Sponsor, all of the following (the “Mandalay PropCo Conveyance Documents”):

(i) a deed in the form attached hereto as Exhibit G-2 (the “Mandalay Deed”), duly executed and acknowledged by Mandalay Owner, conveying the Mandalay Real Property to Mandalay PropCo, and expressly reserving unto Mandalay Owner the Mandalay Excluded Assets; and

(ii) a completed and signed State of Nevada Declaration of Value in the form required by law, and which shall be duly executed by Mandalay Owner and Mandalay PropCo.

Section 2.3 Pre-Closing Events. Prior to the Closing:

(a) (i) MGP OP shall form JV InvestCo, the sole member of which will be MGP OP, and then (ii) MGP OP shall cause JV InvestCo to form the Joint Venture, the sole member of which will be JV InvestCo. MGP OP shall promptly thereafter provide MGM and Sponsor with copies of the filed certificate of formation, as certified by the Secretary of State of Delaware, and a copy of the executed operating agreement of each of JV InvestCo and the Joint Venture, which certificates of formation and operating agreements shall be substantially in the forms attached hereto as Exhibit I.

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(b) Following the Initial Property Contribution, MGM shall cause Grand Owner to effectuate the Grand Transfer and enter into, and deliver to MGP OP its duly executed counterpart of, and MGP OP will enter into, and deliver to MGM its duly executed counterpart of, the Grand Interests Assignment Agreement; and MGM will promptly thereafter provide a copy of such fully executed agreement to Sponsor;

(c) MGP OP shall cause Mandalay PropCo to obtain the Bridge Loan and distribute the proceeds of the Bridge Loan to MGP OP to repay a portion of certain existing debt of MGP OP, as designated by MGP OP.

Section 2.4 MGP Share Purchase.

(a) At the Closing, MGP shall issue and sell the MGP Consideration Shares to Share Purchaser (or any of its designated Affiliates who agree to be bound by Section 7.11(a)) pursuant to MGP’s automatic shelf registration statement on Form S-3 filed with the Commission on May 18, 2017 (File No. 333-218090) or a new automatic shelf registration statement filed prior to the Closing Date to replace MGP’s existing shelf registration statement (the “Registration Statement”), in electronic form via book entry transfer to the accounts maintained by such Share Purchaser’s custodian at The Depository Trust Company (“DTC”), with such accompanying documentation as may be required by Computershare Trust Company, N.A. as transfer agent to effectuate the transfer of such MGP Consideration Shares.

(b) As consideration for the Share Purchase, at the Closing the Share Purchaser shall pay (or cause to be paid) to MGP $150,000,000.00 by wire transfer of immediately available funds to an account or account designated in writing by MGP to Share Purchaser at least three (3) Business Days prior to the Closing Date.

(c) At the Closing, MGP shall deliver to Share Purchaser:

(i) a duly executed certificate from an officer of MGP, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.4(b), 8.4(c) and 8.4(d) have been satisfied (or previously waived in writing by Share Purchaser); and

(ii) a written tax opinion of Weil, Gotshal & Manges LLP, counsel to MGP, (or such other nationally recognized REIT counsel as may be reasonably acceptable to MGP and Share Purchaser) dated as of the Closing Date, substantially in the form of Exhibit S, to the effect that commencing with its taxable year ending December 31, 2016, MGP has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust under the Code (a “REIT”) and its current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion may be subject to customary exceptions, assumptions and qualifications and based upon factual representations contained in an officer’s certificate executed by MGP or an officer thereof upon which counsel to MGP may rely.

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(d) At the Closing, Share Purchaser shall deliver to MGP a duly executed certificate from an officer of Share Purchaser, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.5(b) and 8.5(c) have been satisfied (or previously waived in writing by MGP).

(e) Each of MGP and Share Purchaser agrees to the terms set forth on Annex A hereto.

Section 2.5 Interest Purchase Price. The cash contribution to be made by Sponsor for the Joint Venture Interests shall be an amount equal to the Interest Purchase Price. At the Closing, as consideration for the Joint Venture Interests, Sponsor shall contribute (or shall cause Sponsor JV Member to contribute) the Interest Purchase Price to the Joint Venture and MGP OP and Sponsor shall cause Sponsor’s cash contribution of the Interest Purchase Price to be used entirely to repay a portion of the Bridge Loan. The Parties hereby agree that one or more wire transfers at Closing will clearly reflect the use of Sponsor’s cash contribution of the Interest Purchase Price entirely to repay a portion of the Bridge Loan.

Section 2.6 Issuance and Distribution to MGM. At the Closing, MGP OP shall (a) issue the MGM Consideration OP Units to MGM and (b) distribute to MGM a portion of the proceeds received by MGP OP in the Debt Financing Distribution in the amount of the MGM Cash Amount.

Section 2.7 Closing. Unless otherwise mutually agreed upon by the Parties, the Parties agree that the consummation of the Transactions (the “Closing”) shall take place at 3:00 P.M., New York City time, on February 19, 2020 (as such date may be extended in accordance with this Section 2.7, the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP in New York, New York, or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing. Notwithstanding the foregoing, each of Sponsor and MGP OP shall have the right to extend the Closing Date (the “Initial Closing Date Extension”) to any date that is a Business Day occurring on or prior to March 18, 2020 by providing written notice of such date to each of the other Parties not less than five (5) Business Days prior to the then-scheduled Closing Date. If, but only if, all approvals required from the applicable Gaming Authorities have not been obtained by the then-scheduled Closing Date, the Closing Date will be extended further until the date that is five (5) Business Days after all such required approvals have been obtained, but not beyond the Outside Date. In the event that Sponsor or MGP OP (the “Extending Party”) exercises the Initial Closing Date Extension, unless the Initial Closing Date Extension was necessary to satisfy lender(s) requirements under the Debt Financing Commitment, the Extending Party shall bear one hundred percent (100%) of the incremental loan fees and incremental Debt Financing Hedging Fees payable under the Debt Financing that are incurred as a result of effectuating the Initial Closing Date Extension.

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Section 2.8 Deliveries at the Closing.

On the Closing Date:

(a) MGP OP shall:

(i) enter into, and cause Mandalay Owner and the Joint Venture to enter into, the Closing Date Assignment Agreement, and provide a copy of such fully executed agreement to MGM and Sponsor at the Closing;

(ii) cause JV InvestCo to enter into, and deliver to Sponsor its duly executed counterpart of, the LLC Agreement; and MGP OP shall provide a copy of such executed counterpart to MGM at the Closing;

(iii) cause MGP Guarantor (as defined in the LLC Agreement), JV InvestCo and the Joint Venture to enter into, and deliver to Sponsor their duly executed counterparts of, the Carveout Contribution Agreement; and MGP OP shall provide a copy of such executed counterparts to MGM at the Closing;

(iv) deliver to Sponsor and MGM a duly executed certificate from an officer of MGP OP, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.1(a)(i), 8.1(b)(i) and 8.1(c)(i) and Sections 8.3(a)(ii), 8.3(b)(ii) and 8.3(d)(ii) have been satisfied (or waived by Sponsor and MGM);

(v) distribute all of the proceeds received in the Debt Financing Distribution to MGM and issue the OP Units to MGM;

(vi) enter into, and deliver to the Joint Venture and MGM (with a copy to Sponsor) its duly executed counterpart of, the Tax Protection Agreement;

(vii) cause Mandalay Owner to enter into, and deliver to MGM and the Joint Venture (with a copy to Sponsor) a duly executed counterpart of, the Master Lease Amendment;

(viii) deliver (or cause to be delivered) to the Title Company (with a copy to Sponsor and the Joint Venture) an owner’s title affidavit and non-imputation affidavit with respect to the Mandalay Real Property substantially in the form attached hereto as Exhibit N;

(ix) deliver (or cause to be delivered) to Sponsor an IRS Form W-9 executed by MGP OP and an affidavit that MGP OP is not a “foreign person” within the meaning of Section 1445 of the Code, in substantially the form of Exhibit O attached hereto; and

(x) deliver (or cause to be delivered) to the Parties, as applicable, duly executed counterparts of each of the other applicable Ancillary Documents to which MGP OP or any of its Subsidiaries (other than the Joint Venture) is a party.

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(b) Sponsor shall:

(i) enter into (or cause Sponsor JV Member to enter into), and deliver to JV InvestCo its duly executed counterpart of, the LLC Agreement; and Sponsor shall provide a copy of such executed counterpart to MGM at the Closing;

(ii) enter into (or cause Sponsor JV Member to enter into) and cause Sponsor Guarantor (as defined in the LLC Agreement) to enter into, and deliver to JV InvestCo their duly executed counterparts of, the Carveout Contribution Agreement; and Sponsor shall provide a copy of such executed counterparts to MGM at the Closing;

(iii) deliver to MGP OP and MGM a duly executed certificate from an officer of Sponsor, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.2(a)(i), 8.2(b)(i) and 8.2(d)(i) and Sections 8.3(a)(i), 8.3(b)(i) and 8.3(d)(i) have been satisfied (or waived by MGP OP and MGM);

(iv) deliver (or cause to be delivered) to the Parties, as applicable, duly executed counterparts of each of the other applicable Ancillary Documents to which Sponsor or any of its Affiliates is a party.

(c) MGM shall:

(i) deliver to Sponsor and MGP OP a duly executed certificate from an officer of MGM, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.1(a)(ii), 8.1(b)(ii) and 8.1(c)(ii) and Sections 8.2(a)(ii), 8.2(b)(ii) and 8.2(d)(ii) have been satisfied (or waived by Sponsor and MGP OP);

(ii) cause Master Lease Tenant to enter into, and deliver to MGP OP a duly executed counterpart of, the Master Lease Amendment;

(iii) cause Tenant to enter into, and deliver to Landlord (with a copy to Sponsor) its duly executed counterpart of, the Lease and the Transition Services Agreement;

(iv) cause Tenant to pay to Landlord the Rent and Additional Charges (each as defined in the Lease) due under Article III of the Lease for the pro-rated portion of the month in which Closing occurs;

(v) enter into, and deliver to the Joint Venture and MGP OP (with a copy to Sponsor) its duly executed counterpart of, the Tax Protection Agreement;

(vi) deliver to Landlord (with a copy to Sponsor) the Lease Guaranty, duly executed by MGM;

(vii) enter into, and cause the other MGM Parties (as defined in the Transition Services Agreement) to enter into, and deliver to Landlord (with a copy to Sponsor) duly executed counterparts of, the Transition Services Agreement;

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(viii) deliver to the lender(s) under the Debt Financing the MGM Debt Guaranty; and MGM shall provide a copy of such MGM Debt Guaranty to MGP OP and Sponsor at the Closing;

(ix) deliver to the Title Company (with a copy to Sponsor and the Joint Venture) an owner’s title affidavit and non-imputation affidavit with respect to the Grand Real Property substantially in the form attached hereto as Exhibit N;

(x) if required by the lender(s) under the Debt Financing, cause Tenant to deliver to Landlord (with a copy to Sponsor) a duly executed tenant estoppel, in such form as is reasonably required by such lender(s);

(xi) cause each Operating Subtenant to deliver to Landlord (with a copy to Sponsor) a duly executed attornment agreement, in such form as is reasonably approved by Landlord and Tenant;

(xii) cause Tenant and each Operating Subtenant, as applicable, to deliver to Landlord (with a copy to Sponsor) duly executed counterparts of the Operating Subleases;

(xiii) cause each Operating Subtenant to deliver to Landlord (with a copy to Sponsor) a duly executed counterpart of the Guaranty of Master Lease; and

(xiv) deliver to the Parties, as applicable, duly executed counterparts of each of the other applicable Ancillary Documents to which MGM or any of its Subsidiaries is a party.

(d) MGP OP and Sponsor shall jointly cause the Joint Venture (or cause one or more of the Joint Venture’s wholly-owned Subsidiaries) to:

(i) obtain the Debt Financing and cause proceeds of the Debt Financing to be used to repay the remaining portion of the Bridge Loan in full; and deliver copies of all documents evidencing and/or securing the Debt Financing to MGM;

(ii) cause the Debt Financing Distribution to be distributed to MGP OP;

(iii) enter into, and deliver to MGM and MGP OP its duly executed counterpart of, the Tax Protection Agreement (and provide a copy to Sponsor);

(iv) cause Landlord to enter into, and deliver to Tenant its duly executed counterpart of, the Lease and the Transition Services Agreement; and

(v) deliver to MGM, as applicable, duly executed counterparts of each of the other applicable Ancillary Documents to which the Joint Venture or any of its Subsidiaries is a party.

Section 2.9 Withholding. If MGP OP provides Sponsor with duly executed and valid affidavits or forms as prescribed by Section 2.8(a)(ix), no withholding shall be required hereunder, except to the extent there has been an amendment to the Code or any state or local Tax law enacted after the date hereof. If Sponsor becomes aware of any potential required

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withholding (other than withholding as a result of MGP OP’s failure to provide the affidavits or forms as prescribed by Section 2.8(a)(ix)), Sponsor shall provide MGP OP reasonable notice of such withholding obligation and Sponsor shall be entitled to deduct and withhold any amounts from the consideration payable to MGP OP pursuant to this Agreement that are required to be withheld with respect to the making of any such payment under the Code, or any provision of state, local or foreign applicable Law. To the extent that such amounts are so withheld and paid over to the proper Governmental Entity, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Such Party is a corporation, limited liability company or limited partnership, as applicable, duly organized and validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has all requisite power and authority to carry on its businesses as presently conducted.

(b) Such Party is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the Transactions.

Section 3.2 Authority. Such Party has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Party is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which such Party is a party and the consummation of the Transactions have been (and such Ancillary Documents to which such Party is a party will be) duly authorized by all necessary corporate or other organizational action on the part of such Party, and no other proceeding (including by its equityholders) on the part of such Party is necessary to authorize this Agreement and the Ancillary Documents to which such Party is a party or to consummate the Transactions. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Party is a party will be) duly and validly executed and delivered by such Party and constitute a valid, legal and binding agreement of such Party (assuming this Agreement has been and the Ancillary Documents to which such Party is a party will be duly and validly authorized, executed and delivered by the other Parties hereto and thereto), enforceable against such Party in accordance with their terms, subject to the Bankruptcy and Equity Exception.

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Section 3.3 Consents and Approvals; No Violations. Except as have already been obtained or that will be obtained prior to the Closing, and except as set forth on Schedule 3.3 attached hereto, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Party of this Agreement or the Ancillary Documents to which such Party is a party or the consummation by such Party of the Transactions, except for those the failure of which to obtain or make would not prevent or materially delay the Closing (and in no event beyond the Outside Date) or reasonably be expected to have a material adverse effect on Grand PropCo, Mandalay PropCo or the Real Property. Except as set forth on Schedule 3.3 attached hereto, neither the execution, delivery and performance by such Party of this Agreement or the Ancillary Documents to which such Party is a party nor the consummation by such Party of the Transactions will (a) conflict with or result in any breach of any provision of such Party’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which such Party is a party, in each case, which would have a material adverse effect on such Party, or (c) violate any Order of any Governmental Entity having jurisdiction over such Party, which in the case of any of clauses (b) through (c) above, would prevent or materially delay the Closing (and in no event beyond the Outside Date) or reasonably be expected to have a material adverse effect on Grand PropCo, Mandalay PropCo or the Real Property.

Section 3.4 Independent Investigation. Such Party has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of Grand Owner, Mandalay Owner, the Joint Venture, the Real Property and the Membership Interests, and such Party acknowledges that such Party has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the other Parties for such purpose. Such Party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, such Party has relied solely upon its own investigation and the express representations and warranties set forth in this Agreement and in the Ancillary Documents; (b) no one has made any representations to such Party except as specifically set forth in this Agreement and in the Ancillary Documents; and (c) such Party is not relying upon any advice from any other Party.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF MGP OP

MGP OP hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1 Organization and Qualification.

(a) Mandalay Owner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, in good standing under the Laws of the State of Nevada and has all necessary company power and authority to own the properties and assets then owned by it and to carry on its business as it is then conducted. Mandalay PropCo will be, at Closing and all times prior to Closing, a disregarded entity for U.S. federal income tax purposes.

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(b) Grand PropCo will be, from and after the Grand Transfer and as of the Closing Date, a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, in good standing under the Laws of the State of Nevada and will have, from and after the Grand Transfer and as of the Closing Date, all necessary company power and authority to own the properties and assets then owned by it and to carry on its business as it is then conducted. Grand PropCo will be, at the Closing and from and after the Grand Transfer, a disregarded entity for U.S. federal income tax purposes.

Section 4.2 Membership Interests. At the Closing, (i) upon the completion by MGM of the transactions described in Sections 2.1 and 2.3(b), the Joint Venture (or a direct or indirect wholly-owned Subsidiary thereof) will own all of the issued and outstanding limited liability company membership interests of Grand PropCo and Mandalay PropCo free and clear of any Encumbrances (other than Permitted Encumbrances), and (ii) there will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the limited liability company interests of Grand PropCo or Mandalay PropCo or obligating Grand PropCo or Mandalay PropCo to issue or sell any of its limited liability company interests.

Section 4.3 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of MGP OP, except for Evercore Group L.L.C., Morgan Stanley & Co. LLC and Rockefeller Financial LLC, which will be paid solely by MGP OP.

Section 4.4 Undisclosed Liabilities. At the Closing, (i) Mandalay Owner will have no Liabilities with respect to the Mandalay Real Property other than Liabilities incurred in the ordinary course of ownership of the Mandalay Real Property and for which MGM or Tenant will be responsible for pursuant to Section 7.8 of this Agreement and (ii) Mandalay PropCo will have no Liabilities with respect to the Mandalay Real Property other than Liabilities (a) to be borne by Tenant under the Lease or (b) incurred in the ordinary course of ownership of the Mandalay Real Property and for which MGM or Tenant will be responsible for pursuant to Section 7.8 of this Agreement. At Closing, Grand PropCo and Mandalay PropCo will have no Liabilities for Taxes (other than Taxes which are payable by Tenant under the Lease).

Section 4.5 No Options. Neither MGP OP nor its Affiliates has granted any options to any Person to purchase or otherwise acquire (including any right of first offer or right of first refusal to purchase or otherwise acquire) the Real Property.

Section 4.6 No Notices. Except as set forth on Schedule 4.6 attached hereto, neither MGP OP nor any of its Affiliates has received written notice from any Governmental Entity that there are any Condemnation proceedings pending or threatened against the Mandalay Real Property or any portion thereof.

Section 4.7 No Default. Except as set forth on Schedule 4.7 attached hereto, neither MGP OP nor any of its Affiliates has received any written notice of default under any covenant, easement, restriction or other recorded agreement affecting or encumbering the Mandalay Real Property or any portion thereof that remains outstanding and uncured beyond any applicable cure period, in each case, that would have a material adverse effect on the Mandalay Real Property.

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Section 4.8 No Legal Actions. Except as set forth on Schedule 4.8 attached hereto, there is no pending legal action, complaint, suit or other litigation (whether at law or in equity, whether civil or criminal), or any pending or ongoing inquiry, proceeding or investigation by or before a Governmental Entity, which would be reasonably likely to have a material adverse effect on (i) the ability of MGP OP to perform its obligations hereunder or (ii) the ownership or operation of the Mandalay Real Property.

Section 4.9 Compliance.

(a) Neither MGP OP nor any of its Subsidiaries, nor, to its knowledge, any of its officers, directors, employees or agents, in their capacity as such, is in violation of any applicable Laws relating to anti-corruption, anti-bribery, terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended (the “PATRIOT Act”), and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”).

(b) Neither MGP OP nor any of its Subsidiaries, nor, to its knowledge, any of its officers, directors, employees or agents, in their capacity as such, is acting, directly or, to MGP OP’s knowledge, indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on the Annex to the Executive Order, or on behalf of any individual or entity included on any list maintained by any agency or department of the United States Government of Persons, organizations or entities subject to comprehensive international trade, export, import or transactions restrictions, controls or prohibitions, including, without limitation, (i) the Denied Persons List and the Entities List maintained by the United States Department of Commerce, (ii) the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List maintained by OFAC and (iii) the Foreign Terrorist Organizations List and Debarred Parties List maintained by the United States Department of State (“Government Lists”).

(c) Neither MGP OP nor any of its Subsidiaries that owns any direct or indirect interest in the Mandalay Real Property is named on a Government List, or is acting for or on behalf of any country or territory which is the target of comprehensive economic sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

Section 4.10 ERISA. MGP OP is not, and no portion of the Mandalay Real Property constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations thereunder.

Section 4.11 Conflicts Committee Approval. Prior to the date hereof, the conflicts committee of the board of directors of MGP, by unanimous approval of the members of such conflicts committee, has approved, and recommended to the board of directors of MGP that it approve and authorize the execution and delivery of, this Agreement and the Ancillary Documents to which MGP and/or any of its Subsidiaries is a party and the consummation of the Transactions, such approval constituting “Special Approval” as defined in that certain Amended and Restated Limited Liability Company Agreement of MGP, dated as of April 18, 2016 (as amended, supplemented or otherwise modified from time to time).

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Section 4.12 Gaming.

(a) MGP OP and each MGP Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “MGP Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “MGP Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with all applicable Gaming Laws in the jurisdictions in which the MGP Licensed Parties currently own and lease real estate to a casino operator (the “MGP Related Party Permits”) and are in material compliance with the terms of the MGP Related Party Permits.

(b) None of MGP OP, any MGP Licensed Party or, to MGP OP’s knowledge, any other MGP Related Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except where such negative outcome would not reasonably be expected to prevent or delay the ability of MGP OP to consummate the Transactions. None of MGP OP, any MGP Licensed Party or, to MGP OP’s knowledge, any other MGP Related Party has received notice of any proceeding or review by any Governmental Entity under any Gaming Law with respect to MGP OP, any MGP Licensed Party or, to MGP OP’s knowledge, any other MGP Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To MGP OP’s knowledge, with respect to MGP OP and the MGP Related Parties only, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of MGP OP to consummate the Transactions. Neither MGP OP nor any MGP Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the MGP Licensed Parties in each of the jurisdictions in which the MGP Licensed Parties own or operate gaming facilities.

Section 4.13 Employees. Each of Grand PropCo (from and after the Grand Transfer only) and Mandalay PropCo (a) has never employed or engaged any individuals at any time, (b) does not sponsor, maintain, contribute to (or have any obligation to contribute to), or have any Liabilities (or, in the case of any Employee Benefit Plan subject to Title IV of ERISA, current liabilities) with respect to, any Employee Benefit Plan, and (c) except as set forth on Schedule 4.13, is not subject to any Liabilities imposed under Title IV of ERISA to which the Joint Venture may be subject following the Closing.

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Section 4.14 Joint Venture. At the Closing, the capitalization of the Joint Venture will be as set forth in the LLC Agreement and the members of the Joint Venture will hold all of the issued and outstanding limited liability company membership interests of the Joint Venture, as set forth in the LLC Agreement. At the Closing, there will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the limited liability company interests of, or any other interest in, the Joint Venture or obligating the Joint Venture to issue or sell any limited liability company interests of the Joint Venture, except to the extent set forth in the LLC Agreement and except as may have been created by Sponsor or any of its Affiliates.

Section 4.15 Taxes. There are no outstanding or pending contests or disputes with respect to the amount or payment of any Taxes with respect to the Mandalay Real Property, Mandalay PropCo or the Joint Venture. Except as disclosed in the Title Policies, there have been and are no supplemental or special Tax assessments levied, MGP OP has not received any written notice of any supplemental or special Tax or Tax assessment to be levied (and MGP OP does not have any knowledge that a supplemental or special Tax or assessment is contemplated), in each case with respect to the Mandalay Real Property. For U.S. federal income tax purposes JV InvestCo and the Joint Venture will each be, at Closing and all times prior to Closing, a disregarded entity wholly owned, directly or indirectly, by MGP OP.

Section 4.16 Mandalay Water Rights. To MGP OP’s knowledge, the Mandalay Water Rights are the only such rights for the beneficial use of water (excluding, for the purposes of clarity, water delivered to the Mandalay Real Property by the Las Vegas Valley Water District) needed to operate and maintain the uses on the Mandalay Real Property for which the Mandalay Water Rights have been permitted and/or certificated, in accordance with the Operating Standard. To MGP OP’s knowledge, no other water rights, including the Mandalay Reserved Water Rights (as defined on Schedule 1-B) (but, excluding, for the purposes of clarity, water delivered to the Mandalay Real Property by the Las Vegas Valley Water District) are reasonably necessary for any future planned operations of the Mandalay Real Property.

Section 4.17 No Other Representations and Warranties. Except for the representations and warranties contained in Article III, this Article IV and in the Ancillary Documents, MGP OP has not made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of MGP OP in connection with the Transactions, including any representation or warranty as to the accuracy or completeness of any information regarding the Real Property (or any portion thereof) furnished or made available to the other Parties or as to the future revenue, profitability or success of the Real Property (or any portion thereof).

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ARTICLE V

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1 Sufficiency of Funds. Sponsor will have at the Closing all funds necessary to pay the Interest Purchase Price and all other necessary fees, expenses and other amounts payable by Sponsor in connection with the consummation of the Transactions. Sponsor acknowledges and agrees that its obligations under this Agreement and any Ancillary Documents, including its obligations to consummate the Closing, are not contingent upon its receipt of any financing of any kind.

Section 5.2 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Sponsor, except for Citigroup Global Markets Inc., which will be paid solely by Sponsor.

Section 5.3 Compliance.

(a) Neither Sponsor, Sponsor Guarantor nor any of Sponsor’s or Sponsor Guarantor’s Subsidiaries, nor, to Sponsor’s knowledge, any of their respective officers, directors, employees or agents, in their capacity as such, is in violation of any applicable Laws relating to anti-corruption, anti-bribery, terrorism, money laundering, the PATRIOT Act or the Executive Order.

(b) Neither Sponsor, Sponsor Guarantor nor any of Sponsor’s or Sponsor Guarantor’s Subsidiaries, nor, to Sponsor’s knowledge, any of their respective officers, directors, employees or agents, in their capacity as such, is acting, directly or, to Sponsor’s knowledge, indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or on behalf of any individual or entity included on any list maintained by any agency or department of the United States Government of persons, organizations or entities subject to comprehensive international trade, export, import or transactions restrictions, controls or prohibitions, including, without limitation, the Government Lists.

(c) Neither Sponsor, Sponsor Guarantor nor any of Sponsor’s or Sponsor Guarantor’s Affiliates that owns any direct or indirect interest in Sponsor or Sponsor Guarantor is named on a Government List, or is acting for or on behalf of any country or territory which is the target of comprehensive economic sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

Section 5.4 Gaming.

(a) Sponsor and each Sponsor Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “Sponsor Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under

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applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “Sponsor Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with all applicable Gaming Laws in the jurisdictions in which the Sponsor Licensed Parties currently own and lease real estate to a casino operator (the “Sponsor Related Party Permits”) and are in material compliance with the terms of the Sponsor Related Party Permits.

(b) None of Sponsor, any Sponsor Licensed Party or, to Sponsor’s knowledge, any other Sponsor Related Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except where such negative outcome would not reasonably be expected to prevent or delay the ability of Sponsor to consummate the Transactions. None of Sponsor, any Sponsor Licensed Party or, to Sponsor’s knowledge, any other Sponsor Related Party has received notice of any proceeding or review by any Governmental Entity under any Gaming Law with respect to Sponsor, any Sponsor Licensed Party or, to Sponsor’s knowledge, any other Sponsor Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To Sponsor’s knowledge, with respect to Sponsor and the Sponsor Related Parties only, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of Sponsor to consummate the Transactions. Neither Sponsor nor any Sponsor Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the Sponsor Licensed Parties in each of the jurisdictions in which the Sponsor Licensed Parties own or operate gaming facilities.

Section 5.5 Sponsor Guaranty. Concurrently with the execution of this Agreement, Sponsor has delivered to MGM and MGP OP the Sponsor Guaranty, dated as of the date of this Agreement. The Sponsor Guaranty is in full force and effect and, subject to the Bankruptcy and Equity Exception, is a valid and binding obligation of Sponsor Guarantor and enforceable against Sponsor Guarantor in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Sponsor Guarantor under the Sponsor Guaranty.

Section 5.6 No Other Representations and Warranties. Except for the representations and warranties contained in Article III, this Article V and in the Ancillary Documents, Sponsor has not made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sponsor in connection with the Transactions.

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ARTICLE VI

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF MGM

MGM hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 6.1 Organization and Qualification. Grand Owner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada, and will have, as of the Closing Date, all necessary company power and authority to own the properties and assets then owned by it and to carry on its business as it is then conducted. Grand PropCo is and will be, as of the Closing Date and prior to the Grand Transfer, a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, in good standing under the Laws of the State of Nevada and will have, as of the Closing Date and prior to the Grand Transfer, all necessary company power and authority to own the properties and assets then owned by it and to carry on its business as it is then conducted. Grand PropCo will be, at Closing and all times prior to the Grand Transfer, a disregarded entity for U.S. federal income tax purposes.

Section 6.2 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of MGM, except for PJT Partners and J.P. Morgan, which will be paid solely by MGM.

Section 6.3 Undisclosed Liabilities. At the Closing, (i) Grand Owner will have no Liabilities incurred with respect to the Grand Real Property other than Liabilities (a) to be borne by Tenant under the Lease or (b) incurred in the ordinary course of operation of the Grand Real Property and (ii) Grand PropCo will have no Liabilities incurred with respect to the Grand Real Property other than Liabilities (a) to be borne by Tenant under the Lease or (b) incurred in the ordinary course of ownership of the Grand Real Property and for which MGM or Tenant will be responsible for pursuant to Section 7.8 of this Agreement.

Section 6.4 No Options. Neither MGM nor its Affiliates has granted any options to any Person to purchase or otherwise acquire (including any right of first offer or right of first refusal to purchase or otherwise acquire) the Grand Real Property.

Section 6.5 No Notices. Except as set forth on Schedule 6.5 attached hereto, neither MGM nor any of its Affiliates has received written notice from any Governmental Entity that there are any Condemnation proceedings pending or threatened against the Grand Real Property or any portion thereof.

Section 6.6 No Default. Except as set forth on Schedule 6.6 attached hereto, neither MGM nor any of its Affiliates has received any written notice of default under any covenant, easement, restriction or other recorded agreement affecting or encumbering the Grand Real Property or any portion thereof that remains outstanding and uncured beyond any applicable cure period, in each case, that would have a material adverse effect on the Grand Real Property.

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Section 6.7 No Legal Actions. Except as set forth on Schedule 6.7 attached hereto, there is no pending legal action, complaint, suit or other litigation (whether at law or in equity, whether civil or criminal), or any pending inquiry, proceeding or investigation by or before a Governmental Entity, which would be reasonably likely to have a material adverse effect on (i) the ability of MGM to perform its obligations hereunder or (ii) the ownership or operation of the Grand Real Property.

Section 6.8 Compliance.

(a) Neither MGM nor any of its Subsidiaries, nor, to its knowledge, any of its officers, directors, employees or agents, in their capacity as such, is in violation of any applicable Laws relating to anti-corruption, anti-bribery, terrorism, money laundering, the PATRIOT Act or the Executive Order.

(b) Neither MGM nor any of its Subsidiaries, nor, to its knowledge, any of its officers, directors, employees or agents, in their capacity as such, is acting, directly or, to MGM’s knowledge, indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on the Annex to the Executive Order, or on behalf of any individual or entity included on any list maintained by any agency or department of the United States Government of Persons, organizations or entities subject to comprehensive international trade, export, import or transactions restrictions, controls or prohibitions, including, without limitation, the Government Lists.

(c) Neither MGM nor any of its Subsidiaries that owns any direct or indirect interest in the Grand Real Property is named on a Government List, or is acting for or on behalf of any country or territory which is the target of comprehensive economic sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

Section 6.9 ERISA. MGM is not, and no portion of the Grand Real Property constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of ERISA, and the regulations thereunder.

Section 6.10 Gaming.

(a) MGM and each MGM Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “MGM Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “MGM Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with all applicable Gaming Laws in the jurisdictions in which the MGM Licensed Parties currently own and lease real estate to a casino operator (the “MGM Related Party Permits”) and are in material compliance with the terms of the MGM Related Party Permits.

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(b) None of MGM, any MGM Licensed Party or, to MGM’s knowledge, any other MGM Related Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except where such negative outcome would not reasonably be expected to prevent or delay the ability of MGM to consummate the Transactions. None of MGM, any MGM Licensed Party or, to MGM’s knowledge, any other MGM Related Party has received notice of any proceeding or review by any Governmental Entity under any Gaming Law with respect to MGM, any MGM Licensed Party or, to MGM’s knowledge, any other MGM Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To MGM’s knowledge, with respect to MGM and the MGM Related Parties only, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of MGM to consummate the Transactions. Neither MGM nor any MGM Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the MGM Licensed Parties in each of the jurisdictions in which the MGM Licensed Parties own or operate gaming facilities.

Section 6.11 Employees. Prior to the Grand Transfer only, Grand PropCo (a) has never employed or engaged any individuals at any time, (b) does not sponsor, maintain, contribute to (or have any obligation to contribute to), or have any Liabilities (or, in the case of any Employee Benefit Plan subject to Title IV of ERISA, current liabilities) with respect to, any Employee Benefit Plan, and (c) except as set forth on Schedule 6.11, is not subject to any Liabilities imposed under Title IV of ERISA to which the Joint Venture may be subject following the Closing.

Section 6.12 Collective Bargaining Agreements. Except as set forth on Schedule 6.12 attached hereto, there are no collective bargaining agreements or other labor union contracts relating to the Real Property that will be binding on the Joint Venture or its Subsidiaries following the Closing.

Section 6.13 Taxes. There are no outstanding or pending contests or disputes with respect to the amount or payment of any Taxes with respect to the Grand Real Property or Grand PropCo. Except as disclosed in the Title Policies, there have been and are no supplemental or special Tax assessments levied, MGM has not received any written notice of any supplemental or special Tax or Tax assessment to be levied (and MGM does not have any knowledge that a supplemental or special Tax or assessment is contemplated), in each case with respect to the Grand Real Property.

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Section 6.14 Financial Statements. MGM has furnished Sponsor and MGP OP with true and correct copies of the financial reports listed in Schedule 6.14-A attached hereto (collectively, the “MGM Financial Reports”). Except for certain assets and liabilities relating to such assets and liabilities and stock compensation expense accounted for on a centralized basis by an Affiliate of MGM set forth on Schedule 6.14-B, the MGM Financial Reports are true, correct and complete in all material respects, have been prepared in accordance with the United States generally accepted accounting principles, where applicable, applied consistently with past practices and fairly present the results of operations shown thereon for the period covered thereby in all material respects (subject, in the case of unaudited financial reports, to the absence of, statements of cash flows, statements of equity, footnotes and normal adjustments and to any other adjustments described therein, so long as such adjustments are not material, individually or in the aggregate). MGM has provided to Sponsor and MGP OP in the Data Room a correct and complete copy of the MGM Financial Reports.

Section 6.15 Grand Water Rights. To MGM’s knowledge, the Grand Water Rights are the only such rights for the beneficial use of water (excluding, for the purposes of clarity, water delivered to the Grand Real Property by the Las Vegas Valley Water District) needed to operate and maintain the uses on the Grand Real Property for which the Grand Water Rights have been permitted and/or certificated, in accordance with the Operating Standard. To MGM’s knowledge, no other water rights (but, excluding, for the purposes of clarity, water delivered to the Grand Real Property by the Las Vegas Valley Water District) (x) have been used in connection with the Grand Real Property in the past five (5) years or (y) are reasonably necessary for any future planned operations of the Grand Real Property.

Section 6.16 Leases. There are no leases of space in the Real Property or other agreements to manage all or any portion of the Real Property that will be in force from and after the Closing Date other than the Existing Leases and the Existing Management Agreements, except for any leases or other occupancy agreements with a term of less than one year (including renewal terms) and/or demising less than 1,000 square feet of space at the Real Property. To MGM’s knowledge, there are no leases of space in the Real Property demising less than 1,000 square feet of space, except as set forth on Schedule 10 to the Lease. To MGM’s knowledge, true, correct and complete (other than in de minimis respects) copies of all Existing Leases and Existing Management Agreements were provided to Sponsor and are listed on Schedule 10 to the Lease and Schedule 11 to the Lease, respectively, except for any leases or other occupancy agreements with a term of less than one year (including renewal terms) and/or demising less than 1,000 square feet of space at the Real Property. MGM has not entered into a non-disturbance agreement with respect to any Existing Lease or Existing Management Agreement that would be binding upon Landlord upon the expiration or earlier termination of the Lease, except as set forth on Schedule 10 to the Lease or Schedule 11 to the Lease.

Section 6.17 No Other Representations and Warranties. Except for the representations and warranties contained in Article III, this Article VI and in the Ancillary Documents, MGM has not made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of MGM in connection with the Transactions, including any representation or warranty as to the accuracy or completeness of any information regarding the Real Property (or any portion thereof) furnished or made available to the other Parties or as to the future revenue, profitability or success of the Real Property (or any portion thereof).

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ARTICLE VII

COVENANTS

Section 7.1 Debt Financing.

(a) MGP OP and Sponsor shall be jointly responsible for pursuing and obtaining the Debt Financing on behalf of the Joint Venture and pursuing the satisfaction of the conditions precedent set forth in the Debt Financing Commitment; provided that, Sponsor shall have the authority to manage the day to day pursuit of the Debt Financing and negotiation of the definitive documentation, subject to MGP OP’s cooperation (as further set forth in Section 7.1(b)) and reasonable approval of the definitive documentation of the Debt Financing as contemplated by the Debt Financing Commitment. MGM shall have no obligation with respect to the Debt Financing, except with respect to (i) the delivery of the MGM Debt Guaranty and (ii) MGM’s required cooperation as set forth in Section 7.1(b). MGP OP and Sponsor agree that they will each (w) fund or contribute (or will cause to be funded or contributed) equity and/or property into the Joint Venture in accordance with the terms of LLC Agreement for the purpose of paying all fees, costs and expenses incurred by the Joint Venture in connection with obtaining the Debt Financing, (x) deliver the organizational documents and “know your customer” requirements with respect to it and its Subsidiaries which are contemplated by the Debt Financing Commitment and reasonably required by the lender(s), (y) review and negotiate in good faith and within reasonable timeframes the definitive loan documents contemplated by the Debt Financing Commitment, and (z) execute and deliver such loan documents which have been reasonably approved by Sponsor and MGP OP (collectively, the “Material Debt Financing Obligations”).

(b) MGP OP and MGM agree to provide, and shall use their commercially reasonable efforts to cause their respective officers, employees and advisors to provide, reasonable cooperation that is customary and proper in connection with the efforts to arrange the Debt Financing, as may be reasonably requested by them upon reasonable advance notice from Sponsor (provided that such requested cooperation (i) is consistent with applicable Law, (ii) does not substantially and unreasonably interfere with the ongoing operations of MGP OP or MGM or their Affiliates, and (iii) solely with respect to MGM, does not require any out-of-pocket cost not reimbursable by MGP OP and Sponsor under this Agreement), including (a) furnishing the Joint Venture’s financing sources with pertinent and customary financial information regarding the Real Property and the operations thereof by MGM or MGP OP as may be reasonably requested by the Joint Venture’s financing sources; provided that, solely with respect to MGM, MGM shall only be obligated to deliver such financial information to the extent (A) it may be reasonably derived or obtained from the books and records of MGM without undue effort and at no out-of-pocket expense to MGM and (B) that Sponsor has received a reasonable request for such financial information from the lender(s) in connection with the Debt Financing; (b) making appropriate officers of MGP OP and MGM available for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing all at times to be mutually agreed by the Parties; (c) reasonably assisting the Joint Venture’s financing sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that, solely with respect to MGM, MGM shall have no personal or direct liability with respect to the foregoing; (d) reasonably cooperating with

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the marketing efforts of the Joint Venture’s financing sources in connection with the Debt Financing; (e) providing timely and reasonable access during normal business hours to diligence materials, appropriate personnel and properties to allow sources of financing and their representatives to complete all customary due diligence; (f) providing reasonable assistance with respect to the review and granting of mortgages and security interests as collateral for the Debt Financing; (g) furnishing the Joint Venture’s financing sources with documents or other information reasonably required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations; and (h) furnishing customary CMBS legal opinions (including delivering certifications required by the law firms providing such legal opinions) solely with respect to MGP OP and MGM, as may be reasonably required by the Joint Venture’s financing sources, provided that such opinions and certifications of MGP OP and MGM shall be limited to those set forth on Schedule 7.1(b)(h); (i) customary evidence of authority, customary officer’s certificates, customary lien searches with respect to MGM, MGP OP and their Subsidiaries; and (j) requesting and using commercially reasonable efforts to pursue those certain estoppels, subordination agreements, subordination and non-disturbance agreements and/or certificates from the applicable counterparties, in form and substance reasonably satisfactory to the Joint Venture’s financing sources, as described on Schedule 7.1(b)(j) (it being understood that the obtaining of any estoppels, subordination agreements, subordination and non-disturbance agreements and/or certificates shall not be a condition precedent to Sponsor or MGP OP consummating the Closing and in no event shall MGM or MGP OP have any liability or responsibility whatsoever if any of the foregoing cannot be obtained); provided that, notwithstanding the foregoing, solely with respect to MGM, MGM will not be required, in connection with the Debt Financing or otherwise, to: (i) pay or incur any commitment, other fee, obligation or liability prior to, at or after the Closing; (ii) except as otherwise expressly provided in this Agreement, incur any out-of-pocket cost or expense unless such cost or expense is reimbursed by MGP OP and Sponsor in proportion to their respective ownership percentages in the Joint Venture; (iii) be personally or directly liable for or assume any obligation with respect to the Debt Financing (other than under the MGM Debt Guaranty); (iv) provide, or cause to be provided, any information or take any action that would result in a violation of applicable Law or loss of any legal privilege or disclose any information that MGM deems to be confidential or privileged; or (v) cause any representation or warranty of MGM hereunder to be breached or any closing condition to fail to be satisfied, unless irrevocably waived by each of MGP OP and Sponsor; provided, further, that, notwithstanding the foregoing or anything to the contrary contained in this Agreement, except as provided in Section 7.7(h), prior to Closing, Sponsor (or its Affiliates) shall be solely responsible and liable for any commitment, other fees, obligations or liabilities required to be incurred in connection with the Debt Financing, including, without limitation, the legal fees and expenses of MGP OP, Sponsor and the Joint Venture incurred with respect to the Debt Financing (collectively, the “Debt Financing Costs”) and MGP OP will not be required to pay or otherwise incur any Debt Financing Costs, all of which shall be reimbursed to Sponsor by the Joint Venture at Closing.

(c) Each of MGP OP and Sponsor shall jointly and severally indemnify, defend, and hold harmless MGM and the MGM Indemnitees from and against any and all Losses suffered or incurred by them in connection with (A) any action taken by them at the request of MGP OP or Sponsor in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith (other than information prepared and provided by MGM in

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writing specifically for use in connection with the Debt Financing). Nothing contained in this Agreement or otherwise shall require MGM to be an issuer, guarantor or other obligor with respect to the Debt Financing (except for the MGM Debt Guaranty). Each of MGP OP and Sponsor acknowledges and agrees that its obligation to effect the Closing is not in any way conditioned upon the availability or closing of the Debt Financing (or any alternative financing arrangement).

(d) Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Party under this Section 7.1 shall be deemed satisfied unless such Party has materially breached its obligations under this Section 7.1 and such breach is the direct and proximate cause of the Joint Venture’s failure to obtain the Debt Financing in accordance with the terms of this Agreement.

Section 7.2 Conduct Prior to the Closing. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1:

(a) Except as otherwise expressly provided in this Agreement, required by Law or as consented to in writing by MGM and Sponsor, MGP OP shall cause Mandalay Owner and its Subsidiaries to, (i) other than as set forth on Schedule 7.2(a), not take any action with respect to the Mandalay Real Property that would require Landlord’s consent under the Lease if such Lease were in effect and (ii) conduct its business in the ordinary course of business except as is reasonably necessary for MGP to maintain its qualification as a REIT under the Code; provided that before Mandalay Owner and its Subsidiaries may take any action outside the ordinary course of business reasonably necessary for MGP to maintain its qualification as a REIT, MGP shall consult with MGM and Sponsor as to the actions to be taken. To the extent Landlord, under the Lease, will be bound to be reasonable in granting any such consent following the Closing to any such action, MGM and Sponsor shall not unreasonably withhold, condition or delay such consent.

(b) Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by MGP OP and Sponsor, MGM shall cause Grand Owner and its Subsidiaries to, (i) other than as set forth on Schedule 7.2(b), not take any action with respect to the Grand Real Property that would require Landlord’s consent under the Lease if such Lease were in effect and (ii) conduct its business in the ordinary course of business. To the extent Landlord, under the Lease, will be bound to be reasonable in granting any such consent following the Closing to any such action, MGP OP and Sponsor shall not unreasonably withhold, condition or delay such consent.

(c) Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by MGM and Sponsor (which consent shall not be unreasonably withheld, conditioned or delayed), MGP OP shall cause the Joint Venture to (i) not take any action that would require Sponsor’s or Sponsor JV Member’s consent under the LLC Agreement if the LLC Agreement were in effect and (ii) conduct no business other than pursuit of the Closing.

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(d) Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by Sponsor, MGP OP shall continue to pay or cause to be paid all Taxes with respect to the Joint Venture and Mandalay PropCo before the same become delinquent (except for tax contests which would be permitted under the Lease if the Lease were in effect). MGP OP shall not take any action (or fail to take any action) if such action (or failure to take action) could cause Grand PropCo, Mandalay PropCo or the Joint Venture (prior to the Closing) to not be treated as a disregarded entity for federal income tax purposes.

(e) Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by Sponsor and MGP OP, MGM shall continue to pay or cause to be paid all Taxes with respect to the ownership and operation of the Real Property and with respect to Grand PropCo before the same become delinquent (except for tax contests which would be permitted under the Lease if the Lease were in effect). MGM shall not take any action (or fail to take any action) if such action (or failure to take action) could cause Grand PropCo to not be treated as a disregarded entity for federal income tax purposes.

(f) Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by Sponsor or MGP OP, MGM shall not take any action which would be in violation of Tenant’s obligations under the Lease if the Lease were in effect.

(g) Neither MGM nor MGP OP nor any agent, partner, employee, director or subsidiary or Affiliate of MGM or MGP OP shall accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, recapitalization, restructuring, disposition or other similar transaction involving all or any material part of the Real Property (whether directly or indirectly); provided, that nothing in this Section 7.2(g) shall prohibit any discussions among MGM and MGP OP, and their respective agents, partners, employees, directors or Affiliates with respect to the Transactions.

(h) Except as otherwise required by Law, prior to the Grand Transfer, MGM shall cause Grand PropCo to (i) not employ or engage any individuals, (ii) not establish, enter into, or otherwise incur any Liabilities with respect to any Employee Benefit Plan, and (iii) not become party to a collective bargaining agreement or similar union contract.

(i) Except as otherwise required by Law, MGM shall cause Grand PropCo (but only with respect to Grand PropCo for the period prior to the Grand Transfer) and MGP OP shall cause each of Grand PropCo (but only from and after the Grand Transfer) and Mandalay PropCo to (i) not employ or engage any individuals, (ii) not establish, enter into, or otherwise incur any Liabilities with respect to any Employee Benefit Plan, and (iii) not become party to a collective bargaining agreement or similar union contract.

(j) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that Sponsor shall take the lead role in procuring the initial PLL (as defined in the Lease) policy required to be in effect as of the Closing Date under the terms of the Lease, with the cost of such initial PLL policy to be paid by Tenant as provided in the Lease; provided that, if Sponsor is unable to procure such PLL policy at least three (3) Business Days prior to Closing, the Parties will cooperate to discuss and agree upon reasonable modifications to the requirements in the Lease with respect to the PLL policy in order reflect the terms of the PLL policy that can be procured as of Closing.

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Section 7.3 Efforts to Consummate. Subject to the terms and conditions set forth in this Agreement, the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions.

Section 7.4 Public Announcements. Each Party shall consult with one another and seek each other’s prior written consent prior to issuing any press release, or otherwise making any public statements, with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided that, each Party may make such announcement which such Party believes in good faith, based on advice of counsel, is necessary in connection with any requirement of law or requirements of the Commission or any securities exchange, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance if timing reasonably permits such Party to do so (and, if such announcement is not provided in advance by a Party because the required timing does not permit such Party to do so, then such Party shall provide such announcement promptly thereafter). Notwithstanding the foregoing, nothing herein shall limit the right of a Party or any of their respective Affiliates to publicly disclose the Transactions or otherwise make public statements regarding the Transactions that are consistent with prior disclosures and/or statements by such Party regarding similar transactions.

Section 7.5 Governmental and Regulatory Approvals and Other Third Party Consents.

(a) Each Party shall use its reasonable best efforts to obtain, or cause to be obtained as promptly as reasonably practicable after the date hereof, all consents, authorizations, orders and approvals from all third parties, including Governmental Entities, that are necessary or advisable to be obtained to consummate the Transactions, including with respect to Gaming Laws, including, for the avoidance of doubt, providing information with respect to the execution and filing of any submissions in respect thereof and participating in meetings with the applicable Gaming Authorities or other applicable Governmental Entities. Each Party shall cooperate with each other Party and each other Party’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals (including supplying each other Party with any information which may be required in order to obtain such consents, authorizations, orders and approvals, and responding as promptly as practicable and advisable to any inquiry or request received from any Governmental Entity for additional information or documentation) and, once obtained, shall comply with the terms and conditions of such consents, authorizations, orders and approvals.

(b) Each Party agrees (i) to make (or cause its ultimate parent entities to make), to the extent applicable, an appropriate filing pursuant to each applicable Gaming Law within two (2) Business Days following the date of this Agreement and (ii) to respond as promptly as possible to any request for information from any Gaming Authority or other applicable Governmental Entities.

(c) Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to, or filing with, any Governmental Entity with respect to the Transactions, each Party shall provide each other Party with drafts thereof, afford each other Party a reasonable opportunity to comment on such drafts and

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incorporate each other Party’s reasonable comments. To the extent relating to the Transactions, each of the Parties shall, and shall cause their respective Affiliates to, (i) each use its respective reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities, including Gaming Authorities, (ii) permit, to the extent permitted, each other Party to participate in any meetings or conference calls with any Governmental Entity and (iii) promptly notify each other Party following (x) receipt of any comments, requests or other material communications (whether written or oral) from any Governmental Entity (and provide to each other Party copies of any written communications so received) and (y) receipt of any threatened action, suit, arbitration, investigation or other proceeding. Notwithstanding anything in this Agreement to the contrary, MGM shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or non-actions from Governmental Entities in connection with the Transactions, including all matters related to timing, and MGP OP and Sponsor shall take all reasonable actions to support MGM in connection therewith, provided that, MGM shall take no action in pursuit of the foregoing with respect to any Sponsor Licensed Party which will be binding upon such Sponsor Licensed Party or an Affiliate of Sponsor.

(d) Notwithstanding anything to the contrary herein, nothing in this Section 7.5 or elsewhere in this Agreement shall require Sponsor or Share Purchaser to take or agree to take any action with respect to any of their Affiliates, including selling, divesting or otherwise disposing of, conveying, licensing, holding separate, or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses, investments, or assets, or interests therein, other than with respect to the Joint Venture.

Section 7.6 Casualty and Condemnation.

(a) If at any time prior to the Closing, (i) the Real Property or any portion thereof is damaged or destroyed as a result of any Casualty Event or (ii) any Condemnation occurs, MGM, in the case of the Grand Real Property, or MGP OP, in the case of the Mandalay Real Property, shall promptly give the other Parties written notice thereof (which notice shall describe the Casualty Event or Condemnation, as applicable, and which portions of the Real Property will be affected thereby) if such Casualty Event or Condemnation is reasonably expected to require an expenditure of greater than $5,000,000.00 to repair or replace the applicable portion of the Real Property. To the extent that MGM or MGP OP or their respective Subsidiaries receive insurance proceeds from their respective insurance policies and/or condemnation proceeds in respect of the Casualty Event or Condemnation, MGM or MGP OP, as the case may be, shall use such proceeds to repair such damage or destruction, or replace such taken property, as applicable, to the extent practicable prior to Closing. If as of the Closing, MGM or MGP OP, as the case may be, has not used all of such proceeds to repair such damage or destruction, or replace such taken property, as applicable, the Parties shall nevertheless be required to close the Transactions in accordance with this Agreement and the provisions of the Lease will apply with respect to the use and continued custody of such proceeds as if the Lease had been in effect as of the date of the Casualty Event or Condemnation. If as of the Closing, MGM or MGP OP, as the case may be, has not received all or any portion of such insurance or condemnation proceeds, the Parties shall nevertheless be required to close the Transactions in accordance with this Agreement without any credit for such insurance or condemnation proceeds and the provisions of the Lease shall apply to such proceeds when received as if the Lease had been in effect as of the date of the Casualty Event or Condemnation.

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(b) If, on or before the Closing Date, the Real Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty Event or (ii) taken as a result of a Material Condemnation, Sponsor and MGP OP shall each have the right, exercised by notice to the other Parties no more than ten (10) Business Days after delivery of written notice from MGM or MGP OP, as the case may be, of such Material Casualty Event or Material Condemnation pursuant to Section 7.6(a), to terminate this Agreement. For the avoidance of doubt, in the event that a Casualty Event or Condemnation shall have occurred after the date hereof and prior to Closing and the Closing nevertheless occurs in accordance with this Agreement, the terms of the Lease shall remain unmodified and neither Landlord nor Tenant will be entitled to any offset or credit under the Lease.

Section 7.7 Costs.

(a) At Closing, MGM shall pay the respective premiums for the Title Policies (excluding the cost of any premiums for endorsements or any extended coverage) with such maximum aggregate premium amount not to exceed the amount set forth on Schedule 7.7 hereto, except as otherwise provided in Schedule 7.7, and any Transfer Taxes or recording fees incurred in connection with the recordation of the Grand Deed. At Closing, MGP OP shall pay any Transfer Taxes or recording fees incurred in connection with (x) the recordation of the Mandalay Deed and (y) the Interests Acquisition.

(b) Except as otherwise expressly provided in this Agreement, MGP OP and Sponsor shall cause the Joint Venture to pay all costs and expenses incurred in connection with acquiring the Real Property (collectively, the “Joint Venture Costs”), including: (i) all third-party out-of-pocket costs associated with the due diligence of MGP OP and Sponsor, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) the cost of any premiums for endorsements and extended coverage under the Title Policies, together with the cost of any premiums for any lender’s title insurance policy, endorsements and extended coverage, with the benefit of any “simultaneous issuance” being applied to the lender title insurance policy, with the aggregate amount of all such premiums not to exceed the amount set forth in Schedule 7.7, except as otherwise provided in Schedule 7.7, (iii) all third-party out-of-pocket costs in updating any survey of the Real Property (or any portion thereof), (iv) all Debt Financing Costs, and (v) all taxes and fees incurred in connection with the recordation of the deed of trust and other security instruments given or made in connection with the Debt Financing. Any Joint Venture Costs (other than any Debt Financing Costs) to be paid (or otherwise incurred) prior to the Closing shall be paid (or incurred) by MGP OP and Sponsor in proportion to their respective ownership percentages in the Joint Venture and any such Joint Venture Costs paid by MGP OP and Sponsor prior to the Closing shall be included as initial capital contributions by MGP OP and Sponsor, respectively, to the Joint Venture or otherwise reimbursed to MGP OP and Sponsor by the Joint Venture at the Closing. Subject to Section 7.7(h), any Debt Financing Costs to be paid (or otherwise incurred) prior to the Closing shall be paid (or incurred) solely by Sponsor (or its Affiliates) and shall be reimbursed to Sponsor by the Joint Venture at Closing.

(c) At Closing, MGP OP and Sponsor shall cause the Joint Venture to reimburse MGM for all reasonable third-party out-of-pocket costs and expenses incurred by MGM in its cooperation with respect to the arrangement of the Debt Financing as provided in Section 7.1.

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(d) MGP OP shall pay (i) all fees, costs and expenses payable to third parties in connection with completing the Mandalay Contribution, the Mandalay PropCo Contribution, and the MGP OP Debt Refinancing, (ii) any Transfer Taxes payable in connection with the Mandalay Contribution and the Mandalay PropCo Contribution, and (iii) any all fees, costs and expenses payable to third parties (or to MGP OP’s legal advisors) in connection with the incurrence and repayment of the Bridge Loan.

(e) MGM shall pay (i) all fees, costs and expenses payable to third parties in connection with completing the Grand Contribution, Grand PropCo Contribution and the Grand Transfer, (ii) any Transfer Taxes payable in connection with the Grand Contribution, the Grand PropCo Contribution and the Grand Transfer, and (iii) the cost of any owner’s title insurance policy insuring Tenant which Tenant elects to purchase, subject to the provisions of Schedule 7.7.

(f) Sponsor and the Joint Venture shall not be responsible for any of the costs and expenses associated with the Master Lease Amendment and the OP Unit Issuance and such costs and expenses shall be borne by MGP OP and MGM as agreed by them.

(g) Each of the Parties shall pay the fees, commissions and expenses of any broker, investment banker, financial advisor or other Person retained by such Party or any of its Affiliates.

(h) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred, including the costs and expenses of the Parties’ respective retained consultants, attorneys, lenders, potential financing sources, investors, representatives, employees, partners, agents and advisors. Without limiting the generality of the foregoing, all fees, costs and expenses of legal advisors incurred in connection with the preparation, negotiation, execution and delivery of the Transaction Documents or the Transactions shall be paid by the Party retaining such legal advisor and shall not be a Joint Venture Cost, except to the extent explicitly included in Debt Financing Costs. Notwithstanding anything in this Agreement to the contrary, if the Closing does not occur (other than as a result of a Sponsor Breach), Sponsor and MGP OP shall be responsible for, and shall share the cost of, any Debt Financing Costs actually incurred by Sponsor (or its Affiliates) and/or MGP OP (and its Affiliates) (collectively, the “Aggregate Debt Financing Costs”) as follows: (x) if no Parties are in default under this Agreement, Sponsor (or its Affiliates) shall be responsible for paying 49.9% of all Aggregate Debt Financing Costs and MGP OP shall be responsible for paying 50.1% of all Aggregate Debt Financing Costs (with respect to each such Party, its “Pro Rata Share”), and the Party paying less than its Pro Rata Share of such Aggregate Debt Financing Costs shall promptly pay an amount to the other Party equal to any such underpayment, or (y) if MGM is in default under this Agreement, then, in addition to paying its Pro Rata Share of all Aggregate Debt Financing Costs, MGP OP shall be also be obligated to reimburse Sponsor in the amount of MGP OP’s Pro Rata Share of any Aggregate Debt Financing Costs actually paid by Sponsor which are not actually reimbursed by MGM pursuant to Section 9.3(b).

(i) The provisions of this Section 7.7 shall survive the Closing indefinitely.

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Section 7.8 Prorations. As the Tenant under the Lease will be responsible for all real property taxes, insurance premiums and operating expenses with respect to the Real Property after the Closing, there will be no prorations of such costs or expenses at the Closing. For the avoidance of doubt, MGM shall be responsible for all real property taxes, insurance premiums and operating expenses with respect to the Real Property prior to the Closing. The provisions of this Section 7.8 shall survive the Closing indefinitely.

Section 7.9 Books and Records.

(a) Sponsor has advised MGM and MGP OP that, following the Closing, Sponsor (or a direct or indirect owner of Sponsor or Affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), pro forma financial statements and other financial information related to MGM and MGP OP, Grand PropCo, Mandalay PropCo, the Joint Venture or the Real Property for one (1) fiscal year prior to the Closing and any interim period during the fiscal year in which the Closing occurs (the “Sponsor Financial Information”). Following the Closing, if Sponsor (or a direct or indirect owner of Sponsor or Affiliate thereof) is required to file, in compliance with such laws and regulations, the Sponsor Financial Information, then MGM and MGP OP agree to, at no cost to MGM or MGP OP, use commercially reasonable efforts to cooperate with Sponsor (and/or its Affiliates) and its representatives and agents in preparing the Sponsor Financial Information, including, if requested by Sponsor, using commercially reasonable efforts to (i) maintain and allow Sponsor (and/or its Affiliates) (upon not less than five (5) Business Days’ prior written notice), reasonable access to, during normal business hours, such books and records of MGM and MGP OP reasonably related to the Real Property until (but not after) December 31, 2020 and (ii) make employees with knowledge of the Real Property available for interview by Sponsor (and/or its Affiliates) (it being understood that MGM and MGP OP shall not be required to deliver pro forma financial statements or provide pro forma adjustments to the Sponsor Financial Information to reflect the transactions contemplated herein including any financing related thereto).

(b) MGP OP has advised MGM and Sponsor that, following the Closing, MGP OP (or a direct or indirect owner of MGP OP or Affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), pro forma financial statements and other financial information related to MGM and Sponsor, Grand PropCo, Mandalay PropCo, the Joint Venture or the Real Property for one (1) fiscal year prior to the Closing and any interim period during the fiscal year in which the Closing occurs (the “MGP OP Financial Information”). Following the Closing, if MGP OP (or a direct or indirect owner of MGP OP or Affiliate thereof) is required to file, in compliance with such laws and regulations, the MGP OP Financial Information, then MGM and Sponsor agree to, at no cost to MGM or Sponsor, use commercially reasonable efforts to cooperate with MGP OP (and/or its Affiliates) and its representatives and agents in preparing the MGP OP Financial Information, including, if requested by MGP OP, using commercially reasonable efforts to (i) maintain and allow MGP OP (and/or its Affiliates) (upon not less than five (5) Business Days’ prior written notice), reasonable access to, during normal business hours, such books and records of MGM and Sponsor reasonably related to the Real Property until (but not after) December 31, 2020 and (ii) make employees with knowledge of the Real Property available for interview by MGP OP (and/or its Affiliates) (it being understood that MGM and Sponsor shall not be required to deliver pro forma financial statements or provide pro forma adjustments to the MGP OP Financial Information to reflect the transactions contemplated herein including any financing related thereto).

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Section 7.10 Basis Information. Prior to the Closing, MGM shall provide to the Joint Venture an estimate of the adjusted basis of the Grand Real Property and the Mandalay Real Property as of the Closing Date. On or before July 1, 2020, MGM shall provide to the Joint Venture its final computation of the adjusted basis of the Grand Real Property and the Mandalay Real Property along with the additional documentation supporting such final computation.

Section 7.11 Lock-Up of MGP Class A Shares.

(a) In consideration of MGP’s issuance of the MGP Consideration Shares, Share Purchaser (or its designated Affiliate receiving the MGP Consideration Shares pursuant to Section 2.4(a)) covenants and agrees that, for the period beginning on the Closing Date and ending on the date that is two (2) years following the Closing Date (the “Lock-Up Period”), it will not, without MGP’s prior written consent, directly or indirectly, (i) sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of the MGP Consideration Shares (each of the foregoing, a “Transfer”), or publicly announce the intention to make any such Transfer, or (ii) enter into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership of the MGP Consideration Shares, whether any such swap is to be settled by delivery of the MGP Consideration Shares or other securities, in case, or otherwise, in each of clauses (i) and (ii), other than to any of its Affiliates or to any investment fund or other entity controlled or managed by the Share Purchaser or its Affiliates who agrees to MGP in writing (in form reasonably satisfactory to MGP) at least one (1) Business Day prior to any such Transfer to be bound by this Section 7.11(a) (a “Permitted Transferee”); provided that no Transfer shall be deemed to be made solely as a result of direct or indirect transfers of equity interest in Blackstone Real Estate Income Trust, Inc. or any of its Affiliates and the foregoing shall not prohibit (x) any Transfer or any pledge, hypothecation or grant security interests in of the MGP Consideration Shares in connection with the Share Purchaser’s or its Permitted Transferee’s entry into a margin loan in respect of the MGP Consideration Shares or any Transfers by the applicable lender upon the exercise of any related foreclosure right or remedy or (y) any Transfer pursuant to an order of a court or regulatory agency (provided further that, in the case of this clause (y), Share Purchaser (or its designated Affiliate receiving the MGP Consideration Shares pursuant to Section 2.4(a)) or such other person who has previously acquired MGP Consideration Shares in accordance with this Section 7.11 shall provide notice of such Transfer to MGP as soon as reasonably practicable to the extent not prohibited by law).

(b) Upon the request of the Share Purchaser or any of its Permitted Transferees with respect to a contemplated pledge, hypothecation or grant security interests in any or all of the shares of MGP Consideration Shares held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, MGP agrees to cooperate with the Share Purchaser and its Permitted Transferees in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by MGP in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such MGP Consideration Shares subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

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(c) For so long as Share Purchaser and its Permitted Transferees beneficially own MGP Consideration Shares that represent more than 1% of the issued and outstanding MGP Class A Shares, MGP shall not repurchase MGP Class A Shares or engage in a recapitalization or other transaction that results in the MGP Consideration Shares then beneficially owned by Share Purchaser and its Permitted Transferees representing more than 9.8% of the issued and outstanding MGP Class A Shares immediately following the consummation of such repurchase, recapitalization or other transaction unless, prior to engaging in any such transaction, MGP registers the resale of such MGP Consideration Shares by Share Purchaser (and the Permitted Transferees who then hold MGP Consideration Shares) on a shelf registration statement pursuant to a customary registration rights agreement between Share Purchaser (and the Permitted Transferees who then hold MGP Consideration Shares) and MGP.

Section 7.12 Certain Interim Covenants of MGP.

(a) Interim Operations. MGP covenants and agrees that, after the date hereof and through the Closing Date (unless the Share Purchaser shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed)), and except for any transactions made in connection with or as otherwise expressly contemplated by this Agreement or as required by applicable Law, the business of MGP and its subsidiaries shall be conducted in all material respects in the ordinary course consistent with past practice; it being agreed and understood that the pursuit and consummation of real estate acquisitions (including, if applicable, via a taxable REIT subsidiary), including the entry into definitive agreements with respect thereto, is in the ordinary course of MGP’s business.

(b) Dividends. MGP covenants and agrees that, after the date hereof and through the Closing Date, MGP shall not declare or make any dividend or distribution other than regular quarterly cash dividends with respect to its MGP Class A Shares, not in excess of $1.90 per share on an annualized basis, with usual declaration record and payment dates and in accordance with MGP’s past dividend policy.

(c) NYSE Listing. MGP shall cause the MGP Consideration Shares to be approved for listing on the New York Stock Exchange (the “NYSE”) prior to the Closing Date, subject to official notice of issuance.

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ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 8.1 Conditions to Sponsor’s Obligation to Effect the Closing. The obligation of Sponsor to consummate the Transactions is subject to the satisfaction (or, if permitted by applicable law, waiver by Sponsor) of the following conditions:

(a) (i) The MGP OP Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) the MGM Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date);

(b) (i) All representations and warranties of MGP OP set forth in Article III and Article IV other than the MGP OP Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) all representations and warranties of MGM set forth in Article III and Article VI other than the MGM Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), in each of clauses (i) and (ii) above, except where the failure of such representations and warranties described in this Section 8.1(b) to be true and correct would not have a material adverse effect on the Real Property or Landlords;

(c) (i) MGP OP shall have performed and complied with its covenants and agreements under this Agreement in all material respects and (ii) MGM shall have performed and complied with its covenants and agreements under this Agreement in all material respects;

(d) Each delivery contemplated by Article II to be delivered to Sponsor shall have been delivered;

(e) The applicable Gaming Authorities shall have approved the Transactions to the extent any such approvals are required to close the Transactions;

(f) No Governmental Entity having jurisdiction over Sponsor shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether preliminary, temporary or permanent) which has the effect of making illegal, materially restricting or preventing or prohibiting the consummation of the Transactions;

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(g) Title to the Real Property shall be vested in the applicable Landlord, subject only to the applicable Permitted Encumbrances, MGM or MGP OP shall have released (or caused to be released) all mortgages encumbering the Real Property arising by, through or under it or its Affiliates (excluding, for the avoidance of doubt, any mortgage made in connection with the Debt Financing); and

(h) Tenant shall have obtained the insurance coverage required by Article XIII of the Lease and provide reasonable evidence thereof to Landlord.

Section 8.2 Conditions to MGP OP’s Obligation to Effect the Closing. The obligation of MGP OP to consummate the Transactions is subject to the satisfaction (or, if permitted by applicable law, waiver by MGP OP) of the following conditions:

(a) (i) The Sponsor Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) the MGM Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date);

(b) (i) All representations and warranties of Sponsor set forth in Article III and Article V other than the Sponsor Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) all representations and warranties of MGM set forth in Article III and Article VI other than the MGM Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), in each of clauses (i) and (ii) above, except where the failure of such representations and warranties described in this Section 8.2(b) to be true and correct would not have a material adverse effect on the Real Property or Landlords;

(c) Sponsor shall have paid the Interest Purchase Price in accordance with Article II;

(d) (i) Sponsor shall have performed and complied with its covenants and agreements under this Agreement in all material respects and (ii) MGM shall have performed and complied with its covenants and agreements under this Agreement in all material respects;

(e) Each delivery contemplated by Article II to be delivered to MGP OP shall have been delivered;

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(f) The applicable Gaming Authorities shall have approved the Transactions to the extent any such approvals are required to close the Transactions;

(g) No Governmental Entity having jurisdiction over MGP OP or its Subsidiaries shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether preliminary, temporary or permanent) which has the effect of making illegal, materially restricting or preventing or prohibiting the consummation of the Transactions;

(h) Title to the Grand Real Property shall be vested in the applicable Landlord, subject only to the applicable Permitted Encumbrances, MGM shall have released (or caused to be released) all mortgages encumbering the Grand Real Property arising by, through or under it or its Affiliates (excluding, for the avoidance of doubt, any mortgage made in connection with the Debt Financing);

(i) Tenant shall have obtained the insurance coverage required by Article XIII of the Lease and provide reasonable evidence thereof to Landlord; and

(j) The concurrent consummation of the Share Purchase; provided that if the inability of the Share Purchase to be concurrently consummated is primarily due to MGM’s or MGP OP’s breach of, or failure to perform, any of their respective representations, warranties, covenants or agreements set forth in this Agreement, then this Section 8.2(j) shall be deemed to be waived by MGP OP and shall not be a condition to MGP OP’s obligation to consummate the Transactions.

Section 8.3 Conditions to MGM’s Obligation to Effect the Closing. The obligation of MGM to consummate the Transactions is subject to the satisfaction (or, if permitted by applicable law, waiver by MGM) of the following conditions:

(a) (i) The Sponsor Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) the MGP OP Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date);

(b) (i) All representations and warranties of Sponsor set forth in Article III and Article V other than the Sponsor Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) all representations and warranties of MGP OP set forth in Article III and Article IV other than the MGP OP Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and

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the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), in each of clauses (i) and (ii) above, except where the failure of such representations and warranties described in this Section 8.3(b) to be true and correct would not have a material adverse effect on the Real Property or Landlords;

(c) Sponsor shall have paid the Interest Purchase Price in accordance with Article II;

(d) (i) Sponsor shall have performed and complied with its covenants and agreements under this Agreement in all material respects and (ii) MGP OP shall have performed and complied with its covenants and agreements under this Agreement in all material respects;

(e) Each delivery contemplated by Article II to be delivered to MGM shall have been delivered;

(f) The applicable Gaming Authorities shall have approved the Transactions to the extent any such approvals are required to close the Transactions;

(g) No Governmental Entity having jurisdiction over MGM or its Subsidiaries shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether preliminary, temporary or permanent) which has the effect of making illegal, materially restricting or preventing or prohibiting the consummation of the Transactions;

(h) The Joint Venture shall have obtained the Debt Financing (including an acknowledgment and acceptance of the MGM Debt Guaranty); provided that, notwithstanding anything to the contrary contained herein, MGM shall not have the right to waive the condition set forth in this clause (h) without the prior written consent of all other Parties; and

(i) The concurrent consummation of the Share Purchase; provided that if the inability of the Share Purchase to be concurrently consummated is primarily due to MGM’s or MGP OP’s breach of, or failure to perform, any of their respective representations, warranties, covenants or agreements set forth in this Agreement, then this Section 8.3(i) shall be deemed to be waived by MGM and shall not be a condition to MGM’s obligation to consummate the Transactions.

Section 8.4 Conditions to Share Purchaser’s Obligation to Effect the Share Purchase. The obligation of the Share Purchaser to consummate the Share Purchase is subject to the satisfaction (or, if permitted by applicable law, waiver by the Share Purchaser) of the following conditions:

(a) The concurrent consummation of the Transactions;

(b) (i) The MGP Fundamental Representations and the representations and warranties of MGP set forth in Section 1.10 of Annex A (without giving effect to any limitation as to “materiality” or MGP Material Adverse Effect set forth therein) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) each of the other representations and warranties of MGP set forth in Article I of Annex A (without giving

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effect to any limitation as to “materiality” or MGP Material Adverse Effect set forth therein) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), except in the case of clause (ii) where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have an MGP Material Adverse Effect;

(c) Since the date of this Agreement, there shall not have been any effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, has had or would reasonably be expected to have an MGP Material Adverse Effect;

(d) MGP shall have performed and complied with its covenants and agreements under this Agreement in all material respects;

(e) Each delivery contemplated by Section 2.4 to be delivered to the Share Purchaser shall have been delivered;

(f) No Governmental Entity having jurisdiction over the Share Purchaser shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether preliminary, temporary or permanent) which has the effect of making illegal, materially restricting or preventing or prohibiting the consummation of the Share Purchase; and

(g) The MGP Consideration Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 8.5 Conditions to MGP’s Obligation to Effect the Share Issuance. The obligation of MGP to consummate the Share Purchase is subject to the satisfaction (or, if permitted by applicable law, waiver by MGP) of the following conditions:

(a) The concurrent consummation of the Transactions;

(b) (i) The Share Purchaser Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), and (ii) each of the other representations and warranties of Share Purchaser set forth in Article II of Annex A (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date);

(c) Share Purchaser shall have performed and complied with its covenants and agreements under this Agreement in all material respects;

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(d) Each delivery contemplated by Section 2.4 to be delivered by the Share Purchaser shall have been delivered; and

(e) No Governmental Entity having jurisdiction over MGP shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether preliminary, temporary or permanent) which has the effect of making illegal, materially restricting or preventing or prohibiting the consummation of the Share Purchase.

ARTICLE IX

TERMINATION RIGHTS

Section 9.1 Termination of Agreement. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of each of MGP OP, MGM and Sponsor;

(b) by any of MGP OP, MGM or Sponsor if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable; provided that, the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with all of, and shall not have breached any of, its obligations set forth in Section 7.5;

(c) by Sponsor by written notice to the other Parties if any other Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if MGP has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Specified Sections), which breach or failure to perform would result in the failure of the conditions set forth in Section 8.1 to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by the other Parties (or MGP, if applicable) of written notice of such breach or failure from Sponsor; provided that, the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if Sponsor (or Share Purchaser, if applicable) is itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 8.2 and/or Section 8.3 to be satisfied;

(d) by MGP OP by written notice to the other Parties if any other Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if Share Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Specified Sections), which breach or failure to perform would result in the failure of the conditions set forth in Section 8.2 to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by the other Parties (or Share Purchaser, if applicable) of written notice of such breach or failure from MGP OP; provided that, the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if MGP OP (or MGP, if applicable) is itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 8.1 and/or Section 8.3 to be satisfied;

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(e) by MGM by written notice to the other Parties if any other Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if Share Purchaser has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Specified Sections), which breach or failure to perform would result in the failure of the conditions set forth in Section 8.3 to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by the other Parties (or Share Purchaser, if applicable) of written notice of such breach or failure from MGM; provided that, the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available if MGM is itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 8.1 and/or Section 8.2 to be satisfied;

(f) by MGM, if the Joint Venture shall have failed to obtain the Debt Financing (including the MGM Debt Guaranty) on terms reasonably acceptable to Sponsor and MGP OP as of the Closing Date; provided that MGM shall not have a right to terminate this Agreement pursuant to this Section 9.1(f) if (i) MGM breaches its obligations under Section 7.1, (ii) such breach is the direct and proximate cause of the Joint Venture’s failure to obtain the Debt Financing in accordance with the terms of this Agreement, and (iii) such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by MGM of written notice of such breach or failure from any of the other Parties;

(g) by any of MGP OP, MGM or Sponsor by written notice to each other Party if the Closing does not occur by the Outside Date; provided that, the right to terminate this Agreement under this Section 9.1(g) shall not be available to any such Party if such failure of the Closing to occur is primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(h) by any of MGP OP, MGM or Sponsor by written notice to each other Party if all approvals required from applicable Gaming Authorities have not been obtained by the Outside Date.

Any termination of this Agreement pursuant to this Section 9.1 shall not, in and of itself, be considered a breach or violation of the obligations of the terminating Party under this Agreement.

Section 9.2 Effect of Termination. In the event that this Agreement is validly terminated by any Party as provided in Section 9.1, each Party will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without Liability to any Party; provided that, the agreements and obligations of the Parties set forth in this Agreement which are expressly provided to survive termination of this Agreement shall survive such termination and remain in full force and effect.

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Section 9.3 Remedies Upon Termination.

(a) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by MGM (i) pursuant to Section 9.1(e) due to Sponsor’s (or Share Purchaser’s) breach or failure to perform its obligations under this Agreement other than a MDFO Breach by Sponsor (a “Sponsor Breach”) or due to MGP OP’s breach or failure to perform its obligations under this Agreement other than a MDFO Breach by MGP OP (an “MGP Breach”) or (ii) pursuant to Section 9.1(f), then:

(1) in the event this Agreement is terminated as set forth in clause (i) above as a result of a Sponsor Breach, Sponsor shall (x) pay, or cause to be paid, to MGM a termination fee in cash equal to $250,000,000.00 and (y) pay to MGP OP all documented out-of-pocket costs and expenses incurred by MGP and its Subsidiaries in connection with the transactions contemplated hereunder up to a maximum amount not to exceed $10,000,000.00 in the aggregate;

(2) in the event this Agreement is terminated as set forth in clause (i) above as a result of an MGP Breach, MGP OP shall (x) pay, or cause to be paid, to MGM a termination fee in cash equal to $250,000,000.00 and (y) pay to Sponsor all documented out-of-pocket costs and expenses incurred by Sponsor and its Affiliates in connection with the Transactions, which shall not exceed in the aggregate, an amount equal to the sum of (1) $10,000,000.00 plus (2) the Debt Financing Hedging Fees;

(3) in the event this Agreement is terminated as set forth in clause (i) above as a result of both a Sponsor Breach and an MGP Breach, then each of Sponsor and MGP OP shall pay, or cause to be paid, to MGM a termination fee in cash equal to $125,000,000.00; and

(4) in the event this Agreement is terminated as set forth in clause (ii) above:

(A) if the Joint Venture’s failure to obtain the Debt Financing in accordance with the terms of this Agreement was primarily due to a material MDFO Breach by MGP OP after reasonable notice to MGP OP from Sponsor and an opportunity to cure such breach, MGP OP shall pay, or cause to be paid, to (x) MGM a termination fee in cash equal to $250,000,000.00 and (y) Sponsor all documented out-of-pocket costs and expenses incurred by Sponsor and its Affiliates in connection with the Transactions, which shall not exceed in the aggregate, an amount equal to the sum of (1) $10,000,000.00 plus (2) the Debt Financing Hedging Fees;

(B) if the Joint Venture’s failure to obtain the Debt Financing in accordance with the terms of this Agreement was primarily due to a material MDFO Breach by Sponsor, Sponsor (x) shall pay, or cause to be paid, to MGM a termination fee in cash equal to $250,000,000.00 and (y) shall pay to MGP OP all documented out-of-pocket costs and expenses incurred by MGP and its Subsidiaries in connection with the transactions contemplated hereunder up to a maximum amount not to exceed $10,000,000.00 in the aggregate;

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(C) if the Joint Venture’s failure to obtain the Debt Financing in accordance with the terms of this Agreement was due to a material MDFO Breach by both Sponsor and MGP OP (and, with respect to MGP OP, after reasonable notice to MGP OP from Sponsor and an opportunity to cure such breach) or was not due to a material MDFO Breach by either Sponsor or MGP OP, in each case, as set forth in clauses (A) and (B) above, then Sponsor shall pay, or cause to be paid, to MGM a termination fee in cash equal to $125,000,000.00 and MGP OP shall pay, or cause to be paid, to MGM a termination fee in cash equal to $125,000,000.00 (any amount payable to MGM pursuant to subparagraph (1), (2), (3) or (4) of this Section 9.3(a), a “Termination Fee”).

It is understood by the Parties that in no event shall Sponsor or MGP OP be required to pay a Termination Fee on more than one occasion nor shall MGM be entitled to an aggregate Termination Fee in excess of $250,000,000 under any circumstance. In the event that MGM is entitled to terminate this Agreement pursuant to Section 9.3(a)(2) or Section 9.3(a)(4)(A), nothing contained herein and no exercise of remedies by MGM shall limit or impair the right of Sponsor to exercise as its sole and exclusive remedy against MGP OP to (i) pursue specific performance pursuant to Section 9.3(b)(ii), (ii) terminate this Agreement and seek payment from MGP OP pursuant to Section 9.3(b)(i) for Sponsor’s (and Sponsor’s Affiliates’) documented out-of-pocket costs and expenses in connection with the Transactions which shall not exceed in the aggregate an amount equal to the sum of (x) $10,000,000.00 plus (y) the Debt Financing Hedging Fees, or (iii) waive the default pursuant to Section 9.3(b)(iii). The payment of any Termination Fee shall be made by wire transfer of immediately available funds to an account designated by MGM. In the event Sponsor or MGP OP fails to pay a Termination Fee when due by such Party in accordance with this Section 9.3(a), MGM commences an action to enforce its rights under this Section 9.3(a), and MGM prevails in such an action, such Party that failed to pay a Termination Fee when due shall also pay on demand all reasonable and documented third party and out-of-pocket costs and expenses (including reasonable fees of counsel) actually incurred by MGM, as applicable, in respect of any such action (collectively, “Enforcement Costs”). The maximum aggregate liability of each of Sponsor and MGP OP, respectively, for money damages in respect of any losses, damages, costs or expenses of MGM and its Affiliates relating to the failure of the Transactions to be consummated or a breach of this Agreement by Sponsor or MGP OP, as applicable, in the absence of a Closing shall be limited to an amount equal to (i) the amount of the Termination Fee plus (ii) Enforcement Costs (collectively, the “Liability Limitation”), and, under such circumstances, in no event shall MGM or any of its Affiliates seek any amount in excess of the Liability Limitation in connection with Sponsor’s or MGP OP’s, as applicable, failure to close this Agreement or the Transactions. Recourse against Sponsor under this Agreement and Sponsor Guarantor under the Sponsor Guaranty shall be the sole and exclusive remedy of MGM and its Affiliates against Sponsor and Sponsor Guarantor in connection with any termination of this Agreement. Recourse against MGP OP under this Agreement shall be the sole and exclusive remedy of MGM and its Affiliates against MGP OP or the Debt Financing Sources (as defined below) in connection with any termination of this Agreement.

(b) If (x) either MGM, MGP or MGP OP has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (such Party in such event, a “Breaching Party”) such that Sponsor or MGP OP (each, a “Non-Breaching Party”) is entitled to terminate this Agreement pursuant to Section 9.1(c) or (d), as applicable, or

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(y) MGM has failed to satisfy the condition precedent to Sponsor’s obligation to effect the Closing in Section 8.1(h) or MGP OP’s obligation to effect the Closing in Section 8.2(i), then each Non-Breaching Party (other than the Breaching Party), as its sole and exclusive remedy against the Breaching Party, may elect one of the following remedies: (i) terminate this Agreement by notifying the other Parties, in which event no Party shall have any rights or obligations hereunder other than the obligations and rights set forth herein that are expressly provided to survive termination of this Agreement and in such case the Breaching Party shall pay to each Non-Breaching Party within five (5) Business Days following the date of such termination an amount equal to all documented out-of-pocket costs and expenses incurred by each such Non-Breaching Party and its Affiliates in connection with the transactions contemplated hereunder (including, without limitation, costs incurred in connection with obtaining the Debt Financing) which amount shall not exceed in the aggregate with respect to any individual Non-Breaching Party, an amount equal to the sum of (x) $10,000,000.00 plus (y) the Debt Financing Hedging Fees; (ii) sue for specific performance of the obligations of the Breaching Party hereunder; provided, however, if (1) this Agreement is otherwise terminated pursuant to clause (i) above or (2) such Non-Breaching Party fails to file suit for specific performance within sixty (60) days after the scheduled Closing Date and to diligently pursue such suit, then, in each case, this Agreement shall terminate, in which event no Party shall have any rights or obligations hereunder other than the obligations and rights set forth herein that are expressly provided to survive termination of this Agreement; or (iii) waive the alleged default and proceed to the Closing under this Agreement without adjustment of the Interest Purchase Price, subject to the rights of the other Parties set forth in clauses (i) and (ii) above, as applicable. Notwithstanding anything to the contrary contained herein, in the event that MGM is the Breaching Party and each of Sponsor and MGP OP has the right to terminate this Agreement, then MGP OP and Sponsor acknowledge and agree that, Sponsor shall have the sole authority on behalf of all Non-Breaching Parties (other than with respect to any damage claim exclusive to MGP OP which MGP OP shall have the right to pursue on its own behalf provided that the pursuit thereof does not materially impair Sponsor’s pursuit of remedies hereunder) to elect which remedy is pursued and to pursue such remedy in the immediately preceding sentence.

(c) The Parties hereto acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of this Agreement and the Transactions and that, without these agreements, none of the Parties would enter into this Agreement, and that any Termination Fee is not a penalty but rather is liquidated damages in a reasonable amount that will compensate MGM in circumstances in which any Termination Fee is paid for the efforts and resources expended and opportunities foregone while negotiating and seeking to consummate the Transactions, and which amount would otherwise be impossible to calculate with precision.

(d) If this Agreement is terminated pursuant to Section 9.1 for any reason other than as specified in Section 9.3(a) or Section 9.3(b), then, in each such case, no Party shall have any rights or obligations hereunder other than the obligations and rights set forth herein that are expressly provided to survive termination of this Agreement.

(e) The provisions of this Section 9.3 shall survive the termination of this Agreement.

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ARTICLE X

INDEMNIFICATION

Section 10.1 Survival. The representations and warranties made in this Agreement shall survive the Closing Date for a period of six (6) months after the Closing Date (the “Survival Period Termination Date”); provided that, the MGM Fundamental Representations, the MGP OP Fundamental Representations, the MGP Fundamental Representations, the Sponsor Fundamental Representations and the Share Purchaser Fundamental Representations shall survive the Closing indefinitely. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms, but not to exceed the applicable statute of limitations plus three (3) months in the event of a breach of such covenant. Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement except as otherwise specifically set forth in the Agreement.

Section 10.2 Indemnification by MGP OP. From and after the Closing (but subject to the limitations and other provisions of this Article X), MGP OP shall defend, indemnify and hold harmless (i) the Share Purchaser, Sponsor and their Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Sponsor Indemnitees”) and (ii) MGM and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “MGM Indemnitees”), in each case, from and against, and pay or reimburse the Sponsor Indemnitees and/or the MGM Indemnitees, as applicable, for any and all Losses suffered or incurred by any of the Sponsor Indemnitees and/or the MGM Indemnitees resulting from (a) any breach of any representation or warranty made by MGP or MGP OP in this Agreement; and/or (b) any breach by MGP or MGP OP of any of its covenants or agreements contained in this Agreement; and/or (c) any Liabilities of Mandalay PropCo (x) arising prior to Closing (including, for the avoidance of doubt, arising out of the Bridge Loan), (y) relating to any act, occurrence or omission of Mandalay PropCo or MGP OP prior to Closing, or (z) arising at or prior to Closing under Title IV of ERISA, in each case, other than any Liabilities disclosed in Section 4.4. No claims by Sponsor Indemnitees or MGM Indemnitees shall be asserted under this Section 10.2 unless and until the aggregate amount of Losses that would otherwise be payable under this Agreement to Sponsor Indemnitees and/or MGM Indemnitees, as applicable, exceeds on a cumulative basis an amount equal to $5,000,000.00 (the “Indemnification Deductible”), and then only to the extent such Losses exceed the Indemnification Deductible. The cumulative indemnification obligation of MGP OP under this Section 10.2 shall in no event exceed an amount equal to one percent (1.0%) of the Property Value Amount (the “Maximum Amount”), provided that any Losses or indemnification obligations arising out of (i) the breach of any MGP Fundamental Representations or MGP OP Fundamental Representations, (ii) Section 7.7, (iii) Section 7.8 and (iv) Section 10.2(ii)(c) shall not be subject to the Indemnification Deductible and Maximum Amount.

Section 10.3 Indemnification by MGM. From and after the Closing (but subject to the limitations and other provisions of this Article X), MGM shall defend, indemnify and hold harmless (i) the Sponsor Indemnitees and (ii) MGP and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “MGP Indemnitees”), in each case, from and against, and pay or reimburse the Sponsor Indemnitees and/or the MGP Indemnitees, as applicable, for any and all Losses suffered or incurred by any of

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the Sponsor Indemnitees and/or the MGP Indemnitees resulting from (a) any breach of any representation or warranty made by MGM in this Agreement; and/or (b) any breach by MGM of any of its covenants or agreements contained in this Agreement; and/or (c) any Liabilities of Grand PropCo (x) arising prior to the Closing (y) relating to any act, occurrence or omission of MGM or Tenant or (z) arising at or prior to Closing under Title IV of ERISA, in each case, other than any Liabilities disclosed in Section 4.4. No claims by Sponsor Indemnitees or MGP Indemnitees shall be asserted under this Section 10.3 unless and until the aggregate amount of Losses that would otherwise be payable under this Agreement to Sponsor Indemnitees and/or MGP Indemnitees, as applicable, exceeds on a cumulative basis an amount equal to the Indemnification Deductible, and then only to the extent such Losses exceed the Indemnification Deductible. The cumulative indemnification obligation of MGM under this Section 10.3 shall in no event exceed the Maximum Amount, provided that any Losses or indemnification obligations arising out of (i) the breach of any MGM Fundamental Representations, (ii) Section 7.7, (iii) Section 7.8 and (iv) Section 10.3(ii)(c) shall not be subject to the Indemnification Deductible and Maximum Amount.

Section 10.4 Indemnification by Sponsor. From and after the Closing (but subject to the limitations and other provisions of this Article X), Sponsor shall defend, indemnify and hold harmless (i) the MGM Indemnitees and (ii) the MGP Indemnitees, in each case, from and against, and pay or reimburse the MGM Indemnitees and/or the MGP Indemnitees, as applicable, for any and all Losses suffered or incurred by any of the MGM Indemnitees and/or the MGP Indemnitees resulting from (a) any breach of any representation or warranty made by Sponsor or Share Purchaser in this Agreement and/or (b) any breach by Sponsor or Share Purchaser of any of its covenants or agreements contained in this Agreement. No claims by MGM Indemnitees or MGP Indemnitees shall be asserted under this Section 10.4 unless and until the aggregate amount of Losses that would otherwise be payable under this Agreement to MGM Indemnitees and/or MGP Indemnitees, as applicable, exceeds on a cumulative basis an amount equal to the Indemnification Deductible, and then only to the extent such Losses exceed the Indemnification Deductible. The cumulative indemnification obligation of Sponsor under this Section 10.4 shall in no event exceed the Maximum Amount, provided that any Losses or indemnification obligations arising out of the breach of any Sponsor Fundamental Representations shall not be subject to the Indemnification Deductible and Maximum Amount.

Section 10.5 Limitations on Indemnity. The Parties agree, for themselves and on behalf of Sponsor Indemnitees, MGM Indemnitees and MGP Indemnitees:

(a) The amount of any and all Losses indemnifiable pursuant to Section 10.2, Section 10.3 or Section 10.4 shall be determined net of any amounts actually recovered by an Indemnified Party under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses. In any case where an Indemnified Party actually recovers under insurance policies or from other collateral sources any amount in respect of a matter for which such Indemnified Party was previously indemnified pursuant to Section 10.2, Section 10.3 or Section 10.4, in each case to the extent not already taken into account pursuant to this Section 10.5(a), such Indemnified Party shall promptly pay over to the Indemnifying Party, as applicable, the amount so recovered (after deducting therefrom the amount of the reasonable out-of-pocket and documented expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (x) any amount previously so paid to or on behalf of such Indemnified Party by the Indemnifying Party in respect of such matter and (y) any reasonable out-of-pocket and documented expenses expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

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(b) If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy or otherwise against or with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder). If any portion of any Loss to be reimbursed by an Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, then the Indemnified Party shall promptly give notice thereof to such Indemnifying Party. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all commercially reasonable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.

Section 10.6 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (each, an “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (each, an “Indemnifying Party”) in writing (an “Indemnification Notice”) of any claim in respect of which indemnity may be sought under this Article X, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided that the failure to provide such Indemnification Notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The Parties agree that (i) in this Article X they intend to shorten (in the case of the limited survival periods specified in Section 10.1) the applicable statute of limitations period with respect to certain claims, (ii) Indemnification Notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement, and (iii) any claims for indemnification for which an Indemnification Notice is not timely delivered in accordance with this Section 10.6(a) shall be expressly barred and are hereby waived.

(b) Upon receipt of an Indemnification Notice of a claim for indemnity from an Indemnified Party pursuant to this Section 10.6 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice (the “Defense Notice”) to the Indemnified Party delivered within twenty (20) Business Days of the receipt of an Indemnification Notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense; provided further, that such Defense Notice to the Indemnified Party includes an

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acknowledgment that the Indemnifying Party is obligated to indemnify, defend and hold harmless the Indemnified Party under the terms of its indemnification obligations hereunder in connection with such Third Party Claim, and the Indemnified Party shall, at its sole cost and expense, cooperate with the Indemnifying Party in connection therewith; provided further that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Each Indemnified Party is hereby authorized, prior to the Indemnifying Party’s delivery of a written Defense Notice, to file any motion, answer or other pleading that it shall reasonably deem necessary or advisable to protect its interests or those of the Indemnifying Party. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be permitted to assume the defense of a Third Party Claim (and shall lose any right to continue to control or assume any such defense if it has previously assumed such defense) if (i) the Indemnifying Party is also a party to such proceeding or matter and the legal counsel of Indemnified Party reasonably determines in good faith that joint representation would result in a conflict of interest or potential conflict of interest between the Indemnified Party and the Indemnifying Party, (ii) the claim is in respect of any matter involving criminal Liability or (iii) the claim (A) seeks injunctive or other equitable relief against the Indemnified Party or (B) is otherwise beyond the scope of the indemnification obligations of the Indemnifying Party. An Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (collectively, as “Settlement”) without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided that the Indemnifying Party may effect a Settlement without such consent if, with respect to such Settlement (1) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all Liability in respect of the Third Party Claim and (2) such Settlement does not impose any Liabilities or restrictions on the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not effect a Settlement of any such Third Party Claim. If the Indemnifying Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to effect a Settlement of such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Indemnifying Party for all Losses related to such Third Party Claim unless the Indemnifying Party shall have consented to such Settlement (such consent not to be unreasonably withheld or delayed). If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after the receipt of the Indemnified Party’s Indemnification Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), enter into any Settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all Liability with respect to such claim.

(c) The Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of the Parties (or a duly authorized representative of such Party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided that, the Indemnifying Party shall pay for the reasonable attorneys’ fees and costs of the Indemnified Party associated with such cooperation.

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Section 10.7 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the Parties hereby agree that following the Closing, the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement (which for purposes of this Section 10.7 shall exclude the Lease and the Lease Guaranty from and after the Closing) shall be the applicable rights set forth in this Article X, to the extent applicable.

Section 10.8 Manner of Payment; Tax Treatment of Indemnity Payments.

(a) Any indemnification payments required to be made pursuant to this Article X shall be paid within five (5) Business Days of the final determination of the amount of an indemnification claim in accordance with this Section 10.8(a) as follows: (i) if such payment is due from MGP OP or MGM, on the one hand, to Sponsor or Share Purchaser, on the other hand, by wire transfer of immediately available funds from MGP OP or MGM, as applicable, to Sponsor or Share Purchaser, as applicable; (ii) if such payment is due from MGP OP or Sponsor to MGM, by wire transfer of immediately available funds from MGP OP or Sponsor, as applicable, to MGM; and (iii) if such payment is due from MGM or Sponsor to MGP or MGP OP, by wire transfer of immediately available funds from MGM or Sponsor, as applicable, to MGP or MGP OP.

(b) To the extent permitted under applicable Tax Law, the Parties agree to treat any payment made under this Article X as an adjustment to the Interest Purchase Price for all federal, state, local and foreign Tax purposes, and the Parties agree to, and shall cause their respective Affiliates to, file their tax returns accordingly.

Section 10.9 Additional Matters.

(a) Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party.

(b) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) None of the Parties nor their respective Affiliates shall be liable to any other Party for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the Transactions (provided, that any such Liability with respect to a Third Party Claim shall be considered direct damages).

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Section 10.10 Tax Reporting. MGP, MGM, and each of their respective Affiliates, including the Joint Venture, shall treat, solely for U.S. federal income tax purposes (and applicable state and local income tax purposes), absent (i) a determination to the contrary pursuant to Code Section 1313, or (ii) any change in law that applies prior to the reporting of the Transactions, (1) pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, Situation 2, the contribution by Sponsor (or Sponsor JV Member, if applicable) of cash to the Joint Venture and the contribution by JV InvestCo of the Membership Interests as a transaction described in Code Section 721, (2) the Debt Financing as a recourse liability (within the meaning of Regulations Section 1.707-5(a)(2) and 1.752-1(a)(1)) to the extent that, and in the amount with respect to which, MGM enters into and maintains the MGM Debt Guaranty and the distribution of the Debt Financing Distribution by the Joint Venture to MGP OP as a “debt-financed transfer” of liabilities pursuant to Treasury Regulations Section 1.707-5(b), but not in excess of the amount of the Debt Financing with respect to which MGM enters into and maintains the MGM Debt Guaranty, and (3) the assumption of the Bridge Loan by the Joint Venture upon the contribution of Mandalay PropCo to the Joint Venture as an assumption of “qualified liabilities” within the meaning of Section 1.707-5(a)(6) of the Treasury Regulations. All references to Sponsor (or Sponsor JV Member, if applicable) or JV InvestCo in this Section 10.10 shall be interpreted to reference such entity’s regarded parent for U.S. federal income tax purposes (and applicable state and local income tax purposes) if such entity is treated as a disregarded entity for U.S. federal income tax purposes (and applicable state and local income tax purposes).

Section 10.11 Property Value Allocation. The Property Value Amount shall be allocated to the Real Property as follows: $2,504,795,000.00 (the “Grand Property Value Amount”) shall be allocated to the Grand Real Property and $2,095,205,000.00 shall be allocated to the Mandalay Real Property.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, together with that certain confidentiality agreement dated May 9, 2019 by and between Blackstone Real Estate Services L.L.C. and MGM Resorts International Operations, Inc. (the “NDA”), that certain Access Agreement made effective as of December 31, 2019 by and between Blackstone Real Estate Services L.L.C. and MGM, and the Side Letter, constitutes the entire agreement of the Parties in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the Parties in respect of the subject matter hereof.

Section 11.2 Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

Section 11.3 Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred by any Party (whether by operation of law, by contract, or otherwise) without the prior written consent of the other Parties.

Section 11.4 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

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Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.6 Governing Law. Except to the extent that the laws of the State of Nevada must apply, this Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

Section 11.7 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.8 Jurisdiction and Venue. Each Party (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.10. Nothing in this Section 11.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 11.9 Construction; Interpretation. The term “this Agreement” means this Master Transaction Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its

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respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “but not limited to”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

Section 11.10 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail (followed by overnight courier), (c) by delivery by a nationally recognized overnight courier or (d) by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

If to Sponsor or Share Purchaser, to:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

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With a copy (which shall not constitute notice to Sponsor or Share Purchaser) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa and Erik Quarfordt

Email:       gressa@stblaw.com and equarfordt@stblaw.com

If to MGP or MGP OP, to:

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attention: James C. Stewart

Email:   JStewart@mgpreit.com

and

Conflicts Committee of the Board of Directors of MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attention: Thomas A. Roberts, Michael Rietbrock, and Robert Smith

Email:       TAR@thomasaroberts.com, mike.rietbrock@gmail.com and bob.winston.smith@gmail.com

With a copy (which shall not constitute notice to MGP or MGP OP) to:

Hogan Lovells US LLP

1999 Avenue of the Stars #1400

Los Angeles, CA 90067

Attention: Barry Dastin

Email: barry.dastin@hoganlovells.com

and

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Matt Thomson

Email: matt.thomson@hoganlovells.com

and

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Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

P.O. Box 951

Wilmington, Delaware 19801

Attention: Mark A. Morton and Thomas A. Mullen

Email: mmorton@potteranderson.com and tmullen@potteranderson.com

If to MGM, to:

c/o MGM Resorts International

6385 South Rainbow Boulevard, Suite 500

Las Vegas, NV 89118

Attention: Corporate Legal

With a copy (which shall not constitute notice to MGM) to:

Email:       legalnotices@mgmresorts.com

With copies (which shall not constitute notice to MGM) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, W. Michael Bond and Sachin Kohli

E-mail:       michael.aiello@weil.com, michael.bond@weil.com and sachin.kohli@weil.com

Section 11.11 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

Section 11.12 Third Party Beneficiaries. Except as expressly provided in this Agreement (including, without limitation, with respect to the indemnification obligations set forth in Article X and Section 7.1), nothing in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties and their respective permitted assigns, any rights or remedies under this Agreement.

Section 11.13 Extension; Waiver. At any time prior to the Closing Date, each Party may (a) extend the time for the performance of any of the obligations or other acts by any other Party, or (b) waive compliance by any other Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

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Section 11.14 Remedies; Specific Performance. Except as otherwise expressly provided in this Agreement or in any Ancillary Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement or any Ancillary Document (including failing to take such actions as are required of them hereunder or thereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement or any Ancillary Document and to enforce specifically the terms and provisions herein and therein, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding the foregoing, this Section 11.14 shall be subject to Section 9.3 in all respects and the Parties acknowledge and agree that in no event shall MGM, MGP or MGP OP be entitled to specific performance to cause Sponsor to consummate the transactions contemplated hereby and effect the Closing and that the sole and exclusive remedy in respect of a breach by Sponsor of its obligations to consummate the Closing shall be as set forth in Section 9.3.

Section 11.15 Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions; provided that, the provisions of this Section 11.15 shall not increase the obligations or decrease the rights of any Party as otherwise set forth in this Agreement or in any Ancillary Document, except to a de minimis extent.

Section 11.16 Confidentiality. Subject to Section 7.4, the Parties acknowledge and agree that they are bound by the NDA and that the Parties will continue to be bound by the NDA until the Closing occurs, or, if the Closing fails to occur, in accordance with the terms of the NDA.

Section 11.17 Non-Recourse.

(a) Notwithstanding anything to the contrary contained herein, MGP OP’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of MGP OP and the direct and indirect partners and/or members of MGP OP (other than MGM to the extent expressly provided herein and in the Ancillary Documents and subject to the limitations contained herein and therein) assume no personal or direct liability for any obligations entered into on behalf of MGP OP and their individual assets and shall not be subject to any claims of any Person relating to such obligations. The foregoing shall govern any direct and indirect obligations of MGP OP under this Agreement. The provisions of this Section 11.17(a) shall survive the Closing or any termination of this Agreement.

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(b) Notwithstanding anything to the contrary contained herein, MGM’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of MGM and the direct and indirect partners and/or members of MGM assume no personal or direct liability for any obligations entered into on behalf of MGM and their individual assets and shall not be subject to any claims of any Person relating to such obligations. The foregoing shall govern any direct and indirect obligations of MGM under this Agreement. The provisions of this Section 11.17(b) shall survive the Closing or any termination of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, Sponsor’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Sponsor and the direct and indirect partners and/or members of Sponsor (other than Sponsor Guarantor to the extent provided in the Sponsor Guaranty and subject to the limitations contained herein and therein) assume no personal or direct liability for any obligations entered into on behalf of Sponsor in connection with the Transactions and their individual assets shall not be subject to any claims of any Person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Sponsor under this Agreement. The provisions of this Section 11.17(c) shall survive the Closing or any termination of this Agreement.

Section 11.18 As Is, Where Is. EACH PARTY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE PARTIES SET FORTH IN ARTICLE III, ARTICLE IV, ARTICLE V AND ARTICLE VI AND IN THE ANCILLARY DOCUMENTS (COLLECTIVELY, THE “EXPRESS REPRESENTATIONS”), THE PARTIES HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS AND/OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS, TO, CONCERNING OR WITH RESPECT TO: (I) GRAND PROPCO, MANDALAY PROPCO, THE JOINT VENTURE, THE MEMBERSHIP INTERESTS AND/OR THE REAL PROPERTY; (II) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE REAL PROPERTY; (III) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE REAL PROPERTY; (IV) THE NATURE, QUALITY OR CONDITION OF THE REAL PROPERTY; (V) THE COMPLIANCE OF OR BY THE REAL PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDERS, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL ENTITY, INCLUDING APPLICABLE ENVIRONMENTAL LAWS; (VI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE INFORMATION PROVIDED IN THE DATA ROOM OR ANY DOCUMENTS CONTAINED THEREIN; (VII) THE CONFORMITY OF THE REAL PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (VIII) THE FACT THAT ALL

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OR A PORTION OF THE REAL PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (IX) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE REAL PROPERTY; OR (X) ANY OTHER MATTER. EACH PARTY FURTHER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE EXPRESS REPRESENTATIONS, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE, INDIRECTLY, OF THE REAL PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS.

Section 11.19 Lender Matters. Notwithstanding anything herein to the contrary, the Parties hereby agree that (a) none of the providers or arrangers of the Debt Financing (the “Debt Financing Sources”) shall have any liability (whether in contract or in tort, in Law or in equity) for any claims, causes of action, obligations or Losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 11.19 shall limit the liability or obligations of the Debt Financing Sources under the Debt Financing Commitment), (b) any action of any kind or description (whether at Law, in equity, in contract, in tort or otherwise) involving any Debt Financing Sources arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Financing Commitment or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York, (c) any interpretation of the Debt Financing Commitment will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no Party will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 11.7 applies to any such action, (f) only the parties to the Debt Financing Commitment shall be permitted to bring any claim against any Debt Financing Sources for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Financing Commitment, (g) no amendment or waiver of this Section 11.19 shall be effective without the prior written consent of the Debt Financing Sources and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 11.19, as provided for by Section 11.12. This Section 11.19 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

MGM RESORTS INTERNATIONAL

By:	/s/ Corey Sanders
Name: Corey Sanders
Title: Chief Financial Officer and Treasurer

[ADDITIONAL SIGNATURE PAGES TO FOLLOW]

[SIGNATURE PAGE TO MASTER TRANSACTION AGREEMENT]

BCORE WINDMILL PARENT LLC

By:	/s/ Qahir Madhany
Name: Qahir Madhany
Title: Managing Director and Vice President

[ADDITIONAL SIGNATURE PAGES TO FOLLOW]

[SIGNATURE PAGE TO MASTER TRANSACTION AGREEMENT]

EXECUTED BY THE UNDERSIGNED AS OF THE DATE FIRST WRITTEN ABOVE SOLELY FOR PURPOSES OF THE SPECIFIED SECTIONS:

MGM GROWTH PROPERTIES LLC

By:	/s/ James C. Stewart
Name: James C. Stewart
Title: Chief Executive Officer

[ADDITIONAL SIGNATURE PAGES TO FOLLOW]

[SIGNATURE PAGE TO MASTER TRANSACTION AGREEMENT]

EXECUTED BY THE UNDERSIGNED AS OF THE DATE FIRST WRITTEN ABOVE SOLELY FOR PURPOSES OF THE SPECIFIED SECTIONS:

BCORE WINDMILL PARENT LLC

By:	/s/ Qahir Madhany
Name:	Qahir Madhany
Title:	Managing Director and Vice President

[SIGNATURE PAGE TO MASTER TRANSACTION AGREEMENT]

Annex A

Share Purchase Representations and Warranties

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF MGP

MGP hereby represents and warrants to Share Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

Section 1.1 Organization and Qualification.

(a) MGP is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has the limited liability power and authority to carry on its businesses as presently conducted.

(b) MGP is duly qualified to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have an MGP Material Adverse Effect.

Section 1.2 Authority. MGP has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the Share Purchase. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Share Purchase have been (and such Ancillary Documents to which it is a party will be) duly authorized by all necessary limited liability company action on the part of MGP, and no other proceeding (including by its equityholders) on the part of MGP is necessary to authorize this Agreement and the Ancillary Documents to which MGP is a party or to consummate the Share Purchase. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which MGP is a party will be) duly and validly executed and delivered by MGP and constitute a valid, legal and binding agreement of MGP (assuming this Agreement has been and the Ancillary Documents to which MGP is a party will be duly and validly authorized, executed and delivered by the other Parties hereto and thereto), enforceable against MGP in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 1.3 Consents and Approvals; No Violations. Except as have already been obtained or that will be obtained prior to the Closing, or as may be required under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the rule of the NYSE or state securities Laws, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by MGP of the Share Purchase pursuant to this Agreement or the Ancillary Documents to which MGP is a party or the consummation by it of the Share Purchase, except for those the failure of which to obtain or make would not reasonably be expected to have an MGP Material Adverse Effect. Neither the execution, delivery and performance by MGP of this Agreement or the

Annex A-1

Ancillary Documents to which it is a party nor the consummation by MGP of the Share Purchase will (a) conflict with or result in any breach of any provision of MGP’s or any of its subsidiaries’ Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which MGP or any of its subsidiaries is a party or (c) violate any Order of any Governmental Entity having jurisdiction over MGP or any of its subsidiaries, which in the case of any of clauses (b) through (c) above, would, individually or in the aggregate, reasonably be expected to have an MGP Material Adverse Effect.

Section 1.4 Capitalization. As of the date hereof, the authorized capital stock of MGP consists of 1,000,000,000 MGP Class A Shares, and 1 Class B common shares representing limited liability company interests in MGP (“MGP Class B Shares”). As of the date hereof, 113,806,820 MGP Class A Shares and 1 MGP Class B Shares are issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights, 0.25% of MGP’s authorized Class A shares are issued or issuable pursuant to stock option and employee benefit plans, and MGP has entered into forward confirmations under the forward sale agreements, dated November 19, 2019, by and among MGP and the respective forward purchasers named therein, pursuant to which it will issue no more than an additional 12,632,862 Class A shares in the future (the “Forward Settlement”). Except as set forth in the immediately preceding sentence or in respect of 199,702,543.34 units of MGP OP issued and outstanding, and except for any issues of MGP Class A Shares pursuant to the sales agreement, dated April 30, 2019, by and among MGP and the sales agents and forward purchasers named therein (the “Sales Agreement”) relating to MGP’s existing at-the-market equity offering program, as of the date hereof, there are no outstanding or authorized (A) capital stock, equity securities or voting securities of MGP, (B) securities of MGP or any subsidiary convertible into or exchangeable for capital stock, equity securities or voting securities of MGP or (C) options or other rights to acquire from MGP, and other than the MGP Consideration Shares and MGP Class A Shares to be issued pursuant to MGP’s employee benefit plans, no obligation of MGP to issue, any capital stock or equity securities, voting securities or securities convertible or exchangeable for such shares of capital stock or other equity interests or voting securities of MGP or any of its subsidiaries. Except as disclosed in the Registration Statement and the Prospectus, or as has otherwise been waived, there are no persons with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale or sold by MGP under the Securities Act pursuant to this Agreement. The issuance and sale of the MGP Consideration Shares will not obligate MGP to issue securities to any person (other than the Share Purchaser) and will not result in an adjustment to (or provide any Person the right to adjust) the exercise, conversion, exchange or reset price under any securities issued by MGP (or in any agreement providing rights to security holders of MGP).

Section 1.5 MGP Reports; Financial Statements.

(a) MGP has filed or furnished, as applicable, on a timely basis, all forms, schedules, statements, certifications, reports and others documents required to be filed or furnished by it with the Commission pursuant to the Securities Act or the Exchange Act, since January 1, 2018 (the forms, statements, certifications, reports and documents filed or furnished since January 1, 2018 and those filed or furnished subsequent to the date hereof through and including the

Annex A-2

Closing Date, including any amendments thereto, the “MGP Reports”). Each of the MGP Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. As of their respective dates (or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement), the MGP Reports did not, and any the MGP Reports filed with or furnished to the Commission on or prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the Commission staff with respect to the MGP Reports.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the MGP Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of the MGP Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of MGP and its consolidated subsidiaries as of its date and each of the statements of operations, comprehensive income, cash flows and partners’ capital included in or incorporated by reference into the MGP Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of the MGP Reports filed after the date hereof, will fairly present in all material respects the results of operations, comprehensive income, cash flows and partners’ capital, as the case may be, of MGP and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be noted therein and in compliance with, in all material respects, applicable accounting requirements and the rules and regulations of the Commission.

(c) Neither MGP nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations (A) set forth in MGP’s consolidated balance sheet as of September 30, 2019 included in its Form 10-Q for the quarter ended September 30, 2019 or in the notes thereto, (B) incurred in the ordinary course of business consistent with past practice since September 30, 2019, (C) incurred in connection with this Agreement or the Transactions contemplated thereby or (D) which would not, individually or in the aggregate, reasonably be expected to have an MGP Material Adverse Effect.

(d) MGP maintains a system of effective internal control over financial reporting (as defined under Rule 13-a15 and 15d-15 under the 1934 Act Regulations), and MGP maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and is

Annex A-3

prepared in accordance with the Commission’s rules and guidelines applicable thereto in all material respects. MGP has not received any notification of any “material weaknesses” in MGP’s internal controls and no change in the MGP’s internal control over financial reporting has materially affected, or is reasonably likely to materially affect, MGP’s internal control over financial reporting. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e) As of the date of this Agreement, there is and has been no failure on the part of MGP or any of its directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

Section 1.6 Litigation. There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings now pending or, to MGP’s knowledge, threatened in writing against MGP or any of its subsidiaries which, if determined adversely to such entity, would, individually or in the aggregate, materially and adversely affect the ability of MGP to perform its obligations hereunder or reasonably be expected to have an MGP Material Adverse Effect. Neither MGP nor any of its subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, would adversely affect the ability of MGP to perform its obligations hereunder or would reasonably be expected to have an MGP Material Adverse Effect.

Section 1.7 REIT Status. Commencing with its taxable year ending December 31, 2016, MGP has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

Section 1.8 Compliance with Laws. The business of each of MGP and its subsidiaries have not been since December 31, 2018, and are not being, conducted in violation of any applicable Law, and none of MGP or its subsidiaries is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by MGP or any of its subsidiaries under), nor has MGP or its subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), in each case except for defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in an MGP Material Adverse Effect.

Section 1.9 Absence of Certain Changes. Except as disclosed in the MGP Reports filed prior to the date hereof, since the respective dates as of which information is given in the MGP Reports, the Registration Statement or the Prospectus and through the date of this Agreement, (i) except for matters relating to the Transactions contemplated by this Agreement, MGP and its subsidiaries have conducted their respective businesses in the ordinary and usual

Annex A-4

course of such businesses consistent with past practice (it being agreed and understood that the pursuit and consummation of real estate acquisitions (including, if applicable, via a taxable REIT subsidiary), including the entry into definitive agreements with respect thereto, is in the ordinary and usual course of business for MGP and its subsidiaries), (ii) there has not been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has had or would reasonably be expected to have an MGP Material Adverse Effect, (iii) MGP has not altered its method of accounting in any material respect or the identity of its auditors, and (iv) MGP has not declared or made any dividend or distribution (other than regular quarterly cash dividends with respect to the MGP Class A Shares in amounts per share that are consistent with the description in the MGP Reports filed prior to the date hereof in accordance with MGP’s past dividend policy), or purchased, redeemed or made any agreements to purchase or redeem any MGP Class A Shares except for repurchases of MGP Class A Shares held by employees upon the termination of employment or in satisfaction of tax withholdings.

Section 1.10 Securities Law Matters.

(a) MGP meets the requirements for use of Form S-3 under the Securities Act, the Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act) and the MGP Class A Shares have been and remain eligible for registration by MGP on such automatic shelf registration statement. Each of the Registration Statement and any post-effective amendment thereto has become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act, no order preventing or suspending the use of the Prospectus or any prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to MGP’s knowledge, contemplated. MGP has complied with each request (if any) from the Securities and Exchange Commission (the “Commission”) for additional information.

(b) Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness and at each deemed effective date with respect to MGP pursuant to Rule 430B(f)(2) under the Securities Act, complied in all material respects with the requirements of the Securities Act.

(c) The MGP Consideration Shares have been duly registered under the Securities Act pursuant to the Registration Statement and that the fees required by the Commission relating to the MGP Consideration Shares have been paid within the time required by the Commission.

(d) MGP is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act, without taking account of any determination by the Commission pursuant to Rule 405 under the Securities Act that it is not necessary that MGP be considered an ineligible issuer;

(e) The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act.

Annex A-5

(f) Prior to the Closing, MGP will have delivered to the Share Purchaser (or its designated Affiliate acquiring the MGP Consideration Shares) a prospectus, forming a part of the Registration Statement, relating to the offering of MGP Consideration Shares (but which shall not, for the avoidance of doubt, include pro forma financial statements with respect to MGP or any other person in connection with the Transactions) (including any applicable supplements, the “Prospectus”) and such Prospectus will not include an untrue statement of a material fact or omit a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 1.11 MGP Consideration Shares. The MGP Consideration Shares have been duly authorized and, when issued pursuant to this Agreement at the Closing, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances and other restrictions (other than restrictions imposed by securities laws and Section 7.11), and will not have been issued in violation of any preemptive rights, rights of first refusal or offer, or registration rights. In accordance with the limited liability company agreement of MGP, the holders of the MGP Consideration Shares and will have no obligation to make any further payments for the purchase of the MGP Consideration Shares or contributions to MGP solely by reason of their ownership of MGP Consideration Shares.

Section 1.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Share Purchase based upon arrangements made by or on behalf of MGP.

Section 1.13 No Other Representations and Warranties. Except for the representations and warranties contained in this Article I of Annex A and in the Ancillary Documents, MGP has not made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of MGP in connection with the Transactions, including any representation or warranty as to the accuracy or completeness of any information regarding the MGP Consideration Shares furnished or made available to the other Parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHARE PURCHASER

The Share Purchaser hereby represents and warrants to MGP, as of the date of this Agreement and as of the Closing Date, as follows:

Section 2.1 Organization and Qualification.

(a) Share Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its businesses as presently conducted.

(b) Share Purchaser is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or delay the consummation of the Share Purchase.

Annex A-6

Section 2.2 Authority. Share Purchaser has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the Share Purchase. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Share Purchase have been (and such Ancillary Documents to which it is a party will be) duly authorized by all necessary limited liability company action on the part of Share Purchaser, and no other proceeding (including by its equityholders) on the part of Share Purchaser is necessary to authorize this Agreement and the Ancillary Documents to which Share Purchaser is a party or to consummate the Share Purchase. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Share Purchaser is a party will be) duly and validly executed and delivered by Share Purchaser and constitute a valid, legal and binding agreement of Share Purchaser (assuming this Agreement has been and the Ancillary Documents to which Share Purchaser is a party will be duly and validly authorized, executed and delivered by the other Parties hereto and thereto), enforceable against Share Purchaser in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 2.3 Consents and Approvals; No Violations. Except as have already been obtained or that will be obtained prior to the Closing, and except as set forth on Schedule A-2.3 attached hereto, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Share Purchaser of this Agreement or the Ancillary Documents to which Share Purchaser is a party or the consummation by it of the Share Purchase, except for those the failure of which to obtain or make would not prevent or delay the Share Purchase from occurring on the Closing Date. Except as set forth on Schedule A-2.3 attached hereto, neither the execution, delivery and performance by Share Purchaser of this Agreement or the Ancillary Documents to which it is a party nor the consummation by Share Purchaser of the Share Purchase will (a) conflict with or result in any breach of any provision of Share Purchaser’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which Share Purchaser is a party, or (c) violate any Order of any Governmental Entity having jurisdiction over Share Purchaser, which in the case of any of clauses (b) through (c) above, would prevent or materially delay the Share Purchase from occurring on the Closing Date.

Section 2.4 No Distribution. Share Purchaser is purchasing the MGP Consideration Shares without a view to any resale or distribution thereof; provided, that the Share Purchaser reserves the right to sell or otherwise dispose of all or any portion of the MGP Consideration Shares pursuant to a registration statement or exemption under the Securities Act, subject to the terms of the Agreement, including Section 7.11 thereto.

Section 2.5 Not a Broker. Share Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act, or otherwise.

Section 2.6 No Other Representations and Warranties. Except for the representations and warranties contained in this Article II of Annex A and in the Ancillary Documents, Share Purchaser has not made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Share Purchaser in connection with the Share Purchase.

Annex A-7

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MGP BREIT VENTURE 1 LLC

a Delaware limited liability company

Dated as of [_________], 2020

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN THOSE STATUTES. THE SALE, ASSIGNMENT, TRANSFER, EXCHANGE, MORTGAGE, PLEDGE OR OTHER DISPOSITION OF ANY LIMITED LIABILITY COMPANY INTEREST IS RESTRICTED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON, AMONG OTHER THINGS, RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS. BY ACQUIRING THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS LIMITED LIABILITY COMPANY INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND RULES AND REGULATIONS THEREUNDER AND THE TERMS AND PROVISIONS OF THIS AGREEMENT.

(i)

(ii)

		Page
9.8	Construction	66
9.9	Captions - Pronouns	66
9.10	Binding Effect	66
9.11	Severability	66
9.12	Confidentiality	66
9.13	Interpretation	67
9.14	No Third Party Beneficiaries	67
9.15	No Right of Setoff	68
9.16	Counterparts	68
9.17	Submission to Jurisdiction	68
9.18	Attorney’s Fees	68
9.19	Injunctive Relief and Enforcement	68
9.20	Intentionally Omitted	69
9.21	Force Majeure	69
9.22	Limitation on Creditors’ Interests	69

Exhibit A	Members, Initial Capital Contributions and Percentage Interests

Exhibit B	REOC Letter

Exhibit C	Interest ROFO Sale Documents

Exhibit D	Anti-Corruption Representation

Schedule 1	Initial Financing; Permitted Carveout Guaranty

Schedule 2	MGP	Competitor

(iii)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MGP BREIT VENTURE 1 LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of MGP BREIT Venture 1 LLC, a Delaware limited liability company (the “Company”) is made and entered into as of [•] (the “Effective Date”), by and between MGP JV Investco 1 LLC, a Delaware limited liability company (the “MGP Entity”), and BCORE Windmill Parent LLC, a Delaware limited liability company (the “Sponsor Entity”). Capitalized terms used herein are defined in Article II hereof or as elsewhere provided herein.

RECITALS

A. The Company has been formed by the MGP Entity as a limited liability company under the Act for purposes of acquiring, owning, financing, leasing, maintaining, operating and otherwise dealing with the Properties (which may be through Subsidiaries of the Company, if elected by the Managing Member (subject to Section 1.2 below)). The Company was formed by filing the Certificate with the Secretary of State of the State of Delaware under and pursuant to the provisions of the Act and is currently operated in accordance with that certain Limited Liability Company Agreement dated as of [•] (the “Existing Operating Agreement”).

B. The MGP Entity desires to admit the Sponsor Entity as a Member of the Company, and the Members desire to enter into this Agreement to amend and restate the Existing Operating Agreement in its entirety for purposes of setting forth their respective rights and obligations with respect to the Company and each other.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Operating Agreement in its entirety to read as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1 Formation and Continuation; Filings.

1.1.1 The Company was formed under and pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (as amended from time to time, the “Act”) and on the terms and conditions set forth in the Certificate as filed with the Secretary of State of the State of Delaware. The rights and liabilities of the Members of the

Company shall be as provided in the Act, the Certificate and this Agreement. In the event of any inconsistency between any terms and conditions contained in this Agreement, the Certificate and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern and override the provisions of the Certificate and the Act. Each of the Members is admitted to the Company as a member of the Company upon its execution of this Agreement.

1.1.2 The fact that the Certificate is on file in the office of the Secretary of State shall constitute notice that the Company is a limited liability company pursuant to Section 18-207 of the Act.

1.1.3 The Certificate may be amended or restated by the Managing Member as provided in the Act as deemed necessary or desirable by the Managing Member; provided that, the Certificate may not be amended or restated without the written consent of any other Member that would be materially adversely affected thereby.

1.1.4 [•], as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of the Company with the Secretary of State of the State of Delaware, which filing is hereby approved and ratified. Effective as of the Effective Date, her powers as an “authorized person” shall cease, and the Managing Member shall become (and thereafter shall continue as) the designated “authorized person” within the meaning of the Act. To the extent not inconsistent with this Agreement, the Managing Member may execute on behalf of the Company, and file and record (or cause to be filed and recorded) and publish, if required by applicable laws, such other and further certificates, statements or other instruments as may be necessary or desirable under the laws of the State of Delaware or the state in which any of the Company Assets are located in connection with the formation and continuation of the Company and the commencement and carrying on of its business. Subject to the terms and conditions of this Agreement, the Managing Member may also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member reasonably shall deem necessary, customary, convenient or advisable.

1.2 Name. The name of the Company shall be MGP BREIT Venture 1 LLC. The Company may also conduct business through Subsidiaries of the Company or at the same time under one or more fictitious names if the Managing Member determines that such is necessary or advisable. The Managing Member may change the name of the Company, from time to time, in accordance with applicable law.

1.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company is located at 1980 Festival Plaza Drive, Suite 750, Las Vegas, Nevada, 89135, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems necessary or advisable. The Managing Member shall provide written notice to the other Members of any change of the principal place of business of the Company.

1.4 Business Purpose. The purpose and business of the Company is to directly, or indirectly through Subsidiaries, acquire, invest in, own, manage, operate, maintain, repair, redevelop, renovate, construct, improve, assign, transfer, lease, finance, mortgage, pledge, sell, dispose and otherwise deal with the Properties or any portion thereof, related property and any other Company Assets acquired by the Company in accordance with the terms hereof, and to own the interests in all of the Subsidiaries of the Company, and to provide any services related thereto and to perform all other activities necessary, customary, convenient or incidental to the furtherance of the foregoing (collectively, the “Business”).

1.5 Powers. In furtherance of its Business, but subject to all of the provisions of this Agreement, the Company shall, have and may exercise, all of the powers and rights that can be conferred upon limited liability companies formed pursuant to the Act, and may also engage in such other lawful business purposes or activity in which a limited liability company may be engaged under applicable law (including, without limitation, the Act) and enter into any agreement or other undertaking, in each case, which the Managing Member deems reasonably necessary, customary, convenient or advisable in connection with or incidental to the furtherance of the Business.

1.6 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a registered agent for service of process on the Company in the State of Delaware. As of the Effective Date, the address of the registered office and the registered agent for service of process of the Company in the State of Delaware shall be as specified in the Certificate or as otherwise designated by the Managing Member. The Company may also from time to time maintain a registered office and a registered agent for service of process on the Company in any other state or jurisdiction as the Managing Member determines necessary or advisable.

1.7 Term. The term of the Company commenced on the filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue until the Company is dissolved in accordance with the terms of this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue as a separate legal entity until termination pursuant to this Agreement.

1.8 Foreign Qualification. The Company shall be qualified or registered under foreign limited liability company statutes, or assumed or fictitious name statutes or similar laws, in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Managing Member, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. Each Person designated by the Managing Member as an authorized person within the meaning of Section 18-204(a) of the Act shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments and/or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business. At the request of the Managing Member, each Member shall execute and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, register, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may reasonably be expected to conduct business; provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

ARTICLE 2

DEFINITIONS

2.1 Definitions. Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

“Acquiring Member” is defined in Section 7.2(a).

“Act” is defined in the Section 1.1.1.

“Additional Capital Contributions” means Capital Contributions other than the Initial Capital Contributions.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company within ninety (90) days after liquidation of such Member’s Interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.

“Affiliate” (including the correlative meaning of the term “Affiliated”) means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person, provided however, that in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any Member and that in no event shall any Member or its Controlled Affiliates be considered an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Sale” is defined in Section 6.12.1.

“Agreement” is defined in the Preamble.

“Asset Disposition” is defined in Section 6.12.1.

“Asset Disposition CC Allocation” is defined in Section 6.12.

“Asset Disposition PP Adjustments” is defined in Section 6.12.

“Asset Potential Purchasers” is defined in Section 6.12.1.

“Asset Responding Member” is defined in Section 6.12.1.

“Asset ROFO” is defined in Section 6.12.1.

“Asset ROFO Closing” is defined in Section 6.12.3.

“Asset ROFO Closing Date” is defined in Section 6.12.3.

“Asset ROFO Down Payment” is defined in Section 6.12.2.

“Asset ROFO Election Notice” is defined in Section 6.12.1.

“Asset ROFO Escrow Agent” is defined in Section 6.12.2.

“Asset ROFO Gross Valuation” is defined in Section 6.12.1.

“Asset ROFO Notice” is defined in Section 6.12.1.

“Asset ROFO Offer Period” is defined in Section 6.12.1.

“Asset ROFO Purchase Agreement” is defined in Section 6.12.4.

“Asset ROFO Purchase Price” means the amount the Triggering Member would have received if (x) the Offered Assets had been sold at the Asset ROFO Gross Valuation, (y) all of the liabilities of the Company and its Subsidiaries related thereto (including, without limitation, all Credit Arrangements) had been paid, and (z) the remaining net proceeds had been distributed to the Members in accordance with this Agreement, including the repayment of any Optional Loans in accordance with the terms of this Agreement. If the applicable Asset ROFO Notice included a determination that the Credit Arrangement secured by the Offered Assets would be repaid by the Company in connection with the sale of the Offered Assets, then the liabilities of the Company and its Subsidiaries shall be deemed to include any prepayment, defeasance or other similar costs that would have been incurred in connection with such repayment but if the applicable Asset ROFO Notice included a determination that the Credit Arrangement secured by the Offered Assets would be assumed by the purchaser, any such prepayment, defeasance or other similar costs, shall be excluded from the calculation of the liabilities of the Company and its Subsidiaries.

“Asset ROFO Rejection Notice” is defined in Section 6.12.1.

“Assignee” means any Person: (a) to whom a Member (or Assignee thereof) Transfers all or part of its direct Interest in accordance with the terms of this Agreement, and (b) that has not been admitted to the Company as a Substitute Member pursuant to Section 7.5.

“Bad Act” is defined in Section 6.8.1.

“Bankruptcy” means, with respect to a Person, the occurrence of: (1) an assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (6) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (7) any other event that would cause, if not for the provisions of this Agreement, the Person to cease to be a member of a limited liability company under the Act.

“BBA Share” is defined in Section 9.6.1(d).

“BREIT” means Blackstone Real Estate Income Trust, Inc. and its successors and assigns.

“BREIT OP” means BREIT Operating Partnership L.P. and its successors and assigns.

“Business” is defined in Section 1.4.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records, as adjusted in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company or any fees paid to a Member) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Interest so Transferred.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Managing Member may make such modification, provided that it is not likely to have a material adverse effect on any Member pursuant to any provision of this Agreement. The Managing Member shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.

“Capital Call Notice” is defined in Section 3.2.2.

“Capital Contributions” means with respect to any Member at any time, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed, or deemed contributed, by such Member to the Company as of such time (net of any liabilities secured by such property or to which such property is otherwise subject), including any Initial Capital Contribution and Additional Capital Contributions.

“Capital Event” means any sale, exchange, condemnation, insurance recovery, or other disposition of Company Assets, or a loan or a refinancing of a loan to the extent the proceeds of such loan are made available to the Company, but excludes incidental sales of non-material personal property occurring in the ordinary course of business. For the avoidance of doubt, the receipt and distribution of the proceeds of the Debt Financing (as defined in the MTA) are not Capital Events for purposes of this Agreement.

“Capital Proceeds” means cash or other consideration received by the Company and its Subsidiaries as a result of any Capital Event less any such cash which is applied to (i) the payment of transaction costs for such Capital Event or other Company Expenses related to such Capital Event, (ii) the repayment of debt of the Company or its Subsidiaries which is required under the terms of the indebtedness or is otherwise authorized by the Managing Member, or (iii) payments of capital expenditures, and (iv) any other amounts set aside for the restoration, increase or creation of Reserves.

“Carveout Contribution Agreement” means that certain Contribution Agreement dated the Effective Date by and among, the Company, the Members, and the Carveout Guarantors.

“Carveout Guarantors” means, collectively, the MGP Guarantor and the Sponsor Guarantor.

“Cash Available for Distribution” means, at the date of determination, all Company cash receipts (excluding the proceeds from Capital Contributions or Optional Loans by any Member), after deducting payments for Company Expenses, payments required to repay any debts or other obligations of the Company, capital expenditures, and any other amounts set aside for the restoration, increase or creation of Reserves.

“Certificate” means the Certificate of Formation for the Company filed with the Secretary of State of the State of Delaware on [•], pursuant to Section 18-201 of the Act, as the same has been or may hereafter be amended and restated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Assets” means all direct and indirect assets and property, whether tangible or intangible (including monies) and whether real, personal, or mixed, from time to time owned by or held for the benefit of the Company, including all direct or indirect interests in the Properties.

“Company Expenses” means, with respect to any fiscal period, the amount of any expenses accrued or paid by or on behalf of the Company during the period, including without limitation, all cash expenses, such as insurance premiums, legal, accounting, and bookkeeping. Company Expenses shall include the actual cost of goods, materials, and administrative services used for or by the Company, whether incurred by the Managing Member, any Affiliate thereof, or any non-Affiliate in performing functions set forth in this Agreement reasonably requiring the use of such goods, materials, or administrative services, provided, that any expenses incurred by Affiliates of the Managing Member and reimbursable by the Company shall be on terms no less favorable than those that would be incurred in an arm’s-length market rate transaction with a Third Party unaffiliated with the Company and/or the Managing Member.

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Competitor Restriction Termination Date” has the meaning set forth in the Lease.

“Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

“Credit Arrangements” is defined in Section 3.8.

“Depreciation” means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method chosen by the Managing Member.

“Dilutive Contribution” as defined in Section 3.3.7.

“Due Date” is defined in Section 3.2.3.

“Economic Interest” means a Person’s right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” is defined in the Preamble.

“Emergency Expenses” means costs that arise from an emergency situation which would, or could reasonably be expected to, (i) cause imminent material loss to the Company, (ii) pose an imminent threat of bodily injury to persons at the Properties, (iii) cause a material liability to the Company or any Subsidiary resulting from a failure to comply with any laws, orders, rules, regulations and other requirements enacted, imposed or enforced by any governmental authority or (iv) result in the imminent suspension of any material services necessary to the continued operation of any portion of the Properties.

“ERISA” is defined in Section 9.2.2.

“Existing Operating Agreement” is defined in the Recitals.

“Failed Contribution” is defined in Section 3.3.1.

“For Cause Removal Event” means the occurrence of any of the following: (i) the written admission by MGP Member or the final non-appealable finding by a court of competent jurisdiction that MGP Member or any of its Affiliates (it being expressly agreed that for the purposes of this clause, none of MGM or any of its Subsidiaries (which are not also MGP’s Subsidiaries) shall be deemed to be an Affiliate of MGP Member) committed an act of fraud with respect to the Company or any Company Assets, (ii) the final non-appealable finding by a court of competent jurisdiction that MGP Member (or an Officer appointed by the MGP Member in its capacity as Managing Member) or any of its Affiliates (it being expressly agreed that for the purposes of this clause, none of MGM or any of its Subsidiaries (which are not also MGP’s Subsidiaries) shall be deemed to be an Affiliate of MGP Member) took or implemented (or caused the Company or any of its Subsidiaries to take or implement) any action that constitutes a Major Decision without the consent of Sponsor Member in violation of Section 6.3.1, or (iii) a Bankruptcy by or with respect to the MGP Member, the MGP Guarantor or MGP.

“Gaming Authority” means any Government Entity that holds regulatory, licensing or permit authority over gambling, gaming, lotteries, horse racing or casino activities conducted by MGM, the MGP Entity or the Sponsor Entity or any of their respective Affiliates, including, but not limited to, the Nevada Gaming Commission and the Nevada Gaming Control Board.

“Gaming Laws” means all laws governing or relating to MGM, the MGP Entity or the Sponsor Entity or any of their respective Affiliates and the gambling, gaming, lottery, horse racing or casino activities and operations of MGM, the MGP Entity or the Sponsor Entity or any of their respective Affiliates, in each case, as amended from time to time, including, but not limited to, the Nevada Gaming Control Act and the regulations promulgated thereunder.

“Government Entity” means any (a) Gaming Authority, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (c) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Managing Member;

(b) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in subparagraph (i), subparagraph (ii), subparagraph (iii) or subparagraph (iv) below, shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Managing Member using such method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional Interest (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) at such other times as the Managing Member shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Managing Member, provided such determination shall be consistent with the fair market value of the Company Assets as determined for purposes of Section 4.4.

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Guaranty Payment” is defined in Section 3.8.4.

“Imputed Underpayment” means an imputed underpayment calculated in accordance with Section 6225(b) of the Code.

“Incapacity” (including the correlative meaning of the term “Incapacitated”) means, (a) as to any Member who is an individual, the death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (b) as to any Member that is a corporation, limited liability company or limited partnership, the bankruptcy (as defined in the Delaware Act) or the filing of a certificate of dissolution, or its equivalent, of such corporation or limited liability company or limited partnership; (c) as to any Member that is a partnership (other than a limited partnership), the the bankruptcy (as defined in the Delaware Act) or the dissolution and commencement of winding up of such partnership; (d) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or (e) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee).

“Indemnitee” is defined in Section 6.8.1.

“Individual Sale” is defined in Section 6.12.1.

“Initial Capital Contributions” is defined in Section 3.1.3.

“Initial Financing” is defined in Section 3.8.2.

“Interest Purchase Agreement” is defined in Section 7.1.4(d).

“Interest Responding Member” is defined in Section 7.1.4(a).

“Interest ROFO” is defined in Section 7.1.4(a).

“Interest ROFO CC Allocation” is defined in Section 7.1.4 (a)

“Interest ROFO Closing” is defined in Section 7.1.4(c).

“Interest ROFO Closing Date” is defined in Section 7.1.4(c).

“Interest ROFO Down Payment” is defined in Section 7.1.4(b).

“Interest ROFO Election Notice” is defined in Section 7.1.4(a).

“Interest ROFO Escrow Agent” is defined in Section 7.1.4(b).

“Interest ROFO Notice” is defined in Section 7.1.4(a).

“Interest ROFO Offer Period” is defined in Section 7.1.4(a).

“Interest ROFO PP Adjustments” is defined in Section 7.1.4 (a)

“Interest ROFO Purchase Price” is defined in Section 7.1.4(a).

“Interest ROFO Rejection Notice” is defined in Section 7.1.4(a).

“Interest ROFO Sale Documents” is defined in Section 7.1.4(c).

“Interested Member” is defined in Section 9.6.4(a).

“Item Subject to Deemed Consent” has the meaning given to the term “Item Subject to Deemed Consent” in the Lease.

“Lease” means that certain Master Lease, dated as of [●], 2020, by and among the Property Owners and Tenant, as amended, supplemented and/or modified from time to time.

“Lease Document Major Decision” is defined in Section 6.3.1(l).

“Lease Documents” means the Lease, the Lease Guaranty, the Transition Services Agreement, each Operating Subtenant Attornment Agreement and the Operating Subtenant Guaranty.

“Lease Guaranty” means that certain Guaranty of Lease Documents, dated as of [•], 2020, made by MGM in favor of the Property Owners, as amended, supplemented and/or modified from time to time.

“Lender” is defined in Section 3.8.1.

“Lending Eligible Member” is defined in Section 3.3.1.

“Lending Member” is defined in Section 3.3.1.

“Liabilities” is defined in Section 6.8.1.

“Liquidator” is defined in Section 8.5.1.

“Lockout Date” means the date which is the earliest of (x) the 25th anniversary of the Effective Date, (y) the termination of the Lease arising out of an Event of Default (as defined in the Lease), and (z) if MGP Member is removed as Managing Member as a result of a For Cause Removal Event, the later of (i) the expiration of the Tax Protection Period and (ii) the date on which MGP Member is so removed as Managing Member as a result of a For Cause Removal Event.

“LTV” means with respect to any proposed Credit Arrangement, on the date such Credit Arrangement is to be entered into, the ratio, expressed as a percentage, of (x) the maximum principal amount of such Credit Arrangement together with the outstanding principal amount of any other Credit Arrangements which will remain outstanding after such proposed Credit Arrangement is entered into and is secured by the same Company Assets as the proposed Credit Arrangement to (y) the fair market value of the Company Assets securing such Credit Arrangement, as reasonably determined by the Member proposing such Credit Arrangement in good faith.

“Major Decision” is defined in Section 6.3.1.

“Managing Member” means the MGP Member, any Substitute Member thereof or any New Managing Member.

“Mandalay Bay Property” means the real property commonly known as the Mandalay Bay Resort and Casino located in Las Vegas, Nevada, acquired by the Mandalay Bay Property Owner pursuant to the MTA.

“Mandalay Bay Property Owner” means Mandalay Propco, LLC a Delaware limited liability company, which is the owner of the Mandalay Bay Property.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Members” means the Persons admitted as members of the Company in accordance herewith and any Substitute Members, with each Member being referred to, individually, as a “Member”; the initial Members shall be the MGP Member and the Sponsor Member.

“Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s Economic Interest and any proceeds thereof, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“MGM” means MGM Resorts International, a Delaware corporation, and its successors and assigns.

“MGM Grand Property” means the real property commonly known as the MGM Grand Las Vegas Hotel and Casino located in Las Vegas, Nevada, acquired by the MGM Grand Property Owner pursuant to the MTA.

“MGM Grand Property Owner” means MGM Grand Propco, LLC, a Delaware limited liability company, which is the owner of the MGM Grand Property.

“MGM Guaranty” means that certain guaranty delivered on the Effective Date by MGM with respect to the Initial Financing.

“MGP” means MGM Growth Properties Operating Partnership LP, a Delaware limited partnership, and its successors and assigns.

“MGP Competitor” means any Person set forth on Schedule 2.

“MGP Entity” is defined in the Preamble.

“MGP Guarantor” means any Affiliate of the MGP Member (including MGP) that executes a Permitted Carveout Guaranty.

“MGP Member” means MGP Entity, together with its permitted successors and assigns admitted as a Substitute Member, including any Substitute Member acquiring the Interests formerly held by an MGP Member.

“MGP REIT” means MGM Growth Properties LLC, a Delaware limited liability company.

“Monthly Payment Date” means the 15th day following the end of a calendar month.

“MTA” means that certain Master Transaction Agreement, dated as of January [•], 2020 and executed by MGP, MGM, the Sponsor Member and certain other parties, as the same may be amended, supplemented and otherwise modified from time to time.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall be added to such taxable income or loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s

Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company Asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 5.2 or Section 5.4.2 hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.2 and 5.4.2 shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“New Lease Major Decision” is defined in Section 6.3.1.

“New Managing Member” is defined in Section 6.4.1.

“Non-Contributing Member” is defined in Section 3.3.1.

“Non-Discretionary Capital” means capital required by the Company (i) to cover Emergency Expenses or to pay debt service payable under any Credit Arrangement, only to the extent that ordinary cash flows of the Company are not available to satisfy the same or (ii) to pay Required Principal Paydowns.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“OFAC” is defined in Section 9.2.1(h).

“Offered Assets” is defined in Section 6.12.1.

“Officers” is defined in Section 6.1.3.

“Operating Subtenant” has the meaning set forth in the Lease.

“Operating Subtenant Attornment Agreement” has the meaning set forth in the Lease.

“Operating Subtenant Guaranty” has the meaning set forth in the Lease.

“Optional Contribution Notice” is defined in Section 3.3.1.

“Optional Loan” is defined in Section 3.3.1.

“Optional Loan Rate” means ten percent (10%) per annum; provided, however, that the Optional Loan Rate for Optional Loans made for the purposes of funding Required Principals Paydowns shall be fourteen percent (14%) per annum; provided, further, that in no event shall the Optional Loan Rate exceed the highest lawful rate of interest allowable under applicable law.

“Other MGM/MGP Arrangements” is defined in Section 6.9.2.

“Outside Contribution Date” is defined in Section 3.3.1.

“Partnership Representative” is defined in Section 9.6.1.

“Patriot Act” is defined in Section 9.2.1(h).

“PCAOB” means, the Public Company Accounting Oversight Board or any successor thereto as may be directed by or implemented pursuant to SOX.

“Percentage Interest” means, with respect to each Member, initially the percentage set forth opposite such Member’s name on Exhibit A attached hereto, as the same may be amended or otherwise modified from time to time.

“Permitted Carveout Guaranty” means, with respect to any Person that is the guarantor, the collective reference to a guaranty of indebtedness or indemnity that provides for personal recourse to such Person for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in a separate guaranty or indemnification agreement in non-recourse financing of real property.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited partnership, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

“Property” and “Properties” means, individually or collectively, the Mandalay Bay Property and the MGM Grand Property.

“Property Disposition” means the (i) sale of all or substantially all of any Property, (ii) sale of any direct ownership interests in any Property Owner or any Subsidiary of the Company that directly or indirectly owns a Property to a Person other than the Company or a direct or indirect wholly-owned Subsidiary of the Company, or (iii) merger, consolidation, conversion or other combination of the Company, or any Subsidiary of the Company that directly or indirectly owns a Property, with or into any other Person (other than the Company or a direct or indirect wholly-owned Subsidiary of the Company).

“Property Owner” and Property Owners” means, individually or collectively, the Mandalay Bay Property Owner and the MGM Grand Property Owner.

“Public Vehicle” means a Person whose securities are listed and traded on the New York Stock Exchange, AMEX, NASDAQ, or another nationally recognized securities exchange, and shall include any operating partnership through which such Person conducts all or substantially all of its business (including, without limitation, MGP and BREIT OP).

“Regulation D” is defined in Section 9.2.1(k).

“Regulations” means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 5.2.8.

“REIT” is defined in Section 6.11.

“REIT Requirements” is defined in Section 6.11.

“Removal Event” means (i) if an Event of Default (as defined in the Lease) has occurred and is continuing, (ii) the occurrence of a For Cause Removal Event, or (iii) the occurrence of a Transfer or dilution in accordance with Section 3.3.7 which results in MGP, directly or indirectly, owning less than thirty-five percent (35%) of the Membership Interests in the Company.

“Required Principal Paydowns” means the payment of all or a portion of the principal amount of any Credit Arrangement or other indebtedness for borrowed money of the Company or any Subsidiary (including all associated transaction costs) on or about the maturity of such Credit Arrangement or other indebtedness in circumstances where the Company does not obtain replacement financing in an amount at least equal to such maturing Credit Arrangement or other indebtedness.

“Required Tax Elections” means: (i) an election to adopt the accrual method of accounting in accordance with Regulations Section 1.446-1(e)(1); (ii) an election to adopt the recurring item exception of Code Section 461(h)(3) pursuant to Regulations Section 1.461-5(a) for all types of items for all trades or businesses of the Company; (iii) an election pursuant to Code Section 461(c) to ratably accrue real property taxes; (iv) an election under Code Section 168(g)(7) to use the alternative depreciation system with respect to all applicable assets of the Company acquired after the Effective Date; (v) an election pursuant to Regulations Section 1.168(k)-1(e)(1) not to apply Code Section 168(k) with respect to any asset of the Company; (vi) a de minimis safe harbor election under Regulations Section 1.263(a)-1(f) for all eligible amounts paid or incurred during the taxable year; (vii) an election pursuant to Regulations Section 1.709-1(b)(2) to capitalize the Company’s organizational expenses for the taxable year in which the Company begins business; and (viii) one or more elections under Code Section 163(j)(7)(B) and Proposed Regulations 1.163(j)-9 to be an electing real property trade(s) or business(es).

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Managing Member, in its reasonable discretion, for working capital, and to pay capital expenditures, taxes, insurance, debt service, debt repayment and other liabilities (including any liabilities arising under the Tax Protection Agreement), costs or expenses incident to the existence of the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as contemplated hereunder.

“Retained Guarantee Liabilities” is defined in Section 7.1.4(c).

“Reviewed Year” is defined in Section 6225(d)(1) of the Code.

“Right to Compete” is defined in Section 6.9.2.

“ROFO Offered Interest” is defined in Section 7.1.4(a).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Member” is defined in Section 7.1.4(a).

“Similar Law” is defined in Section 9.2.2.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, supplemented, restated or replaced from time to time, or any similar or related requirements pursuant to applicable law from time to time.

“Sponsor Entity” is defined in the Preamble.

“Sponsor Guarantor” means any Affiliate of Sponsor Member (including BREIT OP) that executes a Permitted Carveout Guaranty.

“Sponsor Member” means Sponsor Entity, together with its permitted successors and assigns that are admitted as Substitute Members, including any Substitute Member acquiring the Interests formerly held by a Sponsor Member.

“Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, Controlled by such Person.

“Substitute Member” means any Person: (a) to whom a Member (or Assignee thereof) Transfers all or any part of its direct Interest in accordance with the terms of this Agreement, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 7.5.

“Targeted Financing” means any proposed Credit Arrangement that is in an amount equal to the greater of (i) an amount sufficient to repay in full any existing Credit Arrangement secured by the Company Assets which will be collateral for such proposed new Credit Arrangement, including any related prepayment, defeasance or similar costs incurred as a result of such repayment and (ii) an amount which results in an LTV of (A) not less than 60% and (B) not greater than 75%.

“Tax Advances” is defined in Section 4.3.

“Tax Protection Agreement” means that certain tax protection agreement dated as of the date hereof by and between MGM and the Company, as amended, supplemented and/or modified from time to time.

“Tax Protection Period” means “Protected Period” as defined in the Tax Protection Agreement.

“Tenant” has the meaning given to the term “Tenant” in the Lease.

“Tenant Party” means any of Tenant, any Operating Subtenant, MGM and any MGM Party (as defined in the Transition Services Agreement), in each case, in its capacity as a party to a Lease Document, as applicable.

“Tenant Competitor” has the meaning given to the term “Tenant Competitor” in the Lease.

“Third Party” means with respect to any Person, any other Person that is not an Affiliate of such Person.

“Transfer” means any sale, exchange, assignment, pledge, transfer, gift, hypothecation, mortgage, encumbrance or other form of disposition, directly or indirectly, by operation of law or otherwise. The term “Transferred” shall have a correlative meaning.

“Transfer Affiliate” means (i) with respect to the Sponsor Member, any Person that is ninety-five percent (95%) or more owned and Controlled, directly or indirectly, by BREIT OP and (ii) with respect to the MGP Member, any Person that is ninety-five percent (95%) or more owned and Controlled, directly or indirectly, by MGM and/or MGP.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of [•], 2020 by and among Property Owners, Tenant and MGM Parties (as defined therein), as amended, supplemented and/or modified from time to time.

“TRS” is defined in Section 6.11.

“Voteco Entity” shall be a formed Delaware limited liability company that would (i) control Sponsor Member and (ii) be owned and controlled by one or more senior management officers at BREIT.

ARTICLE 3

CAPITAL; CAPITAL ACCOUNTS AND MEMBERS

3.1 Generally; Initial Capital Contributions.

3.1.1 Effective as of the Effective Date, the MGP Member and the Sponsor Member have been admitted to the Company as members of the Company.

3.1.2 The names, addresses, Capital Contributions (including Additional Capital Contributions), Capital Account balances and Percentage Interests of the Members shall at all times be set forth in the books and records of the Company, which shall be supplemented from time to time by the Managing Member to reflect the admission of Substitute Members pursuant to this Agreement, as well as to reflect any changes in the Members’ respective Capital Contributions, Capital Account balances and Percentage Interests pursuant to the terms of this Agreement.

3.1.3 On the Effective Date, each of the Members shall be deemed to have contributed as its initial Capital Contribution the amount set forth on Exhibit A (collectively, the “Initial Capital Contributions”).

3.2 Additional Contributions.

3.2.1 Except as set forth in this Section 3.2, or as otherwise required by law, no Member or Assignee shall be required or permitted to make any Additional Capital Contributions to the Company.

3.2.2 The Managing Member may require the Members to make Additional Capital Contributions in accordance with this Section 3.2. If the Company requires Additional Capital Contributions to fund Non-Discretionary Capital, the Managing Member shall give written notice (a “Capital Call Notice”) to each Member indicating the purpose for such Additional Capital Contribution and each Member’s proportionate share thereof. If the Managing Member fails to send a Capital Call Notice to fund Non-Discretionary Capital, and the Sponsor Member reasonably determines that Non-Discretionary Capital is required by the Company, the Sponsor Member (i) may deliver a written notice to the Managing Member advising the Managing Member of such failure, and (ii) if such Managing Member continues for five (5) Business Days following such delivery to fail to call for Additional Capital Contributions to fund such Non-Discretionary Capital, the Sponsor Member shall have the right to deliver a Capital Call Notice to the Members; provided, in the event of a Bankruptcy of the Managing Member, the Sponsor Member shall be permitted to deliver a Capital Call Notice to the Members immediately upon reasonably determining that Non-Discretionary Capital is required by the Company and without satisfying the requirements of clause (i) or (ii) of the foregoing. The Members shall make, on or prior to the Due Date, all Additional Capital Contributions pursuant to this Section 3.2.2 and Section 3.2.3 in proportion to their then respective Percentage Interests. No Member shall have any liability for failing to fund any Additional Capital Contributions (including to fund any Non-Discretionary Capital) other than the remedies provided in Section 3.3 and any such Member which fails to fund Additional Capital Contributions shall not be in default of its obligations under this Agreement.

3.2.3 Any Capital Call Notice shall contain a due date, which shall not be fewer than ten (10) Business Days after the date such notice is delivered (the “Due Date”), and each Member shall contribute to the Company its Additional Capital Contributions in immediately available funds (United States dollars) by such Due Date. The Managing Member shall cause the Company’s books and records to be updated to reflect such Additional Capital Contributions and any corresponding changes to the Members’ Capital Account balances as a result thereof.

3.3 Optional Loans and Dilutive Contributions.

3.3.1 If a Member (in such capacity, a “Non-Contributing Member”) does not advance in immediately available funds (United States dollars) to the Company all or any portion of any Additional Capital Contributions required by it pursuant to Section 3.2 (a “Failed Contribution”) by 5:00 p.m. local time in New York, New York, on the Due Date therefor, a funding Member may (in such capacity, a “Lending Eligible Member”), deliver, at any time within thirty (30) days after the Due Date, a notice to the Non-Contributing Member (an “Optional Contribution Notice”) that it may elect to fund such Failed Contribution. At any time: (a) after the fifth Business Day following the date on which an Optional Contribution Notice is delivered (such fifth Business Day, an “Outside Contribution Date”), and (b) prior to such Non-Contributing Member making such Failed Contribution, a Lending Eligible Member may, but shall not be obligated to, advance to the Company an amount equal to the Failed Contribution and to treat such advance as a loan (an “Optional Loan”) to the Non-Contributing Member, which Optional Loan shall be recourse only to the Non-Contributing Member’s Interest. The Lending Eligible Member that makes the Optional Loan is referred to herein as the “Lending Member.” Any Lending Member shall be entitled to structure such Optional Loan in a manner it reasonably deems necessary to satisfy all applicable REIT requirements (including, without limitation, all REIT income and asset requirements), including (1) by electing to provide such capital in the form of preferred equity of the Company rather than debt, (2) subject to compliance with all Credit Arrangements, by making the Optional Loan (or preferred equity investment) directly to (or in) the Company or one or more Subsidiaries (including the Property Owners), (3) having the Optional Loan secured by the Non-Contributing Member’s interest in the Company, or (4) by having an Affiliate of such Lending Member provide the Optional Loan (or preferred equity investment); provided that the economic terms and substantive rights of such Lending Member, the Non-Contributing Member, the Company and any Subsidiary pursuant to any such alternative structure shall be the same in all material respects as if such Lending Member had made an Optional Loan pursuant to the express provisions of this Section 3.3.1.

3.3.2 If an Optional Loan(s) shall be made in accordance with this Section 3.3, the Lending Member shall notify the Non-Contributing Member and the Company of the amount and date of the Optional Loan(s), and the Capital Account balance of the Non-Contributing Member shall be credited to reflect the payment of the proceeds of the Optional Loan to the Company. Each Optional Loan that is treated as a loan to the Non-Contributing Member after taking into account the REIT considerations described in Section 3.3.1 above shall be deemed to be made to the Non-Contributing Member, with the proceeds of each Optional Loan delivered by the Lending Member to the Company in immediately available funds (United States dollars) on such Non-Contributing Member’s behalf and the full amount of such Optional Loan shall be deemed a Capital Contribution by the Non-Contributing Member for all purposes of this Agreement. An Optional Loan shall be deemed to have been advanced on the date actually advanced by the Lending Member to the Company. Optional Loans shall earn interest on the outstanding principal amount thereof at a rate equal to the Optional Loan Rate from the date actually advanced by the Lending Member to the Company until the date the same is repaid in full, compounding quarterly.

3.3.3 Optional Loans shall only be repayable by and collectible from the Non-Contributing Member as set forth in this Section 3.3. An Optional Loan (together with any accrued and unpaid interest thereon) may be repaid by a Non-Contributing Member at any time. If an Optional Loan is made, the Non-Contributing Member shall not receive any distributions pursuant to Articles 4 and 8 while the Optional Loan remains unpaid. Instead, the Non-Contributing Member’s share of all such distributions or such other proceeds shall (until all Optional Loans made to such Non-Contributing Member plus all accrued and unpaid interest thereon, if any, shall have been paid in full) first be paid to the Lending Member. Such payments shall be applied first to the payment of any accrued and unpaid interest on such Optional Loans and then to the repayment of the principal amounts thereof, but shall be considered, for all other purposes of this Agreement, to have been distributed to the Non-Contributing Member. Such Non-Contributing Member’s right to receive distributions shall be immediately reinstated prospectively upon the full repayment of an Optional Loan, including all accrued and unpaid interest thereon to the Lending Member.

3.3.4 Intentionally Omitted.

3.3.5 Intentionally Omitted.

3.3.6 If (a) a Lending Eligible Member provides an Optional Contribution Notice to the Non-Contributing Member as provided in Section 3.3.1 above, (b) the Non-Contributing Member does not make the Additional Capital Contribution on or before the Outside Contribution Date, and (c) no other Lending Eligible Member elects to make an Optional Loan on or before the Outside Contribution Date, then each Lending Eligible Member may elect, in lieu of making an Optional Loan, at any time within thirty (30) days after the Outside Contribution Date, by notice to the Company and the Non-Contributing Member, to have the Company return the Additional Capital Contribution advanced by such Lending Eligible Member and, promptly following the Company’s receipt of such notice, the Company shall return such corresponding Additional Capital Contribution to the Lending Eligible Member (with a corresponding debit to such Lending Eligible Member’s Capital Account and Capital Contribution balances).

3.3.7 A Lending Eligible Member may fund a Failed Contribution as an Additional Capital Contribution from such Lending Eligible Member to the Company (a “Dilutive Contribution”) in lieu of making an Optional Loan, in which case:

(a) the Percentage Interest of such Lending Eligible Member shall be adjusted and shall be amended in order to reflect an increase in such Member’s Percentage Interest by adding thereto a percentage amount equal to the product of (A) 1.5 times (B) the quotient (expressed as a percentage) of (I) the amount of the applicable Dilutive Contribution made by such Lending Eligible Member divided by (II) the sum of the total Capital Contributions made by all of the Members (including the applicable Dilutive Contribution and all other Dilutive Contributions) through and including the date that the Lending Eligible Member made the Dilutive Contribution; and

(b) the Percentage Interest of the Non-Contributing Member shall be reduced by the percentage amount added to the Percentage Interest of the Lending Eligible Member pursuant to clause (a) above.

Notwithstanding the foregoing, in no event shall the Percentage Interest of any Member be greater than 100% or reduced by more than 10 percentage points in total as a result of the foregoing dilution (whether as a result of one or more Dilutive Contributions).

3.4 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2 and the terms of this Agreement to the extent such terms are consistent with the applicable Regulations.

3.5 Return of Capital. Except as otherwise provided in this Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account balance, (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, (c) the Company shall not redeem or repurchase the Interest of any Member, and (d) no Member shall be personally liable for the return of all or any part of any Capital Contribution of the other Members.

3.6 Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other applicable law: (a) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company (including all Credit Arrangements), whether such debt, liability or other obligation arises in contract, tort, or otherwise; (b) no Member shall in any event have any personal liability whatsoever in excess of the amount of any wrongful distribution to such Member, except if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of the Act; and (c) no Member shall have any liability for failing to fund any Capital Contributions other than the remedies provided in Section 3.3.

3.7 Member Loans.

3.7.1 No Member shall be required to make any loans or otherwise lend any funds to the Company or its Subsidiaries.

3.7.2 No loans made by any Member to the Company shall have any effect on such Member’s Capital Account balance, Capital Contributions or Percentage Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

3.8 Credit Arrangements.

3.8.1 The Members acknowledge that, as of the Effective Date, the Company and its Subsidiaries have entered into the financings described on Schedule 1 attached hereto (the “Initial Financing”) and MGP Guarantor and Sponsor Guarantor have each delivered the Permitted Carveout Guaranty described in Schedule 1 attached hereto and MGM has delivered the MGM Guaranty in accordance with the terms of the MTA.

3.8.2 Subject to the terms of this Section 3.8, the Managing Member may, from time to time, cause the Company or any Subsidiary of the Company to borrow funds or enter into any financing or refinancing arrangements (collectively, “Credit Arrangements”) with one or more lenders (a “Lender”) for any purpose consistent with the purpose of the Company, and to pledge, enter into a negative pledge or otherwise secure Credit Arrangements with or with respect to any Company Assets; provided, (i) except as expressly provided in Section 3.8.4, no Member or its Subsidiaries or Affiliates shall be required to incur any personal liability in connection with any Credit Arrangement, and (ii) no such Credit Arrangements shall restrict any Transfer in or by any Member which is otherwise permitted by the terms of this Agreement without the consent of such Member, provided that each Member acknowledges that Credit Arrangements may require that certain specified Transfers comply with customary ministerial, administrative and prohibited person requirements (e.g., completed KYC forms, the delivery of required notices, etc.).

3.8.3 MGP Member and Sponsor Member shall be jointly responsible for pursuing, approving and obtaining Credit Arrangements; provided that, Sponsor Member shall have the authority to manage the day to day pursuit of the Credit Arrangement (subject to the last sentence in this Section). The Sponsor Member agrees to begin to diligently pursue a refinancing of each Credit Arrangement no earlier than twelve (12) months and no later than six (6) months prior to the maturity of such Credit Arrangement. With respect to each refinancing of a Credit Arrangement, the Sponsor Member shall pursue a refinancing that is a Targeted Financing. The Sponsor Member shall consult with the MGP Member and keep the MGP Member reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange each refinancing of a Credit Arrangement. Except as provided in the last sentence in this Section, so long as the Sponsor Member is diligently pursuing each such refinancing, the MGP Member shall refrain from simultaneously pursuing a refinancing of a Credit Arrangement. In the event the Sponsor Member is successful in arranging a proposed Credit Arrangement that is a Targeted Financing that can be obtained by the Company within the six (6) month period prior to the maturity of the existing Credit Arrangement it is intended to refinance (subject to the last sentence in this Section), each of MGP Member and Sponsor Member agree to be reasonable and cooperate in causing the Company to complete such Credit Arrangement; provided, that the definitive terms of any such Credit Agreement shall be subject to the prior approval of the MGP Member, not to be unreasonably withheld, conditioned or delayed. In the event that the Sponsor Member (i) has not finalized arranging a proposed Credit Arrangement that is a Targeted Financing at least three (3) months prior to the maturity of the Credit Arrangement it is intended to refinance or (ii) has arranged for but has failed to close a proposed Credit Arrangement that is a Targeted Financing at least two (2) months prior to the maturity of the Credit Arrangement it is intended to refinance, then upon notice from the MGP Member, the Sponsor Member shall cease pursuing such refinancing and the MGP Member shall diligently pursue such refinancing of such Credit Arrangement with a Targeted Financing in order to refinance such Credit Arrangement.

3.8.4 Further, each of the Members agrees, at the expense of and subject to reimbursement from the Company, to provide and to use their commercially reasonable efforts to cause their respective officers, employees and advisors to provide reasonable cooperation as reasonably required for the completion of any such Credit Arrangement that has been arranged in accordance with Section 3.8.2 and Section 3.8.3, including (i) executing and delivering (or causing to be delivered) such organizational documents, opinions, certificates and similar documents as are reasonably requested in connection with any such Credit Arrangement, (ii) making available financial information regarding the Properties, the Company and the Carveout Guarantors in the same manner as what was provided in connection with the Initial Financing, and (iii) using reasonable efforts to obtain estoppel certificates and nondisturbance agreements from tenants and subtenants of the Properties and the counterparties under other material agreements affecting the Properties.

3.8.5 In connection with any Credit Arrangements, if a Lender requires a (i) an MGP Guarantor to enter into a Permitted Carveout Guaranty in connection with such Credit Arrangement, the MGP Member shall cause the MGP Guarantor to execute and deliver such Permitted Carveout Guaranty, upon such terms as shall be reasonably approved by the MGP Member and (ii) a Sponsor Guarantor to enter into a Permitted Carveout Guaranty in connection with such Credit Arrangement, the Sponsor Member shall cause the Sponsor Guarantor to execute and deliver such Permitted Carveout Guaranty, upon such terms as shall be reasonably approved by the Sponsor Member. In connection with the execution and delivery of the Permitted Carveout Guaranties with respect to the Initial Financing, the Members and the Carevout Guarantors have executed and delivered the Carveout Contribution Agreement. In the event one or more Permitted Carveout Guaranties are executed and delivered with respect to any other Credit Arrangements, the Members and the Carevout Guarantors, (and, in the event there is not a Sponsor Guarantor under any such Credit Agreement, BREIT OP or such other Affiliate of the Sponsor Member reasonably acceptable to MGP Member) shall execute and deliver a contribution agreement on substantially the same terms as the Carveout Contribution Agreement with respect to such Permitted Carveout Guaranties.

3.8.6 To the extent that any amounts are actually paid under any Permitted Carveout Guaranty (a “Guaranty Payment”), then (i) the applicable Member which is Affiliated with the guarantor which made such Guaranty Payment shall be deemed to have made an Additional Capital Contribution equal to its Percentage Interest of such Guaranty Payment and (ii) the Managing Member shall send an Additional Capital Contribution notice as required by Section 3.2.2 hereof, to the Member who is not Affiliated with such guarantor to make an Additional Capital Contribution in the amount of its Percentage Interests of such Guaranty Payment; provided, however, that any Guaranty Payment shall not be deemed to be an Additional Capital Contribution if the obligation to make such payment was due to any Bad Act committed by the Member Affiliated with such guarantor and the amount paid pursuant to such Guaranty Payment did not fully reduce the principal amount of debt outstanding. To the extent that such non-Affiliated Member makes such contribution, the Company shall distribute it to the Member which is Affiliated with the guarantor which made such Guaranty Payment. To the extent that such non-Affiliated Member fails to make such contribution, the Affiliated Member shall be deemed a Lending Eligible Member under Section 3.3 which funded such amount, at its option, as either an Optional Loan or a Dilutive Contribution.

3.8.7 At any time the Company or any of its Subsidiaries enters into a Credit Arrangement (other than the Initial Financing), the Member which completed such Credit Arrangement on behalf of the Company pursuant to Section 3.8.3 shall provide prompt written notice to the other Member and copies of the final loan documents entered into in connection with such Credit Arrangement.

ARTICLE 4

DISTRIBUTIONS

4.1 Distributions of Cash Available for Distribution.

4.1.1 Generally. Except as expressly provided in this Article 4 and Article 8, no Member shall be entitled to receive distributions from the Company.

4.1.2 Timing of Distributions. The Managing Member shall cause the Company to distribute (a) all Capital Proceeds within twenty (20) Business Days of a Capital Event and (b) all other Cash Available for Distribution for each calendar month no later than the Monthly Payment Date for the relevant month, in each case excluding distributions in conjunction with the final liquidation of the Company which shall be governed by Section 4.2 and Article 8.

4.1.3 Debt Financing Distribution. The Managing Member shall cause the Company to distribute the Debt Financing Distribution (as defined in the MTA) solely to MGP Member.

4.1.4 Distributions of Cash Available for Distribution. Cash Available for Distribution (if any) (excluding distributions in conjunction with the final liquidation of the Company which shall be governed by Section 4.2 and Article 8) shall be apportioned between the Members, pari passu in proportion to their respective Percentage Interests at the time of such Distribution.

4.2 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company (including as a result of the Capital Events described in Section 8.2(b)) shall be applied or distributed as provided in Article 8.

4.3 Withholding. The amount of any federal, state, local or foreign taxes paid by or withheld from receipts of the Company (or any entity in which the Company invests) pursuant to any applicable rule, regulation or law that the Managing Member reasonably determines is distributable or allocable to a Member pursuant to this Agreement, including pursuant to Code Section 6225 (“Tax Advances”) shall be treated as having been distributed to such Member as an advance against the next distributions that would otherwise be made to such Member, and such amount shall be satisfied by setoff from such next distributions. Each Member will furnish the Managing Member with such information as may reasonably be requested by the Managing Member from time to time to determine whether withholding is required, and each Member will promptly notify the Managing Member if such Member determines at any time that it is subject to withholding. Each Member hereby agrees to indemnify and hold harmless the Company and the Managing Member and any partner or officer of the Managing Member and the Members from and against any liability, claim or expense with respect to Tax Advances made or required to be made on behalf of or with respect to such Member. In the event the Company is liquidated and a liability or claim is asserted against, or expense borne by, the Managing Member or any partner or officer of the Managing Member for Tax Advances made or required to be made, the Managing Member shall have the right to be reimbursed from the Member on whose behalf such Tax Advance was made or required to be made. The obligations of a Member set forth in this Section 4.3 shall survive the withdrawal of any Member from the Company or any transfer of a Membership Interest.

4.4 Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Managing Member may make a distribution-in-kind of Company Assets to the Members. In the event of such a distribution-in-kind, such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article 4, Article 5 and Article 8 hereof; provided, however, that except upon a dissolution and winding up of the Company (i) no Member shall be compelled to accept a distribution consisting, in whole or in part, of any Company Assets in kind unless the ratio that the fair market value of such distribution-in-kind bears to such Member’s total distribution does not exceed the ratio that the fair market value of similar distributions-in-kind bears to the total distributions of other Members receiving distributions concurrently therewith (if any), and (ii) any such distribution-in-kind to the Members shall be of the same type and character (i.e., if the distribution to one Member is made in specific securities, then any distribution made to the other Members shall be made in the same securities), and no Member shall be required to accept any distribution-in-kind that is not the same type and character as the distribution-in-kind being offered to the other Members.

4.5 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Person in violation of the Act or other applicable law.

4.6 Carveout Contribution Agreement. The Members acknowledge and agree that pursuant to the terms of Section 1(d) of the Carveout Contribution Agreement, certain distributions which are payable to a Member under this Agreement may instead be paid pursuant to and in accordance with the terms of Section 1(d) of the Carveout Contribution Agreement.ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 General Allocations of Net Profits and Losses. After giving effect to the special allocations set forth in Section 5.2, Net Profits and Net Losses of the Company, including each item of income, gain, loss credit and deduction, for each fiscal year or other applicable period, shall be allocated among the Members in a manner such that the Capital Account of each Member immediately after giving effect to such allocation is, as nearly as possible, equal (proportionately) to the amount of the distributions that would have been made to such Member during such fiscal year or other applicable period if: (i) the Company were dissolved and terminated; (ii) its affairs were wound up and each Company Asset was sold for cash equal to its Gross Asset Value; (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (iv) the net assets of the Company were distributed in accordance with Section 4.1 to such Members immediately after giving effect to such allocation, minus such Member’s share of Company Minimum Gain and Member Minimum Gain, each computed immediately prior to the hypothetical sale of the Company’s Assets. Notwithstanding the foregoing, the Managing Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the Managing Member deems reasonably necessary for this purpose.

5.2 Regulatory Allocations. The following special allocations shall be made in the following order of priority:

5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

5.2.4 If the allocation of income, gain, loss or deduction (or an item thereof) to a Member as provided in Section 5.1 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of income, gain, loss or deduction (or an item thereof) as will not create or increase an Adjusted Capital Account Deficit. The allocated item that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.2.4.

5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated among the Members in proportion to their relative Percentage Interests or in any other way determined by the Managing Member to be consistent with the applicable Regulations.

5.2.7 The Member Nonrecourse Deductions for each taxable year of the Company shall be allocated in a manner consistent with applicable law, as reasonably determined by Managing Member.

5.2.8 The allocations set forth in Sections 5.2.1, 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6 and 5.2.7 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.3 Allocations in Connection with Liquidations. Notwithstanding the allocation provisions set forth in Section 5.1, but subject to Section 5.2, all Net Profits or Net Losses realized in connection with the dissolution of the Company in accordance with Article 8 shall be allocated to the Members in a manner so that the distributions to each Member pursuant to Section 4.2 and Article 8 shall, to the greatest extent possible, be equal to that amount that each such Member would receive under Section 4.1 if the amounts to be distributed by the Company in connection with such dissolution were instead distributed under such Section 4.1.

5.4 Tax Allocations.

5.4.1 Except as provided in Section 5.4.2, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5.

5.4.2 Tax items with respect to the Properties with a Gross Asset Value that varies from their basis in the hands of the MGP Member immediately preceding the date of such contribution, shall be allocated between the Members for income tax purposes in accordance with Section 9.6.5(d). Allocations pursuant to this Section 5.4.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

5.5 Other Provisions.

5.5.1 For any fiscal year or other period during which any part of a Membership Interest or Economic Interest is Transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee under the “interim closing of the books” method pursuant to Code Section 706 and the applicable Regulations.

5.5.2 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Managing Member is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member; provided that the Managing Member shall, to the extent possible and consistent with applicable law, make such new allocations in a manner consistent with the provisions of this Agreement as if such new allocation was not required.

5.5.3 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE 6

OPERATIONS

6.1 Management.

6.1.1 Except as otherwise expressly provided in this Agreement, the Managing Member shall have sole and complete charge and management of all the affairs and business of the Company and its Subsidiaries, in all respects and in all matters and shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company and its Subsidiaries, to make all decisions affecting the business and affairs of the Company and its Subsidiaries and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company and its Subsidiaries.

6.1.2 Except as otherwise provided in this Agreement, the Managing Member shall have the sole power and authority to bind the Company, except and to the extent that such power is expressly delegated in writing to any other Person by the Managing Member (including, without limitation, through the appointment of officers of the Company).

6.1.3 The Managing Member may appoint one or more individuals to manage the day-to-day business affairs of the Company (the “Officers”). The Officers shall serve at the pleasure of the Managing Member. To the extent delegated by the Managing Member, the Officers shall have the authority to act on behalf of, and bind, execute and deliver documents in the name and on behalf of, the Company. Unless otherwise specified by the Managing Member, such Officers shall have such authority and responsibility in respect of the Company as is generally attributable to the holders of such offices in corporations incorporated under the laws of Delaware. In addition, the Managing Member may designate such other Persons to act as agents of the Company’s business as the Managing Member shall determine in its sole and absolute discretion, and the actions of such other Persons taken in such capacity and in accordance with this Agreement shall bind the Company to the same extent the Managing Member is authorized to bind the Company. Notwithstanding the foregoing provisions of this Section 6.1.3, in no event shall the Managing Member be permitted to delegate any authority to an Officer or otherwise, unless the Managing Member has first obtained any required approval for the actions underlying such delegation in accordance with the provisions of this Agreement. Any delegation by the Managing Member to an Officer or otherwise shall not relieve the Managing Member of its duties or obligations under this Agreement.

6.1.4 Except as otherwise expressly provided in this Agreement or as the Managing Member may delegate, the other Members shall not participate in the management of the Company, and shall have no right, power or authority to act for or on behalf of, or otherwise bind, the Company. Except as expressly provided in this Agreement or required by any non-waivable provisions of applicable law, Members shall have no right to vote on or consent to any other matter, act, decision, or document involving the Company or its business. No Member shall take any action in the name of or on behalf of the Company, including, without limitation, assuming any obligation or responsibility on behalf of the Company, unless such action, and the taking thereof by such Member, shall have been expressly authorized by the Managing Member or shall be expressly and specifically authorized by this Agreement.

6.1.5 Without limiting the generality of the foregoing provisions of this Section 6.1, but subject to the other express limitations and provisions of this Agreement requiring the consent of the Sponsor Member, or, if MGP Member has been removed as Managing Member, MGP Member, including Section 6.3, in furtherance of the Company’s purpose as set forth in Section 1.4, the Managing Member (on behalf of the Company) shall have full and complete power and authority, without the approval of any Member:

(a) to take all actions necessary to fulfill the Company’s purpose set forth in Section 1.4;

(b) to negotiate, enter into, perform, modify, extend, terminate, amend, waive, renegotiate, and/or carry out any contracts and agreements of any kind and nature, including, without limitation, contracts and agreements with any Person, including any Member or Assignee, or any Affiliate thereof, or any other agent of the Company, as the Managing Member deems necessary or advisable;

(c) to, from time to time, employ, engage, hire, or otherwise secure the services of such Persons, including any Member or Assignee, or any Affiliate thereof, as the Managing Member may deem necessary or advisable for the administration of the business of the Company and its Subsidiaries;

(d) to exercise or waive any and all rights on behalf of the Company or its Subsidiaries;

(e) to acquire, hold, sell, lease, maintain, operate, exchange and otherwise deal with the Company Assets, including the assets of any of its Subsidiaries;

(f) to make distributions of Cash Available for Distribution and Capital Proceeds, in accordance with the terms of Articles 4 and 8;

(g) to borrow or lend money on behalf of the Company or any of its Subsidiaries for any general purpose of the Company or its Subsidiaries in accordance with the terms of Sections 3.8; and

(h) to control all other aspects of the business and operations of the Company that the Managing Member elects to so control.

6.1.6 The Managing Member is authorized to retain an Affiliate of the Managing Member, to provide corporate services, tax advisory, accounting and related back-office functions to the Company and its Subsidiaries; provided, that such services are on terms no less favorable than that which could be obtained in an arm’s-length, market-rate transaction with a Third Party unaffiliated with Managing Member.

6.1.7 The Managing Member shall cause the Company to make each of the Required Tax Elections.

6.2 Enforcement of the Lease.

6.2.1 Managing Member shall cause the Company to cause each of its Subsidiaries that is party to a Lease Document to enforce the obligations of each Tenant Party under each Lease Document in all material respects, provided if exercising or refraining from exercising any such Subsidiaries’ rights would constitute a Major Decision, MGP Member shall first obtain the consent of the Sponsor Member in accordance with Section 6.3 to such action.

6.2.2 If (i) any Tenant Party commits a breach or default in the performance of any of its material obligations under a Lease Document, (ii) such breach or default continues beyond the expiration of any applicable notice and cure period provided therein (provided that, subject to obtaining any consent of the Sponsor Member required in accordance with Section 6.3, the Managing Member shall be obligated to promptly provide any required notice to the applicable Tenant Party under such Lease Document with respect to such breach or default as and when required under such Lease Document, and promptly deliver a copy of any such notice to the Sponsor Member) and (iii) subject to obtaining any consent of the Sponsor Member required in accordance with Section 6.3, the Managing Member shall fail to cause the Company or its Subsidiaries to take commercially reasonable steps to enforce against the applicable Tenant Party the terms of such Lease Document, then the Sponsor Member may notify the Managing Member of such failure. If such failure shall continue for ten (10) Business Days after the date on which such notice is delivered, or if the Company or applicable Subsidiary that is party to such Lease Document shall otherwise become entitled to terminate such Lease Document pursuant to the terms thereof, then the Sponsor Member shall thereafter have the right (but not the obligation) to exercise, on behalf of the Company or the applicable Subsidiary, all rights of the Company or the applicable Subsidiary, as the case may be, as a party to such Lease Document, including the right to terminate such Lease Document (if and to the extent such Lease Document provides for such termination as a remedy under such circumstances) and/or to institute litigation against such Tenant Party, in each case, upon and subject to the applicable provisions of the applicable Lease Document (including, without limitation, any notice requirements and cure periods provided for therein to the extent such cure periods shall not theretofore have expired).

6.2.3 In the event of a Bankruptcy of any Tenant or MGM, Sponsor Member shall have the authority on behalf of the Company and the Property Owners to exercise any rights or remedies in respect of such Bankruptcy available to the Company and the Property Owners and the Managing Member shall not take any such actions without the prior consent of Sponsor Member.

6.3 Limitations on Authority of the Managing Member.

6.3.1 Notwithstanding any contrary provision of this Agreement (other than Section 6.11), the Managing Member shall not (nor permit the Company or any of its Subsidiaries to) take any of the following actions (each, a “Major Decision”) without the consent of the Sponsor Member, or if replaced as Managing Member, subject to Section 6.4.4, MGP Member, in each instance:

(a) cause a Property Disposition prior to the Lockout Date;

(b) cause a Property Disposition on or after the Lockout Date without complying with Section 6.12, to the extent required;

(c) acquire any real property or material tangible personal property;

(d) elect to dissolve, liquidate and/or terminate the Company under Section 8.2(a);

(e) institute or consent to a Bankruptcy of the Company or any Subsidiary of the Company;

(f) enter into any Credit Arrangements other than the Initial Financing, amend, supplement otherwise modify the terms of any Credit Arrangements, or make or give any material notices, or elections to the lender under any Credit Arrangement (excluding ordinary course reporting communications and any required deliverables thereunder; provided, Managing Member shall provide written notice to the other Member of any such required deliverables unless such Member receives such deliverables directly as a notice party);

(g) admit any Member to the Company other than in accordance with Section 7.5 hereof;

(h) effect a change in any tax or accounting policies adopted, followed or otherwise applied by the Company or its Subsidiaries except as required by law or a change in GAAP, respectively;

(i) (i) take any action that causes a Breach (as defined in the Tax Protection Agreement) under the Tax Protection Agreement or a breach of Section 5(a) of the Tax Protection Agreement, (ii) settle or compromise any claim for damages against the Company under the Tax Protection Agreement, (iii) take any action under Section 3(d) or Section 3(e) of the Tax Protection Agreement or (iv) settle or compromise any Company Tax Audit (as defined in the Tax Protection Agreement) in a manner that would give rise to a claim for damages against the Company under the Tax Protection Agreement;

(j) make any tax election with respect to the Company or its Subsidiaries for federal, state or local tax purposes other than a Required Tax Election;

(k) except as provided in the first sentence of Section 9.6.1, appoint any Person as the Partnership Representative other than an Affiliate of the Managing Member or an officer of such Person;

(l) (i) grant any consent, approval or waiver or make any election under any Lease Document, (ii) enter into any amendment, supplement or modification to, any Lease Document or (iii) declare an Event of Default (as defined in the Lease) or elect to terminate any Lease Document (a “Lease Document Major Decision”), provided that, with respect to any Lease Document Major Decision, Sponsor Member, or if removed as Managing Member pursuant to Section 6.4, MGP Member, shall exercise such consent or approval right with the same standard (e.g., “reasonable,” “sole discretion,” etc.), if any, provided for the Landlord to approve such matter in the Lease;

(m) cause the Company to enter into, or grant any consent or approval of, any transaction with an Affiliate of the Managing Member, (or if the Managing Member is a Third Party appointed by Sponsor Member, Sponsor Member) other than any such Affiliate transactions which are (i) contemplated by this Agreement (including Section 6.16), the MTA or the documents related to the Initial Financing or other approved Credit Arrangements, or (ii) on terms no less favorable than that which could be obtained in an arm’s length, market-rate transaction with a Third Party unaffiliated with Managing Member; provided, Managing Member shall provide prompt written notice to the other Member of any agreement, consent, approval or transaction granted or entered into, as applicable, pursuant to this clause (ii);

(n) approve or consent to any change in management of a Property at any time after the Lease is terminated;

(o) take any other matter or action subject to consent of the Sponsor Member (or, if replaced as the Managing Member, the MGP Member) as expressly set forth in this Agreement;

(p) extend credit, making loans (other than expense advances to Company directors or officers in the ordinary course of business) or making, executing or delivering on behalf of the Company any material indemnity bond or material surety bond, or obligating the Company as a surety, guarantor, lender or accommodation party to any obligation on behalf of a Person (other than a Subsidiary);

(q) establish a Reserve in excess of $10,000,000;

(r) make any distributions in kind of Company Assets;

(s) intentionally omitted;

(t) change the purpose of the Company or entering into a new line of business;

(u) institute any litigation, arbitration, claim or demand affecting the Company or any of the assets of the Company involving a claim in excess of $10,000,000 or adjust, settle or compromise any such litigation, arbitration, claim or demand or any debt or judgement against the Company if the settlement amount exceeds $10,000,000 or involves the admission of wrongdoing;

(v) enter into or approve settlement on behalf of the Company of any claim for payment of insurance in excess of $10,000,000 or for payments of awards or damages arising out of the exercise of eminent domain by any public or governmental authority;

(w) alter the existing insurance program for the Company and/or the Properties in any material respect (except to the extent necessary in order to comply with the terms of any Credit Arrangement);

(x) (A) execute or file (1) any material application for zoning, rezoning or zoning variance, (2) any subdivision plans or applications, (3) any request for annexation or any similar filing affecting the use of the Properties, or (4) any development agreement or land use agreement; (B) consent to any material zoning changes; (C) consent to or requesting any material building law variances or waivers; or (D) have any property of the Company partitioned, unless any such actions in this clause (x) are required to be taken by landlord under the terms of the Lease;

(y) make any decision to restore a Property or any portion of a Property following a casualty or condemnation where the cost to restore exceeds $50,000,000, excluding any restoration of the Property that is required under the terms of the Lease;

(z) enter into, or modify any instrument or agreement that would encumber title to any Property other than utility, telecommunication or similar immaterial easements or agreements in the ordinary course of operating such Property that would not reasonably be expected to adversely affect the use, value or operation of the Property (other than to a de minimis extent), unless any such actions in this clause (z) are required to be taken by landlord under the terms of the Lease;

(aa) select the auditors for the Company, except, with respect auditors, if one of the “Big Four” audit firms is chosen;

(bb) (i) hire any employees of the Company or its Subsidiaries, (ii) enter into any collective bargaining agreements or other labor union contracts or (iii) adopt any Employee Benefit Plan (as defined in the MTA);

(cc) enter into any lease for all or a portion of the Properties (a “New Lease Major Decision”);

(dd) (i) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof), (ii) make an investment in any other Person (other than a wholly-owned Subsidiary) or (iii) form any additional Subsidiaries of the Company that are not wholly-owned by the Company;

(ee) settle any tax assessment contest with respect to the Properties;

(ff) make or commit to any single expenditure or related series of expenditures in excess of $5,000,000 per annum exclusive of any Emergency Expenses or Required Principal Paydowns; and

(gg) take any action with respect to a Subsidiary that would be considered a Major Decision if conducted by the Company.

Notwithstanding the foregoing, with respect to any request for consent to or approval of any Lease Document Major Decision which is also an Item Subject to Deemed Consent under the Lease, Managing Member shall not be required to submit its request for such approval through a written notice in accordance with this Agreement to the extent Sponsor Member otherwise receives a copy of all such requests from the Tenant (including all required follow-up requests) in accordance with the delivery requirements set forth in the Lease. If Sponsor Member does not notify Managing Member of any objection to any such notices delivered by the Tenant under the Lease prior to such Item Subject to Deemed Consent being deemed approved by the “Landlord” under the Lease in accordance with the terms of the Lease, then Managing Member shall no longer be required to obtain the approval or consent of Sponsor Member to approve, consent to or waive such action and Sponsor Member shall be deemed to have approved the applicable Lease Document Major Decision as of such time.

In the event Sponsor Member believes MGP Member, as Managing Member has taken or caused the Company to take or implement any action considered a Major Decision without the prior written consent of Sponsor Member, Sponsor Member shall provide notice to MGP Member detailing what action was taken and what Major Decision it relates to, and in the event (i) such action was taken by MGP Member without knowingly and willfully breaching Section 6.3.1, and (ii) can be reversed or rescinded at no cost or liability to the Company, then the MGP Member shall then have thirty (30) days after receipt of such notice from Sponsor Member to cure any such action taken by reversing or rescinding such action at no liability to the Company, provided that if such action cannot reasonably be cured within such thirty (30) day period and MGP Member shall have commenced to cure such action within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for up to an additional sixty (60) day period. In the event MGP Member timely cures a breach of Section 6.3.1 in accordance with the immediately preceding sentence, such breach shall not be the basis for a For Cause Removal Event under clause (ii) of the definition thereof. Nothing in this paragraph shall limit the Sponsor Member from challenging any Major Decision taken without the prior written consent of Sponsor Member as being unauthorized and void ab initio.

6.3.2 Notwithstanding any contrary provision of this Agreement, the Managing Member shall have no authority to: (a) do any act in contravention of this Agreement; or (b) knowingly perform any act that would subject any Member or any of its Affiliates to liability for the debts, liabilities or obligations of the Company or another Member (provided, the foregoing shall in no way restrict the execution of a Permitted Carveout Guarantee in accordance with Section 3.8.5).

6.3.3 Notwithstanding any contrary provision of this Agreement, in the event that the applicable Property Owner is required to sell a Property subject to the Lease in accordance with Section 8.2(b) of the Lease, the MGP Member and the Sponsor Member shall jointly approve the terms of any such sale.

6.3.4 The Company and the Members acknowledge and agree that MGP REIT is the indirect parent of MGP Member and BREIT is the indirect parent of the Sponsor Member, and each of MGP REIT, BREIT and Sponsor Member has elected to be treated as a real estate investment trust for U.S. federal income tax purposes and is therefore subject to the requirements set forth in Code Sections 856 through 859. Notwithstanding anything herein to the contrary, each Member acknowledges and agrees that, for so long as MGP REIT, BREIT or Sponsor Member directly or indirectly owns interests in the Company, the Company shall use commercially reasonable efforts to operate, and the Managing Member is hereby authorized and directed to cause the Company to be operated, in a manner (and, in accordance therewith, make timely distributions of Cash Available for Distribution to the Members in accordance with the terms of Article 4) so that MGP REIT, BREIT and/or Sponsor Member can continue to so qualify and avoid federal income and excise tax liability to the extent permitted under the Code.

6.4 Removal of Managing Member.

6.4.1 Upon a Removal Event (other than a Removal Event arising out of a Bankruptcy of MGP Member), Sponsor Member may elect (in its sole discretion) to immediately remove MGP Member as Managing Member, in which event Sponsor Member may appoint a new Managing Member (in its sole discretion) which may be Sponsor Member, an Affiliate of Sponsor Member or a Third Party (the “New Managing Member”) and thereafter, MGP Member shall immediately cease to have any rights as Managing Member and New Managing Member shall succeed to all the rights and obligations of the former Managing Member (in its capacity as Managing Member) hereunder.    In the event of a Removal Event arising out of a Bankruptcy of MGP Member, MGP Member shall automatically, and without the need for notice or action by any Member, cease to have any rights as Managing Member and Sponsor Member shall automatically, and without the need for notice or action by any Member, become the New Managing Member and succeed to all the rights and obligations of the former Managing Member (in its capacity as Managing Member) hereunder.

6.4.2 In the event of the removal of the Managing Member pursuant to Section 6.4.1, nothing contained in this Agreement shall prohibit or otherwise prevent the Sponsor Member on behalf of itself, or on behalf of the Company or any Subsidiary, from exercising any other right of Company or any Subsidiary, against the MGP Member or any Affiliate thereof, whether at law or in equity; provided, however, that following the removal of the Managing Member pursuant to Section 6.4.1, the MGP Member shall continue to be entitled to indemnification hereunder pursuant to Section 6.8 in its capacity as Managing Member with respect to the time period prior to such removal, and the MGP Member shall still have all of its rights as a Member and as the MGP Member (as opposed to in its capacity as the Managing Member), including (i) its right to receive distributions, (ii) its approval rights as modified by Section 6.4.4, and (iii) its rights to indemnification hereunder pursuant to Section 6.8.

6.4.3 In the event MGP Member is removed as Managing Member, MGP Member shall promptly (i) deliver all books of account records, files and bank statements of the Company to New Managing Member, (ii) execute, acknowledge and/or deliver such other instruments as may be reasonably requested in order to effectuate an orderly transition to New Managing Member, and (iii) otherwise cooperate with the reasonable requests of Sponsor Member in order to effectuate an orderly transition to New Managing Member. In the event that the consent of a lender under a Credit Arrangement is necessary to remove the Managing Member, to appoint New Managing Member, or both, then MGP Member shall, as requested by New Managing Member, cooperate and take all action and execute all documents reasonably necessary or appropriate to obtain such consent or to satisfy such condition.

6.4.4 In the event MGP Member is removed as Managing Member as a result of an occurrence described under clauses (i) or (iii) of the definition of “Removal Event”, the New Managing Member shall not (nor permit the Company or any of its Subsidiaries to) take any action which would constitute a Major Decision without the consent of MGP Member, other than a Lease Document Major Decision or New Lease Major Decision which New Managing Member shall be permitted to take (or cause the Company or its Subsidiaries to take) such actions without the consent or approval of MGP Member so long as such action is taken in good faith, does not adversely affect MGP Member in a manner disproportionate to the other Members (and without regard to any affiliation between the MGP Member and MGM or the Other MGM/MGP Arrangements) and is not a transaction with an Affiliate of the New Managing Member. In the event MGP Member is removed as Managing Member as a result of a For Cause Removal Event, New Managing Member is expressly permitted to take (or permit the Company or any of its Subsidiaries to take) any action which would constitute Major Decisions, other than the actions set forth in Sections 6.3.1(a), 6.3.1(b), 6.3.1(c), 6.3.1(d), 6.3.1(e), 6.3.1(g), 6.3.1(h), 6.3.1(i), 6.3.1(j) 6.3.1(m), 6.3.1(o) (assuming it stated “MGP Member” as opposed to “Sponsor Member” therein), 6.3.1(r), 6.3.1(t), and 6.3.1(gg) (solely to the extent that MGP Member otherwise has the right to approve the applicable Major Decision in accordance with this Section 6.4.4) which shall require the approval of MGP Member.

6.5 Reimbursement and Remuneration Generally. The Managing Member shall not be compensated for acting in such capacity, but shall be entitled to reimbursement for actual and commercially reasonable Third Party out-of-pocket expenses incurred in furtherance of the business or management of the Company. Distributions received by the Members pursuant to Articles 4 and 8 are not, and shall not be deemed to be, remuneration within the meaning of this Section 6.5.

6.6 Reliance by Third Parties. Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member (or any one or more of its agents designated by the Managing Member for such purpose or given such authority) as to:

6.6.1 The identity of the Managing Member, any Member of the Company or any Officer;

6.6.2 The existence or non-existence of any facts which constitute a condition precedent to acts by the Managing Member or in any other manner germane to the affairs of the Company;

6.6.3 The Persons who are authorized to execute and deliver any instrument or document for or on behalf of the Company; or

6.6.4 Any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

6.7 Records and Reports.

6.7.1 The Managing Member shall cause to be kept (and made available to each Member), at the principal place of business of the Company, or at such other location as the Managing Member shall reasonably deem appropriate, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past seven (7) fiscal years; provided, however, that the Managing Member shall further retain all of the foregoing for any given fiscal year for so long as any applicable federal and/or applicable state income tax statute of limitations remains open with respect to such year.

6.7.2 The Members agree that the books of the Company shall be kept for accounting purposes in accordance with U.S. generally accepted accounting principles, consistently applied, and shall be kept for tax reporting purposes in accordance with applicable provisions of the Code. The fiscal year of the Company shall end on December 31 of each year.

6.7.3 The Managing Member shall:

(a) prepare or cause to be prepared and delivered to each Member: (i) within forty-five (45) days following the end of each fiscal quarter of the Company, a draft report setting forth in sufficient detail all such information and data with respect to business transactions affecting or involving the Company during such fiscal quarter and shall enable such Member to prepare its state, federal and local income tax returns in accordance with the laws, rules and regulations then prevailing, (ii) within five (5) business days following the last day of each calendar month, preliminary income statement information required for net asset value reporting, including net revenue and interest expense, (iii) within fifteen (15) days following the last day of each calendar month, unaudited monthly statements of operation and balance sheet of the Company, (iv) within the later of (i) seventy-five (75) days following the last day of the calendar year of the Company or (ii) fifteen (15) days prior to the filing date required by the SEC or other requesting party, unaudited annual financial statements of the Company, only to the extent requested or if required by either Member, (v) promptly provide copies of all financial statements and/or other material financial information related to the Company, its Subsidiaries or any of the Properties delivered to any Lender in accordance with the terms of any Credit Arrangements, and (vi) promptly provide copies of all notices, reports, statements, certificates and other information or deliverables provided to the Company under the Lease. Upon the request of a Member (or its permitted transferee), the Company shall provide such Member (or its permitted transferee), as applicable, with information necessary to determine that the Company’s income and assets satisfy the requirements of Sections 856(c)(2) through (4) of the Code (including responding to questionnaires identifying and describing services provided to tenants of the Properties) within twenty-five (25) days following the end of each calendar quarter, and shall use commercially reasonable efforts to provide, as soon as reasonably practicable, any other information requested by such Member and reasonably necessary for such Member (or any of its direct or indirect owners) to determine its compliance with the REIT requirements under Sections 856 and 857 of the Code. In furtherance of the foregoing, the Managing Member shall, on request of a Member, provide quarterly taxable income projections to the Members within forty-five (45) days after the end of each fiscal quarter; and

(b) within one hundred eighty days (180) days after the end of each fiscal year, the Company shall deliver to each Member a copy of the Company’s federal, state and local income tax or information returns for such fiscal year or portion thereof, such Member’s Schedule K-1, and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s U.S. federal income tax returns, including a statement showing such Member’s share of the Company’s income, gain or loss, expense and credit for such fiscal year for federal income tax purposes.

6.7.4 Each of the Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours. At the request of the Sponsor Member, the Managing Member shall make available to Sponsor Member at the Company’s principal place of business during regular business hours the books and records of the Company.

6.7.5 Each Member shall have the right to cause the books and records, including annual financial statements, of the Company to be audited annually (using current PCAOB guidelines, if required by either Member, or otherwise using current AICPA guidelines) by an independent accounting firm of recognized regional or national standing as may be selected by the Managing Member and such audited annual financial statements shall be delivered at the later of (i) seventy-five (75) days following the last day of the calendar year of the Company or (ii) fifteen (15) days prior to the filing date of such financial statements required by the SEC or other requesting party. The cost of any such audit shall be a Company Expense.

6.8 Indemnification and Liability.

6.8.1 The Company shall indemnify and hold harmless the Managing Member, each of the Members and all officers, directors, partners, members and agents of such parties (each an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements and other costs of litigation, whether pending or threatened), judgments, fines, settlements and other amounts, of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company, if (a) the Indemnitee acted in good faith in a manner such Person believed to be within the scope of such Indemnitee’s authority and in, or not contrary to, the best interests of the Company, and (b) the Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence or a material breach of this Agreement (each a “Bad Act”). Notwithstanding anything to the contrary herein, the foregoing indemnity shall not extend to any Liabilities of a Member to another Member for such Member’s breach of any of its representations, warranties, covenants, agreements or acknowledgements in this Agreement.

6.8.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.8 shall be advanced from time to time by the Company in order to pay such expenses when due prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a satisfactory written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.8.

6.8.3 The indemnification provided by this Section 6.8 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

6.8.4 Any indemnification by the Company provided hereunder shall be satisfied solely out of the Company Assets. No Member shall be subject to personal liability by reason of these indemnification provisions.

6.8.5 No Indemnitee shall be denied indemnification in whole or in part under this Section 6.8 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

6.8.6 Except as set forth in Section 6.8.3, the provisions of this Section 6.8 are for the benefit of the Indemnitees only and shall not be deemed to create any rights for the benefit of any other Person.

6.8.7 None of the officers, directors, members or partners of the Company, of the Managing Member or of any Member shall be liable to the Company or to any other Member for any Liabilities sustained or incurred as a result of any act or omission of such Person if (a) such Person acted in good faith in a manner such Person believed to be within the scope of such Person’s authority and in, or not contrary to, the best interests of the Company, and (b) such Person’s conduct did not constitute a Bad Act.

6.8.8 The Managing Member is hereby authorized on behalf of the Company to cause the Company to indemnify, hold harmless and release any agents and/or advisors of the Company, the Managing Member and the Company’s Affiliates, to the same extent provided with respect to the Indemnitees in this Section 6.8.

6.8.9 Notwithstanding anything to the contrary in this Section 6.8, in the event that Indemnitee suffers any losses from a Bad Act of a Member and/or the Managing Member (as applicable), such Indemnitee shall be entitled to bring a suit against such party to recover damages and to seek all other remedies available to Indemnitee in law and equity. No payments made pursuant to this Section 6.8.9 shall be treated as a Capital Contribution hereunder.

6.9 Duties and Conflicts.

6.9.1 The Members, in connection with their respective duties, responsibilities, rights and obligations hereunder, shall at all times have a duty to act in good faith, but recognizing that each Member may act in its own economic self-interest and in accordance with such tax and business objectives as it deems appropriate or desirable for such Member and shall not have any fiduciary duties to the Company, any other Member or any other Person bound by this Agreement. So long as a Member acts in good faith and with the express provisions of this Agreement, such Member shall not be in breach of any duties (including any fiduciary duties that may otherwise be imposed by law) or have any Liabilities to the Company, any other Member or any other Person bound by this Agreement, whether at law or in equity. The provisions of this Agreement, to the extent that they expand, restrict or eliminate the duties and Liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace fully and completely such other duties and Liabilities of each Member. Subject to the foregoing, but notwithstanding anything else in this Agreement to the contrary or otherwise applicable law, whenever a Member or the Members are required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) “in its discretion,” under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as “reasonable”), then each Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall, to the fullest extent permitted by law, have no duty or obligation to consider any other interests or factors whatsoever (other than the duty to act in good faith), or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable”), then each Member shall comply with such express standard but shall not be subject to any other, different or additional standard (other than the standard of good faith). Notwithstanding anything to the contrary contained herein, there are no restrictions on any acts or omissions by MGP related to MGM which are unrelated to this Agreement, the Company or the Properties.

6.9.2 Notwithstanding the provisions of Section 6.8.1, each Member and its Affiliates may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company, its Subsidiaries or the businesses of any of them (the “Right to Compete”), and neither the Company nor any other Member shall have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Member (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity shall not be deemed wrongful or improper. The Right to Compete of each Member and its Affiliates does not require notice to, approval from, or other sharing with, any of the other Members or the Company. The legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines shall not be applied to any such competitive venture or activity of a Member or its Affiliates. No Member or its Affiliates shall have any obligation to the Company or its other Members with respect to any opportunity. Sponsor Member acknowledges that MGP and/or its Affiliates have entered into, or may in the future enter into, transactions or arrangements with MGM and/or its Affiliates related to the ownership, leasing and operating of real estate other than the Properties and to which the Company and its Subsidiaries are not a party (the “Other MGM/MGP Arrangements”), and Sponsor Member agrees that this Agreement shall in no way restrict MGP and/or its Affiliates with respect to the Other MGM/MGP Arrangements or require MGP and/or its Affiliates to take any action, or omit to take an action, with respect to the Other MGM/MGP Arrangements.

6.10 REOC Management Rights. At any time upon request to the Company, any Property Owner shall enter into a letter agreement substantially in the form of Exhibit B with Sponsor Member or any of its Affiliates that is intended to qualify as a “real estate operating company” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3).

6.11 REIT Compliance. Notwithstanding any provision of this Agreement to the contrary (including Section 6.3.1), but subject to the other provisions of this Section 6.11, the Company, the Members and the Managing Member agree to use reasonable best efforts to (i) exercise their rights and perform their obligations under this Agreement and (ii) manage the business and affairs of the Company in a manner that if the Company were a real estate investment trust for purposes of Section 856 of the Code (a “REIT”), it would satisfy the requirements of Sections 856(c)(2), 856(c)(3) and 856(c)(4) of the Code (the “REIT Requirements”), assuming for this purpose that the Company is not a corporation for purposes of applying Sections 856(d)(2)(B) and 856(d)(5) of the Code. In furtherance of the foregoing, the Company may form one or more subsidiaries which may jointly elect with any Member (or any of its direct or indirect owners) to be “taxable REIT subsidiaries” within the meaning of Section 856(l) of the Code (each, a “TRS”), and may engage in transactions with such TRSs (or any other TRS of any Member (or any of its direct or indirect owners)) consistent with satisfying the requirements of this Section 6.11; provided, further, the Company shall provide the Members with reasonable notice and opportunity to effect such joint election.

6.12 Sale of Properties.

6.12.1 Notwithstanding any provision herein to the contrary (other than Section 6.11), from and after the Lockout Date, MGP Member and the Sponsor Member each shall have the right to cause the Company or the applicable Subsidiary, to sell, exchange or transfer one or both of the Properties for all cash consideration in an arms-length transaction with a Third Party (an “Asset Disposition”) subject to first providing a right of first offer pursuant to this Section 6.12 (“Asset ROFO”); provided, however, if the Lease is still in full force and effect, any Asset Disposition must include all the Properties then demised under the Lease. If either MGP Member or Sponsor Member desires to cause an Asset Disposition (in such capacity, the “Triggering Member”), the Triggering Member shall be required to give written notice (the “Asset ROFO Notice”) to the other Member (in such capacity, the “Asset Responding Member”) of such desire to sell such Property or Properties (the “Offered Assets”). The Asset ROFO Notice shall set forth (i) the Triggering Member’s determination of the gross fair market value of the Offered Assets (the “Asset ROFO Gross Valuation”), (ii) a list of no more than ten (10) potential purchasers of the Offered Assets (the “Asset Potential Purchasers”) selected in the Triggering Member’s sole discretion, (iii) an initial determination of whether any Credit Arrangement secured by the Offered Assets will be repaid by the Company or assumed by the purchaser, and (iv) the methodology pursuant to which Triggering Member expects all prorations, credits, deductions and adjustments to the sale price (the “Asset Disposition PP Adjustments”) and the allocation of closing costs, transfer and similar taxes and title premiums between the seller and purchaser (the “Asset Disposition CC Allocation”). The Asset ROFO Notice shall be deemed a binding irrevocable offer from the Triggering Member to the Asset Responding Member whereby the Asset Responding Member (or an Affiliate it designates) shall have the right to elect to purchase prior to the expiration of the Asset ROFO Offer Period (1) if the Offered Assets include all of the Properties then owned by the Company (an “Aggregate Sale”), the entire Triggering Member’s Interest in the Company (which shall include any Optional Loans made by the Triggering Member) for the Asset ROFO Purchase Price, and (2) if the Offered Assets do not include all of the Properties then owned by the Company (an “Individual Sale”), the Offered Assets for the Asset ROFO Gross Valuation, in each case, on the terms and conditions specified in the Asset ROFO Notice. At any time within the sixty (60) day period (the “Asset ROFO Offer Period”) commencing on the day the Triggering Member delivers the Asset ROFO Notice to the Asset Responding Member, the Asset Responding Member shall either (A) deliver to the Triggering Member written notice electing to purchase the Offered Assets (the “Asset ROFO Election Notice”) or (B) deliver to Triggering Member written notice rejecting the offer contained in the Asset ROFO Offer (an “Asset ROFO Rejection Notice”). If the Asset Responding Member fails to deliver an Asset ROFO Election Notice or Asset ROFO Rejection Notice within the Asset ROFO Offer Period, the Asset Responding Member shall be deemed to have delivered an Asset ROFO Rejection Notice and shall be deemed to have waived its right to purchase the Offered Assets.

6.12.2 If the Asset Responding Member delivers an Asset ROFO Election Notice, then within ten (10) days after the date thereof (or, if such date is not a Business Day, the immediately following Business Day), the Asset Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of New York (the “Asset ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 6.12, a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 10% of the Asset ROFO Gross Valuation (in the event of an Individual Sale) or 5% of the Asset ROFO Gross Valuation (in the event of an Aggregate Sale) (as applicable, the “Asset ROFO Down Payment”). If the Asset Responding Member fails to timely deliver the Asset ROFO Down Payment, the Asset Responding Member shall be deemed to have failed to deliver an Asset ROFO Election Notice and Asset ROFO Rejection Notice and the terms of the last sentence of Section 6.12.1 above shall apply.

6.12.3 If the Asset Responding Member timely delivers the Asset ROFO Down Payment, then the Asset Responding Member, as purchaser, and the applicable Property Owner (in the event of an Individual Sale) or the Triggering Member (in the event of an Aggregate Sale), as seller, shall proceed to close the sale of the applicable Property or interests in the applicable Subsidiary for the Asset ROFO Gross Valuation (in the event of an Individual Sale) or the entire Triggering Member’s Interests in the Company at the Asset ROFO Purchase Price (in the event of an Aggregate Sale) (as applicable, the “Asset ROFO Closing”) on a mutually acceptable closing date (the “Asset ROFO Closing Date”), but in any event not later than sixty (60) days after the Asset Responding Member delivered the Asset ROFO Down Payment to the Asset ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Asset ROFO Escrow Agent. On the Asset ROFO Closing Date, (x) (1) in the event of an Individual Sale, the applicable Property Owner shall sell to Asset Responding Member the applicable Property pursuant to a customary deed, subject to all liens, claims, encumbrances of record other than any lien securing a Credit Arrangement which shall be discharged by the applicable Property Owner at the Asset ROFO Closing (unless the applicable Asset ROFO Notice included a determination that such Credit Arrangement would be assumed by the purchaser), or (2) in the event of an Aggregate Sale, the Triggering Member shall sell to the Asset Responding Member the entire Triggering Member’s Interests in the Company, in each case, free and clear of all liens, claims, encumbrances, options and rights of any kind by execution and delivery of documents substantially in the form of the Interest ROFO Sale Documents, (y) the Asset ROFO Escrow Agent shall deliver the Asset ROFO Down Payment in immediately available funds to the Property Owner (in the event of an Individual Sale) or Triggering Member (in the event of an Aggregate Sale) and (z) the Asset Responding Member shall pay to the Company or Property Owner, as applicable, the Asset ROFO Gross Valuation (in the event of an Individual Sale) or to Triggering Member (in the event of an Aggregate Sale) the Asset ROFO Purchase Price (in each case, less a credit for the Asset ROFO Down Payment) in immediately available funds, as adjusted by Asset Disposition PP Adjustments. None of the Triggering Member, the Company or any Subsidiary shall be required to make any representations or warranties with respect to the Triggering Member, the Company, any Subsidiary or the Property in connection with such sale (but shall make customary warranties regarding the Company’s or Triggering Member’s, as applicable, due authority, execution and delivery and lien-free title to the Triggering Member’s Interests in the case of an Aggregate Sale). Each party shall pay its own closing costs in connection with such sale, provided that any costs specified in the Asset Disposition CC Allocation shall be paid in accordance with such allocation. If the Asset ROFO Closing fails to occur by reason of a default of the Asset Responding Member, the Asset Responding Member’s Asset ROFO rights under this Section 6.12 (including the right to be the Triggering Member) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Company or Property Owner or the Triggering Member, as applicable, shall be entitled to retain the Asset ROFO Down Payment as liquidated damages and the Triggering Member shall thereafter be free, at any time and from time to time, to cause a sale of the Offered Assets in an arms-length transaction with a third-party unaffiliated with the Triggering Member at such price as the Triggering Member determines in its sole discretion. If the Asset ROFO Closing hereunder fails to occur by reason of default of the Triggering Member, the Asset Responding Member shall have the right, as its sole and exclusive remedy (other than as specifically provided below), to either (A) demand that the Asset ROFO Down Payment be returned to the Asset Responding Member (and the Triggering Member shall reimburse the Asset Responding Member’s reasonable and actual third party costs incurred in connection with the failed Asset ROFO Closing), or (B) seek specific performance within forty-five (45) days of such failure to close, and Triggering Member shall be prohibited from initiating the Asset ROFO for a period of two (2) years from the date on which the Asset ROFO Down Payment is returned to the Asset Responding Member in accordance with the foregoing.

6.12.4 If the Asset Responding Member delivers an Asset ROFO Rejection Notice (or is deemed to have delivered an Asset ROFO Rejection Notice), then the Triggering Member shall a period of 270 days from expiration of the Asset ROFO Offer Period to cause the Company or any applicable Subsidiary (or Subsidiaries) to enter into a contract of sale with a third party unaffiliated with the Triggering Member (the “Asset ROFO Purchase

Agreement”) to complete the sale of the Offered Assets for a purchase price of not less than 95% of the Asset ROFO Gross Valuation (without regard to customary prorations) and to a purchaser who must be among the Asset Potential Purchasers or their respective Affiliates. The Asset ROFO Purchase Agreement must provide for a closing thereunder on a date not later than 365 days after expiration of the Asset ROFO Offer Period. If (i) the Asset ROFO Purchase Agreement is not executed within 270 days from expiration of the Asset ROFO Offer Period, (ii) the closing thereunder does not occur within 365 days of the expiration of the Asset ROFO Offer Period, or (iii) the Triggering Member desires to sell the Offered Asset either (x) to a Person other than an Asset Potential Purchaser or its Affiliates or (y) for less than 95% of the Asset ROFO Gross Valuation (without regard to customary prorations), the Triggering Member must again comply with the ROFO procedures in this Section 6.12 prior to causing a sale of the Offered Assets and the other Member shall have all the rights available to it under this Section 6.12 in connection with any such sale. If any Member has triggered the Asset ROFO pursuant to this Section 6.12 or the Interest ROFO pursuant to Section 7.1.4, then the Asset Responding Member shall not be entitled to commence the Asset ROFO process set forth in this Section 6.12, until such Asset ROFO process commenced under this Section 6.12 or Interest ROFO process under Section 7.1.4 has expired.

6.12.5 Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 6.12, in the event that Sponsor Member is the Triggering Member and MGP Member has elected to purchase the Interests in the Company of the Sponsor Member, at the discretion of Sponsor Member, rather than convey the direct Interests in the Company, the ownership interests in Sponsor Member (or in the direct or indirect owner of Sponsor Member that owns no assets other than 100% of the direct or indirect ownership interests in Sponsor Member) shall be conveyed to the Asset Responding Member at the Asset ROFO Closing and the Asset ROFO Sale Documents shall be modified accordingly; provided, that any sale of direct or indirect interest in Sponsor Member shall be conditioned on Sponsor Member or its credit worthy Affiliate indemnifying MGP Member in a manner reasonably satisfactory to MGP Member for all liabilities of Sponsor Member (and any direct or indirect owner of Sponsor Member being acquired by MGP Member as part of such sale, if any) relating to or resulting from the period prior to the consummation of the Asset ROFO Closing.

6.13 Gaming Laws and Authorities. The Sponsor Entity and the MGP Entity hereby acknowledges that each of the MGP Entity, the Company and the Sponsor Entity are subject to Gaming Laws and are under the jurisdiction of Gaming Authorities. In this regard, the Sponsor Entity and the MGP Entity agree to provide information to Gaming Authorities, as required by Gaming Laws, and to respond promptly to any request for information from any Gaming Authority.

ARTICLE 7

INTERESTS AND TRANSFERS OF INTERESTS

7.1 Transfers.

7.1.1 Generally.

(a) Except as permitted in this Article 7, no Member shall Transfer all or any part of its Interest without the prior written consent of the other Member(s), which may be granted or withheld in each Member’s sole discretion, and any Transfer or other disposition of any direct or indirect interest in the stock, partnership, limited liability company or other beneficial interest in any Member shall be prohibited unless permitted by the terms of Section 7.1.2. The approval by any Member to Transfer in any one or more instances shall not limit or waive the requirement to obtain approval in any other or future instance. Any Transfer of an Interest in contravention of this Article 7 shall be a breach of this Agreement and be null and void, and the other Members shall have all the rights and remedies available under this Agreement and applicable law or in equity.

(b) Except as otherwise expressly provided in this Article 7, the recipient of any direct Interest Transferred in accordance with this Article 7 shall be an Assignee only, with only the rights provided in Section 7.4, unless and until admitted as a Substitute Member pursuant to Section 7.5.

7.1.2 Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, but subject to the satisfaction of the conditions set forth in this Article 7, if applicable, the following Transfers shall be permitted without consent of any other Member:

(a) Each Member shall be permitted to Transfer all (but not less than all) of its direct Interest or all (or any part) of its indirect Interest to a Transfer Affiliate;

(b) Each Member shall be permitted to Transfer all or any portion of its direct or indirect Interest to any other Member;

(c) Each Member shall have the right to Transfer up to 49% of its indirect Interests in the Company that it has on the date hereof to any Person; provided, (i) if after giving effect to such Transfer together with all prior Transfers made by such Member in reliance on this clause, such Member would no longer meet the definition of a “Transfer Affiliate”, such Transfer shall be subject to compliance with the terms of Section 7.1.4, (ii) prior to the Competitor Restriction Termination Date, the Sponsor Member may not Transfer any such Interests to a Tenant Competitor and (iii) prior to the expiration of the Tax Protection Period, the Sponsor Member may not Transfer any such Interests to an MGP Competitor;

(d) At any time after the expiration of the Tax Protection Period, each Member shall have the right to directly (but not less than all) or indirectly Transfer all or any portion of its Interests to any Person; provided, (i) if after giving effect to such Transfer together with all prior Transfer made by such Member in reliance on this clause, such Member would no longer meet the definition of a “Transfer Affiliate”, such Transfer shall be subject to compliance with the terms of Section 7.1.4, and (ii) prior to the Competitor Restriction Termination Date, the Sponsor Member may not Transfer any such Interests to a Tenant Competitor;

(e) Transfers of interests in any Public Vehicle that directly or indirectly is the owner of Interests shall be permitted without restriction;

(f) Transfers, at any time, to a Person pursuant to and in accordance with Section 8.2(b) of the Lease; and

(g) In the event that any Gaming Authority requires that the Sponsor Member or its direct or indirect owner apply for a gaming license in connection with its ownership of the Property, Sponsor Member shall be permitted to implement a “voteco” structure which would result in (x) 100% of the voting membership interests in Sponsor Member (or a direct or indirect owner of Sponsor Member) being owned by a Voteco Entity, (y) Voteco Entity thereafter controlling Sponsor Member, and (z) no less than 95% of the direct or indirect economic interests in Sponsor Member continuing to be owned by BREIT OP.

7.1.3 Intentionally Omitted.

7.1.4 Interest Transfers Subject to ROFO.

(a) In connection with a Transfer of Interests pursuant to Section 7.1.2(c) or (d) by either Member, each such Transfer shall be subject to the right of first offer given to the other Member pursuant to this Section 7.1.4(a) (“Interest ROFO”). The Member desiring to sell its Interests (“Selling Member”) shall be required to give written notice (the “Interest ROFO Notice”) to the other Member (the “Interest Responding Member”) of the Selling Member’s desire to sell all or a portion its Interests (collectively, the “ROFO Offered Interest”). The Interest ROFO Notice shall set forth (i) a description of the ROFO Offered Interest (i.e. all of the Selling Member’s Interests in the Company or a specified percentage), (ii) the cash price (“Interest ROFO Purchase Price”) that the Selling Member is willing to accept for a sale of the ROFO Offered Interests, (ii) a list of no more than ten (10) potential purchasers of the ROFO Offered Interest selected in Selling Member’s sole discretion (the “Interest Potential Purchasers”), and (iii) the methodology pursuant to which Selling Member expects all prorations, credits, deductions and adjustments to the sale price (the “Interest ROFO PP Adjustments”) and the allocation of closing costs, transfer and similar taxes and title premiums between the seller and purchaser (the “Interest ROFO CC Allocation”). The Interest ROFO Notice shall be deemed a binding irrevocable offer from the Selling Member to the Interest Responding Member whereby the Interest Responding Member (or an Affiliate it designates) shall have the right to elect to purchase prior to the expiration of the Interest ROFO Offer Period the entire ROFO Offered Interest (which shall include the pro rata share (based on the ROFO Offered Interest over the total Membership Interest of the Selling Member) of any Optional Loans made by the Selling Member) for the Interest ROFO Purchase Price, subject to the Interest ROFO PP Adjustments and ROFO CC Allocation specified in the Interest ROFO Notice. At any time within the sixty (60) day period (the “Interest ROFO Offer Period”) commencing on the day the Selling Member sends the Interest ROFO Notice to the Interest Responding Member, the Interest Responding Member shall either (A) deliver to the Selling Member a written notice electing to purchase the ROFO Offered Interests for the Interest ROFO Purchase Price (an “Interest ROFO Election Notice”) or (B) deliver to Selling Member a written notice rejecting the offer contained in the Interest ROFO Notice (an “Interest ROFO Rejection Notice”). If the Interest Responding Member fails to deliver an Interest ROFO Election Notice or Interest ROFO Rejection Notice within the Interest ROFO Offer Period, the Interest Responding Member shall be deemed to have delivered an Interest ROFO Rejection Notice rejecting the offer contained in the Interest ROFO Notice and shall be deemed to have waived its right to purchase the ROFO Offered Interest. During the Interest ROFO Offer Period, the Selling Member shall not sell or offer for sale its ROFO Offered Interest unless the Interest Responding Member delivers an Interest ROFO Rejection Notice. In the case of any Transfer of Interests pursuant to Section 7.1.2(c) or (d) which consists of direct or indirect interests in the Selling Member, the ROFO Offered Interest that the Interest Responding Member shall have the right to purchase pursuant to the rights described in this Section 7.1.4 shall consist of the applicable corresponding portion of the direct Interest of the Selling Member.

(b) If the Interest Responding Member delivers an Interest ROFO Election Notice, then within ten (10) days after the date thereof (or, if such date is not a Business Day, the immediately following Business Day), the Interest Responding Member shall deposit in escrow with a reputable title insurance company authorized to do business in the State of New York (the “Interest ROFO Escrow Agent”) pursuant to escrow instructions consistent with this Section 7.1.4(b), a non-refundable cash down payment in immediately available funds in an aggregate amount equal to 10% of the Interest ROFO Purchase Price (the “Interest ROFO Down Payment”). If the Interest Responding Member fails to timely deliver the Interest ROFO Down Payment, the Interest Responding Member shall be deemed to have failed to deliver an Interest ROFO Election Notice and the terms of the third from last sentence of clause (a) above shall apply.

(c) If the Interest Responding Member timely delivers the Interest ROFO Down Payment, the Selling Member, as seller, and the Interest Responding Member, as purchaser, shall proceed to close the sale of the ROFO Offered Interest at the Interest ROFO Purchase Price (the “Interest ROFO Closing”) on a mutually acceptable closing date (the “Interest ROFO Closing Date”), but in any event not later than sixty (60) days after the Interest Responding Member delivered the Interest ROFO Down Payment to the Interest ROFO Escrow Agent, through a mutually satisfactory escrow arrangement with the Interest ROFO Escrow Agent. On the Interest ROFO Closing Date, (x) the Selling Member shall sell to the Interest Responding Member the ROFO Offered Interest free and clear of all liens, claims, encumbrances, options and rights of any kind by execution and delivery of the documents attached hereto as Exhibit C (the “Interest ROFO Sale Documents”), (y) the Interest ROFO Escrow Agent shall deliver the Interest ROFO Down Payment in immediately available funds to the Selling Member and (z) the Interest Responding Member shall pay to the Selling Member the Interest ROFO Purchase Price (less a credit for the Interest ROFO Down Payment) in immediately available funds, as adjusted by the Interest ROFO PP Adjustments. None of the Selling Member, the Company or any Subsidiary shall be required to make any representations or warranties with respect to the Company or the Properties in connection with such sale (but shall make customary warranties regarding the Selling Member’s due authority, execution and delivery and lien-free title to the ROFO Offered Interest). Each party shall pay its own closing costs in connection with such sale; provided that any costs specified in the Interest ROFO CC Allocation shall be paid in accordance with such allocation. If the Interest ROFO Closing fails to occur by reason of a default of the Interest Responding Member, the Interest Responding Member’s Interest ROFO rights under this Section 7.1.4(c) shall be deemed forever extinguished and shall thereafter be null and void and of no further force and effect, the Selling Member shall be entitled to retain the Interest ROFO Down Payment as liquidated damages and the Selling Member shall thereafter be free, at any time and from time to time, to cause a sale of the ROFO Offered Interest at such price as the Selling Member determines in its sole discretion. If the

Interest ROFO Closing hereunder fails to occur by reason of default of the Selling Member, the Interest Responding Member shall have the right, as its sole and exclusive remedy, to either (A) demand that the Interest ROFO Down Payment be returned to the Interest Responding Member (and the Selling Member shall reimburse the Interest Responding Member’s reasonable and actual Third Party costs in connection with such failed Interest ROFO Closing), or (B) seek specific performance within forty-five (45) days of such failure to close, and the Selling Member shall be prohibited from initiating the Interest ROFO for a period of two (2) years from the date on which the Interest ROFO Down Payment is returned to the Interest Responding Member in accordance with the foregoing.

(d) If the Interest Responding Member delivers an Interest ROFO Rejection Notice (or is deemed to have delivered an Interest ROFO Rejection Notice), then the Selling Member shall have a period of 270 days from expiration of the Interest ROFO Offer Period to enter into a contract of sale with a third party unaffiliated with Selling Member (the “Interest Purchase Agreement”) for the sale of the ROFO Offered Interest at a purchase price of not less than 95% of the Interest ROFO Purchase Price (without regard to adjustments or prorations) and to a purchaser who must be among the Interest Potential Purchasers or their respective Affiliates. The Selling Member shall deliver a copy of the Interest Purchase Agreement (together with all schedules and exhibits thereto) to the Interest Responding Member promptly following execution. The Interest Purchase Agreement must provide for a closing thereunder on a date not later than 365 days after expiration of the Interest ROFO Offer Period. If (i) the Interest Purchase Agreement is not executed within 270 days from expiration of the Interest ROFO Offer Period, (ii) the closing thereunder does not occur within 365 days of the expiration of the Interest ROFO Offer Period, or (iii) Selling Member desires to sell the ROFO Offered Interest either (x) to a Person other than an Interest Potential Purchaser or its Affiliates or (y) for less than 95% of the Interest ROFO Purchase Price (without regard to adjustments or prorations), Selling Member must again comply with the ROFO procedures in this Section 7.1.4(d) prior to any sale of its Interests and the other Member shall have all the rights available to it under this Section 7.1.4 in connection with any such sale. If any Member has triggered the Asset ROFO pursuant to Section 6.12 or the Interest ROFO pursuant to this Section 7.1.4, then the Interest Responding Member shall not be entitled to commence the Interest ROFO process set forth in this Section 7.1.4, until such Asset ROFO process commenced under Section 6.12 or Interest ROFO process commenced under this Section 7.1.4 has expired.

(e) In the event that Interest Responding Member has elected to purchase all of Selling Member’s Interests in the Company pursuant to the exercise of the Interest ROFO under this Section 7.1.4, the Interest Responding Member shall be obligated at the Interest ROFO Closing to either (i) cause any Credit Arrangement secured by any Permitted Carveout Guaranty to be refinanced or otherwise repaid in full, or (ii) cause any Permitted Carveout Guaranty that has been delivered by the Carveout Guarantor Affiliated with the Selling Member to be terminated and/or replaced, and such Carveout Guarantor released from liability with respect thereto in connection with any such replacement, as of the date of such Interest ROFO Closing, except for any liability under any such Permitted Carveout Guaranty arising from any actions that occurred, or circumstances that existed, prior to the Interest ROFO Closing (collectively, the “Retained Guarantee Liabilities”); provided, with respect to the Retained Guarantee Liabilities, the Company shall indemnify the applicable Carveout Guarantor other than those Retained Guarantee Liabilities which arose out of Bad Acts of the Selling Member or any Affiliate thereof.

(f) Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 7.1.4, in the event that Sponsor Member is the Selling Member, at the discretion of Sponsor Member, the ROFO Offered Interest may be the ownership interests in Sponsor Member (or in the direct or indirect owner of Sponsor Member that owns no assets other than 100% of the direct or indirect ownership interests in Sponsor Member) and the Interest ROFO Sale Documents shall be modified accordingly.

7.2 Further Restrictions. Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer of an Interest to any Person shall be null and void if the Managing Member determines that:

(a) after consultation with a nationally recognized accounting firm selected in good faith by the Managing Member, such Transfer may cause the Company to cease to be classified as a partnership for U.S. federal or state income tax purposes; provided, however, that if, as a result of such Transfer, one Member (for purposes of this Section 7.2(a), the “Acquiring Member”) would own one hundred percent (100%) of the outstanding Interests, and following such Transfer the Company would constitute a disregarded entity for U.S. federal income tax purposes with respect to the Acquiring Member, such Transfer shall be a permitted Transfer;

(b) after consultation with a nationally recognized accounting firm selected in good faith by the Managing Member, such Transfer would cause a material risk that MGP REIT, BREIT or any other direct or indirect Member of the Company will fail to be treated as a REIT for U.S. federal income tax purposes;

(c) such Transfer may require the registration of such Transferred Interest pursuant to any applicable federal or state securities laws;

(d) after consultation with a nationally recognized accounting firm selected in good faith by the Managing Member, such Transfer may cause the Company to become a “Publicly Traded Partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b) that is taxable as a corporation for U.S. federal income tax purposes;

(e) such Transfer may subject the Company, the Members or their Affiliates, partners, stockholders or members, as applicable, to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(f) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest;

(g) with respect to the Transfer of a direct Interest in the Company only, the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Members other than the Member effecting such Transfer; or

(h) such Transfer would result in a documentary transfer tax liability to the Company or any Subsidiary, unless the transferring Member agrees to bear the entire amount of such documentary transfer tax liability without any right to reimbursement by the Company or any Member.

7.3 Rights of Assignees. Until such time, if any, as the transferee of a direct interest in the Company in any permitted Transfer pursuant to this Article 7 is admitted to the Company as a Substitute Member pursuant to Section 7.5: (a) such transferee shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions and allocations of income, gain, loss, deduction, credit, or similar items to which the Member that Transferred its Interest would be entitled, and (b) such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights remaining with the transferring Member. In such a case, the transferring Member shall remain a Member, and shall remain liable for the satisfaction of all obligations contained herein as a Member, even if such transferring Member has Transferred its entire Economic Interest to one or more Assignees (subject to Section 7.5). In the event any Assignee desires to make a further assignment of any Economic Interest, such Assignee shall be subject to all of the provisions of this Agreement relating to restrictions on Transfer to the same extent as any Member desiring to make such an assignment.

7.4 Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member except in accordance with Section 7.5 (in the case of transferees of a permitted Transfer of an Interest from another Person). No Member shall be entitled to retire or withdraw from being a Member of the Company except (a) in accordance with Section 7.7, or (b) with the consent of each other Member, which consent may be given or withheld in each such Member’s sole and absolute discretion. Subject to Section 6.4, no Member shall be subject to removal. No admission, withdrawal or removal of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

7.5 Admission of Assignees as Substitute Members.

7.5.1 An Assignee shall become a Substitute Member only if and when each of the following conditions are satisfied:

(a) The assignor of the Interests transferred sends written notice to the Managing Member requesting the admission of the Assignee as a Substitute Member and setting forth the name and address of the Assignee, the Capital Account transferred, the Percentage Interests transferred, and the effective date of the Transfer;

(b) Intentionally omitted; and

(c) The Managing Member receives from the Assignee (i) such information concerning the Assignee’s financial capacity and investment experience as the Managing Member may reasonably request, and (ii) written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to the Managing Member (as determined in the Managing Member’s reasonable discretion).

Notwithstanding the foregoing, upon the Transfer by any Member of all (but not less than all) of its Interest in accordance with Section 7.1.2, the transferee shall automatically become a Substitute Member without having to comply with Section 7.5.1(c)(i).

7.5.2 Upon the admission of any Substitute Member, the books and records of the Company shall be amended by the Managing Member to reflect the name, address, Capital Contributions, Capital Account balance and Percentage Interest of such Substitute Member and to eliminate or adjust, if necessary, the name, address, Capital Contributions, Capital Account balance and Percentage Interest of the predecessor of such Substitute Member. In the event Sponsor Entity or MGP Entity transfers, in accordance with Section 7.1.2, all of its Interests to a Person which is not a Transfer Affiliate, the Members (including any Substitute Member) shall enter into such amendments to this Agreement as are reasonably necessary to update the definition of Sponsor Member or MGP Member, as applicable, and Transfer Affiliate and to otherwise reflect the ultimate ownership of such Substitute Member.

7.6 Withdrawal of Members. If a Member has transferred all of its Interests to one or more Assignees, then such Member shall withdraw from the Company if and when all such Assignees have been admitted as Substitute Members in accordance with this Agreement.

7.7 Conversion of Membership Interest. Upon the Incapacity of a Member or the rejection by a Member of this Agreement in a Bankruptcy of such Member, such Member’s Membership Interest shall automatically be converted to an Economic Interest only, and such Member (or its executor, administrator, trustee, or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same Economic Interest as was held by such Member prior to its Incapacity or its rejection of this Agreement, but without any other rights of a Member unless the holder of such Economic Interest is admitted as a Substitute Member pursuant to Section 7.5 above.

ARTICLE 8

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

8.1 Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article 8, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

8.2 Exclusive Causes. Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a) the joint election by the MGP Member and the Sponsor Member;

(b) The Transfer of all or substantially all of the Company Assets and the receipt of all consideration therefor, except that if non-monetary consideration is received upon such disposition the Company shall not be dissolved pursuant to this clause until such consideration is converted into money or money equivalent;

(c) Judicial dissolution; or

(d) At any time that there are no Members, unless the business of the Company is continued in accordance with the Act.

To the fullest extent permitted by law, any dissolution of the Company other than as provided in this Section 8.2 shall be a dissolution in contravention of this Agreement.

8.3 Effect of Dissolution. The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 8.5 of this Agreement and the Certificate has been cancelled by the filing of a certificate of cancellation with the office of the Delaware Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

8.4 No Capital Contribution Upon Dissolution. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contributions thereto, its Capital Account, and its share of Net Profits or Net Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

8.5 Liquidation.

8.5.1 Upon dissolution of the Company, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business, and the Managing Member (or such other Person as the Managing Member may determine) shall act as the “Liquidator” of the Company. A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses attendant upon such a winding up. In the event the Liquidator reasonably believes that it is prudent to do so, cash or other assets held in reserve may be placed in a liquidating trust or other escrow immediately prior to the termination of the Company in order to ensure that any and all obligations of the Company are satisfied. After allocating (pursuant to Article 5 of this Agreement) all income, gain, loss, deductions and credit resulting from the liquidation of the Company Assets, the Liquidator shall apply and distribute the cash proceeds thereof as follows (it being understood that any amounts to be paid to a Lending Member pursuant to Section 3.3 shall be paid to such Lending Member out of the following distributions that would otherwise be made to the Non-Contributing Member, but that such amounts shall be deemed to have been distributed to the Non-Contributing Member and immediately repaid by the Non-Contributing Member to the Lending Member):

(a) First, to the payment of (i) the debts and liabilities of the Company (including any outstanding amounts due under any Credit Arrangements encumbering the Company Assets (or any part thereof) and, to the extent permitted by law, to Members who are creditors) and (ii) the expenses of liquidation; then

(b) Second, to the establishment of any Reserves which the Liquidator shall determine in its commercially reasonable judgment to be reasonably necessary for contingent, unliquidated or unforeseen Liabilities or obligations of the Company or its Subsidiaries or the Members arising out of or in connection with the Company or its Subsidiaries. Such Reserves may, in the commercially reasonable discretion of the Liquidator, be paid over to a national bank or national trust company selected by the Liquidator and authorized to conduct business as an escrowee to be held by such bank or trust company as escrowee for the purposes of disbursing such Reserves to satisfy the Liabilities and obligations described above, and at the expiration of such period distributing any remaining balance as provided hereinafter in this Section 8.5.1; then

(c) Third, to the Members in accordance with the terms of Section 4.1.4.

8.5.2 Notwithstanding Section 8.5.1, in the event that the Liquidator determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Liquidator, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy, including the provision of reasonable Reserves for, the Company’s debts and obligations, or distribute the Company Assets to the Members in kind in a manner otherwise in accordance with the distribution procedure of Section 8.5.1.

ARTICLE 9

MISCELLANEOUS

9.1 Amendments.

9.1.1 Each Substitute Member shall become a signatory hereto by signing a counterpart signature page to this Agreement, and such other instruments, in such manner, as the Managing Member shall determine. By so signing, each Substitute Member shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.2 This Agreement shall not be amended or modified without the prior written consent of the Members; provided, however, amendments may be made to this Agreement from time to time by the Managing Member, without the consent of any other Member: (a) to take such actions as may be necessary (if any) to insure that the Company will be treated as a partnership for U.S. federal income tax purposes (provided that any such amendment may not materially adversely affect any Member without such Member’s consent); (b) to reflect the admission of any Substitute Member pursuant to Section 7.5; and in each case, Managing Member shall provide reasonable advance notice of any such amendment to the other Members and promptly provide an executed copy after the execution thereof; and (c) to amend Exhibit A hereto to reflect adjustments to the Percentage Interests of the Members that are made in accordance with the terms of this Agreement;

9.1.3 In making any amendments, there shall be prepared and filed by, or for, the Managing Member such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

9.2 Member Representations and Warranties; Indemnification.

9.2.1 Representations and Warranties. Each Member (solely on behalf of itself and not with respect to the other Member(s)) hereby represents and warrants, as of the date of its admission as a Member (or a Substitute Member, as applicable), as follows to the Company and the other Member(s):

(a) Such Member is duly incorporated, organized or formed (in the event such Member is not a corporation), validly existing and in good standing under the laws of its state of incorporation, organization or formation (as the case may be). Such Member has the requisite power and authority to own its property and to carry on its business as now conducted, to the extent material to its rights and obligations under this Agreement.

(b) Such Member has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder in accordance with the terms and provisions hereof.

(c) All acts and other proceedings required to be taken by such Member to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

(d) This Agreement has been duly executed and delivered by such Member and constitutes the valid and binding obligation of such Member, enforceable against it in accordance with its terms, except as enforceability may be affected by: (i) the effect of Bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity and the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by applicable laws, including federal or state securities laws.

(e) The execution, delivery and performance by such Member of this Agreement and the transactions contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other material contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of its Affiliates or its or their property is bound; (ii) its certificate or articles of incorporation or bylaws or other governing documents; (iii) any material applicable law; or (iv) any material order, writ, judgment or decree having applicability to it.

(f) Such Member has obtained all approvals and consents required to be obtained by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby from all Persons having approval or consent rights, and has made all material filings and registrations, required from or by any governmental body, authority, bureau or agency in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(g) No Member has incurred any obligation to a broker or finder for payment of any commission or fee in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including its admission as a Member, for which the Company or any other Member may become liable.

(h) To the extent applicable to such Member, to such Member’s actual knowledge, such Member has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Neither such Member nor any of its Affiliates is included on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or a resident in, or organized or chartered under the laws of, or otherwise acting for or on behalf of a person ordinarily resident in (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Sections 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

(i) Such Member is acquiring its Interest for its own account and not for the account of any other Person. Such Member is acquiring its Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Securities Act. Such Member understands that the sale and issuance of the Interests has not been registered under the Securities Act, applicable state securities laws or the securities or similar law of any other jurisdiction whatsoever, and, therefore, the Interests cannot be Transferred or otherwise disposed of unless they are registered under the securities laws of each applicable jurisdiction, or exemptions from such registration requirements are available. Such Member understands that Transfers and dispositions of its Interest can be made only (i) as explicitly permitted or contemplated under the terms of this Agreement and (ii) in compliance with the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and all applicable state securities and “blue sky” laws; and such Member understands that the Company is under no obligation to register the offer or sale of any Interests in any jurisdiction whatsoever or to assist such Member in complying with any exemption from registration under the securities laws of any jurisdiction whatsoever.

(j) Such Member understands and is able to bear the economic risk of an investment in the Company and can afford to sustain a total loss on such investment. Such Member further acknowledges that there are substantial risks in the investment (including loss of the entire amount of such investment), that such Member is capable of evaluating the merits and risks of the investment in the Company and such Member has evaluated such risks and determined that the Interest is a suitable investment for such Member. Such Member has such knowledge and experience in business, financial and tax matters, including experience in investing in non-listed and non-registered securities, and is a sophisticated investor capable of utilizing the information made available to it in connection with its investment in the Interest to evaluate the merits and risks of its investment in the Company, to make an informed investment decision with respect thereto and to protect its interests in connection with such investment.

(k) Such Member, or each beneficial owner (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (“Regulation D”)) of such Member, (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D and (ii) has not been formed for the specific purpose of acquiring the Interest unless each beneficial owner of such entity is qualified as an accredited investor within the meaning of Rule 501 of Regulation D.

(l) Such Member and its legal, tax, accounting and financial advisers have been provided an opportunity to ask questions of and receive information from a Person or Persons acting on behalf of the Company concerning the investment in the Company, the Company Assets, the Company, and such other matters as such Member and any of its advisors have deemed necessary or desirable. All such questions have been answered to the full satisfaction of such Member and any such advisors, and such Member has received all such information requested, but such Member has in all events relied upon its own due diligence in evaluating this Agreement, the Interests, the Properties and the other Company Assets.

(m) Such Member has consulted and been advised by its own legal counsel and tax advisor in connection with, and acknowledges that no representations as to potential profit, tax consequences of any sort (including the tax consequences resulting from forming or operating the Company, conducting the business of the Company, executing this Agreement, consummating the transactions provided for herein, making a Capital Contribution, being admitted to the Company, receiving or not receiving distributions from the Company, or being allocated Net Profits and Net Losses), cash flows or funds from operations or yield, if any, in respect of the Company have been made by the Company, any Member or any Affiliate of any Member or any employee or representative thereof, and that projections and any other financial information and documentation that may have been in any manner submitted to such Member from any source shall not constitute any representation or warranty of any kind or nature, express or implied and such Member is not relying on any representations or warranties of any other Person in connection therewith, including the Company or any other Member.

(n) On the date hereof, each Member is deemed to have made to the other Member the Anti-Corruption Representations set forth on Exhibit D hereto.

9.2.2 Additional Representations and Warranties.

(a) The Sponsor Member hereby represents and warrants to the Company and the MGP Member, that as of the Effective Date, the Sponsor Member is a Transfer Affiliate of BREIT OP.

(b) The MGP Member hereby represents and warrants to the Company and the Sponsor Member, that as of the Effective Date:

(i) The MGP Member is, directly or indirectly, majority-owned and Controlled by MGP.

(ii) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary company power and authority to carry on its business as set forth in this Agreement.

(iii) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the limited liability company interests of the Company or obligating the Company to issue or sell any limited liability company interests of the Company, except as expressly set forth in this Agreement or as may have been created by the Sponsor Member. Interests in the Company issued to the Sponsor Member are free and clear of any and all liens, claims, encumbrances, options and rights of any kind, except as expressly set forth in this Agreement or as may have been created by the Sponsor Member.

(iv) Other than as contemplated by the MTA, the Company has not conducted any business prior to the Effective Date.

(c) Each Member hereby represents and warrants to the Company and each other Member that no portion of the assets used by such Member to acquire or hold the Membership Interests constitutes the assets: of (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement which is subject to Section 4975 of the Code or any Similar Law (as defined below) or (iii) an entity which is deemed to hold the assets of any of the described in clauses (i) and (ii), pursuant to ERISA or applicable Similar Law. “Similar Law” means any federal, state, local, non-U.S. or other law or regulation that would cause the underlying assets of the Company to be treated as assets of the Member by virtue of its interest in the Company and thereby subject the Company (and/or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

9.2.3 Member Indemnity. Each Member agrees to indemnify, defend and hold harmless the Company, the other Member, each officer, director, agent and Affiliate of the Company and the other Member from and against any and all Liabilities arising out of or based upon any false representation or warranty made by such Member herein.

9.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof and thereof.

9.4 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

9.5 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by electronic mail or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.3 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth in Exhibit A, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by electronic email, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

9.6 Tax Matters.

9.6.1 Partnership Representative.

(a) The MGP Member may act as or designate the initial “partnership representative” (within the meaning of Section 6223 of the Code as amended by the Bipartisan Budget Act of 2015) to oversee or handle matters relating to the taxation of the Company (the “Partnership Representative”). The Partnership Representative shall perform his, her, or its duties under the direction and guidance of the Managing Member and shall be authorized and required to represent the Company (at the Company’s expense), subject to the restrictions set forth in this Section 9.6.1, in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Subject to Section 6.3.1(k), the Managing Member shall have the authority to remove and designate a replacement Partnership Representative. Each Member and former Member that held an Interest during the Reviewed Year (each, an “Interested Member”) agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall keep the Interested Members reasonably informed of the initiation and progress of any examinations, audits or other proceedings. Subject to the approval of the Managing Member, the Partnership Representative shall (i) determine whether any partnership adjustment to each Interested Member shall be made through the application of the procedures established pursuant to Code Section 6225(c) or through an election and the furnishing of statements pursuant to Code Section 6226; (ii) determine whether to make the election “out” of subchapter C, chapter 63 of the Code under Section 6221(b) of the Code if such an election is available; and (iii) determine whether to make any other elections available under subchapter C, chapter 63 of the Code. The Partnership Representative shall timely designate an individual to serve as the sole individual through whom the Partnership Representative will act as required by Regulations Section 301.6223-1. The designated individual must agree in writing to be bound by the same obligations and restrictions imposed on the Partnership Representative under this Section 9.6.1 prior to and as condition of such designation. References herein to the Partnership Representative are deemed to include the designated individual.

(b) The Company shall indemnify and reimburse the Partnership Representative for all losses suffered and all reasonable expenses (including reasonable legal and accounting fees) incurred by it in the performance of its duties and responsibilities as the Partnership Representative.

(c) Tax audits, controversies and litigations shall be conducted under the direction of the Partnership Representative, provided that the Partnership Representative shall regularly meet and confer with the Managing Member, the MGP Member and the Sponsor Member concerning the prosecution and status of such tax audits, controversies and litigations. The Partnership Representative shall submit to the Managing Member, the MGP Member and the Sponsor Member, for their review and approval (such approval not to be unreasonably withheld, conditioned or delayed), any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Company and shall not enter into any such settlement or compromise offer until such approval (such approval not to be unreasonably withheld, conditioned or delayed) is received from the Managing Member, the MGP Member and the Sponsor Member. The Company may permit the Interested Members to participate in one of the procedures set forth in Section 6225(c)(2) of the Code. If so permitted, any number of Interested Members may participate, and no Interested Member shall be obligated to participate. Any economic benefit or burden associated with participating in such procedure will inure to the benefit of or be borne by each Interested Member participating in the procedure to the extent attributable to such Interested Member. For the avoidance of doubt, the Company shall not have the right to require any Interested Member to amend a tax return or participate in any alternative procedure pursuant to Section 6225(c)(2) of the Code nor prevent any Interested Member from doing so.

(d) If a governmental authority makes a final determination (or the Company agrees to accept a non-final determination by the Internal Revenue Service) that adjusts the income, gain, loss, deduction, or credit of the Company (or any Interested Member’s distributive share thereof) and to the extent the “push out” election under Section 6226 of the Code is not available or made or one of the procedures set forth in Section 6225(c)(2) of the Code are not undertaken, the Interested Members shall bear the economic benefits and burdens of the adjustment (including any interest and penalties), and the cost of contesting any such adjustment, in the same manner (to the maximum extent possible) in which the economic benefits and burdens of the adjustment would have been borne had the Company elected “out” under Section 6221(b) of the Code for the Reviewed Year (whether or not the Company is eligible to elect out under Section 6221(b) of the Code). In determining the extent to which and the manner in which any Interested Member bears the economic benefits and burdens of an adjustment, the Managing Member shall consult with all Interested Members and thereafter use its reasonable efforts to modify the financial burden of any Company adjustment to each Interested Member holding an Interest during the Reviewed Year, by taking into account the Interested Member’s actions and status (including those described in Section 6225(c) of the Code). After consultation with the Interested Members, the Company shall divide any adjustment and/or Imputed Underpayment into such categories and shall determine the amounts in each category attributable to each Interested Member in the manner the Company reasonably determines best gives effect to the principles of this Section 9.6.1(d) (the amount of an Imputed Underpayment in any category attributable to an Interested Member, the Interested Member’s “BBA Share”).

(e) The Managing Member may (1) require an Interested Member who is liable under Section 9.6.1(d) to pay its BBA Share to the Company within ten (10) days after the date on which the Company notifies the Interested Member (and in the manner required by the notice) and/or (2) reduce the Interested Member’s Capital Account or future distributions to the Interested Member under Article IV, such that the cumulative amount under clauses (1) and (2) equals the Interested Member’s BBA Share (plus the amount of any interest determined pursuant to the next sentence). Any amounts under clause (1) that are not paid within the time set forth in clause (1), and any amounts under clause (2), shall be increased to reflect interest calculated at a rate equal to 3% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by applicable law). The Company may make appropriate adjustments to an Interested Member’s Capital Account and may treat any payment described in clause (1) in any manner reasonably determined by the Managing Member, including as a Capital Contribution or distribution. Without duplication of amounts otherwise paid or reimbursed by it, each Interested Member shall, at the Company’s request, indemnify and hold harmless the Company for any liabilities of the Company for such Interested Member’s BBA Share.

(f) The Partnership Representative shall receive no compensation for its services. All third-party costs and expenses reasonably incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees) shall be paid by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and a law firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable. The provisions of this Section 9.6.1 shall survive (i) the termination of the Company, this Agreement, and the termination of any Interested Member’s Interest in the Company, and (ii) the transfer of all or a part of a Interested Member’s Interest in the Company. Each Interested Member agrees that as a condition to any transfer of an Interest as permitted under this Agreement, the transferor Interested Member continues to be bound by all of the provisions of this Section 9.6.1.

(g) Each Interested Member agrees that such Interested Member shall not treat any Company item inconsistently on such Interested Member’s federal, state, foreign, or other income tax return with the treatment of the item on the Company’s return. Each Interested Member further agrees to cooperate in taking such actions as may be required to cause any election made by the Company to be effective and to provide the Partnership Representative with documentation of its compliance with the provisions of this Section 9.6.1.

(h) The Interested Members waive any fiduciary duty of the Partnership Representative to any of them. For the avoidance of doubt, the foregoing waiver shall not limit any duties to the Company.

9.6.2 Tax Elections. Except as otherwise provided in Section 9.6.3, subject to Section 6.3.1(j), the Partnership Representative may make all elections for federal income and all other tax purposes in accordance with this Agreement.

9.6.3 Tax Elections. Prior to making any tax election other than a Required Tax Election or an election under subchapter C, chapter 63 of the Code (which shall be governed by Section 9.6.1) with respect to the Company or its Subsidiaries for federal, state or local tax purposes, the Partnership Representative and the Company shall permit the MGP Member and the Sponsor Member to review, provide comments on and discuss in advance, and shall consider in good faith any comments made by such Members in relation to, such election.

9.6.4 Intentionally Omitted.

9.6.5 Operating Tax Covenants. The Managing Member, the MGP Member, the Sponsor Member and the Company covenant the following:

(a) For purposes of Regulations Section 1.752-2, 1.752-3 and 1.707-5(a)(2), the Company shall allocate liabilities of the Company amongst the properties of the Company and among the members of the Company in a manner consistent with applicable law as reasonably determined by the Managing Member; provided that the “excess nonrecourse liabilities” (as defined in Regulations Section 1.752-3(a)(3)) of the Company, if any, shall be allocated (i) first to the MGP Member in accordance with the “additional method” (as defined in Regulations Section 1.752-3(a)(3)) up to the maximum amount permitted by such method under applicable law but not in excess of the sum of the amount of built-in gain that is allocable to the MGP Member on Code Section 704(c) property (as defined under Regulations Section 1.704-3(a)(3)(ii)) or property with respect to which reverse Section 704(c) allocations are applicable (as described in Regulations Section 1.704-3(a)(6)(i)) and (ii) thereafter in accordance with Regulations Section 1.752-3(a)(3), based on allocations of projected taxable income of the Company . In the event of a change in law or interpretation thereof, the Parties shall use reasonable efforts to apply such changed law or interpretation thereof in accordance with applicable law in the manner that minimizes the recognition of income or gain by the MGP Member as reasonably determined by the Managing Member, but, notwithstanding the foregoing, in no event shall the Company be required to modify the economic arrangements of the Members and the Company shall have no obligation or liability to the MGP Member to the extent that the Company’s inability to comply with the provisions of this Section 9.6.5(a) are attributable to such change in the tax laws or interpretation thereof. The Managing Member shall consult with MGM, the MGP Member and the Sponsor Member when conducting any computations and allocations pursuant to this Section 9.6.5(a) and shall consider in good faith all reasonable comments of MGM, the MGP Member and the Sponsor Member.

(b) If the Company has in effect a Code Section 754 election and recognizes any Code Section 734(b) adjustment to the tax basis of any of the Properties (including all subsequent replacements pursuant to Section 1031, Section 1033, or any other nonrecognition provision of the Code) in any taxable year, the Company shall not file any income tax return reporting such Code Section 734(b) adjustment as giving rise to additional gain recognized under Code Section 731 to a Member in the same taxable year (i.e., because of a reduction in the liabilities allocated to the Member pursuant to Regulations Section 1.752-3); provided that, if the Sponsor Member is the Managing Member, the obligations of the Members and the Company under this Section 9.6.5(b) shall be conditioned on the Company’s receipt of written advice level from tax advisors reasonably satisfactory to the Sponsor Member with a conclusion at least at a “more likely than not” level that such position is consistent with applicable law.

(c) The Company shall not make a Code Section 754 election; provided, however, such election may be made in the tax year in which a Member (including any of its Affiliates that hold an Interest, if applicable) has Transferred an Interest constituting at least 10% of the total Economic Interests in the Company in a taxable disposition to a Third Party.

(d) For purposes of making Code Section 704(c) allocations with respect to a Property, the Company shall apply the “traditional method” pursuant to Regulations Section 1.704-3(b).

(e) If the Company transfers any interest in a Property to a Subsidiary in a transaction treated as a Code Section 721 exchange, the transferee partnership shall make Code Section 704(c) allocations with respect to such interest in such Property in the same manner as the Company.

9.6.6 Tax Returns. Preparation of the tax returns and statements, if any, of the Company shall be the responsibility of the Managing Member. If the Managing Member engages a certified public accountant for the preparation and or review of any or all of the income tax returns, the expense shall be a Company Expense.

9.6.7 Member Information. In the event any Member makes any tax election that requires the Company to furnish information to such Member to enable such Member to compute its own tax liability, or requires the Company to file any tax return or report with any tax authority, in either case that would not be required in the absence of such election made by such Member, the Managing Member may, as a condition to furnishing such information or filing such return or report, require such Member to pay to the Company any incremental expenses incurred in connection therewith; provided no Member shall be required to pay to the Company for any incremental expenses incurred in connection with any information the Managing Member is required to provide to any Member under Section 6.7.3. Promptly upon request, each Member shall provide the Company with any information related to such Member necessary (A) to allow the Company to comply with any tax reporting, tax withholding or tax payment obligations of the Company or (B) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding or other taxes or similar payments, including U.S. federal withholding tax under Sections 1471 and 1472 of the Code.

9.6.8 Tax Protection Claims. If the Company receives (i) any claim that damages are due as a result of a Breach (as defined in the Tax Protection Agreement) or (ii) any notice of an actual, threatened or impending Company Tax Audit (as defined in the Tax Protection Agreement), the Managing Member shall promptly notify the Members of such claim or audit and provide the Members with such additional information as the Members reasonably request. The Managing Member shall keep the MGP Member and the Sponsor Member reasonably informed of the progress of any such claim or audit.

9.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of choice of law or conflicts of law. Notwithstanding the foregoing, the parties acknowledge and agree that this Agreement, the Company and the Members are also subject to the Nevada Gaming Control Act and the regulations promulgated thereunder.

9.8 Construction. The Members intend that this Agreement shall be construed as if all parties prepared this Agreement.

9.9 Captions - Pronouns. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

9.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their respective heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving a Membership Interest or Economic Interest, whether as Assignees, Substitute Members or otherwise.

9.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

9.12 Confidentiality.

9.12.1 Each Member agrees that the provisions of this Agreement, all understandings, agreements and other arrangements herein between and among the parties, and all other nonpublic information received from or otherwise relating to, the Company and the Company Assets shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto), without the written consent of the other Members. The obligations of the parties hereunder shall not apply: (a) so long as such Persons agree to maintain the confidential nature thereof, to the MGP Member’s, or the Sponsor Member’s, as applicable, actual or prospective (i) financing sources, (ii) purchasers or assignees, (iii) partners and (iv) investors; (b) to legal counsel, accountants and other professional advisors to the MGP Member or the Sponsor Member, as applicable, so long as such Persons agree to maintain the confidential nature thereof; (c) to any disclosure pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, to the extent necessary in support of motions, filings, or other proceedings in court as required to be undertaken pursuant to this Agreement, or otherwise as required by applicable law; provided that any party is given a reasonable opportunity to obtain a protective order in connection with such disclosure; (d) in connection with reporting requirements in filings with the Securities and Exchange Commission by the MGP Member and its Affiliates, or the Sponsor Member and its Affiliates, as applicable, which filings may include publication of the MGP Member’s or its Affiliates’, or the Sponsor Member’s or its Affiliates’, as applicable, audited financial statements; and (e) to disclosures in compliance with any filing requirements, regulations or other requirements of, or upon the request or demand of, any stock exchange (or other similar entity) on which the MGP Member’s, or the Sponsor Member’s (or their direct or indirect Affiliates’) shares (or other equity interests) are listed, or of any other governmental authority having jurisdiction over the MGP Member or the Sponsor Member. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 9.12.1 shall survive: (x) a Member’s ceasing to be a member of the Company for any reason; and (y) the dissolution and/or termination of the Company.

9.13 Interpretation. All references herein to Articles, Sections, subparagraphs, Exhibits and addenda shall be deemed to be references to Articles, Sections and subparagraphs of, and Exhibits and addenda to, this Agreement unless the context shall otherwise require. All Exhibits and addenda attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The words “date hereof” shall refer to the Effective Date. All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

9.14 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or be enforceable by any creditor of the Company or by any creditor of any Member except as expressly provided in Section 3.3 with respect to an Affiliate of a Member that is a Lending Member. This Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto and (a) with respect to Section 6.8 or Section 9.2, each Indemnitee and each other indemnified Person addressed therein, and (b) with respect to Section 3.3, any Affiliate of a Member that is a Lending Member.

9.15 No Right of Setoff. No Member will assert (or will permit its Affiliates to assert) any right of setoff against any other Member or such other Member’s Affiliates for any normal trade activity except to the extent otherwise specifically permitted herein.

9.16 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means (including in “PDF” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.17 Submission to Jurisdiction. Each Member hereby irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware) or, in the case of claims to which the federal courts have jurisdiction, the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Member further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each Member hereby irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have jurisdiction, the United States District Court for the District of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party’s obligation under this Section 9.17 will survive the termination of this Agreement.

9.18 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to resolve any dispute under this Agreement, the losing party shall pay the attorney’s fees, costs and necessary disbursements of the prevailing party in addition to any other relief to which such prevailing party may be entitled.

9.19 Injunctive Relief and Enforcement. In the event of a breach by a Member of the terms of this Agreement, the Company or the other Members shall be entitled to institute, in accordance with this Section 9.19, legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by such Member and to enjoin such Member from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Each Member acknowledges that money damages for any breach by such Member of the provisions of this Agreement would not be a sufficient remedy for any breach of this Agreement by such Member and that in addition to all other remedies the Company and the non-breaching Members shall be entitled to seek specific performance and injunctive or other equitable relief for any such breach.

9.20 Intentionally Omitted.

9.21 Force Majeure. The parties to this Agreement shall be excused from performance of their obligations (other than any obligation to pay money under this Agreement) where they are prevented from so performing by revolutions, terrorism or similar disorders, wars, acts of enemies, strikes, fires, floods, acts of God, or, without limiting the foregoing, by any cause not within the control of the party whose performance is interfered with, and which, by the exercise of reasonable diligence, the party is unable to prevent. All parties shall perform such parts or aspects of their obligations as are not interfered with by these causes.

9.22 Limitation on Creditors’ Interests. No creditor who makes a non-recourse loan to the Company shall have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Company, other than as a secured creditor.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of Effective Date set forth above.

MGP ENTITY:

[●]

By:

Name:
Title:

SPONSOR ENTITY:

[●]

By:

Name:
Title:

Schedule 1

INITIAL FINANCING & PERMITTED CARVEOUT GUARANTY

Schedule 1

Schedule 2

[Intentionally Omitted]

Schedule 2

EXHIBIT A

MEMBERS, INITIAL CAPITAL CONTRIBUTIONS

AND PERCENTAGE INTERESTS

Name and Address of Members	Initial Capital Contributions			Date of Initial Capital Contributions	Percentage Interest
[MGP MEMBER]	$	[	]	Effective Date	50.10%
[SPONSOR MEMBER]	$	[	]	Effective Date	49.90%

EXHIBIT A

EXHIBIT B

REOC LETTER

The party listed on Schedule A hereto

(“Property Owner”)

[●]

BREIT Operating Partnership L.P.

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

On the date hereof, BREIT Operating Partnership L.P. (the “Company”) has acquired an indirect interest in that certain property listed opposite the Property Owner’s name on Schedule B hereto (the “Property”) through the Company’s direct and indirect subsidiaries, including the Property Owner. As of the date hereof, the Property Owner holds, as its only asset (other than assets necessary or incidental to ownership and operation of the Property), the Property. In connection with such acquisition, the Property Owner hereby agrees that in addition to, and without prejudice to, or limitation on, any of the rights of the Company with respect to its direct or indirect interest in the Property Owner or the Property, as the case may be, for so long as the Company continues to hold an interest in the Property Owner or the Property, the Company shall have the right to:

(i)

be routinely provided with the information set forth in, and consult with the Property Owner with respect to, those matters described in the property management agreement in place in relation to the Property, if any;

(ii)

receive copies of all reports relating to the management and/or development of the Property, including management and development services provided by Property Owner, any property manager or other third party retained by, or on behalf of, any Property Owner;

(iii)

periodically inspect the Property and make recommendations to Property Owner, and to any property manager, if any, relating to the management or development activities with respect to the Property, or any one of them;

(iv)	participate in any decisions with respect to the retention or the termination of the services of any property manager with respect to the Property, if any;

(v)

consult with appropriate officers of the Property Owner in advance with respect to any significant management and development matters including, without limitation, the management, participatory and development rights retained by Property Owner under any property management agreement, if any, relating to the Property, or any one of them, and the exercise of any significant rights by Property Owner under any lease relating to any Property; and

(vi)

such other consultation and participation rights with respect to the Property as may be reasonably determined by the Company to be necessary for the Company to qualify as a “real estate operating company” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(a “REOC”).

Property Owner agrees to consider, in good faith, the recommendations of the Company in connection with the matters on which it is consulted as described above.

In the event the Company transfers all or any portion of its direct or indirect investment in Property Owner to an affiliated entity (or to a direct or indirect wholly-owned subsidiary of any such affiliated entity) that is intended to qualify as a REOC, such affiliated entity shall be afforded the same rights with respect to the Property, or any one of them, as is afforded to the Company hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature pages to follow]

Very Truly Yours,

[●]

By:
Name:
Title:

Acknowledged and Agreed:

BREIT OPERATING PARTNERSHIP L.P.

By:

Name:
Title:

EXHIBIT C

INTEREST ROFO SALE DOCUMENTS

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”) is made this ___ day of ____________, [____], whereby [_________________], a [_________________], (“Transferor”), for good and valuable consideration, hereby CONVEYS, TRANSFERS, SETS OVER, DELIVERS AND ASSIGNS, absolutely, to [_________________], a [_________________] (“Transferee”), [_________________] percent (___%) interest (“Transferred Interest”) in [•], a Delaware limited liability company (“Company”), which represents [the entirety / a portion] of Transferor’s Company Interests in the Company.

Capitalized terms not defined herein shall have the meaning set forth for such capitalized terms in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of [_________________], 2020, by and between the Transferor and Transferee (as may be amended from time to time, the “Joint Venture Agreement”) as defined therein by reference to other instruments.

The Transferor hereby represents, warrants and covenants that it has good and merchantable legal and beneficial title to the Transferred Interest, that the Transferred Interest is free and clear of any mortgages, pledges, liens, encumbrances, security interests, charges subparticipations or any other restrictions, and that it has the full right, power, capacity and authority, and the unrestricted right to sell, convey, transfer and assign the Transferor Interest pursuant hereto.

The transfer made hereby is the consummation of the transfer of the Transferor’s Company Interest under the Joint Venture Agreement, and the consideration for the transfer made hereby is as determined in accordance with the Joint Venture Agreement.

Transferee shall not assume any obligations or liabilities with respect to the Transferred Interests first arising prior to the date hereof.

This Assignment is binding upon and shall inure to the benefit of each party hereto and such party’s respective successors and assigns.

This Assignment shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware.

This Assignment may be signed in counterparts, with less than all parties signing a counterpart, but separate counterparts with collectively the signatures of both the Transferor and the Transferee shall constitute an original Instrument of Transfer, and each counterpart or collective counterparts shall each constitute an original Instrument of Transfer.

EXHIBIT C

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

TRANSFEROR

a

By:

Name:
Title:

TRANSFEREE

a

By:

Name:
Title:

EXHIBIT D

ANTI-CORRUPTION REPRESENTATION

A. Blackstone’s Global Anti-Corruption Compliance Policy: [                ], a Delaware limited liability company (the “Member”) acknowledges and agrees that it is the written and established policy of The Blackstone Group LP and affiliates (“Blackstone”) to comply fully with all applicable laws and regulations of the United States and all jurisdictions in which it does business. The Member warrants and represents that it will not take any action that would constitute a violation, or implicate Blackstone in a violation, of any law of any jurisdiction in which it performs business, or of the United States, or of the United Kingdom, including without limitation, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010, and where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, “Anti-Corruption Laws”).

B. The Member represents, warrants, and agrees that:

(i) the Member is neither a Government Entity nor an instrumentality of a government. If the Member becomes a Government Entity or instrumentality of a government during the term covered by the document, the Member shall notify Blackstone immediately so Blackstone may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws;

(ii) None of the Member’s principals, owners, officers, or directors is currently a Government Official.1 If any of the Member’s principals, owners, officers, or directors becomes a Government Official during the term covered by this document, the Member shall notify Blackstone immediately so Blackstone may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws;

(iii) No Government Official is associated with, or owns an interest, whether direct or indirect, in the Member, or has any legal or beneficial interest in the proposed agreement/relationship contemplated herein between the Member and Blackstone, or any payments to be made by Blackstone to the Member under such agreement. If a Government Official obtains such an interest, the Member shall notify Blackstone immediately so Blackstone may, and hereby reserves the right to, take whatever precautions and actions may be appropriate to assure compliance with applicable Anti-Corruption Laws;

[1]

The term “Government Official” includes, without limitation, all officers or employees of a government department, agency or instrumentality; permitting agencies; custom officials; political party officials; candidates for political office; officials of public international organizations (e.g., the Red Cross); employees or affiliates of an enterprise that is owned, sponsored, or controlled by any government—such as a healthcare facility, bank, utility, oil company, university or research institute; and any other position as defined by applicable Anti-Corruption Laws.

(iv) Neither the Member nor any of its principals, owners, officers, or directors has made, promised to make, will promise to make, or will cause to be made, in connection with the proposed agreement contemplated herein, any Payments2: (i) to or for the use or benefit of any Government Official in violation of any Anti-Corruption Laws; (ii) to any other person either for an advance or reimbursement, if it knows or has reason to know that any part of such Payment will be directly or indirectly given or paid by such other person, or will reimburse such other person for Payments previously made, to any Government Official in violation of any Anti-Corruption Laws; or (iii) to any other person or entity, to obtain or keep business or to secure some other improper advantage, the payment of which would violate applicable Anti-Corruption Laws. The Member shall immediately notify Blackstone of any violation of Anti-Corruption Laws and shall be responsible for any damages to Blackstone from the Member’s violation of Anti-Corruption Laws;

(v) Any compensation provided by Blackstone is for the Member’s sole benefit and will not be transferred or assigned to any other party other than Affiliates of Member; and

(vi) The Member has effective controls that are sufficient to provide reasonable assurances that violations of applicable Anti-Corruption Laws will be prevented, detected and deterred.

C. Compliance with Economic Sanctions Laws. Neither the Member, nor any of its principals, owners, officers or directors is the subject of any sanction administered by the Office of Foreign Assets Control of the United States Treasury Department (“U.S. Economic Sanctions”) and, except as permitted by applicable United States law, does not and will not make any sales to or engage in business activities with or for the benefit of, and will not use any amounts payable under the proposed agreement/relationship for the purposes of financing the activities of, any persons that are the subject of U.S. Economic Sanctions, including any “Specially Designated Nationals and Blocked Persons”; nor, except as permitted by applicable law, shall the Member or any of its principals, owners, officers or directors make any sales to or engage in business activities with or for the benefit of, or use any amounts payable under the proposed agreement/relationship for the purposes of financing the activities of any country that is the target of territory-wide sanctions (which countries currently are Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine).

D. Compliance with Money Laundering Laws. The operations of the Member have been conducted at all times, and will continue to be conducted, in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the U.S. Patriot Act, as amended, and all money laundering-related laws of other jurisdictions where the Member conducts business or owns assets (collectively, the “Money Laundering Laws”). No proceeding by or before any Government Authority involving the Member with respect to the Money Laundering Laws is pending or, to the knowledge of the Member, is threatened.

[2]

The term “Payments” refers to anything of value, including cash, gifts, travel expenses, entertainment, offers of employment, provision of free services, and business meals. It may also include event sponsorships, consultant contracts, fellowship support, job offers, and charitable contributions made at the request of, or for the benefit of, an individual, his or her family, or other relations, even if made to a legitimate charity.

[remainder of page intentionally left blank]

I confirm that I am suitably qualified and authorized by the Member to give the representations, warranties and agreements contained in this document and that the same has been authorized by all and any necessary corporate action.

Signature:

Name and Title:

Dated:

MASTER LEASE

ARTICLE I	LEASED PROPERTY	1
1.1	Leased Property	1
1.2	Single, Indivisible Lease	4
1.3	Term	5
1.4	Renewal Terms	5
1.5	Separation of Leases	5

ARTICLE II	DEFINITIONS	8
2.1	Definitions	8

ARTICLE III	RENT	41
3.1	Rent	41
3.2	Late Payment of Rent	42
3.3	Method of Payment of Rent	42
3.4	Net Lease	42
3.5	Fair Market Rent	43

ARTICLE IV	IMPOSITIONS	43
4.1	Impositions	43
4.2	Utilities and other Matters	45
4.3	Compliance Certificate	45
4.4	Impound Account	45

ARTICLE V	NO ABATEMENT	45
5.1	No Termination, Abatement, etc.	45

ARTICLE VI	OWNERSHIP OF LEASED PROPERTY	46
6.1	Ownership of the Leased Property	46
6.2	Tenant’s Property	47
6.3	Tenant’s Intellectual Property	48
6.4	Landlord’s Security Interest in Tenant’s Pledged Property	48

ARTICLE VII	CONDITION AND USE OF LEASED PROPERTY	50
7.1	Condition of the Leased Property	50
7.2	Use of the Leased Property	51
7.3	Additional Facilities	53

ARTICLE VIII	REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH LAW	53
8.1	Representations and Warranties	53
8.2	Compliance with Legal and Insurance Requirements, etc.	54
8.3	Zoning and Uses	55
8.4	Intentionally Omitted	55
8.5	Third-Party Reports	55

ARTICLE IX	MAINTENANCE AND REPAIR	56
9.1	Maintenance and Repair	56
9.2	Encroachments, Restrictions, Mineral Leases, etc.	60

i

ARTICLE X	CAPITAL IMPROVEMENTS	61
10.1	Construction of Capital Improvements to the Leased Property	61
10.2	Construction Requirements for Capital Improvements	63
10.3	Intentionally Omitted	64
10.4	Ownership of Tenant Capital Improvements	64
10.5	Funding of Tenant Capital Improvements	64
10.6	Self Help	64

ARTICLE XI	NO LIENS	65
11.1	Liens	65
11.2	Landlord Encumbrance Obligations	68

ARTICLE XII	PERMITTED CONTESTS	68
12.1	Permitted Contests	68

ARTICLE XIII	INSURANCE	69
13.1	Property Insurance Requirements	69
13.2	Workers’ Compensation	73
13.3	Waiver of Subrogation	73
13.4	Policy Requirements	73
13.5	Increase in Limits	74
13.6	Blanket Policy	74
13.7	No Separate Insurance	74
13.8	Captive Insurance Company Requirements	75

ARTICLE XIV	CASUALTY	75
14.1	Property Insurance Proceeds	75
14.2	Tenant’s Obligations Following Casualty	75
14.3	No Abatement of Rent	77
14.4	Waiver	77
14.5	Insurance Proceeds Paid to Fee Mortgagee	77
14.6	Termination of Lease; Abatement of Rent	77
14.7	Multiple Fee Mortgagees	77

ARTICLE XV	CONDEMNATION	78
15.1	Condemnation	78
15.2	Award Distribution	79
15.3	Temporary Taking	79
15.4	No Abatement of Rent	79
15.5	Waiver	79
15.6	Award Paid to Fee Mortgagee	79

ARTICLE XVI	DEFAULT; REMEDIES	80
16.1	Events of Default	80
16.2	Certain Remedies	82
16.3	Damages	83
16.4	Receiver	84

16.5	Waiver	85
16.6	Application of Funds	85
16.7	Landlord’s Right to Cure Tenant’s Default	85
16.8	Miscellaneous	85

ARTICLE XVII	TENANT’S FINANCING	86
17.1	Permitted Leasehold Mortgagees	86
17.2	Landlord’s Right to Cure Tenant’s Default	94
17.3	Tenant’s Debt Agreements	94
17.4	Landlord Cooperation	94

ARTICLE XVIII	SALE OF LEASED PROPERTY	95
18.1	Sale of the Leased Property	95

ARTICLE XIX	HOLDING OVER	95
19.1	Holding Over	95

ARTICLE XX	RISK OF LOSS	96
20.1	Risk of Loss	96

ARTICLE XXI	INDEMNIFICATION	96
21.1	General Indemnification	96

ARTICLE XXII	SUBLETTING AND ASSIGNMENT	97
22.1	Subletting and Assignment	97
22.2	Permitted Assignments	97
22.3	Permitted Sublease Agreements	98
22.4	Required Assignment and Subletting Provisions	100
22.5	Costs	101
22.6	No Release of Tenant’s Obligations	101
22.7	Intentionally Omitted	102
22.8	Management Agreements	102
22.9	Bookings	103
22.10	Termination of Affiliate Agreements	103

ARTICLE XXIII	REPORTING; CONFIDENTIALITY	104
23.1	Estoppel Certificates and Financial Statements	104
23.2	Confidentiality; Public Offering Information	109
23.3	Financial Covenants	111
23.4	Landlord Obligations	112

ARTICLE XXIV	LANDLORD’S RIGHT TO INSPECT	113
24.1	Landlord’s Right to Inspect	113

ARTICLE XXV	NO WAIVER	114
25.1	No Waiver	114

ARTICLE XXVI	REMEDIES CUMULATIVE	114
26.1	Remedies Cumulative	114

ARTICLE XXVII	ACCEPTANCE OF SURRENDER	114
27.1	Acceptance of Surrender	114

ARTICLE XXVIII	NO MERGER	114
28.1	No Merger	114

ARTICLE XXIX	CONVEYANCE BY LANDLORD	115
29.1	Conveyance by Landlord	115

ARTICLE XXX	QUIET ENJOYMENT	115
30.1	Quiet Enjoyment	115

ARTICLE XXXI	LANDLORD’S FINANCING	115
31.1	Landlord’s Financing	115
31.2	Attornment	116
31.3	Compliance with Fee Mortgage Documents	117

ARTICLE XXXII	HAZARDOUS SUBSTANCES	117
32.1	Hazardous Substances	117
32.2	Notices	117
32.3	Remediation	118
32.4	Indemnity	118
32.5	Environmental Inspections	119

ARTICLE XXXIII	MEMORANDUM OF LEASE	119
33.1	Memorandum of Lease	119

ARTICLE XXXIV	APPOINTING EXPERTS	120
34.1	Expert Dispute Resolution Process	120

ARTICLE XXXV	NOTICES	122
35.1	Notices	122
35.2	Deemed Approval Period with respect to certain Items Requiring Consent	124
35.3	Unavoidable Delays	125

ARTICLE XXXVI	TRANSITION UPON EXPIRATION OR TERMINATION	125
36.1	Transfer of Tenant’s Property at the Facilities	125
36.2	Transition Services	126
36.3	Replacement of Certain Excluded Assets	126

ARTICLE XXXVII	ATTORNEY’S FEES	126
37.1	Attorneys’ Fees	126

ARTICLE XXXVIII	BROKERS	127
38.1	Brokers	127

ARTICLE XXXIX	OFAC	127
39.1	Anti-Terrorism Representations	127

ARTICLE XL	REIT REQUIREMENTS	128
40.1	REIT Protection	128

ARTICLE XLI	MISCELLANEOUS	128
41.1	Survival	128
41.2	Severability	128
41.3	Non-Recourse	129
41.4	Successors and Assigns	129
41.5	Governing Law	129
41.6	Waiver of Trial by Jury	129
41.7	Entire Agreement	130
41.8	Headings; Consent	130
41.9	Counterparts	130
41.10	Interpretation	130
41.11	Time of Essence	130
41.12	Further Assurances	131
41.13	Gaming Regulations	131
41.14	Certain Provisions of Nevada Law	131
41.15	Savings Clause	131
41.16	Agency Relationship with respect to Water Rights	132
41.17	Operating Subleases	133

v

EXHIBITS AND SCHEDULES

EXHIBIT A – DESCRIPTION OF THE FACILITIES

EXHIBIT B – LEGAL DESCRIPTIONS

EXHIBIT C – INTENTIONALLY OMITTED

EXHIBIT D – GAMING LICENSES

EXHIBIT E – FORM OF GUARANTY

EXHIBIT F-1 – FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT (SUBLEASE)

EXHIBIT F-2 – FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT G – FORM OF MEMORANDUM OF LEASE

EXHIBIT H – FORM OF NEVADA WAIVER

EXHIBIT I – WATER PERMITS

EXHIBIT J – FINANCIAL COVENANT COMPLIANCE REPORT

EXHIBIT K – EXAMPLE REQUIRED CAPEX REPORT

EXHIBIT L – EBITDA CALCULATION

EXHIBIT M – QUARTERLY REPORTING PACKAGE

EXHIBIT N – CAPTIVE INSURANCE COMPANY REQUIREMENTS

SCHEDULE 1 – EXCLUDED ASSETS

SCHEDULE 2 – INITIAL OPERATING SUBTENANTS

SCHEDULE 3-A – GRAND PROPERTY SPECIFIC IP

SCHEDULE 3-B – MB PROPERTY SPECIFIC IP

SCHEDULE 4 – EXISTING ACCOUNTING GUIDELINES

SCHEDULE 5 – INTENTIONALLY OMITTED

SCHEDULE 6 – INITIAL FEE MORTGAGEE REQUIRED REPAIRS

SCHEDULE 7 – CORPORATE ALLOCATION SCHEDULE

SCHEDULE 8 – PERMITTED CAPITAL IMPROVEMENTS

SCHEDULE 9 – RESERVE DISBURSEMENT REQUIREMENTS

SCHEDULE 10 – EXISTING SUBLEASES

SCHEDULE 11 – EXISTING MANAGEMENT AGREEMENTS

SCHEDULE 12 – ESCALATED BASE RENT

SCHEDULE 13 – LAND USE MATTERS

MASTER LEASE

This MASTER LEASE (the “Lease”) is entered into as of [•], by and among Mandalay PropCo, LLC, a Delaware limited liability company, (together with its permitted successors and assigns, “MB Landlord”), MGM Grand PropCo, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Grand Landlord” and, individually or together with the MB Landlord, as the context may require, “Landlord”), and MGM Lessee II, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A. Capitalized terms used in this Lease and not otherwise defined herein are defined in Article II hereof.

B. Pursuant to that certain Master Transaction Agreement, dated as of January [•], 2020 among MGM Growth Properties Operating Partnership LP, MGM Resorts International, and BCORE Windmill Parent LLC and certain other parties (the “Master Transaction Agreement”), (a) MB Landlord desires to lease the MB Leased Property to Tenant and Tenant desires to lease the MB Leased Property from MB Landlord, and (b) Grand Landlord desires to lease the Grand Leased Property to Tenant and Tenant desires to lease the Grand Leased Property from Grand Landlord, in each case, upon the terms set forth in this Lease.

C. The two (2) facilities covered by this Lease as of the date hereof are described on Exhibit A attached hereto (each a “Facility,” and collectively, the “Facilities”). Each of the Facilities (and if determined by Tenant, a portion of either Facility) may be subleased by Tenant to Operating Subtenants pursuant to certain subleases (the “Operating Subleases”) between Tenant and each Operating Subtenant.

D. Tenant and Landlord intend this Lease to constitute one indivisible lease of the Facilities and not separate leases governed by similar terms. The Facilities constitute one economic unit, and the Rent and all other provisions of this Lease have been negotiated and agreed to based on a demise of the Facilities to the respective Tenants as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

LEASED PROPERTY

1.1 Leased Property. (a) Upon and subject to the terms and conditions hereinafter set forth, MB Landlord leases to Tenant and Tenant accepts and leases from MB Landlord all of MB Landlord’s rights and interests in and to the following with respect to the MB Facility (collectively, the “MB Leased Property”):

(i) the real property or properties described in Part I of Exhibit B attached hereto (collectively, the “MB Land”);

(ii) all buildings, structures, and other improvements of every kind now or hereafter located on the MB Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent MB Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of the MB Facility (collectively, the “MB Leased Improvements”); provided, however, that the foregoing shall not affect or contradict the provisions of this Lease which specify that Tenant shall be entitled to certain benefits of and rights with respect to the Tenant Capital Improvements;

(iii) all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights, conveyed pursuant to the Master Transaction Agreement and other rights appurtenant to the MB Land and the MB Leased Improvements, all right, title and interest of MB Landlord, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the MB Land and the MB Leased Improvements and to the center line thereof;

(iv) all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the MB Leased Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “MB Fixtures”); provided, however, that the foregoing shall not affect Tenant’s rights with respect to Tenant Capital Improvements pursuant to Section 11.1(b);

(v) all other properties or rights, real, personal or otherwise, conveyed to MB Landlord or MB Landlord’s Subsidiaries pursuant to the Master Transaction Agreement; and

(vi) all rights in and related to the beneficial use of the water rights (collectively, the “MB Water Rights”) pursuant to the permits issued by the Nevada State Engineer described on Exhibit I attached hereto and incorporated herein by this reference (collectively, the “MB Water Permits”), which consist of approximately 5.3 acre-feet annually of underground water, together with all existing water related infrastructure, facilities, equipment and fixtures, including, without limitation, pumps, pump stations, pipes, reservoirs and vaults used to extract the water rights from their permitted points of diversion and to place the Water Rights appropriated under the Water Permits to beneficial use at their permitted places of use (collectively, the “MB Water Infrastructure”).

The MB Leased Property shall not, for any purposes under this Lease, include those assets described on Schedule 1 attached hereto (collectively, “MB Excluded Assets”).

(b) Upon and subject to the terms and conditions hereinafter set forth, Grand Landlord leases to Tenant and Tenant accepts and leases from Grand Landlord all of Grand Landlord’s rights and interests in and to the following with respect to the Grand Facility (collectively, the “Grand Leased Property” and, together with the MB Leased Property, collectively, the “Leased Property”):

(i) the real property or properties described in Part II of Exhibit B attached hereto (collectively, the “Grand Land” and, together with the MB Land, collectively, the “Land”);

(ii) all buildings, structures, and other improvements of every kind now or hereafter located on the Grand Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Grand Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of the Grand Facility (collectively, the “Grand Leased Improvements” and, together with the MB Leased Improvements, collectively, the “Leased Improvements”); provided, however, that the foregoing shall not affect or contradict the provisions of this Lease which specify that Tenant shall be entitled to certain benefits of and rights with respect to the Tenant Capital Improvements;

(iii) all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights, conveyed pursuant to the Master Transaction Agreement and other rights appurtenant to the Grand Land and the Grand Leased Improvements, all right, title and interest of Grand Landlord, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Grand Land and the Grand Leased Improvements and to the center line thereof;

(iv) all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Grand Leased Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Grand Fixtures” and, together with the MB Fixtures, collectively, the “Fixtures”); provided, however, that the foregoing shall not affect Tenant’s rights with respect to Tenant Capital Improvements pursuant to Section 11.1(b);

(v) all other properties or rights, real, personal or otherwise, conveyed to Grand Landlord or Grand Landlord’s Subsidiaries pursuant to the Master Transaction Agreement; and

(vi) all rights in and related to the beneficial use of the water rights (collectively, the “Grand Water Rights” and, together with the MB Water Rights, the “Water Rights”) pursuant to the permits issued by the Nevada State Engineer described on Exhibit I attached hereto and incorporated herein by this reference (collectively, the “Grand Water Permits” and, together with the MB Water Permits, the “Water Permits”), which consist of approximately 366.10 acre-feet annually of underground water, together with all existing water related infrastructure, facilities, equipment and fixtures, including, without limitation, pumps, pump stations, pipes, reservoirs and vaults used to extract the water rights from their permitted points of diversion and to place the Water Rights appropriated under the Water Permits to beneficial use at their permitted places of use (collectively, the “Grand Water Infrastructure” and, together with the MB Water Infrastructure, the “Water Infrastructure”).

The Grand Leased Property shall not, for any purposes under this Lease, include those assets described on Schedule 1 attached hereto (collectively, “Grand Excluded Assets” and, together with the MB Excluded Assets, collectively, the “Excluded Assets”).

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters permitted by this Lease or as may be agreed to by Landlord or Tenant in accordance with the terms of this Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property.

Notwithstanding the foregoing, following (a) the removal of any Facility from this Lease pursuant to Section 1.5, (b) the termination of this Lease with respect to any Facility pursuant to Section 14.2, or (c) the termination of this Lease with respect to any Facility pursuant to Section 15.1, such Facility shall no longer constitute Leased Property hereunder, and the Lease shall otherwise remain in full force and effect.

1.2 Single, Indivisible Lease. (a) This Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to the respective Tenants as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all components of the Leased Property collectively as one unit. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may elect to amend this Lease from time to time to modify the boundaries of the Land and/or to exclude one or more components or portions thereof, and/or to include one or more additional components as part of the Leased Property, and any such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force. For the avoidance of doubt, the parties acknowledge and agree that this Section 1.2 is not intended to and shall not be deemed to limit, vitiate or supersede anything contained in Section 41.15 hereof.

(b) Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that (x) neither (1) Tenant’s or Landlord’s ability to terminate this Lease with respect to an affected Facility following certain Casualty Events pursuant to Section 14.2 nor (2) Tenant’s or Landlord’s ability to terminate this Lease with respect to an affected Facility following certain Condemnation events pursuant to Section 15.1 shall in any way change the indivisible and nonseverable nature of this Lease (as set forth in this Section 1.2) and (y) following any such removal, assignment or termination, this Lease shall continue as a single indivisible lease with respect to the remaining Leased Property.

1.3 Term. The “Term” of this Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Lease (the “Initial Term”) shall commence on the date of execution of this Lease (the “Commencement Date”) and end on the last day of the calendar month in which the thirtieth (30th) anniversary of the Commencement Date occurs, subject to renewal as set forth in Section 1.4 below.

1.4 Renewal Terms. (a) The term of this Lease may be extended for two (2) separate terms (each a “Renewal Term”) of ten (10) years each if: (i) at least thirty six (36) months prior to the end of the then current Term, Tenant delivers to Landlord an irrevocable written notice that Tenant is exercising its right to extend this Lease for one (1) Renewal Term (a “Renewal Notice”); and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term; provided, however, that if Tenant fails to deliver to Landlord a Renewal Notice prior to the date that is thirty six (36) months prior to the then current expiration date of the Term that Tenant does not intend to renew in accordance with this Section 1.4, then it shall automatically and without further action be deemed for all purposes that Tenant has delivered the Renewal Notice required by this Section 1.4(a)(i). During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect. After the last Renewal Term, Tenant shall have no further right to renew or extend the Term.

(b) Tenant may exercise such options to renew with respect to all (and in no event fewer than all) of the Facilities which are subject to this Lease as of such Exercise Date.

(c) During each Renewal Term, Base Rent shall continue to be determined pursuant to the definition of such term set forth in this Lease.

1.5 Separation of Leases. (a) From time to time, at the election of Landlord, but only (i) in connection with the sale of a Facility that is permitted under this Lease or (ii) as required by one or more Fee Mortgagees (either in a single or separate financing), Landlord may remove such Facility (a “Removal Facility”) from this Lease and place such Removal Facility in a separate lease on terms and conditions substantially similar to, and in any case no less favorable to the applicable Tenant than, those set forth in this Lease and as otherwise provided in this Section 1.5 (a “Separate Lease”) to facilitate the sale of such Removal Facility.

(b) If Landlord elects to remove a Removal Facility, Landlord shall give Tenant not less than thirty (30) days’ Notice thereof (a “Removal Notice”), and the applicable Tenant shall thereafter, within said thirty (30) day period (or such other period of time as Landlord may reasonably require; it being understood that Landlord may delay removal or cancel the Removal Notice in the event that the underlying sale of a Removal Facility is delayed or cancelled for any reason), execute, acknowledge and deliver to the new owner of the Removal Facility (“Separate Lease Landlord”), as designated by Landlord, at no cost or expense to

Tenant, a Separate Lease with respect to the Removal Facility effective as of the date the Separate Lease is fully executed and delivered by the parties thereto (“Removal Date”) for the remaining Term and on substantially the same terms and conditions as, and in any case no less favorable to the applicable Tenant than the terms and conditions of, this Lease, except for appropriate adjustments (including to Exhibits and Schedules), including as follows:

(i) Rent. The initial Base Rent for the Removal Facility shall be equal to the Base Rent amount in respect of such Removal Facility at the time of the Removal Date and thereafter shall be adjusted on the same basis as provided in this Lease; it being understood that the specification in this Section 1.5(b)(i) of the methodology for determining the initial Base Rent for a Removal Facility shall not in any way change the indivisible and nonseverable nature of this Lease (as set forth in Section 1.2).

(ii) Liabilities and Obligations. The Separate Lease shall provide that the applicable Landlord and Tenant shall be responsible for the payment, performance and satisfaction of all of the duties, obligations and liabilities of such Landlord and Tenant, respectively, arising under this Lease, with respect to the Removal Facility, that were not paid, performed and satisfied in full prior to the commencement date of the Separate Lease, and shall further provide that (x) landlord and tenant under the Separate Lease shall not be responsible for the payment, performance or satisfaction of any duties, obligations or liabilities of the applicable Landlord or Tenant under this Lease first arising after the Removal Date and (y) none of the applicable Landlord, Tenant or Guarantor shall be responsible for the payment, performance or satisfaction of any duties, obligations or liabilities of the landlord or tenant under the Separate Lease, except to the extent it is a party to or as set forth in such Separate Lease. Except as provided in clause (iv) below, the applicable Landlord and Tenant’s obligations under this Lease with respect to the remaining Facility shall remain unaffected and shall continue in accordance with the terms of this Lease.

(iii) Deletion of REIT Provisions. At the election of Landlord or any Separate Lease Landlord, any one or more of the provisions of the Separate Lease pertaining to the REIT status of any member of Landlord (or any Affiliate of any member of Landlord) shall be deleted.

(iv) Amendment to this Lease. Upon execution of a Separate Lease, and effective as of the effective date of such Separate Lease, this Lease shall be deemed to be amended as follows: (i) the Removal Facility shall be excluded from the Leased Property hereunder and (ii) Base Rent hereunder shall be reduced by the Base Rent amount in respect of such Removal Facility at the time of the Removal Date. Such amendment shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at Landlord’s or Tenant’s election, the same shall be reflected in a formal amendment to this Lease, which amendment shall be promptly executed by Landlord and Tenant.

(v) Other Undertakings. Landlord and Tenant shall each take such actions and execute and deliver such documents, including, without limitation, a Separate Lease and a new or amended memorandum of lease and, if requested by the other, an amendment to this Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Section 1.5, and as otherwise are appropriate or as Landlord, Tenant or any title insurer may reasonably request to evidence such removal and new leasing of the Removal Facility, including a memorandum of lease with respect to such Separate Lease and an amendment of the existing memorandum of lease with respect to this Lease and an amendment of this Lease.

(c) Cross Default. If this Lease is severed in accordance with this Lease, no default under a Separate Lease shall be a default under this Lease and no default or Event of Default under this Lease shall be a default under a Separate Lease; provided however, if this Lease is severed in accordance with one or more Fee Mortgages pursuant to Section 1.5(a)(ii), for as long as the Landlord and the Separate Lease Landlord are Affiliates of each other, a default under such Separate Lease shall be a default under this Lease and an Event of Default under this Lease shall be a default under such Separate Lease. In all cases, so long as any Facility Mortgage shall apply to the Removal Facility or Separate Lease, the Removal Facility and/or Separate Lease shall continue to be subject either to any existing subordination, nondisturbance and attornment agreement with respect to this Lease, or subject to a new subordination, nondisturbance and attornment agreement to be delivered by Facility Mortgagee, any Separate Lease Landlord and the applicable Tenant on substantially the same terms and conditions as the existing subordination, nondisturbance and attornment agreement (having regard for the terms and conditions of the Separate Lease).

(d) Guaranty. Upon execution of a Separate Lease, Guarantor shall execute and deliver to Separate Lease Landlord a new guaranty of Tenant’s obligations with respect to the Removal Facility, which guaranty shall be in the form of guaranty attached as Exhibit E hereto (the “Separate Lease Guaranty”). Upon execution and delivery of the Separate Lease Guaranty, the Guaranty delivered to Landlord in connection with the execution of this Lease shall be of no further force or effect with respect to any future obligations of Guarantor related to the Removal Facility; provided that the Guaranty shall remain in full force and effect with respect to any existing or pending obligations of Guarantor related to the Removal Facility arising or accruing prior to the execution and delivery of the Separate Lease.

(e) Costs and Expenses. All costs and expenses relating to a Separate Lease (including reasonable attorneys’ fees and other reasonable, documented out-of-pocket costs incurred by Tenant or Guarantor for outside counsel, if any) shall be borne by Landlord and not Tenant.

(f) Cooperation. Landlord and Tenant shall cooperate with Gaming Authorities in all reasonable respects to facilitate all necessary regulatory reviews, approvals and/or authorization of the Separate Lease in accordance with applicable Gaming Regulations.

(g) Calculation of Required CapEx. If this Lease is severed in accordance with one or more Fee Mortgages pursuant to Section 1.5(a)(ii), for as long as the Landlord and the Separate Lease Landlord are Affiliates of each other, the calculation of Required CapEx shall be computed on an aggregate basis for both of the Facilities combined.

ARTICLE II

DEFINITIONS

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (v) for the calculation of any financial ratios or tests referenced in this Lease (including the EBITDAR to Rent Ratio), this Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent and Additional Charges payable hereunder shall be treated as Operating Expenses; (vi) all uses of the term “EBITDA” herein shall have the meaning of the definition of “EBITDA” in this Lease; (vii) all references herein to items to be prepared or determined “in accordance with GAAP” are intended to mean “in accordance with GAAP and the Existing Accounting Guidelines”; and (viii) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease.

“Accounts”: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

“Additional Charges”: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease and, in the event of any failure on the part of Tenant to pay any of those items (except (i) where such failure is due to the wrongful or negligent acts or omissions of Landlord and (ii) where Tenant shall have furnished Landlord with no less than ten (10) days’ notice of such act or omission of which Tenant is aware), every fine, penalty, interest and cost which may be added for non-payment or late payment of such items pursuant to the terms hereof, applicable law or otherwise.

“Affiliate”: When used with respect to any corporation, limited liability company, partnership or any other Person, the term “Affiliate” shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with such other Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other Equity Interests.

“Affiliate Agreements”: Any contract between Affiliates of Tenant’s Parent with respect to any Facility.

“Ancillary Space”: Those portions of a Facility that are not Primary Space.

“ANI”: As defined in Section 13.1(j).

“Annual Certificate”: A certificate of Tenant, signed by an authorized officer of Tenant, certifying to Tenant’s knowledge in all material respects as to the matters described in Sections 8.5 and 22.3(d) to be included in such certificate.

“Applicable Coverage Ratio”: As defined in Section 23.3.

“Applicable CPI Adjustment Factor”: For any Lease Year beginning with the sixteenth Lease Year, the quotient of (A) the CPI as of the date which is thirty (30) days prior to the commencement of such Lease Year divided by (B) the CPI as of the date which is one year prior to the date described in the preceding clause (A).

“Appraiser”: As defined in Section 3.5.

“Approved Accounting Firm”: (1) Any “big four” accounting firm designated by Tenant or (2) one of the other largest independent public accounting firms in the United States selected by Tenant’s Parent or Tenant and reasonably approved by Landlord.

“Architect”: As defined in Section 10.1(b)(iii).

“Award”: All compensation, sums or anything of value awarded, paid or received with respect to a total or partial Condemnation.

“Bank Secrecy Act”: As defined in Section 8.2(c).

“Base Rent”: An annual amount equal to Two Hundred Ninety-Two Million Dollars ($292,000,000) allocated between the Grand Leased Property and the MB Leased Property as follows: $159,000,000 shall be allocated to the Grand Leased Property (the “Initial Grand Base Rent”) and $133,000,000 shall be allocated to the MB Leased Property (the “Initial MB Base Rent”); provided, however, that commencing on the first day of the calendar month immediately following the first anniversary of the Commencement Date and continuing at the beginning of each Lease Year thereafter during the Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. The Base Rent shall continue to be allocated to each Facility, as illustrated on Schedule 12 hereto.

At the commencement of each Renewal Term, Base Rent of each Facility shall be reset to be equal to the greater of (i) the amount determined pursuant to the immediately preceding paragraph, and (ii) the Fair Market Rent of each Facility as determined pursuant to Section 3.5 hereof. The Base Rent determined in accordance with the preceding sentence shall be payable throughout the remainder of the Renewal Term except that the Base Rent shall increase on the first day of each Lease Year to an amount equal to the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation.

“Blackstone REIT”: BREIT and any Subsidiary of BREIT that is a “real estate investment trust” (within the meaning of Section 856(a) of the Code) through which BREIT holds an interest in Landlord.

“Bookings”: Reservations, bookings, exhibitions or other short-term arrangements with conventions, conferences, hotel guests, tours, vendors and other groups or individuals (it being understood that whether or not such arrangements or agreements are short-term or temporary shall be determined without regard to how long in advance such arrangements or agreements are entered into).

“BREIT”: Blackstone Real Estate Income Trust Inc., a Delaware corporation.

“BREIT OP”: BREIT Operating Partnership L.P., a Delaware limited partnership.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which, in each case, is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“CapEx Certification Date”: As defined in Section 9.1(e)(i).

“CapEx Disbursement Request”: As defined in Section 9.1(e)(v).

“CapEx Grace Period”: As defined in Section 9.1(e)(iii).

“CapEx Reserve”: As defined in Section 9.1(e)(iv).

“CapEx Reserve Funds”: As defined in Section 9.1(e)(iv).

“CapEx Testing Period”: Each five (5) year period (on a rolling basis) through the Term, with the first period commencing on January 1, 2020 and expiring on December 31, 2024 and the second period commencing on January 1, 2021 and expiring on December 31, 2025.

“CapEx Testing Period Certificate”: As defined in Section 9.1(e)(i).

“CapEx Testing Period Net Revenues”: As defined in Section 9.1(e)(i).

“Capital Improvement Notice”: As defined in Section 10.5(a).

“Capital Improvements”: With respect to any Facility, any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements of such Facility or the expansion of existing improvements, which are constructed on any parcel or portion of the Land of such Facility, during the Term, including construction of a new wing or new story, in each case which are permanently affixed to the Leased Property such that they constitute real property under applicable Legal Requirements.

“Capital Improvements Threshold”: As defined in Section 10.1(b)(vi).

“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Casualty Event”: Any loss of title or any loss of or damage to or destruction of, or any Condemnation or other taking (including by any governmental authority) of, any portion of the Leased Property. “Casualty Event” shall include, but not be limited to, any taking of all or any portion of the Leased Property, in or by Condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of or any part thereof by any governmental authority, civil or military.

“Code”: The Internal Revenue Code of 1986 as amended from time to time.

“Commencement Date”: As defined in Section 1.3.

“Competitor Restriction Open Date”: As defined in Section 18.1.

“Competitor Restriction Termination Date”: The earlier to occur of (x) the Competitor Restriction Open Date and (y) an Event of Default.

“Condemnation”: A taking by the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Condemnor”: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of Landlord or Tenant or their respective Related Persons, whether furnished before or after the date of this Lease, and regardless of the manner in which it was furnished, and any material prepared by either Landlord or Tenant or their respective Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by either Landlord or Tenant or their respective Related Persons in breach of this Lease; (ii) was or becomes available to either Landlord or Tenant or their respective Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of

Landlord or Tenant or their Related Persons, provided, that the source of the information is not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other without the use of any Confidential Information, as evidenced by its written records.

“Construction Security”: (A) cash, (B) cash equivalents, (C) a Letter of Credit or (D) an alternative security reasonably acceptable to Landlord (or a combination thereof), in an amount equal to (x) in the case of Capital Improvements, the cost by which the budgeted cost of such Capital Improvements exceeds the Capital Improvements Threshold, and (y) in the case of a Restoration Deficiency, the amount of such deficiency.

“Construction Security Escrow Account”: As defined in Section 10.1(c).

“Control”: The ability, directly or indirectly, whether through the ownership of voting securities or other Equity Interests, by contract, or otherwise (including by being the managing member or general partner of the Person in question), to direct or cause the direction of the management and policies of a Person.

“Covenant Failure Period”: The period beginning upon the failure of the Financial Covenant or the Listing Covenant and ending upon a Covenant Security Coverage Cure with respect to such failure.

“Covenant Security Coverage Cure”: (1) Following the failure of the Financial Covenant, (A) (i) as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, the EBITDAR to Rent Ratio shall have been equal to or greater than the Applicable Coverage Ratio or (ii) Tenant’s Parent’s Market Capitalization, on the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, shall exceed $6,000,000,000; and (B) Tenant’s satisfaction of the Listing Covenant; or (2) following the failure of the Listing Covenant, as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, the EBITDAR to Rent Ratio shall have been greater than 2:1.

“Covenant Security Escrow Account”: An escrow account established by Tenant with a reputable, nationally recognized title insurance company selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) with an office located in Las Vegas, Nevada. Fidelity Title Insurance Company is hereby preapproved by Landlord and Tenant.

“Covenant Security Escrow Instructions”: Whenever Tenant has deposited sums as required hereunder into a Covenant Security Escrow Account, irrevocable escrow instructions (reasonably satisfactory to Tenant and Landlord) to the title company holding the Covenant Security Escrow Account to hold such funds in escrow, and to release them directly to Landlord promptly upon written demand by Landlord certifying that an Event of Default exists hereunder, without any further instructions, action or approval from Tenant, or to release them to Tenant upon the joint written instructions of Tenant and Landlord (which, upon Tenant’s request, Landlord shall execute and deliver when a Covenant Security Coverage Cure shall have occurred or following the expiration of this Lease).

“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States, all as reasonably determined by Landlord and Tenant.

“Customary Hotel Art”: All art, artwork, paintings, sculptures or other artistic installments or displays which are (x) generally affixed to the walls of guest rooms, hallways, convention rooms, casino areas and ancillary spaces which are consistent with the Operating Standard or (y) otherwise located at any Facility, and, in each case, not costing in excess of $10,000 for any individual item.

“Data”: As defined in the definition of Intellectual Property.

“Date of Taking”: The date the Condemnor has the right to possession of the property being condemned.

“Debt Agreement”: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant and/or its Subsidiaries, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which are secured by assets of Tenant and/or its Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Lease) and (iv) which shall provide Landlord, (x), the right to receive copies of notices of Specified Debt Agreement Defaults thereunder in accordance with Section 17.3 hereof and (y) the right to cure such defaults in accordance with Section 17.2 hereof.

“Debt Facilities”: One or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers.

“Delano Agreement”: License Agreement dated August 8, 2012 by and between Morgans Hotel Group Management LLC and Mandalay Corp. d/b/a Mandalay Bay Resort and Casino, as modified or amended as of the date hereof or from time to time in accordance with this Agreement.

“Designated Tenant’s Property”: As defined in Section 36.1.

“Disclosure Documents”: Collectively, any written materials used or provided to any prospective investors and/or the rating agencies in connection with any public offering or private placement in connection with a securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Dispute Notice”: As defined in Section 16.1(b).

“Dollars” and “$”: The lawful money of the United States.

“EBITDA”: For any Test Period and with respect to any Person or Facility (as applicable), the sum of (a) Net Income of such Person or Facility for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or Facility for that period, less (e) interest income of such Person or Facility for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period excluding Gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period excluding Gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which shall be limited to third party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (l) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or Facility for that fiscal period which shall be limited to costs related directly to such Facility’s Primary Intended Use, minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, plus or minus (p) any equity income from the earnings of an equity method investee and plus (q) any equity loss from the earnings of an equity method investee, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“EBITDAR”: For any Test Period, with respect to any Person or Facility, EBITDA plus, without duplication, any rent associated with this Lease (as may be amended from time to time) reflected in Net Income, and, without duplication, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“EBITDAR to Rent Ratio”: For any date, the ratio of (i) EBITDAR derived from the Facilities by Tenant or its Affiliates (without duplication) for the Test Period most recently ended prior to such date to (ii) Rent for the Test Period most recently ended prior to such date. For purposes of the calculation of Rent in clause (ii) above for the first year following the Commencement Date, Rent shall be $292,000,000.

“EIL”: As defined in Section 13.1(j).

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: Either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. or Bank of America, N.A. or any of their affiliates or successors provided that the rating by S&P and Moody’s for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in clause (a) hereof.

“Encumbrance”: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to the Leased Property, or any portion thereof or interest therein.

“End of Term Asset Transfer Notice”: As defined in Section 36.1.

“Environmental Costs”: As defined in Section 32.4.

“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act, NRS Chapters 444, 445A, 445B, 445C, 445D, 459, 590 and NRS Sections 618.750 to 618.850.

“Equity Interests”: With respect to any Person, any and all shares, interests, participations or other equivalents, including ownership or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“ERISA Affiliate”: Any entity which, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escalated Base Rent”: For each of the first fifteen (15) Lease Years (other than the first Lease Year), an amount equal to one hundred and two percent (102%) of the Base Rent as of the end of the immediately preceding Lease Year, as set forth on Schedule 12 hereto. Thereafter, “Escalated Base Rent” for each Lease Year shall mean (A) the greater of (1) an amount equal to one hundred and two percent (102%) of the Base Rent as of the end of the immediately preceding Lease Year, and (2) the Applicable CPI Adjustment Factor multiplied by the Base Rent as of the end of the immediately preceding Lease Year; provided, however, that in no event shall the Escalated Base Rent for any Lease Year increase by more than three percent (3%) of the Base Rent payable for the immediately preceding Lease Year (the “Escalation Cap”), as shown in the Theoretical Example of Year 16 Rent Calculation attached hereto in Schedule 12.

“Escalation”: For any Lease Year (other than the first Lease Year), an amount equal to the difference between (i) the Escalated Base Rent for such Lease Year and (ii) the Base Rent for the immediately preceding Lease Year. For purposes of determining the Escalations pursuant to Section 23.3, the Escalated Base Rent during the 16th Lease Year until the expiration of the Term shall be calculated using the Escalation Cap.

“Escalation Cap”: As defined in the definition of “Escalated Base Rent.”

“Estoppel Certificate”: As defined in Section 23.1(a).

“Event of Default”: As defined in Section 16.1(a).

“Event of Default Notice”: As defined in Section 16.2(b).

“Exchange Act”: The U.S. Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

“Excluded Assets”: As defined in Section 1.1(b).

“Exercise Date”: As defined in Section 1.4.

“Existing Accounting Guidelines”: Tenant’s accounting guidelines and policies in effect as of the Commencement Date, as more particularly set forth on Schedule 4 hereto and which shall be subject to change to the extent not material or to the extent needed to reflect changes in GAAP.

“Existing Management Agreement”: Any management agreement with a third party not affiliated with Tenant with respect to a portion of a Facility in effect as of the date of this Lease and described on Schedule 11 hereto.

“Existing Sublease”: Any sublease with respect to a portion of a Facility in effect as of the date of this Lease and described on Schedule 10 hereto.

“Expert”: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

“Expert Fair Market Rent”: As defined in Section 34.1(b)(i).

“Facilit(y)(ies)”: As defined in the Recitals. “Facility” shall not include any off-track betting facilities located off-site or other offsite Gaming facilities.

“Facility Mortgage”: As defined in Section 13.1.

“Facility Mortgage Documents”: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Facility Mortgagee”: As defined in Section 13.1.

“Fair Market Rent”: With respect to the Leased Property or any Facility, at any time in question and as the context may require, the prevailing fair market Base Rent which would be determined in an arm’s-length negotiation by Landlord and Tenant if neither party were under any compulsion to enter into a lease, taking into account all of the material terms and conditions of this Lease (including the obligation to pay Additional Charges and the presence of any remaining Renewal Terms) and, taking into account the fact that Landlord will not be entitled to the benefit of any of Tenant’s Property other than its rights with respect to Tenant’s Property pursuant to Section 6.4 and Article XXXVI for a ten (10) year term beginning as of the commencement of the applicable Renewal Term, such Fair Market Rent to be determined by mutual agreement by the parties or in accordance with Section 3.5.

“Fair Market Rent Assumptions”: The Expert shall assume the following (1) neither the tenant nor landlord is under any compulsion to lease and that both have reasonable knowledge of all relevant facts, are acting prudently and knowledgeably in a competitive and open market, and assuming price is not affected by undue stimulus, (2) such lease contains terms and conditions identical to the terms and conditions of this Lease, other than with respect to the length of term and payment of Rent, (3) neither party is paying any broker a commission in connection with the transaction, (4) that the tenant thereunder will pay such Fair Market Rent for the entire term of such demise (i.e., no early termination)), (5) the Leased Property to be valued pursuant hereto (as improved by all then existing Leased Improvements, and all Capital Improvements thereto), shall be valued as (or as part of) a fully-permitted Facility operated in accordance with the provisions of this Lease for the Primary Intended Use, free and clear of any lien or encumbrance evidencing a debt (including any Permitted Leasehold Mortgage) or judgment (including any mortgage, security interest, tax lien, or judgment lien), (6) in determining the Fair Market Rent with respect to damaged or destroyed Leased Property, such value shall be determined as if such Leased Property had not been so damaged or destroyed, (7) the Fair Market Rent shall represent the normal rent for the Leased Property unaffected by sales (or leasing) concessions granted by anyone associated with the transaction, (8) the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Rent as the case may be: (i) the negative value of (x) any deferred maintenance or other items of repair or replacement of the Leased Property to the extent arising from breach or failure of Tenant to perform or observe its obligations hereunder, (y) any then current or prior Gaming or other licensure violations by Tenant, Guarantor or any of their Affiliates, and (z) any breach or failure of Tenant to perform or observe its obligations hereunder (in each case with respect to the foregoing clauses (x), (y) and (z), without giving effect to any applicable cure periods hereunder), shall not be taken into account; rather, the Leased Property and every part thereof shall be deemed to be in the condition required by this Lease and Tenant shall at all times be deemed to have operated the Facilities in compliance with and to have performed all obligations of Tenant under this Lease, and (ii) such determination shall be without reference to any savings Landlord may realize as a result of any extension of the Term of this Lease, such as savings in free rent and tenant concessions, and without reference to any “start-up” costs a new tenant would incur were it to replace the existing Tenant for any Renewal Term or otherwise, and (9) the Leased Property will be leased as a whole or substantially as a whole to a single user.

“FASB”: As defined in the definition of GAAP.

“Fee Mortgage”: Any mortgage, pledge agreement, security agreement, assignment of leases and rents, fixture filing or similar document creating or evidencing a lien on Landlord’s interest in the Leased Property or any portion thereof (or an indirect interest therein, including without limitation, a lien on direct or indirect interests in Landlord pursuant to a mezzanine loan or otherwise) in accordance with the provisions of Article XXXI hereof.

“Fee Mortgage Documents”: With respect to each Fee Mortgage and Fee Mortgagee, the applicable Fee Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Fee Mortgagee”: The holder(s) or lender(s) under any Fee Mortgage (which for the avoidance of doubt may include the holder(s) or lender(s) under any mezzanine loan secured by a direct or indirect interest in Landlord’s interest in the Leased Property) or the agent or trustee acting on behalf of any such holder(s) or lender(s).

“Fee Mortgagee Securitization”: Any sale or financing by a Fee Mortgagee (including, without limitation, issuing one or more participations) of all or a portion of the loan secured by a Fee Mortgage, including, without limitation, a public or private securitization of rated single- or multi-class securities secured by or evidencing ownership interests in all or any portion of the loan secured by a Fee Mortgage or a pool of assets that includes such loan.

“Fee Mortgagee Securitization Indemnitee”: Any Fee Mortgagee, any Affiliate of a Fee Mortgagee that has filed any registration statement relating to a Fee Mortgagee Securitization or has acted as the sponsor or depositor in connection with a Fee Mortgagee Securitization, any Affiliate of a Fee Mortgagee that acts as an underwriter, placement agent or initial purchaser of securities issued in a Fee Mortgagee Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of securities issued in a Fee Mortgagee Securitization, in each case under or relating to the Fee Mortgage, and each of their respective officers, directors and Affiliates and each Person or entity who “controls” any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“FF&E”: Collectively, furnishings, fixtures, inventory, and equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of any Facility, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, Gaming Equipment and other casino equipment and all other hotel and casino resort equipment, supplies and other tangible property owned by Tenant, or in which Tenant has or shall have an interest, now or hereafter located at the Leased Property or used or held for use in connection with the present or future operation and occupancy of any Facility; provided, however, that FF&E shall not include Excluded Assets or items owned by subtenants that are neither Tenant nor Affiliates of Tenant, by guests or by other third parties.

“FF&E Disbursement Request”: As defined in Section 9.1(f).

“FF&E Reserve”: As defined in Section 9.1(f).

“FF&E Reserve Funds”: As defined in Section 9.1(f).

“Final Financial Covenant Compliance Report”: As defined in Section 23.1(b)(iv).

“Finance Lease”: As applied to any Person, any lease of any Property by that Person as lessee that is required to be classified and accounted for as a finance lease in conformity with GAAP; and provided, that, for the avoidance of doubt, this Lease will not be deemed to be a Finance Lease.

“Financial Covenant”: As defined in Section 23.3.

“Financial Statements”: (i) For a Fiscal Year, consolidated statements of operations, shareholders’ equity and cash flows of Tenant’s Parent and its Subsidiaries for such Fiscal Year and the related consolidated balance sheet as at the end of such Fiscal Year, prepared in accordance with GAAP as at such date and audited by an Approved Accounting Firm, and (ii) for each fiscal quarter (other than the fourth fiscal quarter in any Fiscal Year), the consolidated statements of operations and cash flows of Tenant’s Parent and its Subsidiaries for such fiscal quarter and for the portion of the Fiscal Year ended with such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, prepared in accordance with GAAP and Existing Accounting Guidelines.

“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.

“Fixtures”: As defined in Section 1.1(b)(iv).

“Four Seasons Agreement”: Hotel Management Agreement dated March 10, 1998 by and among Four Seasons Hotels Limited, Mandalay Corp. and Circus Circus Enterprises, Inc., as modified or amended as of the date hereof or from time to time in accordance with this Agreement.

“Foreclosure Assignment”: As defined in Section 22.2(a)(i).

“Foreclosure COC”: As defined in Section 22.2(a)(i).

“Foreclosure Purchaser”: As defined in Section 31.1.

“Foreclosure Transferee”: A transferee that meets all of the following requirements:

(a) such transferee is or has engaged or is otherwise Controlled by a Qualified Operator with respect to the operation of the Facilities;

(b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each Gaming Authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of this Lease);

(c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party or a Permitted Credit Facility Lender, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and

(d) such transferee is, or is Controlled by, a Qualified Transferee and such Qualified Transferee has executed and delivered a Guaranty.

“GAAP”: Generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification® and rules and interpretive releases of the SEC under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that if any change in accounting principles is required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or the SEC and such change results in a change in the method of calculation of any financial ratio or term in this Lease, then Tenant and Landlord shall negotiate in good faith in order to amend such provision so as to equitably reflect such change with the desired result that the criteria for evaluation of the relevant Person’s financial condition shall be the same after such change as if such change had not occurred; provided further that until such time as an amendment shall have been executed, all such financial covenants and terms in this Lease shall continue to be calculated or construed as if such change had not occurred.

“Gaming”: Casino, racetrack racing, video lottery terminal or other gaming activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pari-mutuel wagering or other applicable types of wagering (including, but not limited to, sports wagering). For avoidance of doubt, the terms “gaming” and “gambling” as used in this Lease are intended to include the meanings of such terms under NRS Section 463.0153.

“Gaming Authorities”: Any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other gaming regulatory body or any agency or governmental authority which has, or may at any time after the Commencement Date have, jurisdiction over the gaming activities at the Leased Property or any successor to such authority.

“Gaming Corridor”: The greater Las Vegas Strip area bounded on the south by St. Rose Parkway (but, for the avoidance of doubt, including the M Resort), the north by US 95, on the east by Paradise Road or Maryland Parkway, as applicable, and on the west by Decatur Boulevard.

“Gaming Equipment”: All equipment, software systems and/or gaming devices, gaming devices parts inventory and other related gaming equipment and supplies used to conduct gambling games authorized by applicable Gaming Regulations at a Gaming Facility including without limitation, all slot machines, video lottery terminals, table games, cards, dice, chips, tables, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems, gaming kiosks, pari-mutuel wagering systems, and/or other software systems and devices used now or in the future (including any variation or derivative of any of the foregoing, or any newly created equipment, software system or gaming device) for the purposes of conducting gambling games, slot machines, gaming devices and live games.

“Gaming Facility”: The portion of any property upon which Gaming Equipment is utilized to generate Gaming revenues in accordance with a required Gaming License.

“Gaming License”: Any license, permit, approval, finding of suitability, finding of qualification or other authorization issued by Gaming Authorities to operate, carry on or conduct any gambling game, race book or sports pool, pari-mutuel wagering and/or offer to play any Gaming Equipment on the Leased Property, as required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit D, as amended from time to time, and those related to any Facility that are added to this Lease after the date hereof.

“Gaming Regulation(s)”: Any and all laws, statutes, ordinances, rules, regulations, policies, orders, resolutions, codes, decrees or judgments, and Gaming License conditions or restrictions, and requirements of any agreement with a local municipality, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a Person holding a Gaming License, including, without limitation, any contractual requirements or requirements imposed by a regulatory agency, commission, board, municipality, county, parish or other governmental body (including any Gaming Authority) pursuant to the jurisdiction and authority granted to it under applicable law.

“Government List”: (1) any list or annex to Presidential Executive Order 13224 issued on September 24, 2001 (“EO13224”), including any list of Persons who are determined to be subject to the provisions of EO13224 or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (2) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (3) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America.

“Grand Excluded Assets”: As defined in Section 1.1(b).

“Grand Facility”: As defined in Exhibit A attached hereto.

“Grand Fixtures”: As defined in Section 1.1(b)(iv).

“Grand Land”: As defined in Section 1.1(b)(i).

“Grand Landlord”: As defined in the preamble.

“Grand Leased Improvements”: As defined in Section 1.1(b)(ii).

“Grand Leased Property”: As defined in Section 1.1(b).

“Grand Trademarks”: (i) The “MGM Grand” and “Grand Garden” brands and Trademarks containing “MGM Grand”, “Grand Garden” and the MGM lion logo and all variations and derivations thereof, in any format, font, style or design, whether alone or in combination with any other terms, phrases, symbols, logos, styles or designs, including all registrations and applications therefor, and (ii) associated copyrights.

“Grand Water Infrastructure”: As defined in Section 1.1(b)(vi).

“Grand Water Permits”: As defined in Section 1.1(b)(vi).

“Grand Water Rights”: As defined in Section 1.1(b)(vi).

“Guarantor”: Tenant’s Parent or any Qualified Transferee which delivers a Guaranty in accordance with this Lease or consented to by Landlord.

“Guaranty”: That certain Guaranty of Lease dated as of the date hereof by and between Guarantor and Landlord, a form of which is attached as Exhibit E hereto, as the same may be amended or supplemented or restated from time to time in accordance with the terms of this Lease and the Guaranty, and any other form of guaranty in form and substance satisfactory to Landlord in its sole discretion (it being acknowledged by Landlord that a Guaranty in the form of Exhibit E attached hereto is satisfactory) executed by a Guarantor in favor of Landlord (as the same may be amended or supplemented or restated from time to time in accordance with this Lease and the Guaranty) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

“Guest Data”: Any and all information and data identifying, describing, concerning or generated by website visitors or prospective, actual or past guests or customers of casinos, hotels, retail locations, restaurants, bars, spas, entertainment venues, or other facilities or services, including without limitation any and all guest or customer profiles, contact information (e.g. addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, game play and patronage patterns, experiences, results and demographic information, whether or not any of the foregoing constitutes personally identifiable information, together with any and all other guest or customer information in any database of Tenant, Tenant’s Parent or their respective Affiliates, regardless of the source or location thereof, and including without limitation such information obtained or derived by Tenant, Tenant’s Parent or any of their respective Affiliates from (i) guests or customers of the Facilities (for the avoidance of doubt, including Property Specific Guest Data); or (ii) any other sources and databases, including websites, central reservations databases, operational data bases (ODS) and any player loyalty programs (e.g. the Tenant Rewards Program).

“Handling”: As defined in Section 32.4.

“Hazardous Substances”: Collectively, any petroleum, petroleum product or by product or any substance, material or waste that is defined, regulated or classified pursuant to any applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect.

“Hotel Trademarks”: Collectively, the MB Trademarks and the Grand Trademarks.

“Impositions”: All taxes, special and general assessments, including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term, rents or other amounts payable under any Property Documents, water rents, rates and charges, commercial rent taxes, sewer and other utility rents, rates and charges, excise tax levies, fees including license, permit, inspection, authorization and similar fees, and other governmental impositions, levies and charges of every kind and nature whatsoever, that may be assessed, levied, confirmed, imposed or become a lien on the Leased Property or any part thereof or any rent therefore or any estate, right, title or interest therein or any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof prior to, during or with respect to any period during the Term hereof through the expiration or earlier termination of this Lease together with (i) any taxes and assessments that may be levied, assessed or imposed upon the gross income arising from any Rent or in lieu of or as a substitute, in whole or in part, for any Imposition and (ii) all interest and penalties on the foregoing attributable to any failure in payment by Tenant (other than failures arising from the wrongful or negligent acts of Landlord where Tenant shall have furnished Landlord with no less than ten (10) days’ notice of such act which Tenant is aware). Except as described in clause (ii) above, the term “Impositions” shall, however, not include any of the following, all of which the parties agree shall be the responsibility of (and paid, before any fine, penalty, interest or cost may be added for non-payment, by) Landlord: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, capital levy, or profits tax of Landlord, (b) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the fee estate in the Leased Property or Landlord Change of Control, and (c) interest, penalties and other charges with respect to the foregoing items (a) and (b).

“Indebtedness”: Of any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (y) financing of insurance premiums and (z) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Finance Lease of such Person, the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including swap contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten (10) Business Days; and (i) all guaranty obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above (other than, for the avoidance of doubt, in connection with any completion guarantee); provided, that for purposes of this definition, deferred purchase price obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) unredeemed casino chips and tokens and gaming winnings of customers, (y) any obligations of such Person in respect of cash management agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. For all purposes hereof, the Indebtedness of the Tenant shall exclude (i) any obligations under this Lease and any similar lease and (ii) intercompany liabilities arising from the Tenant’s cash management, tax, and accounting operations and intercompany loan advances.

“Initial Grand Base Rent”: As defined in the definition of Base Rent.

“Initial MB Base Rent”: As defined in the definition of Base Rent.

“Initial Term”: As defined in Section 1.3.

“Insurance Requirements”: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

“Intellectual Property” or “IP”: All rights, title and interests in, to and under any intellectual property, as they exist anywhere in the world, whether registered or unregistered, including: (i) all patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether or not patentable), invention disclosures, improvements, business information, know-how, trade secrets, Confidential Information, designs, plans, blueprints, formulas, drawings, research and development, business and marketing plans, proposals and surveys, customer lists, tangible and intangible proprietary information, and all documentation relating to any of the foregoing, (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) all industrial designs and any registrations and applications therefor, (v) all trademarks, service marks, trade dress, trade styles, logos, trade names, brand names, assumed names, corporate names, Internet domain names and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (vi) all databases and data collections (including all Guest Data) and all rights therein (collectively, “Data”), (vii) all moral and economic rights of authors and inventors, however denominated, (viii) all social media user names and accounts, (ix) all computer software, firmware, microcode, operating systems, embedded applications or other programs, including all source code, object code, specifications, databases, designs and documentation related thereto (collectively, “Software”), (x) all Internet addresses, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, (xi) all rights of privacy and publicity, (xii) any other similar intellectual property and proprietary rights of any kind, nature or description and (xiii) any copies of tangible embodiments therefrom (in whatever form or medium).

“Intercreditor Agreement”: As defined in Section 17.1(a).

“Investment Fund”: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

“IP Licenses”: Collectively, any agreements or arrangements pursuant to which Tenant or its Subsidiaries is granted a license to use any System-wide IP other than readily available off-the-shelf software.

“Item Subject to Deemed Consent”: As defined in Section 35.2.

“Land”: As defined in Section 1.1(b)(i).

“Landlord”: As defined in the preamble.

“Landlord Approved Capital Improvements”: As defined in Section 10.1(b).

“Landlord Change of Control”: If any Person other than MGP OP or BREIT OP shall Control or hold any direct or indirect beneficial ownership of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Landlord entitled to vote in an election of directors of Landlord; provided, however, any change in the direct or indirect ownership in Landlord’s Parents, MGP REIT, MGP OP, BREIT OP or BREIT or any other publicly reporting Person in one or more transactions shall not constitute a Landlord Change of Control.

“Landlord Indemnified Party”” As defined in Section 21.1.

“Landlord’s Parents”: MGP OP and BREIT OP, and their respective successors from time to time.

“Landlord Party”: As defined in the definition of Licensing Event.

“Landlord Representatives”: As defined in Section 23.4.

“Landlord Tax Returns”: As defined in Section 4.1(b).

“Landlord Work”: As defined in Section 10.6.

“Lease”: As defined in the preamble.

“Lease Year”: The first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month following the Commencement Date, and each subsequent Lease Year shall be each period of twelve (12) full calendar months thereafter.

“Leased Improvements”: As defined in Section 1.1(b)(ii).

“Leased Property”: As defined in Section 1.1(b).

“Leased Property Rent Adjustment Event”: As defined in Section 14.6.

“Leasehold Estate”: As defined in Section 17.1(a).

“Legal Requirements”: All applicable federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting any parties to this Lease (or the Guaranty), the Leased Property, Tenant’s Property or Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

“Lessor Lien”: Any lien, encumbrance, attachment, title retention agreement or claim (other than any of the foregoing that arise as a result of a Facility Mortgage (or other security interest filing in relationship to a Facility Mortgage), or result from the transactions contemplated by this Lease, or that consist of liens and encumbrances of record or based on facts or occurrences affecting or relating to the any of the Facilities as of the Commencement Date or liens or encumbrances which are consented to by Tenant in writing, which consent shall not be unreasonably withheld, conditioned or delayed as provided in Section 7.2(c)) encumbering the Leased Property and that arises after the Commencement Date solely as a result of (a) any act or omission of Landlord or any of its Affiliates which is in violation of any of the terms of this Lease after notice from Tenant and failure to cure within all applicable cure periods, (b) any third-party claim against Landlord or its Affiliates that is unrelated to the use, ownership, operation or maintenance of the Leased Property and (i) for which Tenant is not required to indemnify Landlord pursuant to this Lease, and (ii) that is unrelated to the acts or omissions of Tenant, Tenant’s Subsidiaries or any of their respective Affiliates, or (c) any third-party claim against Landlord arising out of any transfer, sale, assignment, encumbrance or disposition by Landlord of all or any portion of the interest of Landlord in the Leased Property or any portion thereof (or any Landlord Change of Control) in violation of this Lease.

“Letter of Credit”: An irrevocable, unconditional, clean sight draft letter of credit reasonably acceptable to Landlord and Fee Mortgagee (as applicable) in favor of Landlord or, at Landlord’s direction, Fee Mortgagee and entitling Landlord or Fee Mortgagee (as applicable) to draw thereon based solely on a statement executed by an officer of Landlord or Fee Mortgagee (as applicable) stating that it has the right to draw thereon under this Lease in a location in the United States reasonably acceptable to Landlord or Fee Mortgagee (as applicable), issued by one or more domestic Eligible Institutions or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Landlord or Fee Mortgagee (as applicable) shall have the right to draw in full: (a) if Landlord or Fee Mortgagee (as applicable) has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days or less prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and/or (c) thirty (30) days after Landlord or Fee Mortgagee (as applicable) has given a proper notice to Tenant that any of the financial institutions issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Licensing Event”: A communication (whether oral or in writing) by or from any Gaming Authority to Tenant or any of its Affiliates (each, a “Tenant Party”) or to a Landlord Party (as defined below) or other action by any Gaming Authority that indicates that (i) such Gaming Authority has found that the association of a Tenant Party with Landlord is likely to (A) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any Gaming License or any other rights or entitlements held or required to be held by Landlord or any of its Affiliates (each, a “Landlord Party”) under any Gaming Regulations or (B) violate any Gaming Regulations to which a Landlord Party is subject; or (ii) a Tenant Party is required to be licensed, registered, qualified or found suitable under any Gaming Regulations, and such Tenant Party does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so, and, solely for purposes of determining whether an Event of Default has occurred under Section 16.1(a)(xii), the same causes cessation of Gaming activity at any Facility and would reasonably be expected to have a material adverse effect on any Facility.

“Lien”: As defined in Section 11.1(a).

“Liquor Authority”: As defined in Section 41.13(a).

“Liquor Laws”: As defined in Section 41.13(a).

“Listing Covenant”: As defined in Section 23.3.

“Market Capitalization”: With respect to a Person, the number of shares outstanding as reflected on the balance sheet included in such Person’s Financial Statements for the applicable fiscal quarter multiplied by the closing price of such Person’s shares on the applicable stock exchange on the last trading day of the applicable fiscal quarter.

“Master Transaction Agreement”: As defined in the Recitals.

“Material Indebtedness”: Any Indebtedness of the type referenced in clauses (a), (b), or (e) of the definition of Indebtedness of Tenant the outstanding principal amount of which is in excess of One Hundred Million Dollars ($100,000,000).

“MB Excluded Assets”: As defined in Section 1.1(a).

“MB Facility”: As defined in Exhibit A attached hereto.

“MB Fixtures”: As defined in Section 1.1(a)(iii).

“MB Hotel Facility”: Means that portion of the MB Facility subleased to Mandalay Bay, LLC as of the date hereof.

“MB Land”: As defined in Section 1.1(a)(i).

“MB Landlord”: As defined in the preamble.

“MB Leased Improvements”: As defined in Section 1.1(a)(ii).

“MB Leased Property”: As defined in Section 1.1(a).

“MB Place Facility”: Means that portion of the MB Facility subleased to Mandalay Place, LLC as of the date hereof.

“MB Trademarks”: (i) The “Mandalay Bay” and “Mandalay Place” brands and Trademarks containing “Mandalay Bay” and “Mandalay Place” and all variations and derivations thereof, in any format, font, style or design, whether alone or in combination with any other terms, phrases, symbols, logos, styles or designs, including all registrations and applications therefor, and (ii) associated copyrights.

“MB Water Infrastructure”: As defined in Section 1.1(a)(vi)

“MB Water Permits”: As defined in Section 1.1(a)(vi).

“MB Water Rights”: As defined in Section 1.1(a)(vi)

“MGP OP”: MGM Growth Properties Operating Partnership LP, a Delaware limited partnership.

“MGP REIT”: MGM Growth Properties LLC, a Delaware limited liability company.

“Net Income”: With respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Net Revenue”: With respect to any fiscal period, the net revenue derived from the Facilities (or, if expressly stated, from a particular Facility) by any Operating Subtenant (or Tenant with respect to any portion of the Facility that is not subject to an Operating Lease) or its Affiliates (without duplication) for that period, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines; provided that with respect to the space operated as a sports book and the MGM Grand Garden Arena, “Net Revenue” shall only include the net revenue derived from such space by Operating Subtenant (or Tenant with respect to any portion of such space that is not subject to an Operating Lease) or its Subsidiaries.

“Net Worth”: (i) An entity’s equity as its total assets (including any available uncalled or unfunded capital commitments of investors) minus its total actual liabilities including the capitalization of any operating lease rent obligations at ten times (10x) the rent amount but excluding any operating lease liability recorded in total actual liabilities, in each case calculated in accordance with GAAP, and (ii) as it relates to an entity publicly traded and listed on the New York Stock Exchange, AMEX or NASDAQ, its Market Capitalization.

“New Lease”: As defined in Section 17.1(f).

“Non-Discriminatory”: Consistent, commercially reasonable treatment of all Persons regardless of the ownership, control or affiliations of any such Persons (i) subject to the same or substantially similar policies and procedures, including policies and procedures related to the standards of service and quality required to be provided by such Persons or (ii) participating jointly in the same transactions or relationships or participating in separate, but substantially similar, transactions or relationships for the procurement of goods or services (and whether such goods are purchased or leased), in each case, including, without limitation, the unbiased and consistent allocation of costs, expenses, savings and benefits of any such policies, procedures, relationships or transactions on the basis of a reasonable methodology; provided, however, that goods and services shall not be required to be provided in a manner that exceeds the standard of service required to be provided at the Leased Property under the terms of this Agreement to be deemed “Non-Discriminatory” nor shall the standard of service and quality provided at the facilities owned or operated by each such Person be required to be similar so long as, in each case, both (x) a commercially reasonable business justification (without giving effect to Lease economics) that is not discriminatory to Landlord or the Leased Property exists for the manner in which such goods and services are provided, as reasonably determined by Tenant in good faith, and (y) the manner in which such goods and services are provided is not intended or designed to frustrate, vitiate or reduce the rights of Landlord under this Lease, as reasonably determined by Tenant in good faith.

“Notice”: A notice given in accordance with Section 35.1.

“Notice of Termination”: As defined in Section 17.1(f).

“NRS”: As defined in Section 41.14.

“OFAC”: As defined in Section 8.2(c).

“Officer’s Certificate”: A certificate of Tenant or Landlord, as the case may be, signed by an authorized officer of such party.

“Operating Expenses”: With respect to any fiscal period, the operating expenses of the Facilities (without duplication) for that period, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Operating Standard”: Operation of the Leased Property for the Primary Intended Use in a first class manner and at least substantially consistent with the standard of operations of the Facilities on the date hereof and which shall be performed in a Non-Discriminatory manner with other assets owned, leased, managed or operated by Tenant’s Parent or its Subsidiaries, including without limitation, with respect to the usage and allocation of proprietary information and systems related to the operating of Gaming, hotel and related businesses, Tenant Rewards Program, centralized services, purchasing programs, insurance programs, Intellectual Property, Guest Data, complimentaries, room rates and cross-marketing and cross-promotional activities with other properties owned, leased or operated by Tenant’s Parent and its Subsidiaries.

“Operating Subleased Property”: Means the Grand Facility and, with respect to the MB Facility, each of the MB Hotel Facility and MB Place Facility.

“Operating Subleases”: As defined in the Recitals.

“Operating Subtenant”: Initially, each entity listed on Schedule 2 attached hereto, each of which is and shall continue to be a Subsidiary of Tenant’s Parent, and any other Subsidiary of Tenant’s Parent that subleases any Operating Subleased Property in accordance with Section 41.17.

“Operating Subtenant Attornment Agreement”: As defined in Section 41.17(a).

“Operating Subtenant Guaranty”: That certain Guaranty of Master Lease Documents dated as of the date hereof by and among the Operating Subtenants, jointly and severally, and Landlord, substantially in the form attached hereto as Exhibit E, as the same may be amended or supplemented or restated from time to time in accordance with the terms of this Lease and the Operating Subtenant Guaranty.

“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under Legal Requirements.

“Parent Company”: With respect to any Person in question, any other Person (other than an Investment Fund) (x) as to which such Person in question is a Subsidiary; and (y) which other Person is not a Subsidiary of any other Person (other than an Investment Fund, which shall be deemed not to have any Parent Company and, in the case of a Foreclosure Transferee that is an Investment Fund, no parent of such Investment Fund shall be required to provide a Guaranty pursuant to Section 22.2, if applicable).

“Patriot Act Offense”: Any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the U.S.A. Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date”: Any due date for the payment of the installments of Rent or any other sums payable under this Lease.

“PCAOB”: The Public Company Accounting Oversight Board.

“Permitted Affiliate Agreement”: Any Affiliate Agreement entered into prior to the date of this Lease or after the date hereof, in each case which (i) is for a bona fide purpose consistent with the Operating Standard and not used by Tenant to evade or avoid the Financial Covenant or the Listing Covenant or to distort the economic performance of any Facility in any material respect, (ii) does not subject Landlord to any obligations or liabilities with respect thereto, (iii) will not bind Landlord upon expiration or earlier termination of this Lease, (iv) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration of this Lease and (v) will not result in a violation of Legal Requirements.

“Permitted Capital Improvements”: As defined in Section 10.1(a).

“Permitted Credit Facility Lender”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement secured in part by a Permitted Credit Facility Pledge, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution or other eligible indenture trustee under the Trust Indenture Act of 1940, as amended, in each case, in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

“Permitted Credit Facility Pledge”: A pledge or similar agreement creating a security interest in the direct or indirect interests in Tenant, granted to or for the benefit of a Permitted Credit Facility Lender as collateral for the obligations under a Debt Agreement; provided, however, such Debt Agreement must be a bona fide corporate credit facility of Tenant’s Parent which is recourse to Tenant’s Parent.

“Permitted FF&E Expenditures”: As defined in Section 9.1(f).

“Permitted Leasehold Mortgage”: A document creating or evidencing an encumbrance on Tenant’s leasehold interest in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement; provided, however, so long as, at the time of entering into such Permitted Leasehold Mortgage, (i) such Debt Agreement is, or will be pursuant to the terms thereof, secured by assets of Tenant’s Parent and any subsidiaries thereof acting as borrowers and guarantors of such Debt Agreement and (ii) the fair market value (as reasonably determined by Tenant’s Parent in good faith and after giving effect to the terms of this Lease) of Tenant’s interest in the Leased Property does not exceed one-third of the fair market value (as reasonably determined by Tenant’s Parent in good faith) of all of the assets of Tenant’s Parent, the borrowers and guarantors, taken as a whole, providing collateral for such Debt Agreement at the time such Debt Agreement is executed.

“Permitted Leasehold Mortgage Excluded Collateral”: As defined in Section 17.1(n).

“Permitted Leasehold Mortgagee”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Permitted Leasehold Mortgage, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Permitted Leasehold Mortgage pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution or other eligible indenture trustee under the Trust Indenture Act of 1940, as amended, in each case, in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

“Permitted Leasehold Mortgagee Designee”: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

“Permitted Leasehold Mortgagee Foreclosing Party”: A Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that assumes this Lease in connection with a foreclosure on this Lease by a Permitted Leasehold Mortgagee.

“Permitted Management Agreement”: Any (x) Existing Management Agreement or (y) new management agreement or amendment or modification of an Existing Management Agreement which is entered into after the date of this Lease and which (i) is for a bona fide purpose consistent with the Operating Standard, (ii) in the event of any new management agreement or an amendment or renewal which could extend the term of an Existing Management Agreement (including any grants of additional renewal or extension options), is expressly subject and subordinate to this Lease (with Landlord having no obligations or liabilities with respect thereto and such manager having no rights after expiration or termination of this Lease, except to the extent provided by any subordination, non-disturbance and attornment agreement delivered by Landlord in accordance with this Lease), (iii) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration or earlier termination of this Lease, (iv) does not grant any right to purchase, right of first offer or right of first refusal with respect to the purchase of any portion of the Leased Property, and (v) does not result in a violation of any Legal Requirements.

“Permitted Sublease”: Any (x) Existing Sublease or (y) any new sublease or amendment or renewal of an Existing Sublease which is entered into after the date of this Lease and which, (i) if the sublessee is not an Affiliate of Tenant, is on commercially reasonable, arms’ length terms and with respect to Primary Space only, with market rent as determined by Tenant in good faith, (ii) is for a bona fide purpose consistent with the Operating Standard, (iii) in the event of any new sublease or an amendment or renewal which could extend the term of an Existing Sublease (including any grants of additional renewal or extension options), is expressly subject and subordinate to this Lease (with Landlord having no obligations or liabilities with respect thereto and such subtenant having no rights after expiration or termination of this Lease, except to the extent provided by any subordination, non-disturbance and attornment agreement delivered by Landlord in accordance with this Lease), (iv) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration of this Lease, (v) does not grant any right to purchase, right of first offer or right of first refusal with respect to the purchase of any portion of the Leased Property, and (vi) does not result in a violation of any Legal Requirements.

“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“PLL”: As defined in Section 13.1(j).

“Preliminary Financial Covenant Compliance Report”: As defined in Section 23.1(b)(iii).

“Primary Intended Use”: Hospitality, entertainment, entertainment venues, Gaming and/or pari-mutuel use generally consistent with prevailing hospitality, entertainment or Gaming industry use at any time, together with all ancillary or complementary uses consistent with such use and operations (including hotels, resorts, convention centers, retail facilities, restaurants, spas, clubs, bars, etc.), together with any other uses in effect on the date hereof and together with any other uses otherwise generally consistent with the Operating Standard.

“Primary Space”: Those portions of a Facility that are used primarily for hotel, casino or convention purposes as of the Commencement Date (as may be reasonably adjusted from time to time in accordance with the Primary Intended Use).

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

“Proceeding”: As defined in Section 23.1(b)(ix).

“Prohibited Persons”: As defined in Section 39.1(a).

“Property”: Any right, title or interest in or to property or assets of any kind whatsoever, whether real, Personal (as defined in the UCC) or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, equity interests or other ownership interests of any other Person owned by the first Person.

“Property Documents”: Reciprocal easement and/or operating agreements, easements, covenants, exceptions, conditions and restrictions in each case affecting the Leased Property or any portion thereof (i) that are listed on the title policies obtained on or about the Commencement Date, or (ii) made after the date hereof in accordance with the terms of this Lease, but excluding, in any event, all Fee Mortgage Documents.

“Property Specific Guest Data”: Any and all Guest Data, to the extent owned by or under the possession or control of Tenant, Tenant’s Parent or their respective Affiliates, identifying, describing, concerning or generated by website visitors or prospective, actual or past guests and/or customers, in each case, of the Facilities and which is used with respect to the Facilities, including retail locations, restaurants, bars, casino and Gaming Facilities, spas and entertainment venues therein, but excluding, in all cases, (i) Guest Data that has been integrated into analytics, reports, or other similar forms, including in connection with the Tenant Rewards Program (it being understood that this exception shall not apply to such Guest Data itself, i.e., in its original form prior to integration into such analytics, reports, or other similar forms in connection with the Tenant Rewards Program), (ii) Guest Data that concerns facilities other than the Facilities and (iii) Guest Data that concerns proprietary information and systems related to the operation of Gaming, hotel and related businesses and is not related to any of the Facilities.

“Property Specific IP”: All Intellectual Property (other than Data) that is both (i) exclusively related to any Facility and (ii) currently or hereafter owned by Tenant, Tenant’s Parent or any of their respective Affiliates, including the Intellectual Property set forth on Schedule 3-A and Schedule 3-B attached hereto, but excluding the Hotel Trademarks.

“Qualified Operator”: A Person that (A) has revenues derived from hotels or facilities for gaming (or both), in accordance with GAAP, of not less than One Billion and No/100 Dollars ($1,000,000,000.00) per year for each of the preceding three (3) years as of the date of determination and (B) leases, operates or manages resorts with at least 2,500 rooms and casino operations of at least 100,000 square feet of gaming area, 1,300 slots and 100 gaming tables.    At the time of appointment, such Person (a) shall not be subject to a bankruptcy, insolvency or similar proceeding, (b) shall have never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and shall not be on any Government List, (c) shall not be, and shall not be controlled by, a Prohibited Person or a person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority, (d) shall have not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude, (e) shall have not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, and (f) shall have all required licenses and approvals required under applicable law (including Gaming Regulations), including all required Gaming Licenses for itself, its officers, directors, and Affiliates (including officers and directors of its Affiliates) to manage the Facilities or the applicable Facility.

“Qualified Transferee”: A Person that satisfies each of the following requirements: (a) a Net Worth (exclusive of the Leased Property) of no less than Five Billion Dollars ($5,000,000,000.00) of which at least Two Billion Dollars ($2,000,000,000.00) relates to assets located in the United States (exclusive of the Leased Property), (b) such transferee and all of its applicable officers, directors and Affiliates (including the officers and directors of its

Affiliates), to the extent required under applicable Gaming Regulations or other Legal Requirements, are licensed by the Gaming Authority or otherwise found suitable to lease the Leased Property in accordance herewith, (c) such transferee has not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude and has not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, (d) such transferee has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List; (e) such transferee has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding during the prior five (5) years from the applicable date of determination; (f) such transferee is not, and is not Controlled by a Prohibited Person or a person that has been found “unsuitable” for any reason or has had any application for a Gaming License withdrawn “with prejudice” by any applicable Gaming Authority; (g) such transferee complies with any Fee Mortgagee’s customary “know your customer” requirements applicable to such transferee and its equity holders; and (h) such transferee is not associated with a person who has been found “unsuitable”, denied a Gaming License or otherwise precluded from participation in the Gaming industry by any Gaming Authority where such association would reasonably be expected to adversely affect any of Landlord’s or its Affiliates’ Gaming Licenses or Landlord’s or its Affiliates’ then-current standing with any Gaming Authority.

“Qualifying CapEx”: Expenditures relating to the installation or restoration of Capital Improvements or FF&E with respect to the Leased Property, which shall (x) exclude any costs incurred that (A) are related to ordinary course maintenance and repairs and not capitalized in accordance with GAAP, (B) are included in Operating Expenses, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines, (C) relate to Permitted Leasehold Mortgages, purchase money financing, equipment financing, equipment lease, or financing secured by liens on Capital Improvements or FF&E (but excluding any Permitted Credit Facility Pledge), or (D) would constitute capitalized interest, and (y) be limited to costs which are with third parties dealing at arms’ length or with Affiliates dealing on arms’ length terms (with any costs paid to Affiliates not exceeding market rates) and capitalized in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Radius”: As defined in Section 13.6.

“Recharacterization”: As defined in Section 11.1(c).

“Recharacterization Deed of Trust”: As defined in Section 11.1(c).

“Related Persons”: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, partners, managers, members, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

“Removal Date”: As defined in Section 1.5(b).

“Removal Facility”: As defined in Section 1.5(a).

“Removal Notice”: As defined in Section 1.5(b).

“Renewal Notice”: As defined in Section 1.4.

“Renewal Term”: As defined in Section 1.4(a).

“Rent”: The Base Rent.

“Representative”: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

“Required CapEx”: An aggregate amount of Qualifying CapEx spent during the applicable CapEx Testing Period equal to 3.5% of the actual Net Revenue of the Leased Property during such CapEx Testing Period; provided, however, the Required CapEx for any Facility during any CapEx Testing Period on an aggregate basis shall not be less than 2.5% of the actual Net Revenue of such Facility during such CapEx Testing Period.

“Required CapEx Funding Deadline”: As defined in Section 9.1(e)(i).

“Reserve Control Trigger Period”: (A) Any Covenant Failure Period, or (B) any period during which an Event of Default exists (provided that, with respect to Sections 16.1(a)(v) and (vi), for purposes of this definition only, the cure periods provided in Sections 16.1(a)(v) and (vi), respectively, shall not be taken into account).

“Reserve Disbursement Requirements”: The requirements for disbursements of CapEx Reserve Funds and FF&E Reserve Funds identified on Schedule 9.

“Responsible Officer”: Tenant’s or Tenant’s Parent’s, as applicable, chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents and senior vice presidents and, regardless of designation, the chief financial officer of Tenant’s Parent, provided, that Tenant’s Parent may designate one or more other officers as Responsible Officers.

“Restricted Information”: As defined in Section 23.1(c).

“Restricted Reserve Accounts”: As defined in Section 9.1(g).

“Restoration Deficiency”: As defined in Section 14.2(c).

“Schedule 8 Capital Improvements”: As defined in Section 10.1(a).

“SEC”: The United States Securities and Exchange Commission.

“SEC Filing Deadline”: As defined in Section 23.1(b)(i).

“SEC Reports”: All quarterly and annual reports required under the Exchange Act and related rules and regulations to be filed with the SEC on Forms 10-Q and 10-K.

“Securities Act”: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Separate Lease”: As defined in Section 1.5(a).

“Software”: As defined in the definition of Intellectual Property.

“Solvent”: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

“Specified Debt Agreement Default”: Any event or occurrence under a Debt Agreement that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement.

“Specified Tenant Securitization Matters”: Those portions of the Disclosure Documents for a Fee Mortgage which specifically describe (i) Tenant, (ii) Tenant’s Parent or (iii) historical financial performance of the Facilities (including occupancy, ADR, Revpar, revenues by department, departmental expenses, operating expenses and fixed expenses), (iv) the gaming overview of the Facilities (including slot units, table units and historical hold percentage) and (v) historical capital expenditures at the Facilities.

“State”: Nevada.

“Subsidiary”: As to any Person, (i) any corporation at least fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has at least a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Lease shall refer to a Subsidiary or Subsidiaries of Tenant, except to the extent expressly stated to be with respect to a Subsidiary or Subsidiaries of Landlord.

“System-wide IP”: All of the Intellectual Property (in each case, excluding Property Specific IP, Property Specific Guest Data and Hotel Trademarks) that (i) Tenant’s Parent or any of its Affiliates (other than Tenant or its Subsidiaries) currently license or otherwise provide to Tenant or its Subsidiaries pursuant to a written agreement or otherwise in order to provide services to any Facility or (ii) is otherwise licensed to, but not owned by, Tenant or its Subsidiaries for their respective properties, including any and all such Intellectual Property comprising and/or related to the Tenant Rewards Program.

“Tenant”: As defined in the preamble.

“Tenant Capital Improvement”: A Capital Improvement constructed by or at the direction of Tenant or any applicable Operating Subtenant at any Facility after the date hereof.

“Tenant Change of Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Tenant’s Parent and its Affiliates, shall have acquired direct or indirect beneficial ownership or control of thirty-five percent (35%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant entitled to vote in an election of directors of Tenant or Tenant’s Parent, (ii) the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries) to a Person that is not wholly owned and controlled (directly or indirectly) by Tenant’s Parent, or (iii) Tenant ceasing to be a wholly-owned and Controlled Subsidiary (directly or indirectly) of Tenant’s Parent. Notwithstanding the foregoing, no acquisition of shares of or transfer of any interest in Tenant’s Parent or any other publicly traded Person in one or more transactions shall result in a Tenant Change of Control, provided that after giving effect to such Tenant Change of Control, Tenant would be able to make the representations in Section 39.1 of this Lease without qualification.

“Tenant Competitor”: A Person or Affiliate of any Person (other than an Affiliate of Tenant) which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the Gaming Corridor; provided, that notwithstanding anything to the contrary contained herein, “Tenant Competitor” shall not include (x) commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any Person that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include Gaming Facilities.

“Tenant Information”: Information concerning Tenant, Tenant’s Parent or their respective Affiliates, or any of their respective assets or businesses, including, without limitation, the operation of the Leased Property.

“Tenant Party”: As defined in the definition of Licensing Event.

“Tenant Representatives”: As defined in Section 23.4.

“Tenant Rewards Program”: The “M-Life Rewards” program or any other customer loyalty program of Tenant’s Parent and its Affiliates to the extent used at, or in connection with the marketing, advertising or promotion of, the Leased Property.

“Tenant’s Parent”: (i) MGM Resorts International, (ii) any successor by operation of law (whether through a merger, consolidation or similar transaction) to the obligations of MGM Resorts International under the Guaranty, (iii) any other entity that acquires all or substantially all of the assets of MGM Resorts International and delivers a Guaranty to Landlord (with any such entity being required hereunder to deliver a Guaranty to Landlord), or (iv) in connection with any Foreclosure Assignment or Foreclosure COC, the Qualified Transferee that delivers a Guaranty to Landlord (with any such Qualified Transferee being required hereunder to deliver a Guaranty to Landlord).

“Tenant’s Pledged Property”: Tenant’s Property but excluding (a) any cash, securities or investments, (b) all products and proceeds of Tenant’s Pledged Property, (c) all Intellectual Property, and (d) any Gaming Licenses. Notwithstanding the foregoing, in no event shall Tenant’s Pledged Property include (i) any asset or property to the extent the grant of a security interest is prohibited by any Legal Requirements or requires a consent not obtained by any governmental authority pursuant to any Legal Requirements; (ii) any asset or property subject to shared services on a Non-Discriminatory basis consistent with past practice and in accordance with the Operating Standard; and (iii) any lease, license or other agreement or contract (including joint venture agreements) or any property subject to a purchase money security interest or similar arrangement (including equipment financing) entered into in the ordinary course of business consistent with the Operating Standard and does not impair in any material respect Landlord’s rights under Section 36.1.

“Tenant’s Property”: All assets which, in each case are (i) owned by Tenant or any Operating Subtenant, (ii) located at the Leased Property and (iii) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor, but specifically excluding the Excluded Assets.

“Tenant’s Property FMV”: As defined in Section 36.1.

“Term”: As defined in Section 1.3.

“Termination Notice”: As defined in Section 17.1(d).

“Test Period”: With respect to any Person or Facility, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person or Facility for which financial statements are available or are required to have been delivered hereunder. By way of example, with respect to the Preliminary Financial Covenant Compliance Report and the Final Financial Covenant Compliance Report to be delivered on April 15, 2020 and May 30, 2020, the Test Period shall be April 1, 2019 through March 31, 2020.

“Trademarks”: As defined in the definition of Intellectual Property.

“Transition Services Agreement”: That certain Transition Services Agreement, dated as of the date hereof, by and among Tenant, Landlord and MGM Resorts International, Mandalay Bay, LLC and Mandalay Resort Group.

“Treasury Regulations”: The regulations promulgated under the Code, as such regulations may be amended from time to time.

“UCC”: Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unavoidable Delay”: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided, that lack of funds shall not be deemed a cause beyond the reasonable control of a party.

“Unsuitable for Its Primary Intended Use”: A state or condition of a Facility such that by reason of damage or destruction, or a partial Condemnation, a Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

“U.S.A. Patriot Act”: As defined in Section 8.2(c).

“Water Assets”: As defined in Section 41.16.

“Water Infrastructure”: As defined in Section 1.1(b)(vi).

“Water Permits”: As defined in Section 1.1(b)(vi).

“Water Rights”: As defined in Section 1.1(b)(vi).

ARTICLE III

RENT

3.1 Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in consecutive equal monthly installments on the first (1st) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. Rent payable during any Lease Year consisting of more or less than twelve (12) calendar months shall be adjusted such that the portion of the Rent for each calendar month in any such Lease Year is equal to the Rent divided by twelve (12).

3.2 Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent or Additional Charges shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3 Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4 Net Lease. Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever.

3.5 Fair Market Rent. In the event that it becomes necessary to determine the Fair Market Rent of a Facility for any purpose of this Lease, and the parties cannot agree among themselves on such Fair Market Rent within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a Person selected to act as appraiser (such Person, and each other Person selected as provided herein, an “Appraiser”) on its behalf. Within fifteen (15) days after receipt of any such Notice, the other party shall, by notice to the first party, appoint a second Person as Appraiser on its behalf. The Appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto, or, if no such organization exists, a similarly nationally recognized real estate appraisal organization) with at least ten (10) years of experience appraising properties similar to such Facility, shall, within forty-five (45) days after the date of the notice appointing the first Appraiser, proceed to appraise the applicable Facility to determine the Fair Market Rent thereof as of the relevant date; provided, that if one Appraiser shall have been so appointed, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within fifty (50) days after the making of the initial appointment, then the determination of such Appraiser shall be final and binding upon the parties. If two (2) Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, either party may request the appointment of Experts pursuant to Article XXXIV to determine Fair Market Rent.

ARTICLE IV

IMPOSITIONS

4.1 Impositions. (a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions as and when due before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities (or such other party imposing the same), and, on a quarterly basis, as part of the certification required under Section 4.3 of this Lease, shall promptly, where feasible, furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. If Tenant is not permitted to, or it is otherwise not feasible for Tenant to, make such payments directly to the taxing authorities or other applicable party, then Tenant shall make such payments to Landlord at least ten (10) Business Days prior to the due date, and Landlord shall make such payments to the taxing authorities or other applicable party prior to the due date. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b) Landlord or Landlord’s Parents shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord with respect to or relating to the Leased Property (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements) and Tenant’s Property.

(c) Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant shall be paid over to or retained by Tenant (and any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Landlord, if any, shall be paid over to or retained by Landlord (unless Tenant has subsequently reimbursed Landlord therefor)) if no Event of Default has occurred and is continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord.

(d) Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e) Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f) Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Impositions imposed or assessed in respect of any tax fiscal period occurring (in whole or in part) prior to the Commencement Date shall be Tenant’s obligation to pay or cause to be paid.

4.2 Utilities and other Matters. Tenant shall pay or cause to be paid when due and payable all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay when due and payable, or promptly reimburse Landlord for, all costs and expenses of any kind whatsoever with respect to any Facility and with respect to the Term hereof which at any time may be imposed against Landlord by reason of any of the Property Documents, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3 Compliance Certificate. Landlord shall deliver to Tenant, promptly following Landlord’s receipt thereof, any bills received by Landlord for items required to be paid by Tenant hereunder, including, without limitation, Impositions, utilities and insurance. Tenant shall furnish to Landlord on a quarterly basis (at the time of the quarterly reporting contemplated to be delivered pursuant to Section 23.1(b)(iii)), a certification (together with reasonable evidence of payment) stating that in all material respects all or a specified portion of Impositions, utilities, insurance premiums or, to the extent specified by Landlord, any other amounts payable by Tenant hereunder that have, in each case, come due prior to the date of such certification have been paid (or that such payments are being contested in good faith by Tenant in accordance with Article XII hereof).

4.4 Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ Notice to Tenant), Tenant shall be required to deposit with Landlord (or its Fee Mortgagee), at the time of any payment of Base Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual Impositions required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.4 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

NO ABATEMENT

5.1 No Termination, Abatement, etc. Except as specifically provided in Article XIV and Article XV in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly provided in Article XIV and Article XV in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property or any portion thereof, or any Capital Improvement or any portion thereof; (ii) other than to the extent arising as a result of Landlord’s willful misconduct or gross negligence (which Landlord does not cure after notice from Tenant), the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set-off against the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in Article XIV and Article XV in this Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein, subject to Tenant’s indemnification obligations in this Lease and Section 41.3 of this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1.

ARTICLE VI

OWNERSHIP OF LEASED PROPERTY

6.1 Ownership of the Leased Property. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that (1) the Leased Property (including any Tenant Capital Improvements) is the property of Landlord, (2) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease, (3) this Lease is intended to be a “true lease” for all applicable legal and federal state and local tax purposes and is not a financing lease, finance lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a “true lease”, (4) the business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant, (5) this Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (6) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant. Notwithstanding anything to the contrary herein, Landlord is the fee and record owner of the Leased Property.

(b) Each of the parties hereto covenants and agrees not to (1) file any income tax return or other associated documents; (2) file any other document with or submit any document to any governmental body or authority; (3) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Lease is a “true lease” for federal, state and local tax purposes with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. The parties agree that the foregoing includes the agreement of the parties that (x) Landlord will be treated as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property (except as otherwise provided in Section 11.1(b)), (y) Tenant will report its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord will report the Rent payments as rental income under Section 61 of the Code.

(c) Landlord and Tenant acknowledge and agree that the Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Leased Property but rather the creation of the Leasehold Estate subject to the terms and conditions of this Lease.

(d) Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a “true lease” for all applicable legal and federal, state and local tax purposes and as a lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a “true lease” and/or a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1. The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 6.1 are a material inducement to Landlord and Tenant entering into this Lease.

6.2 Tenant’s Property. Tenant, any Operating Subtenant and their respective Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (including in connection with selling, replacing or disposing of Tenant’s Property as it becomes surplus, worn or obsolete or as a part of a refurbishment or renovation of any Facility or portion thereof that contemplates replacement of certain items of Tenant’s Property with newly purchased Tenant’s Property, or if the same is no longer used, useful or economically practicable) in their discretion in the ordinary course of business in a manner that does not impair the compliance of any Facility with the Operating Standard and Landlord shall have no rights to such disposed Tenant’s Property except as set forth herein (including in Section 6.4, Section 36.1 and Section 41.17, and Landlord’s lien with respect to such property will be automatically released as set forth in Section 6.4(f)). In the event that any Tenant’s Property is owned by an Operating Subtenant, such Operating Subtenant shall be required to transfer such Tenant’s Property to Tenant (or its successor Operating Subtenant) upon the expiration or earlier termination of its Operating Sublease. Pursuant to Section 36.1, at the end of the Term, Tenant (i) shall (or shall cause any Operating Subtenant to) transfer and assign to Landlord certain portions of Tenant’s Property (as and only to the extent provided for in, and in accordance with the terms of, Section 36.1) and (ii)

shall remove the remaining portion of Tenant’s Property from the Leased Property at the end of the Term at Tenant’s sole cost and expense to the extent it may be removed without damaging the Leased Property or to the extent Tenant repairs such damage. Subject to Section 36.1, any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a successor tenant or landlord shall be deemed abandoned by Tenant and shall become the property of Landlord. Notwithstanding anything in the foregoing to the contrary, any transfer, conveyance or other disposition by Landlord or Tenant of any Gaming Equipment will be subject to the approval, to the extent required, of any applicable Gaming Authority. For the avoidance of doubt, all references to Tenant’s Property in this Section 6.2 shall exclude Intellectual Property.

6.3 Tenant’s Intellectual Property. Except as otherwise specifically provided in this Lease or in the Transition Services Agreement, Landlord and Tenant acknowledge and agree that (a) as between Tenant, Tenant’s Parent and their respective Affiliates, and the Landlord and its Affiliates, Tenant, Tenant’s Parent and their respective Affiliates, as applicable, shall be the sole and exclusive owners of all Property Specific IP, the Hotel Trademarks and their respective rights to the System-wide IP, (b) Tenant, Tenant’s Parent and their respective Affiliates may sell, transfer, convey or otherwise dispose of, modify, use or discontinue use of, Property Specific IP, the Hotel Trademarks and System-wide IP in their sole discretion in the ordinary course of business in a manner that does not materially adversely affect any Facility’s compliance with the Operating Standard, (c) Landlord shall have no rights in or to the Property Specific IP, Hotel Trademarks or System-wide IP, (d) Landlord shall not claim any rights in or to, or challenge, contest or otherwise interfere with Tenant’s, Tenant’s Parent’s or their respective Affiliates’, as applicable, sole and exclusive ownership of the Property Specific IP, Hotel Trademarks or their respective rights to the System-wide IP and (e) Tenant may remove or otherwise dispose of Property Specific IP, Hotel Trademarks and System-wide IP from the Leased Property at the end of the Term, or may modify the Leased Property at the end of the Term such that Landlord’s or any successor tenant’s use of the Leased Property does not infringe upon, dilute, or adversely affect Tenant’s, Tenant’s Parent’s or their respective Affiliates’ rights in the Property Specific IP, Hotel Trademarks or System-wide IP. Notwithstanding the foregoing, Tenant shall, during the entire Term, undertake commercially reasonable efforts to abide by (or cause its Subsidiaries, if any, to abide by) the terms and conditions of any IP Licenses. For the avoidance of doubt, no Intellectual Property shall be included in the provisions of Section 36.1. Notwithstanding the foregoing, Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required in order for Tenant to take any action that would, or could reasonably be expected to, result in the Grand Leased Property no longer being identified as “MGM Grand” or the MB Leased Property no longer being identified as “Mandalay Bay”.

6.4 Landlord’s Security Interest in Tenant’s Pledged Property.

(a) Tenant represents and warrants that as of the date hereof, substantially all of Tenant’s Pledged Property (except Tenant’s Pledged Property used in providing shared services and/or Tenant’s Pledged Property owned by an Affiliate not wholly-owned by Tenant) that is primarily related to the Leased Property and reasonably necessary to operate the Leased Property in accordance with the Operating Standard is owned by Tenant or any Operating Subtenant. Following the date hereof, Tenant shall use commercially reasonable efforts to cause to be transferred to Tenant or any Operating Subtenant any Tenant’s Pledged Property that is not owned by Tenant or any Operating Subtenant as of the date hereof but is primarily related to the Leased Property and reasonably necessary to operate the Leased Property in accordance with the Operating Standard on a Non-Discriminatory basis consistent with past practice as soon as reasonably practical, but in no event later than one (1) year after the date hereof

(b) Tenant covenants and agrees that any replacements, substitutions and additions of FF&E and all personal property (including all Gaming Equipment), licenses, permits, subleases, concessions, and contracts, in each case, to be located at the Leased Property or primarily used or held for use in connection with the operation of the business conducted on or about the Leased Property as then being operated (excluding property used in providing shared services to other assets of Affiliates of Tenant’s Parent on a Non-Discriminatory basis and specifically excluding any Intellectual Property) shall be acquired by and owned by Tenant or any Operating Subtenant (and not by any other Affiliate of Tenant) and all such items shall be included in Tenant’s Pledged Property (except, for the avoidance of doubt, to the extent excluded in the definition of Tenant’s Pledged Property).

(c) To secure the performance of Tenant’s obligations under this Lease, including, without limitation, Tenant’s obligation to pay Rent hereunder, Tenant, as debtor, hereby grants to Landlord, as secured party, a first priority security interest in all of Tenant’s right, title and interest in and to Tenant’s Pledged Property now owned or in which Tenant hereafter acquires an interest or right. This Lease constitutes a security agreement covering all such Tenant’s Pledged Property. Tenant shall grant no security interest in Tenant’s Pledged Property except pursuant to a Permitted Leasehold Mortgage. The Parties acknowledge that any security interest granted pursuant to a Permitted Leasehold Mortgage shall be a subordinate lien and subject to the terms of any Intercreditor Agreement.

(d) Tenant shall pay all filing fees and record search fees and other reasonable costs for such additional security agreements, financing statements, fixture filings, and other documents as Landlord may reasonably require to perfect or to continue the perfection of Landlord’s security interest in Tenant’s Pledged Property. Landlord shall have the right to collaterally assign such security interest granted to Landlord in Tenant’s Pledged Property to any Fee Mortgagee.

(e) Notwithstanding anything herein to the contrary, the lien and security interest granted to Landlord pursuant to this Lease in the Tenant’s Pledged Property and the exercise of any right or remedy by Landlord hereunder against the Tenant’s Pledged Property are subject to the provisions of any Intercreditor Agreement and Tenant’s right to operate the Property in the ordinary course of business consistent with the Operating Standard. In the event of any conflict between the terms of the Intercreditor Agreement and this Lease, the terms of the Intercreditor Agreement shall govern and control.

(f) Any Tenant’s Pledged Property that is sold, transferred, conveyed or otherwise disposed of in accordance with Section 6.2 or Section 6.3 or in a manner not otherwise prohibited by this Lease shall be automatically released from the security interest granted to Landlord in Tenant’s Pledged Property and Landlord shall, at Tenant’s request, execute such documents and instruments to evidence, acknowledge and/or confirm such release. Landlord acknowledges that a Permitted Leasehold Mortgagee may have a subordinate lien on Tenant’s Pledged Property, provided that such lien in favor of a Permitted Leasehold Mortgagee is subject and subordinate to the first-priority lien thereon in favor of Landlord on the terms and conditions set forth in any Intercreditor Agreement.

(g) The security interest granted to Landlord in Tenant’s Pledged Property shall not apply to any Tenant’s Pledged Property which is subject to a bona fide purchase money financing with respect thereto (including equipment leases or equipment financing) permitted pursuant to Section 11.1(a)(i). Any funds spent by Tenant from purchase money financing (including equipment leases or equipment financing) permitted pursuant to Section 11.1(a)(i), which is superior to the security interest granted to Landlord in Tenant’s Pledged Property, shall not be applied toward the minimum Required CapEx set forth in Section 9.1(e).

(h) Notwithstanding the foregoing or anything herein to the contrary, Landlord shall have no right to foreclose upon (or commence any foreclosure proceedings) or exercise any remedies against or in respect of Landlord’s security interest in Tenant’s Pledged Property at any time prior to the effective date of termination of this Lease pursuant to Section 16.2(a)(i).

ARTICLE VII

CONDITION AND USE OF LEASED PROPERTY

7.1 Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder, it being understood and acknowledged by Tenant that, immediately prior to the applicable Landlord’s acquisition of the applicable Leased Property and contemporaneous entry into this Lease, each Tenant (or its Affiliates) was the owner of all of the applicable Landlord’s interest in and to the applicable Leased Property and, accordingly, such Tenant is charged with, and deemed to have, full and complete knowledge of all aspects of the condition and state of such Leased Property as of the Commencement Date. Regardless, however, of any examination or inspection made by such Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, each Tenant is leasing the applicable Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE STATUS OF TITLE TO THE LEASED PROPERTY OR THE PHYSICAL CONDITION OR STATE OF REPAIR THEREOF, OR THE ZONING OR OTHER LAWS, ORDINANCES, BUILDING CODES, REGULATIONS, RULES AND ORDERS

APPLICABLE THERETO OR TO ANY CAPITAL IMPROVEMENTS WHICH MAY BE NOW OR HEREAFTER CONTEMPLATED, THE IMPOSITIONS LEVIED IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, OR THE USE THAT MAY BE MADE OF THE LEASED PROPERTY OR ANY PART THEREOF, THE INCOME TO BE DERIVED FROM THE FACILITIES OR THE EXPENSE OF OPERATING THE SAME, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2 Use of the Leased Property. (a) Tenant shall use or cause to be used the Leased Property and the improvements thereon for its Primary Intended Use in accordance with the Operating Standard. Tenant shall not use or permit the use of the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of each Gaming Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor any Affiliate of Landlord may operate, control or participate in the conduct of a Gaming Facility. Tenant acknowledges that operation of each Facility for its Primary Intended Use generally may require a Gaming License under applicable Gaming Regulations and that without such a license, if applicable, Tenant may not operate, control or participate in the conduct of the gaming operations at the Facilities.

(b) Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility or otherwise for the Primary Intended Use (except in connection with any use, or change of use, permitted pursuant to Section 7.2(a) above) during the Term or after the expiration or earlier termination of the Term.

(c) Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) would reasonably be expected to impair Landlord’s title thereto or to any portion thereof or (ii) would reasonably be expected to result in a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof. Without the prior written consent of Landlord, Tenant may not impose or permit the imposition of any restrictive covenants, easements or other encumbrances which would encumber Landlord’s interest in the Leased Property. Landlord shall have the right to approve any restrictive covenant, easement or other encumbrance on the Leased Property if such matter would survive the expiration or termination of this Lease or requires any signature or other action by Landlord, such approval not to be unreasonably withheld, conditioned or delayed unless in Landlord’s good faith judgment (x) there is more than a de minimis effect on the value or use of the Leased Property or (y) such matter benefits a Tenant Competitor or Affiliate of Tenant or Tenant’s Parent. Tenant may impose or permit the imposition of any restrictive covenants, easements or other similar encumbrances (excluding, for the avoidance of doubt, any mortgages unless such mortgage is a Permitted Leasehold Mortgage) which would encumber

Tenant’s leasehold estate and shall (x) expressly provide that they do not affect Landlord’s interest in the Leased Property and (y) not result in any physical structures or other matters which may need to be removed or restored after the expiration of the Lease. Other than any liens or other encumbrances granted to a Fee Mortgagee, Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed if the proposed matter would not reasonably be expected to interfere with Tenant’s conduct of its business on the Leased Property or with the use of the Leased Property for its Primary Intended Use (it being agreed and understood that any proposed encumbrance related to, or for the benefit of, any Tenant Competitor, would require Tenant’s consent, which Tenant may grant or withhold in its sole discretion), provided, that, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Nothing in the foregoing is intended to vitiate or supersede Tenant’s right to enter into Permitted Leasehold Mortgages or Landlord’s right to enter into Fee Mortgages in each case as and to the extent provided herein. In addition, each of Landlord and Tenant agrees to, at the sole cost and expense of the other, reasonably cooperate with the other party and all applicable authorities in connection with the foregoing, including the provision and execution of such documents and other information as may be requested by such other party or such authorities relating to the Leased Property and which are within such party’s reasonable control to obtain and provide. Landlord further agrees to use commercially reasonable efforts (at Tenant’s sole cost and expense) to obtain the consent of the Fee Mortgagee should Fee Mortgagee’s consent be required in connection with any restrictive covenant, easement or other encumbrance.

(d) Except as a result of a Casualty Event or other Unavoidable Delay, Tenant shall continuously operate the Facilities for the Primary Intended Use in accordance with the Operating Standard.

(e) Subject to Article XII regarding permitted contests, Tenant, at its sole cost and expense, shall promptly (i) comply in all material respects with all Legal Requirements and Insurance Requirements affecting the Facilities and the business conducted thereat (taking into account any “grandfather” rights with respect to any applicable Legal Requirements), including those regarding the use, operation, maintenance, repair and restoration of the Leased Property or any portion thereof (including all Capital Improvements) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property or any portion thereof (taking into account any “grandfather” rights with respect to any applicable Legal Requirements), and (ii) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (and Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property.

(f) Notwithstanding anything to the contrary contained herein, Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required in order for Tenant to take any action that would, or could reasonably be expected to, result in the Grand Leased Property no longer being identified as “MGM Grand” or the MB Leased Property no longer being identified as “Mandalay Bay”.

(g) Without limitation of any of the other provisions of this Lease, Tenant shall comply in all material respects with all Property Documents and Landlord shall reasonably cooperate with Tenant (at Tenant’s sole cost and expense) to the extent necessary for Tenant to so comply.

(h) Any Affiliate Agreements relating to the Leased Property between Tenant and its Affiliates (or between any Facility and Tenant’s Affiliates) must be Permitted Affiliate Agreements. Any other Affiliate Agreements entered into after the date of this Lease shall require Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.3 Additional Facilities.

Nothing contained in this Lease shall restrict Tenant’s or Tenant’s Affiliates’ ability to develop, acquire, operate or sell any new Gaming Facilities (or any other property) which are not owned or operated by Tenant as of the date hereof and not subject to this Lease, provided that (x) Tenant and Tenant’s Affiliates’ are not permitted to brand another Gaming Facility in Nevada as “Mandalay Bay” or “MGM Grand” (or any Trademark confusingly similar thereto or any Trademark that replaces such brand name as the primary brand name for any Facility) until the expiration of the Term and (y) except as provided in Section 7.2(d), at all times Tenant shall operate the Facilities in accordance with the Operating Standard. Notwithstanding anything to the contrary contained herein, Landlord shall not have any right to purchase, nor shall Tenant have any obligation to make any offer to Landlord, in connection with any such other property or asset referenced in the preceding sentence. Further, neither Landlord nor any Affiliates of Landlord shall be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities or any other property or asset, at any time; provided, however, that in no event shall Landlord at any time during the Term own or operate any Gaming Facility. For the avoidance of doubt, Affiliates of Landlord shall not be restricted from developing, building, purchasing, owning or opening Gaming Facilities.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH LAW

8.1 Representations and Warranties. Each party represents and warrants to the other that: (i) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the State; and (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

8.2 Compliance with Legal and Insurance Requirements, etc.

(a) Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements affecting each Facility and the business conducted therein, including those regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency which Landlord determines is not being reasonably addressed by Tenant or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord or its representatives (and any Fee Mortgagee) may, but shall not be obligated to, subject to all Legal Requirements, applicable Gaming Regulations and the rights of subtenants, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it reasonably deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. Tenant (or any applicable Operating Subtenant) shall comply with any Gaming Regulations or other regulatory requirements required of it in all material respects as a tenant of each of the Facilities taking into account their Primary Intended Use. In the event that a Gaming Authority notifies Tenant (or any Operating Subtenant) that Tenant (or such Operating Subtenant) is in jeopardy of losing a Gaming License material to this Lease or the continued operation of the Facilities, Tenant shall immediately notify Landlord and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address (or cause such Operating Subtenant to address) the regulatory issue, after which period (but in all events prior to an actual revocation of such Gaming License), Tenant shall take (or cause such Operating Subtenant to take) reasonable steps to avoid the loss of such Gaming License (subject to the provisions of Section 7.2(d)).

(b) Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facilities taking into account their Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a Gaming Authority notifies Landlord that Landlord is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of the Facilities for their Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of any Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property relating to such Facility to a buyer that is in compliance with all Gaming Regulations and subject to this Lease. In the event during the period in which Landlord is complying with the preceding sentence, such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of Gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.

(c) In connection with this Agreement, Tenant shall not take any action, directly or indirectly, that would result in a violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), the Bank Secrecy Act of 1970 (the “Bank Secrecy Act”), the regulations or orders issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), or any other law that is designed to prevent bribery, terrorism, drug trafficking or money laundering.

8.3 Zoning and Uses. Tenant shall not, without the prior written consent of Landlord (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property; (iii) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (iv) knowingly permit or suffer the Leased Property or any portion thereof to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement; provided, however, such consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (i)-(iv) provided that there is no more than a de minimis effect on the value or use of the Leased Property; and, provided, further, that Tenant may take an action described in the foregoing clauses (i) and (ii) if the same and any effect on a Facility and the Leased Property is de minimis and limited in the duration such that it would expressly not survive the expiration or earlier termination of this Lease. In the event any matter expressly permitted or consented to by Landlord requires any signature or other action by Landlord, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with Tenant and all applicable authorities in connection with the foregoing clauses (i)-(iv), including the provision and execution of such customary documents and other information as may be requested by Tenant or such authorities relating to the Leased Property and which are within Landlord’s reasonable control to obtain and provide, provided that Tenant acknowledges and agrees that any third-party claims arising under such documents are expressly covered by Tenant’s indemnification obligations under Section 21.1. Landlord further agrees to use commercially reasonable efforts (at Tenant’s sole cost and expense) to obtain the consent of the Fee Mortgagee should Fee Mortgagee’s consent be required in connection with the foregoing clauses (i)-(iv). Notwithstanding the foregoing or anything to the contrary contained herein, no Landlord approval shall be required in connection with the matters listed on Schedule 13.

8.4 Intentionally Omitted.

8.5 Third-Party Reports. Upon Landlord’s reasonable request from time to time, but not more frequently than once each year in connection with the Annual Certificate, Tenant shall provide Landlord with copies of any final third-party surveys, environmental, engineering, zoning, seismic or property condition reports (other than any which are subject to privilege) obtained by Tenant or any Operating Subtenant with respect to the Leased Property.

ARTICLE IX

MAINTENANCE AND REPAIR

9.1 Maintenance and Repair. (a) Subject to Landlord’s right to approve certain Capital Improvements in Section 10.1, Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s or any subtenant’s control in reasonably good order and repair whether or not the need for such repairs occurs as a result of Tenant’s or any subtenant’s use, any prior use, the elements or the age of the Leased Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance in all material respects with all Legal Requirements, (including, without limitation, all Gaming Regulations and Environmental Laws) (to the extent required hereunder), Insurance Requirements and Property Documents whether now or hereafter in effect, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior or after the Commencement Date. All repairs shall be at least equivalent in quality to the original work in the aggregate. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use. Tenant shall (i) maintain Tenant’s Property (except Intellectual Property, which is subject to Section 6.3) (x) in a manner consistent with the Operating Standard throughout the Term, and (y) as necessary for conduct of the Primary Intended Use at the Facilities throughout the Term and (ii) not take any action which is intended or designed to materially frustrate, vitiate or reduce the rights of Landlord under Section 36.1 of this Lease. Landlord acknowledges that the condition of the Facilities and the other matters described in the first sentence of this Section 9.1 on the date hereof satisfies the requirements of this Article IX.

(b) Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

(c) Subject to the specific provisions of Section 41.14, nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(d) Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender and relinquish in favor of Landlord all rights to the Leased Property (including all Capital Improvements) in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear, subject to casualty and Condemnation as provided in Article XIV and Article XV.

(e) (i) Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Lease, Tenant is required to expend or cause any Operating Subtenant to expend the Required CapEx during each CapEx Testing Period. To enable Landlord to monitor and confirm compliance with the foregoing within thirty (30) days after the end of each calendar year (the “CapEx Certification Date”), commencing with the calendar year ending December 31, 2024 Tenant shall provide Landlord with an Officer’s Certificate (a “CapEx Testing Period Certificate”) certifying in reasonable detail to (A) the aggregate amount expended by Tenant and/or any Operating Subtenant on Qualifying CapEx during the immediately preceding CapEx Testing Period and (B) the actual Net Revenues of the Leased Property (collectively and with respect to each Facility) during such CapEx Testing Period (the “CapEx Testing Period Net Revenues”), including a certification of the information delivered to Landlord substantially in the form attached hereto as Exhibit K, together with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion documenting the amount of the Qualifying CapEx during the CapEx Testing Period. Commencing on January 1, 2025, Tenant shall be required to deposit additional funds into the CapEx Reserve in an amount equal to the deficiency between the Required CapEx for a CapEx Testing Period and the aggregate amount expended on Qualifying CapEx during such CapEx Testing Period, with such deposit to occur no later than the date (the “Required CapEx Funding Deadline”) which is the earliest to occur of (x) the date that Tenant delivers a CapEx Testing Period Certificate indicating a deficiency, (y) the CapEx Certification Date if Tenant fails to timely deliver the CapEx Testing Period Certificate, in which event, until a CapEx Testing Period Certificate is actually delivered, Landlord shall determine the deficiency (and the Qualifying CapEx for any period for which a CapEx Testing Period Certificate has not previously been delivered shall be deemed to equal zero), and (z) after delivery of a CapEx Testing Period Certificate, the date that it is reasonably determined by the parties that a CapEx Testing Period Certificate inaccurately reflected that a deficiency did not exist (and in the event of any dispute regarding an alleged deficiency, either party shall be entitled to submit such dispute to the Experts for determination).

(ii) The Parties acknowledge that Tenant’s agreement to satisfy the Required CapEx during the CapEx Testing Period as required in this Lease is a material inducement to Landlord’s agreement to enter into this Lease, and, accordingly, if Tenant and/or any Operating Subtenant fails to expend Qualifying CapEx (or deposit the required funds into the CapEx Reserve) as and when required by this Lease (including for the avoidance of doubt, any failure to expend funds in the CapEx Reserve on Qualifying CapEx by the CapEx Grace Period as provided in Section 9.1(e)(iii)), then the same shall constitute an Event of Default hereunder subject to the notice and cure rights specified in Section 16.1(a)(xv), and without limitation of any of Landlord’s other rights and remedies, Landlord shall have the right in its discretion to exercise its rights and remedies under this Lease, including without limitation, (x) seek the remedy of specific performance to require Tenant to expend or cause any Operating Subtenant to expend the Required CapEx (or to deposit funds into the CapEx Reserve and to utilize funds in the CapEx Reserve on Qualifying CapEx) and (y) withdraw funds from the CapEx Reserve and retain such funds after an Event of Default. Furthermore, for the avoidance of doubt, and without limitation of Guarantor’s obligations under the Guaranty, Tenant acknowledges and agrees that the obligation of Tenant to expend the Required CapEx (or deposit funds into the CapEx Reserve) as provided in this Lease in each case constitutes a part of the monetary obligations of Tenant under this Lease and shall be guaranteed by the Guarantor under the Guaranty (together with all other obligations of Tenant under this Lease).

(iii) Notwithstanding anything to the contrary set forth in this Lease, if Tenant and/or any Operating Subtenant fails to make at least the amount of expenditures required by this Section 9.1(e), then, so long as, as of the Required CapEx Funding Deadline, there are CapEx Reserve Funds on deposit in the CapEx Reserve in an aggregate amount at least equal to such deficiency, then Tenant shall not be deemed to be in breach or default of its obligations hereunder to satisfy the Required CapEx, provided that Tenant and/or any Operating Subtenant shall spend such amounts so deposited in the CapEx Reserve on Qualifying CapEx within six (6) months after the Required CapEx Funding Deadline (subject to extension in the event of an Unavoidable Delay during such six (6) month period, on a day-for-day basis, for the same amount of time that such Unavoidable Delay affects Tenant’s ability to perform the required Qualifying CapEx) (the “CapEx Grace Period”). For the avoidance of doubt, any funds disbursed from the CapEx Reserve and spent on required Qualifying CapEx as described in this Section shall be applied to the Required CapEx for the period for which such funds were deposited (and shall be deemed to be the funds that have been in the CapEx Reserve for the longest period of time) and shall not be applied to the Required CapEx for the subsequent period in which they are actually spent.

(iv) Tenant (x) shall, if required by this Section 9.1(e) and (y) may, at its election, at any other time, deposit funds (the “CapEx Reserve Funds”) into a segregated Eligible Account held by an Eligible Institution (the “CapEx Reserve”). All interest on CapEx Reserve Funds shall be for the benefit of Tenant and added to and become a part of the CapEx Reserve and shall be disbursed in the same manner as other monies deposited in the CapEx Reserve. Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the CapEx Reserve Funds credited or paid to Tenant.

(v) Tenant shall be entitled to use CapEx Reserve Funds solely for the purpose of paying for (or reimbursing Tenant or any Operating Subtenant for) the cost of Qualifying CapEx. So long as no Event of Default exists, Tenant shall be entitled to receive within ten (10) days of submitting a request in writing directly to Landlord and the Eligible Institution a disbursement of CapEx Reserve Funds from the CapEx Reserve to pay for Qualifying CapEx or a reimbursement for Qualifying CapEx, and any such request shall specify the amount of the requested disbursement and a general description of the type of Qualifying CapEx to be paid or reimbursed using such CapEx Reserve Funds (a “CapEx Disbursement Request”). So long as no Event of Default exists, any CapEx Reserve Funds remaining in the CapEx Reserve following the satisfaction of the Required CapEx for which such CapEx Reserve Funds were deposited shall be returned by Landlord or the Eligible Institution to Tenant. In the event that as of the expiration or earlier termination of the Lease the Required CapEx for which such CapEx Reserve Funds were deposited has not be satisfied, then Landlord shall be entitled to receive and retain such CapEx Reserve Funds to the extent not satisfied and any remainder shall be released to and retained by Tenant.

(f) Tenant shall deposit monthly, in arrears, on the first (1st) Business Day of each calendar month, with an Eligible Institution an amount equal to one and one-half percent (1.5%) of the Net Revenue of the Leased Property during the second preceding calendar month (e.g., the FF&E Reserve Funds to be deposited on April 1, 2020 shall be calculated using Net Revenues for February 2020) (the “FF&E Reserve Funds”) into a segregated Eligible Account held by an Eligible Institution (the “FF&E Reserve”). All interest on FF&E Reserve Funds shall be for the benefit of Tenant and added to and become a part of the FF&E Reserve and shall be disbursed in the same manner as other monies deposited in the FF&E Reserve. Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the FF&E Reserve Funds credited or paid to Tenant. Tenant shall be entitled to use FF&E Reserve Funds solely for the purpose of paying for (or reimbursing Tenant or any Operating Subtenant for) the cost of any Qualifying CapEx and FF&E (the “Permitted FF&E Expenditures”). So long as no Event of Default exists, Tenant shall be entitled to receive within ten (10) days of submitting a request in writing directly to Landlord and the Eligible Institution a disbursement of FF&E Reserve Funds from the FF&E Reserve to pay for Permitted FF&E Expenditures or a reimbursement for Permitted FF&E Expenditures, and any such request shall specify the amount of the requested disbursement and a general description of the type of Permitted FF&E Expenditures to be paid or reimbursed using such FF&E Reserve Funds (an “FF&E Disbursement Request”). For the avoidance of doubt, any funds disbursed from the FF&E Reserve and spent on and/or as reimbursement for the costs of Permitted FF&E Expenditures shall be applied toward the minimum Required CapEx set forth in Section 9.1(e). So long as no Event of Default exists and Tenant has satisfied the Required CapEx, any FF&E Reserve Funds remaining in the FF&E Reserve on the expiration or earlier termination of this Lease shall be released to Tenant and Tenant shall be entitled to retain such funds.

(g) Tenant grants to Landlord a first-priority security interest in the CapEx Reserve and all CapEx Reserve Funds and the FF&E Reserve and all FF&E Reserve Funds in each case as additional security for performance of Tenant’s obligations under this Lease during the existence of an Event of Default. Landlord shall have the right to collaterally assign the security interest granted to Landlord in the CapEx Reserve and CapEx Reserve Funds and FF&E Reserve and FF&E Reserve Funds to any Fee Mortgagee. Notwithstanding anything to the contrary contained in Section 9.1(e) and Section 9.1(f), following the execution of this Lease, Landlord, Tenant and the applicable Eligible Institution shall promptly enter into a customary and reasonable deposit account control agreement with respect to the FF&E Reserve and the CapEx Reserve (the “Restricted Reserve Accounts”) which shall provide that (x) Landlord has “control” over the account within the meaning of Section 9-104 of the New York Uniform Commercial Code, (y) the Eligible Institution shall disburse funds to Tenant pursuant to a CapEx Disbursement Request or FF&E Disbursement Request (as applicable) in accordance with Section 9.1(e) and Section 9.1(f) (as applicable) except during a Reserve Control Trigger Period and (z) during the Reserve Control Trigger Period, Eligible Institution shall only make disbursements from the account upon written direction from Landlord. During the Reserve Control Trigger Period, so long as no Event of Default has occurred Landlord shall request disbursements of funds from the Restricted Reserve Accounts to Tenant within five (5) Business Days of (i) Tenant’s delivery of a CapEx Disbursement Request or FF&E Disbursement Request (as applicable) in connection with Section 9.1(e) and Section 9.1(f) (as applicable) and (ii) Tenant’s satisfaction of the Reserve Disbursement Requirements.

9.2 Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, Tenant shall, subject to its right to contest the existence of any such encroachment, violation or impairment, protect, indemnify, save harmless and defend Landlord from and against, all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant shall (i) make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and (ii) in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such encroachment, violation or impairment. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

CAPITAL IMPROVEMENTS

10.1 Construction of Capital Improvements to the Leased Property.

(a) Tenant or any subtenant shall, with respect to the Facilities, have the right to make Capital Improvements, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of, or any notice to, Landlord if the Capital Improvement (i) does not involve the removal of any material existing structures (unless Tenant reasonably promptly proceeds to replace such removed structures with structures of at least reasonably comparable value or utility), (ii) does not have a material adverse effect on the structural integrity of any remaining Leased Improvements (other than as contemplated to be maintained or improved in connection with such Capital Improvement), (iii) is not reasonably likely to reduce the value of the applicable Facility when completed, (iv) is consistent with the Primary Intended Use, and (v) does not involve a total budgeted cost in excess of One Hundred Fifty Million and No/100 Dollars ($150,000,000); each of the foregoing (i)-(v) as reasonably determined by Tenant, subject to Landlord’s reasonable review and approval of such determination. Any Capital Improvements (1) described in the preceding sentence and/or (2) which are described on Schedule 8 (for purposes of clarity or otherwise) (the “Schedule 8 Capital Improvements”) are referred to as, “Permitted Capital Improvements”.

(b) If Tenant or any subtenant desires to make a Capital Improvement that is not a Permitted Capital Improvement (a “Landlord Approved Capital Improvement”), Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted Net Revenue and EBITDA for the applicable Facility attributable thereto. All proposed Landlord Approved Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:

(i) Such construction shall be effected substantially in accordance with detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii) No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes as of the date such Capital Improvement is placed in service;

(iii) the work shall be conducted under the supervision of a licensed architect or engineer selected by Tenant (the “Architect”) and, for purposes of this Section 10.1 only, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(iv) Landlord’s receipt of reasonable evidence of Tenant’s or Tenant’s Parent’s financial ability to complete the work without materially and adversely affecting Tenant’s cash flow position or financial viability;

(v) All Capital Improvements will become Landlord’s property when made; provided, however, that the foregoing shall not affect the provisions of Section 11.1(b); and

(vi) Any Capital Improvement which exceeds a total budgeted cost in excess of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) (the “Capital Improvements Threshold”) (x) may be subject to the approval of Fee Mortgagee, which Landlord agrees it will use commercially reasonable efforts to obtain and (y) shall require that Tenant deliver Construction Security to Landlord, provided no Construction Security shall be required in connection with the Schedule 8 Capital Improvements.

(c) If the Construction Security is in the form of cash, if required by Fee Mortgagee, such security may be deposited into the FF&E Reserve or an Eligible Account of Landlord (or Fee Mortgagee) (a “Construction Security Escrow Account”). On a monthly basis during the construction of any such Capital Improvement for which Construction Security has been deposited, Tenant shall be entitled (either pursuant to a separate agreement to be entered into directly between Tenant and Fee Mortgagee, in form and substance reasonably acceptable to Tenant, or, if no such agreement is entered into, then as an obligation of Landlord hereunder) to receive a portion of such Construction Security, to be disbursed to Tenant (in the case of cash or cash equivalents) or reduced (in the case of a Letter of Credit), as applicable, on a dollar-for-dollar basis, in the amount required to reimburse Tenant for (or to enable Tenant to pay) the cost of such Capital Improvement in amounts equal to the actual costs incurred by Tenant for such Capital Improvement, subject to delivery by Tenant to Landlord of the Reserve Disbursement Requirements related to the work performed, and subject: (a) to compliance by Tenant with the applicable provisions of any Fee Mortgage Documents then in effect to the extent and only to the extent Tenant is required to comply therewith pursuant to Article XXXI hereof, and (b) in the event no Fee Mortgage then exists and Landlord is holding the Construction Security, to the condition that no Event of Default exist at the time of determination and subject to the other applicable provisions of this Article X. To the extent a construction consultant is required by any Fee Mortgagee, Landlord shall have the right (in addition to any construction consultant engaged by Tenant) to also select and engage (subject to any Fee Mortgagee requirements), at Landlord’s cost and expense, construction consultants to conduct inspections of the Leased Property during the construction of any Capital Improvements, provided that (x) such inspections shall be conducted in a manner as to not unreasonably interfere with such construction or the operation of the applicable Facility and Tenant may have Tenant’s representative escort such consultant at all times, (y) prior to entering the Leased Property, such consultants shall deliver to Tenant evidence of insurance reasonably satisfactory to Tenant and (z) (irrespective of whether the consultant was engaged by Landlord, Tenant or otherwise) Landlord and Tenant shall be entitled to receive copies of such consultants’ work product and shall have direct access to and communication with such consultants.

10.2 Construction Requirements for Capital Improvements. Tenant’s or any subtenant’s construction of Capital Improvements shall be performed in compliance with the following requirements which shall be applicable to Permitted Capital Improvements and Landlord Approved Capital Improvements except as indicated below:

(a) Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application in respect of any Landlord Approved Capital Improvements shall have been so approved by Landlord;

(b) Such construction shall not and, if an Architect has been engaged for such work, the Architect shall certify to Landlord that such construction shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices;

(c) If an Architect has been engaged for such work and if plans and specifications have been obtained in connection with such work, the Architect shall certify to Landlord that the plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property;

(d) During and following completion of such construction, the parking and other amenities which are located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, that to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the applicable Land in accordance with Section 10.1(a); or Tenant may acquire off-site parking to serve such Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, such Facility;

(e) All work done in connection with such construction shall be done as soon as reasonably practicable and using materials and resulting in work that is at least as good product and condition as the remaining areas of the applicable Facility and in conformity with all Legal Requirements, including, without limitation, any applicable non-discrimination laws; and

(f) Promptly following the completion of any Landlord Approved Capital Improvements only, Tenant shall deliver to Landlord “as built” drawings of such addition (or written confirmation from the relevant general contractor or architect that such Capital Improvement has been built in accordance with the plans and specifications), certified as accurate by the licensed architect or engineer selected by Tenant, and copies of any new or revised certificates of occupancy.

10.3 Intentionally Omitted.

10.4 Ownership of Tenant Capital Improvements. Subject to Section 11.1(b), all Tenant Capital Improvements shall be the property of Landlord upon completion and upon the expiration or earlier termination of this Lease, all Tenant Capital Improvements shall remain the property of Landlord (without any obligation to reimburse Tenant for the costs thereof).

10.5 Funding of Tenant Capital Improvements.

(a) Tenant shall notify Landlord of any proposed Tenant Capital Improvements for which Landlord’s prior approval is required, which notice (the “Capital Improvement Notice”) shall be accompanied by (i) a reasonably detailed description of the proposed Tenant Capital Improvements, (ii) the then-projected cost of construction of the proposed Tenant Capital Improvements, (iii) copies of the plans and specifications, permits, licenses, contracts and preliminary studies concerning the proposed Tenant Capital Improvements, to the extent then-available, (iv) reasonable evidence that such proposed Tenant Capital Improvements will, upon completion, comply with all applicable Legal Requirements, and (v) reasonably detailed information regarding the terms upon which Tenant is considering seeking financing therefor, if any. To the extent in Tenant’s possession or control, Tenant shall provide to Landlord any additional information about such proposed Tenant Capital Improvements which Landlord may reasonably request. Landlord (or Landlord’s Affiliate) shall have the right (but not the obligation) to fund the cost of any proposed Tenant Capital Improvements on such arms-length terms and conditions as may be agreed to by Landlord and Tenant.

(b) Within thirty (30) days of receipt of a Capital Improvement Notice pursuant to this Section 10.5, Landlord shall have the right to notify Tenant as to whether it would be willing to fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so. Any waiver of the right to fund or any failure to fund with respect to a specific Tenant Capital Improvements shall not affect Landlord’s rights under this Lease, including, without limitation, any continued rights under this Section 10.5. If Landlord proposes to fund such proposed Capital Improvements, Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal.

(c) In connection with any funding of Capital Improvements by Landlord, Landlord and Tenant may make agreed upon modifications to the Rent to reflect Landlord’s funding of the cost of such Tenant Capital Improvements.

10.6 Self Help. In order to facilitate Landlord’s completion of any work, repairs or restoration of any nature that are required to be performed by Tenant in accordance with any provisions hereof, upon the occurrence of the earlier of (i) an Event of Default by Tenant hereunder and (ii) any default by Tenant in the performance of such work under this Lease (so long as in the case of this clause (ii) Landlord has provided Tenant thirty (30) days’ prior written notice thereof and Tenant has not cured such default within such thirty day period), Landlord shall have the right, from and after such occurrence, to enter onto the Leased Property in compliance with all applicable laws and perform any and all such work and labor necessary as reasonably determined by Landlord to complete any work required by Tenant hereunder or expend any sums therefor and/or employ watchmen to protect the Leased Property from damage (collectively, the “Landlord Work”). In connection with the foregoing, Landlord shall have the right, in each case, in its reasonable discretion: (i) to use any funds in the FF&E Reserve, CapEx Reserve, or the Construction Security (as applicable) for the purpose of making or completing such Landlord Work; (ii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iii) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Leased Property, or as may be necessary or desirable for the completion of such Landlord Work, or for clearance of title; (iv) to execute all applications and certificates in the name of Tenant which may be required by any of the contract documents; (v) to prosecute and defend all actions or proceedings in connection with the Leased Property or the rehabilitation and repair of the Leased Property; (vi) to do any and every act which Tenant might do in its own behalf to complete the Landlord Work; and (vii) charge Tenant with any costs incurred in connection with such Landlord Work and the exercise of Landlord’s rights under this Section 10.6 as Additional Charges. Nothing in this Lease shall: (1) make Landlord responsible for making or completing any Landlord Work; (2) require Landlord to expend funds from or in addition to the FF&E Reserve, CapEx Reserve, or Construction Reserve (as applicable) to make or complete any Landlord Work; (3) obligate Landlord to proceed with any Landlord Work; or (4) obligate Landlord to demand from Tenant additional sums to make or complete any Landlord Work (but nothing herein shall prevent Landlord from demanding such amounts from Tenant as Additional Charges).

ARTICLE XI

NO LIENS

11.1 Liens. (a) Subject to the provisions of Article XII relating to permitted contests and Article XVII with respect to Tenant’s financing, Tenant will not directly or indirectly create and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim (“Lien”) upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses or upon Tenant’s Property (other than Intellectual Property, which is governed by Section 6.3) to be transferred and assigned to Landlord pursuant to Section 6.4 and Section 36.1 or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease and the Liens granted to Landlord pursuant hereto; (ii) the Property Documents; (iii) restrictions, liens and other encumbrances which are expressly permitted by this Lease or consented to in writing by Landlord (such consent not to be unreasonably withheld unless otherwise provided herein); (iv) [reserved]; (v) Permitted Subleases and Permitted Management Agreements and related matters permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than sixty (60) days after such notice is issued; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either not yet due or being contested in accordance with Article XII; (viii) any Lessor Liens or other liens created by Landlord; (i) liens related to purchase money financing and equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property and consistent with the Operating Standard, and do not impair in any material respect Landlord’s rights under Section 36.1; (j) liens of any Permitted Leasehold Mortgage or Permitted Credit Facility Pledge; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries or subtenants) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Pledge), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages, Permitted Credit Facility Pledges, and related principal Debt Agreements; (k) provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions, in each case expressly permitted or consented to pursuant to this Lease; and (l) non-exclusive licenses or sublicenses of patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes granted by Tenant or any of its Subsidiaries in the ordinary course of business or on terms that, taken together with all related transactions, are commercially reasonable. For the avoidance of doubt, the parties acknowledge and agree that, (A) except as expressly set forth herein, Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder and (B) nothing contained herein shall be deemed or construed (i) to prohibit the issuance of a lien on the Equity Interests in Tenant (or direct or indirect interests in Tenant) or any direct or indirect parent of Tenant owning an interest in the Gaming Licenses pursuant to a Permitted Credit Facility Pledge (it being agreed that any foreclosure by a lien holder on such direct or indirect interests in Tenant shall be subject to the restriction on Tenant Change of Control set forth in Article XXII) or (ii) to prohibit Tenant from pledging its Accounts (other than, for the avoidance of doubt, the CapEx Reserve, the FF&E Reserve, the Covenant Security Escrow Account, and any Construction Security or Construction Security Escrow Account) and other Tenant’s Property and other property of Tenant to the extent it does not constitute Tenant’s Pledged Property.

(b) Landlord and Tenant intend that this Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Lease is intended to constitute a “true lease” for all other purposes, including federal, state and local tax purposes, commercial purposes, and bankruptcy purposes and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation with respect to the Leased Property (but not with respect to any Tenant Capital Improvements, except as provided in the next sentence) for all federal, state and local tax purposes. Without prejudice to Sections 10.1(b)(v) or 10.4, Tenant shall be entitled to all benefits of ownership of any Tenant Capital Improvements during the Term, including depreciation for all federal, state and local tax purposes, except to the extent of any Tenant Capital Improvements that are actually paid for by Landlord (it being understood that Landlord has no right or obligation to pay for any Tenant Capital Improvements except in accordance with Section 10.5).

(c) If, notwithstanding (x) the form and substance of this Lease and (y) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction orders that this Lease is a financing arrangement, this Lease shall be considered a secured financing agreement (a “Recharacterization”), then (subject to the parties’ rights to appeal such Recharacterization order) this Lease shall be considered a secured financing agreement and Landlord’s rights to the Leased Property shall be the holder of a perfected first priority deed of trust, assignment of rents and security agreement naming Tenant as grantor, Landlord as beneficiary, and Fidelity National Title Agency of Nevada, Inc., a Nevada corporation, as “Trustee” (a “Recharacterization Deed of Trust”) encumbering the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder and, to that end, in the event of a Recharacterization, but only in event of a Recharacterization and not any time prior thereto, the following shall apply:

(i) Tenant grants, assigns, transfers, conveys and confirms unto Trustee, IN TRUST, WITH POWER OF SALE, for the benefit of Landlord as beneficiary, as security to secure the payment and performance of all the obligations of Tenant under the Lease all Tenant’s right, title and interest in and to the Leased Property. Without limiting the foregoing, there is assigned by Tenant to Landlord all “Rents” as defined in NRS 107A.140 (2019), of the Leased Property, and this instrument shall be an “Assignment of Rents,” as defined in NRS 107A. 040 (2019), under the Nevada Uniform Assignment of Rents Act, NRS Chapter 107A (2019), or successor statute then in effect. Where not inconsistent with this Lease, the following covenants, Nos. 1; 2 (but solely to the extent that the court described above has held that the obligations under Article XIII of the Lease are no longer in effect, in which case the insurance coverages, amounts and requirements set forth in Article XIII of the Lease shall be the coverages, amounts and requirements for purposes of this No. 2); 3; 4 (default rate under the Lease); 5; 6; 7 (attorneys’ fees as required under the Lease); 8 and 9 of NRS 107.030 (2019) or successor statute then in effect are hereby adopted and made a part of any Recharacterized Deed of Trust.

(ii) If, notwithstanding (a) the form and substance of the Lease and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, a Recharacterization occurs, Tenant (and each Permitted Leasehold Mortgagee) has (A) authorized Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of the Landlord, including, without limitation, irrevocably authorizing Landlord to file in any UCC jurisdiction any initial financing statements and amendments thereto that indicate collateral as being the Leased Property and the Tenant’s Pledged Property, and (B) to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under this Lease).

(iii) Landlord and Tenant acknowledge and agree that, in the event of a Recharacterization, Landlord’s rights under a Recharacterized Deed of Trust shall automatically be collaterally assigned to the Fee Mortgagee pursuant to the terms of the Fee Mortgage with the most senior priority as additional security for the indebtedness secured thereby.

(d) At any time and from time to time upon the request of Landlord or Tenant, and at the expense of the requesting party, Tenant or Landlord, as applicable, shall promptly execute, acknowledge and deliver such further documents and do such other acts as the requesting party may reasonably request in order to effectuate fully this Lease or to more fully perfect or renew the rights of the requesting party with respect to the Leased Property. Upon the exercise by Landlord or Tenant of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant or Landlord, as applicable, will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the exercising party may be required to obtain from such other party for such consent, approval, recording, qualification or authorization.

11.2 Landlord Encumbrance Obligations. Landlord agrees that Landlord shall not create or permit to exist at any time any Lessor Lien and Landlord shall, at its own cost and expense, promptly take such action as may be reasonably necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it or any of its Affiliates (and Tenant shall not be responsible for any monetary or other obligations under or in connection with any Lessor Lien); provided, however, that Landlord shall not be required to so discharge any such Lessor Lien(s) (i) while the same is being contested in good faith by appropriate proceedings diligently prosecuted (so long as neither the Leased Property, nor any Capital Improvement thereto, nor any part or interest in either thereof, would be in any imminent danger of being sold, forfeited, attached or lost pending the outcome of such proceedings and provided that Tenant would not be in any imminent danger of civil or criminal liability on account thereof pending the outcome of such proceedings) or (ii) if such Lessor’s Lien(s) would not be reasonably expected to materially adversely affect the rights of Tenant under this Lease, impair in any material respect Tenant’s ability to perform its obligations under this Lease or impose additional obligations on Tenant under this Lease or result in the termination of this Lease. Landlord shall indemnify and hold harmless Tenant from and against any actual loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by Tenant as the result of Landlord’s failure to discharge and satisfy any such Lessor Lien to the extent Landlord is required to do so in accordance with the terms hereof.

ARTICLE XII

PERMITTED CONTESTS

12.1 Permitted Contests. Tenant, upon prior Notice to Landlord, on its own, in any Operating Subtenant’s or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, or Lien (but

not Liens granted to Landlord pursuant to this Lease); provided, however, that (i) in the case of an unpaid Imposition or Lien, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any imminent danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of a Legal Requirement, Imposition or Lien, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (v) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vi) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; (vii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay any applicable amount required to be paid, together with all interest and penalties accrued thereon, and comply with any applicable Legal Requirement or Insurance Requirement; and (h) in the case of any Lien, no foreclosure of similar remedies shall have been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution is stayed no later than ten (10) Business Days after such notice is issued. Notwithstanding anything to the contrary contained herein (but without limiting Landlord’s obligations under Section 41.14 of this Lease), with respect to any Liens under clause (g) of Section 11.1, such Lien must be discharged or bonded over within sixty (60) days of the filing of such Lien. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent Notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

INSURANCE

13.1 Property Insurance Requirements. During the Term, Tenant or a Tenant Party shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the State. All policies required under this Lease must name Landlord as an “additional named insured” or “additional insured” as appropriate. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional named insured” or “additional insured” as appropriate and “mortgagee/loss payee”, as their interest may appear, each Permitted Leasehold Mortgagee and as an “additional insured” and/or “mortgagee/loss payee” as their interest may appear, the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than Fifty Million Dollars ($50,000,000) in which event no such consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant or a Tenant Party hereunder shall insure against all the following risks with respect to the Facilities:

(a) Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage, collapse, windstorm (including named storm) and terrorism in an amount not less than the full replacement of the Improvements (but in no event less than a minimum amount of Four Billion Dollars ($4,000,000,000.00) and including a building ordinance coverage endorsement, coverage for loss to the undamaged portion in an amount equal to the full replacement cost for the undamaged portion and for coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Landlord, provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) in an amount not less than the annual aggregate gross loss estimates for a 475 year event as indicated in a seismic risk analysis (such analysis to be approved by Landlord and secured by the Tenant utilizing the most current RMS software, or its equivalent), including loss amplification, at the expense of the Tenant and, to the extent the Leased Property is covered under a blanket policy, such seismic risk analysis shall include all high risk locations covered by the earthquake limit or as may be requested by Landlord and commercially available; provided, further, with respect to the terrorism coverage required herein, in the event TRIPRA is no longer in effect, Tenant shall be required to carry terrorism insurance as required herein, provided that in the event the premium cost of any terrorism peril coverages are available only for a premium that is more than 2 times the current premium paid by Tenant, then Tenant shall be entitled and required to purchase the maximum amount of insurance coverage it reasonably deems most efficient and prudent to purchase for such peril and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that certain property coverages other than earthquake, flood and windstorm may be sub-limited as long as each sub-limit (x) is commercially available and prudent as determined by Tenant and (y) to the extent that the amount of such sub-limit is less than the amount of such sub-limit in effect as of the Commencement Date, such sub-limit is approved by Landlord, such approval not to be unreasonably withheld;

(b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in any Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c) Flood, if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus such greater amount as may be requested by Landlord and commercially available;

(d) Loss of rental value , on an actual loss sustained basis, covering the twenty four (24) month period from the date of any Casualty Event, in an amount not less than 100% of the rent payable hereunder and normal Operating Expenses (including ninety (90) days ordinary payroll) for a period of twenty four (24) months with an extended period of indemnity coverage of at least three hundred sixty five (365) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c);

(e) Claims for injury to persons or property damage under a policy of commercial general liability insurance including but not limited to coverage for terrorism, premises/operations, blanket contractual liability, liquor liability, special events or activities to the extent insurable, independent contractors and personal injury with limits not less than Four Hundred Million Dollars ($400,000,000) each occurrence and Four Hundred Million Dollars ($400,000,000) in the annual aggregate, provided, that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(f) Claims for bodily injury and property damage under a policy of business automobile liability including garage and garagekeepers liability and containing provisions and endorsements in accordance with state legal requirements, with primary limits not less than One Million Dollars ($1,000,000) per accident and excess limits provided in the excess liability policies referred to above;

(g) During such time as Tenant or any subtenant is constructing any improvements at any Facility, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s or such subtenant’s contractors or subcontractors;

(h) If any operations of Tenant or any subtenant require the use of any aircraft or watercraft that is owned, leased or chartered by Tenant or any subtenant with respect to the Leased Property, Tenant shall maintain or cause to be maintained aircraft liability insurance, as appropriate, with limits not less than One Hundred Million Dollars ($100,000,000) combined single limit for bodily injury and property damage including passengers and crew and watercraft liability insurance, as appropriate, with limits not less than Ten Million Dollars ($10,000,000) combined single limit for bodily injury and property damage including passengers and crew;

(i) Tenant may provide or cause to be provided self-insured retentions for portions of the insurance contemplated under this Section 13.1 in commercially reasonable amounts, it being agreed that the amounts of the self-insured retentions in effect as of the Commencement Date are commercially reasonable. Upon (i) the termination of this Lease with respect to the Facilities pursuant to Section 14.2, (ii) the election of any Facility Mortgagee pursuant to Section 14.1 to apply any proceeds payable under any property policy of insurance in accordance with the applicable Facility Mortgage, or (iii) any proceeds payable under any property policy of insurance being retained by Landlord pursuant to Section 14.2(f), Tenant shall pay to Landlord the amount of any self-insured retentions;

(j) During the Term, Tenant shall maintain or cause to be maintained environmental impairment liability (“EIL”) pollution liability insurance on the Leased Property in the form of a pollution legal liability or pollution and remedial legal liability (or similar product) (“PLL”) insurance policy. Such PLL insurance shall cover the Facilities and provide coverage for on and off site cleanup costs for new and historical pollution conditions, and shall include coverage for first- and third- party bodily injury and property damage claims related to pollution conditions. The PLL policy in effect on the date hereof shall run to expiration and shall be renewed (or replaced with a policy of the same or superior terms and conditions as the existing policy) in five (5) year policy period intervals. The PLL policy will have a per claim limit of no less than Twenty-Five Million Dollars ($25,000,000) and an aggregate policy limit of no less than Twenty-Five Million Dollars ($25,000,000), with a self-insured retention or deductible of no greater than Fifty Thousand Dollars ($50,000). Such policy shall include coverage for claims for microbial matter and legionella, with the same combined single limits as referenced above, with a self-insured retention or deductible of no greater than One Million Dollars ($1,000,000), although for the Fee Mortgagee it shall be no greater than One Hundred Thousand Dollars ($100,000). The PLL policy shall have the Tenant as First Named Insured and Landlord, with its successors, assigns and/or affiliates (as their interests may appear) as Additional Named Insureds (“ANI”) (with the Fee Mortgagee as ANI as may be required). The PLL policy (i) shall not be permitted to cover any additional locations during the policy terms, (ii) shall name the Fee Mortgagee as ANI with an automatic right of assignment to the Fee Mortgagee in the event of default throughout the policy term, (iii) in the event the policy is cancelled by the insurers, a copy of such cancellation notice shall also be mailed to the Fee Mortgagee, (iv) shall not be cancelled or materially modified by Tenant without the prior written consent of the Fee Mortgagee, (v) shall, during the Term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of the Fee Mortgagee) as the PLL policy approved as of the date hereof. Any Underground Storage Tanks (USTs) located on the Leased Property shall be covered on the PLL policy, or be covered as a separate UST policy that shall be maintained during the Term. Notwithstanding the foregoing or anything to the contrary set forth herein, the parties agree that Landlord shall take the lead role in procuring, on Tenant’s behalf, the initial PLL policy to be in effect as of the date hereof and Tenant shall pay or otherwise reimburse Landlord for the cost of such initial PLL policy; and

(k) During the Term, Tenant shall maintain or cause to be maintained cyber liability insurance, with limits not less than $75,000,000 per claim. Coverage shall be sufficiently broad to respond to the duties and obligations undertaken by Tenant in this Lease, and shall include, but not be limited to, claims involving network security and privacy liability. If the Tenant maintains broader coverage and/or higher limits than the minimum shown above, the Landlord requires and shall be entitled to the broader coverage and/or the higher limits maintained by the contractor. Any available insurance proceeds in excess of the specified minimum limits of insurance and coverage shall be available to the Landlord.

13.2 Workers’ Compensation. In addition to the insurance described above, Tenant shall at all times maintain or cause to be maintained adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant or any Operating Subtenant on the Leased Property in accordance with Legal Requirements.

13.3 Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.4 Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with (1) a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the applicable insurance company, and (z) “A” or better by Fitch, to the extent Fitch rates the applicable insurance company, (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the applicable insurance company, and (2) a rating of A:VIII or better in the current Best’s Insurance Reports If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, deliver certificates thereof to Landlord within ten (10) days of binding insurance), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) Notice before the policy or policies in question shall be altered, allowed to expire or cancelled.

13.5 Increase in Limits. If, from time to time after the Commencement Date, but not more than once in any 12-month period, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried, provided that such limits are then available and commercially reasonable, and within one hundred eighty (180) days after the receipt of such Tenant Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.5.

13.6 Blanket Policy. Any blanket insurance policy shall specifically allocate to the Leased Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate policy insuring only the Leased Property hereof, subject to review and approval by Landlord based on the schedule of locations and values, and such other documentation required by Landlord. Further, to the extent the policies are maintained pursuant to a blanket insurance policy that covers more than one location within a one thousand foot radius of the Leased Property (the “Radius”), the limits of such blanket insurance policy must be sufficient to maintain property and terrorism coverage as set forth in this Section for the Leased Property and any and all other locations combined within the Radius that are covered by such blanket insurance policy calculated on a total insured value basis.

13.7 No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds or additional named insureds, as appropriate, and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage. In addition, nothing contained herein shall limit Tenant’s ability to procure policies of insurance with limits in excess of the requirements set forth in this Article XIII.

13.8 Captive Insurance Company Requirements. With respect to any captive insurance company providing the terrorism insurance required pursuant to Section 13.1 above, such captive insurance company must meet the requirements set forth on Schedule N attached hereto.

ARTICLE XIV

CASUALTY

14.1 Property Insurance Proceeds. All proceeds (except business interruption insurance proceeds not allocated to rent expenses which shall be payable to and retained by Tenant) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Fee Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent and Additional Charges shall be applied against Rent and Additional Charges due by Tenant hereunder as Rent and Additional Charges become due; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is Fifty Million Dollars ($50,000,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall notwithstanding the foregoing provisions be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property; provided, further, that, in each case, the Leased Property is rebuilt in a manner at least substantially equivalent to the condition of the Leased Property that existed immediately prior to the casualty and with materials and workmanship of like kind and quality and as otherwise reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the condition described in the preceding sentence shall be paid to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2 Tenant’s Obligations Following Casualty. (a) If any Facility and/or any Tenant Capital Improvements to such Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (including any Tenant Capital Improvements and all Required CapEx), to substantially the condition required by Section 14.1, (ii) such damage shall not terminate this Lease and (iii) subject to Section 14.5, Landlord shall cause the Fee Mortgagee to make the proceeds of any insurance held in accordance with Section 14.1 available to Tenant for such restoration in accordance with Section 14.1.

(b) In the event that any Facility is damaged during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered) and Tenant reasonably determines that the cost to restore such damage will exceed twenty percent (20%) of the fair market value of such Facility immediately prior to such Casualty Event, either Landlord or Tenant may terminate this Lease as to such Facility (but not as to the unaffected Facility) as of the date of such damage (and all obligations of Tenant to pay Rent and Additional Charges with respect to such Facility shall cease as of the day before the date of such termination), which may be exercised by written notice to the other party no later than thirty (30) days following the determination of the cost reasonably expected to restore. If so terminated, all proceeds of insurance with respect to such Casualty Event (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be paid to Landlord (including, for the avoidance of doubt, any proceeds paid to Tenant pursuant to the second proviso in Section 14.1). Any dispute between Landlord and Tenant with respect to fair market value or the costs of restoration will be determined by Experts pursuant to Section 34.1.

(c) If Tenant is required, or elects to, restore the affected Facility and the reasonably anticipated cost of the repair or restoration exceeds the amount of proceeds reasonably expected to be received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility (a “Restoration Deficiency”). Such excess amounts necessary to restore such Facility shall be paid by Tenant and, if required by Landlord, Tenant shall deposit Construction Security for such excess amounts (in the same manner as described in Section 10.1(c)). If Tenant elects or is required, to restore the affected Facility, Landlord shall only be required to make insurance proceeds available to Tenant for such restoration in accordance with Section 14.1 if Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the affected Facility for the purpose of commencing restoration.

(d) If Tenant has not restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the affected Facility for the purpose of commencing restoration, all remaining insurance proceeds and the Construction Security shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

(e) In the event that Tenant is neither required nor elects to repair and restore the affected Leased Property, all property insurance proceeds (except for, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent and Additional Charges obligations hereunder which shall be retained by Tenant), shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

14.3 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5 Insurance Proceeds Paid to Fee Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Fee Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Fee Mortgage, such proceeds (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be applied, held and/or disbursed in accordance with the terms of the Fee Mortgage but in all events subject to Tenant’s right to such insurance proceeds (including Tenant’s right to receive all insurance proceeds for a Casualty Event less than Fifty Million Dollars ($50,000,000) in accordance with Section 14.1) and provided, that, (i) in the event of a Casualty Event involving proceeds of Fifty Million Dollars ($50,000,000) or more where Tenant elects to restore the affected Facility in accordance with this Article XIV and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the affected Facility for the purpose of commencing restoration (after the date of such Casualty Event but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Casualty Event involving proceeds of Fifty Million Dollars ($50,000,000) or more where Tenant is required by this Lease to restore the affected Facility, Landlord will cause, subject to Section 14.2(e), any Fee Mortgagee that has received, or thereafter does receive, insurance proceeds to make such proceeds available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.

14.6 Termination of Lease; Abatement of Rent. In the event this Lease is terminated as to an affected Facility (such affected Facility, a “Terminated Facility”) pursuant to (A) Section 8.2 (in respect of Landlord being in jeopardy of failing to comply with a regulatory requirement material to the continued operation of a Facility), (B) Section 14.2(b) (in the event that Landlord or Tenant elects to terminate the Lease with respect to a Facility following a Casualty Event), (C) Article XV, or (D) any other provision of this Lease which provides for termination of this Lease with respect to a Facility (a “Leased Property Rent Adjustment Event”), then (i) the Rent due hereunder from and after the effective date of any such Leased Property Rent Adjustment Event shall be reduced by the portion of the Base Rent amount allocated to such Terminated Facility at the time of termination; (ii) Landlord and Tenant shall enter into a formal amendment to this Lease whereby such Terminated Facility shall be excluded from the Leased Property hereunder and Base Rent hereunder shall be adjusted in accordance with Section 14.6(i); and (iii) Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.

14.7 Multiple Fee Mortgagees. In any provisions of this Article XIV, Article XV or any other provision of this Lease providing for any determination, decision or election by a Fee Mortgagee, the determination, decision or election of the Fee Mortgagee of the highest priority with respect to the Facility in question shall be controlling.

ARTICLE XV

CONDEMNATION

15.1 Condemnation.

(a) Total Taking. If there is a permanent Condemnation of Leased Property with respect to all or substantially all of a Facility, this Lease shall terminate with respect to such Facility (but no other portion of the Leased Property) as of the day before the Date of Taking for such Facility, and Landlord and Tenant shall enter into a formal amendment to this Lease whereby such affected Facility shall be excluded from the Leased Property hereunder and Base Rent hereunder shall be adjusted in accordance with Section 14.6(i).

(b) Partial Taking.

(i) If there is a Condemnation of a portion of a Facility, this Lease shall remain in effect if the affected Facility is not thereby rendered, in the reasonable determination of Tenant, Unsuitable for Its Primary Intended Use, but if such Facility is thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall at Tenant’s option terminate with respect to such Facility as of the date on which Notice of such determination is delivered to Landlord, and if Tenant so elects to terminate the provisions of Section 14.6 shall apply.

(ii) In the event of a Condemnation of a portion of a Facility representing twenty percent (20%) or more of the fair market value of such Facility during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered), either Landlord or Tenant may terminate this Lease as to such Facility (but not as to any other Facility) as of the day before the Date of Taking, and if Landlord or Tenant so elect to terminate the provisions of Section 14.6 shall apply. Any dispute between Landlord and Tenant with respect to the extent of a Condemnation will be determined by Experts pursuant to Section 34.1.

(c) Restoration. If there is a partial Condemnation of a Facility and this Lease remains in full force and effect with respect to such Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property, and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and, if such restoration is not capable of being completed and such Condemnation results in a material adverse effect on the operations of such Facility, the Base Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of ninety (90) days after the occurrence of the Condemnation, then the Base Rent for such Facility shall be proportionately reduced based on the relative values of the property taken by condemnation and the portion of the affected Facility remaining subject to the Lease. In the event that Landlord and Tenant are unable to agree on such relative values within such ninety (90) day period, either Landlord or Tenant may request that such relative values be determined by Experts in accordance with Section 34.1. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Condemnation. If Tenant has not so restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access such Facility for the purpose of commencing restoration, any remaining Award shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

15.2 Award Distribution. The entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Condemnation for Tenant’s lost profits value and moving expenses and Excluded Assets and, the portion of the Award, if any, allocated to any Tenant’s Property not required to be transferred at the end of the Term.

15.3 Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a Condemnation only when the use and occupancy by the taking authority is reasonably expected to exceed 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.4 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for claiming an Award, satisfying Legal Requirements and restoration.

15.5 Waiver. Tenant waives any statutory rights of termination which may arise by reason of any Condemnation of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XV.

15.6 Award Paid to Fee Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Fee Mortgagee is entitled to any Award, or any portion thereof, under the terms of any Fee Mortgage, such Award shall be applied, held and/or disbursed in accordance with the commercially reasonable terms of the Fee Mortgage; provided, that, (i) in the event of a Condemnation where Tenant elects to restore the affected Facility in accordance with this Article XV and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access such Facility for the purpose of commencing restoration (after the date of such Condemnation but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Condemnation where Tenant is required by this Lease to restore the affected Facility, Landlord will cause, subject to the final sentence of Section 15.1(c), the Fee Mortgagee that has received, or thereafter does receive, any Award to make such Award available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.

ARTICLE XVI

DEFAULT; REMEDIES

16.1 Events of Default. (a) Any one or more of the following shall constitute an “Event of Default”:

(i) Tenant shall fail to pay any installment of Rent within five (5) Business Days of when due and such failure is not cured within three (3) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due; provided, that Tenant shall be entitled to only one (1) such notice and additional three (3) Business Day cure period in any Lease Year;

(ii) Tenant shall fail to pay any Additional Charge when due and such failure is not cured within five (5) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due;

(iii) a default shall occur under the Guaranty or Operating Subtenant Guaranty which is not cured within fifteen (15) days after Notice from Landlord to Guarantor or Operating Subtenant Guarantor, as applicable;

(iv) Tenant, Operating Subtenant or Guarantor shall:

(1) admit in writing its inability to pay its debts generally as they become due;

(2) file a petition in bankruptcy or a petition to take advantage of any insolvency law or act or otherwise commences any proceeding under such law or act;

(3) make an assignment for the benefit of its creditors;

(4) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(5) file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or of any applicable foreign jurisdiction;

(v) Tenant, Operating Subtenant or Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, Operating Subtenant or Guarantor, a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant’s, Operating Subtenant’s or Guarantor’s property, or approving a petition filed against Tenant, Operating Subtenant or Guarantor seeking reorganization or arrangement of Tenant, Operating Subtenant or Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or of any applicable foreign jurisdiction, and such judgment, order or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof;

(vi) Tenant, Operating Subtenant or Guarantor shall be liquidated or dissolved (except that Guarantor may be liquidated or dissolved into Tenant or any other Person so long as its assets are distributed following such liquidation or dissolution to Tenant or such other Person), or entry of a judgment, order or decree liquidating or dissolving Tenant or Guarantor and such judgment, order or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof;

(vii) the estate or interest of Tenant, Operating Subtenant in the Leased Property or any part thereof shall be levied upon or attached as a result of a judgment in any proceeding relating to more than Ten Million Dollars ($10,000,000.00) and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured) within the later of ninety (90) days after such judgment is entered or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(viii) if Tenant, Operating Subtenant or Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the amount of Seventy-Five Million and No/100 Dollars ($75,000,000.00), which judgments are not discharged or effectively waived or stayed for a period of forty-five (45) consecutive days;

(ix) except as permitted in accordance with Section 7.2(d), Tenant voluntarily ceases operations at a Facility for its Primary Intended Use; and

(x) any representation made by Tenant hereunder or by Guarantor under the Guaranty, or Operating Subtenant under the Operating Subtenant Guaranty proves to be untrue when made in any material respect and the same materially and adversely affects Landlord;

(xi) any applicable license material to a Facility’s operation for its Primary Intended Use is at any time terminated or revoked or suspended or placed under a trusteeship for more than thirty (30) days (and causes cessation of Gaming activity at such Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole;

(xii) if a Licensing Event with respect to the Tenant shall occur and is not cured within the period prescribed by the applicable Gaming Authority or, if no such period is prescribed by the applicable Gaming Authority, then within 90 days;

(xiii) except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Lender, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(xiv) (1) a transfer of Tenant’s interest in this Lease (including pursuant to a Tenant Change of Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below and in either case the same is not cured within 30 days after written notice from Landlord to Tenant or (2) a transfer of Operating Subtenant’s interest in the Operating Sublease (including any breach of Section 41.17(b)) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Section 41.17 or Tenant is otherwise in default of the provisions set forth in Section 41.17 below and in either case the same is not cured within 30 days after written notice from Landlord to Tenant or Operating Subtenant;

(xv) the occurrence of an Event of Default pursuant to Section 9.1(e) which continues for 30 days after written notice from Landlord to Tenant; and

(xvi) if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease in any material respect and such failure is not cured by Tenant within thirty (30) days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law. No Event of Default shall be deemed to exist under this clause (xvi) during any time the curing thereof is prevented by an Unavoidable Delay, provided, that, upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

(b) Notwithstanding the foregoing, in the event that Landlord believes that there has been a breach that would constitute an Event of Default under Section 16.1(a), (iii), subclause (1) of (iv), (x), (xi), (xii), (xiii), (xiv), (xv) or (xvi) above, Landlord shall notify Tenant of such breach and, if Tenant disagrees as to the existence of such breach or that such breach would constitute an Event of Default, Tenant may, provide prompt written notice of such dispute to Landlord (a “Dispute Notice”). The time period during which Tenant may cure any default shall be tolled form the date of the Dispute Notice until the date of final resolution of the dispute by the Experts. Each of Landlord and Tenant shall be entitled to promptly submit the determination of whether or not there exists an Event of Default to Experts pursuant to Section 34.1. If the Expert determines that the matter in question is or would give rise to an Event of Default, Tenant shall have the remaining portion of the applicable cure period in which to cure such breach before such breach constitutes an Event of Default.

16.2 Certain Remedies.

(a) If an Event of Default shall have occurred and be continuing, Landlord may (i) terminate this Lease by giving Tenant no less than ten (10) days’ Notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease, (ii) seek damages as provided in Section 16.3 hereof, and/or (iii) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property.

(b) Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to terminate this Lease by reason of an Event of Default (but Landlord may exercise all other rights and remedies), unless and until Landlord has, following the occurrence of an Event of Default, delivered a notice (“Event of Default Notice”) to Tenant stating the Event of Default, and containing the following caption (in bold 16 point type), and Tenant has failed to cure such Event(s) of Default within ten (10) days of its receipt of the Event of Default Notice:

“THIS IS AN EVENT OF DEFAULT NOTICE. FAILURE TO TAKE IMMEDIATE ACTION AND TO CURE THE EVENT(S) OF DEFAULT AS SPECIFIED BELOW WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE MAY LEAD TO LANDLORD’S TERMINATION OF THE LEASE AND/OR THE EXERCISE OF OTHER REMEDIES THEREUNDER.”

16.3 Damages.

(a) None of (i) the termination of this Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Lease, and Tenant hereby waives any duty of Landlord to mitigate damages under any Legal Requirements to the full extent that such duty may be waived. If any such termination of this Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord (x) all Rent due and payable under this Lease to and including the date of such termination (together with interest thereon at the Overdue Rate from the date the applicable amount was due) and (y) pay on demand all damages to which Landlord shall be entitled at law or in equity; provided, however, with respect to unpaid Rent from and after the date of termination, at Landlord’s option, Tenant shall forthwith pay to Landlord as and for liquidated and agreed current damages, for the occurrence of an Event of Default, either:

(A) the sum of:

(i) the worth at the time of award of the unpaid Rent (and Additional Charges) which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.

or

(B) if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).

(b) If, as of the date of any termination of this Lease pursuant to Section 16.2, the Leased Property shall not be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration or earlier termination of this Lease pursuant to Section 9.1(d), then Tenant, shall pay, as damages therefor, the cost (as estimated by an independent contractor reasonably selected by Landlord) of placing the Leased Property in the condition in which Tenant is required to surrender the same hereunder.

16.4 Receiver. Upon the occurrence and during the continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5 Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (iii) any duty of Landlord to mitigate damages to the extent such duty may legally be waived.

16.6 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

16.7 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due including, without limitation, if Tenant fails to expend any Required CapEx as required hereunder or fails to complete any work or restoration or replacement of any nature as required hereunder, or if Tenant shall take any action prohibited hereunder, and such failure shall have resulted in an Event of Default, Landlord and/or its Affiliates, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act (or reimburse any Fee Mortgagee for making such payment or performing such act) for the account and at the expense of Tenant (including, in the event of a breach of any such representation or warranty, taking actions to cause such representation or warranty to be true), and may, to the extent permitted by law, after an Event of Default, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s reasonable opinion, may be necessary or appropriate therefor provided same is undertaken in accordance with the applicable law. All sums so paid (or reimbursed) by Landlord and/or any of its Affiliates and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord and/or any of its Affiliates, shall be paid by Tenant to Landlord on demand as an Additional Charge.

16.8 Miscellaneous.

(a) Suit or suits for the recovery of damages, or for any other sums payable by Tenant to Landlord pursuant to this Lease, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease and the Term would have expired by limitation had there been no Event of Default, reentry or termination.

(b) No failure by either party to insist upon the strict performance of any agreement, term, covenant or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition. No agreement, term, covenant or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be or be deemed to be waived, altered or modified except by a written instrument executed by the parties. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. If an Event of Default is continuing. Landlord shall be entitled to seek to enjoin such breach or threatened breach and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though reentry, summary proceedings or other remedies were not provided for in this Lease.

(c) Except to the extent otherwise expressly provided in this Lease, each right and remedy of a party provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease.

(d) Nothing contained in this Article XVI or otherwise shall vitiate or limit Tenant’s obligation to pay Landlord’s attorneys’ fees as and to the extent provided in Article XXXVII hereof, or any indemnification obligations under any express indemnity made by Tenant of Landlord or of any Landlord Indemnified Parties as contained in this Lease.

ARTICLE XVII

TENANT’S FINANCING

17.1 Permitted Leasehold Mortgagees.

(a) On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided, that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement providing (i) that (unless this Lease has been terminated as to a particular Facility) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates, (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(a)(i)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Lease, and (iii) an express acknowledgment, on behalf of itself, its successors and assigns and all beneficiaries of the Permitted Leasehold Mortgage of the priorities and waivers described in Section 17.1(n), (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that (A) any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject and subordinate to the terms of the Lease, and (B) that any foreclosure or realization by any Permitted Leasehold Mortgagee pursuant to a Permitted Leasehold Mortgage or upon Tenant’s interest under this Lease or that would result in a transfer of all or any portion of Tenant’s interest in the Leased Property or this Lease shall in any case be subject to the applicable provisions, terms and conditions of Article XXII hereof, and (3) such Person executes a joinder to any existing intercreditor agreement between any

Permitted Leasehold Mortgagee and any Facility Mortgagee (“Intercreditor Agreement”). Any Facility Mortgagee and its successors and assigns, by accepting any Facility Mortgage, shall be deemed without executing any further document or instrument, to have also agreed to recognize the rights of any Permitted Leasehold Mortgagee as provided in this Article XVII and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to Landlord in this Lease or available at law or in equity to Landlord by reason of the default by Tenant under this Lease. Notwithstanding anything to the contrary, any Permitted Leasehold Mortgage or Permitted Credit Facility Pledge shall be required to cover both Facilities, and Tenant shall not have the right to encumber its (or any Operating Subtenant’s) interest in the MB Leased Property or the Grand Leased Property separately from the other.

(b) Notice to Landlord.

(i) (1) If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate pursuant to a Permitted Leasehold Mortgage and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with Notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such Notice by Landlord, the provisions of this Section 17.1 shall apply in respect of each such Permitted Leasehold Mortgage and the Permitted Leasehold Mortgagee with respect thereto.

(2) In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Permitted Leasehold Mortgage, Notice of the new name and address shall be provided to Landlord.

(ii) Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii) After Landlord has received the notice provided for by subsection (b)(i) above, Tenant, upon reasonable request to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the material definitive documentation for the loans, notes or other debt obligations secured by such Permitted Leasehold Mortgage. If requested to do so by Landlord, Tenant shall thereafter also provide, with reasonable promptness, Landlord from time to time with a copy of each material amendment, modification or supplement to such documentation. From time to time upon reasonable request by Landlord, Tenant shall also notify Landlord, with reasonable promptness, of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c) Default Notice. Landlord, upon providing Tenant any notice of (i) default under this Lease or (ii) a termination of this Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 17.1(m) of this Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d) Notice to Permitted Leasehold Mortgagee. Anything contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) day (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i) notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii) pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due) (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law); and

(iii) comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee or any matter which Permitted Leasehold Mortgagee is prevented from performing because of any injunction or stay applicable during any bankruptcy or other judicial proceeding; and

(iv) during such thirty (30) or ninety (90) day (as the case may be) period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Lease.

(e) Procedure on Default.

(i) If Landlord shall elect to terminate this Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period not to exceed three (3) months; provided, that such Permitted Leasehold Mortgagee shall, during such extension period:

(1) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Lease as the same become due (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law), and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii) If at the end of such three (3) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Lease beyond the original term hereof as extended by any options to extend the Term of this Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.

(iii) If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Foreclosure Transferee, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease, provided, that such Foreclosure Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv) For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder; but the purchaser at any sale of this Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of Tenant to be performed hereunder and meet the qualifications of Section 22.2 or be reasonably consented to by Landlord in accordance with Section 22.1 hereof).

(v) Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(a)(i) of this Lease may, upon acquiring Tenant’s Leasehold Estate, sell and assign the Leasehold Estate solely in accordance with the requirements of Article XXII of this Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi) Notwithstanding any other provisions of this Lease, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Lease and of the Leasehold Estate hereby created solely to the extent the successor tenant under this Lease is a Foreclosure Transferee and the transfer otherwise complies with the requirements of Section 22.2(a)(i) of this Lease or the transferee is consented to by Landlord (in its sole discretion) in accordance with Section 22.1 hereof.

(f) New Lease. In the event of the termination of this Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with Notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case only if such entity is a Foreclosure Transferee) for the remainder of the Term (including any Renewal Terms) of this Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Lease, provided:

(i) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 17.1(f);

(ii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord, at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii) Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g) New Lease Priorities. It is the intention of the parties that such New Lease shall continue to maintain the same priority as this Lease with regard to any Facility Mortgage or any other lien, charge or encumbrance created by the acts of Landlord on the Leased Property or any part thereof or this Lease (but Landlord shall not be deemed to make any representation or warranty to that effect). If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h) Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of its rights hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the defaults referred to in Subsections 16.1(a)(iii), (iv), (v), (vi), (vii), (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided, such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee), (viii), (x), (xii), and (xiv) and any other sections of this Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i) Contest of Event of Default. Notwithstanding anything to the contrary contained in this Lease, any Permitted Leasehold Mortgagee (and if more than one, the Permitted Leasehold Mortgagee whose lien is most senior) may, in good faith, contest through appropriate proceedings whether an alleged non-monetary default in fact constitutes an Event of Default, and the cure period available under the terms hereof to such Permitted Leasehold Mortgagee shall be extended so long as such Permitted Leasehold Mortgagee shall be diligently pursuing such contest, provided, that: (i) such Permitted Leasehold Mortgagee shall have commenced such contest prior to the expiration of the applicable notice and cure period herein for such alleged non-monetary Event of Default; (ii) Tenant shall not be, or shall not have, separately contested such alleged non-monetary Event of Default; (iii) pending the outcome of such contest, such Permitted Leasehold Mortgagee shall make payment of all Rent due and payable hereunder, as and when due and payable, and shall make payment and shall otherwise cure all non-monetary Events of Default which are not being contested by such Permitted Leasehold Mortgagee within applicable cure periods provided herein for such non-monetary Events of Default; and (iv) such Permitted Leasehold Mortgagee shall make payment to Landlord of all reasonable attorneys’ fees and costs incurred by Landlord in connection with such contest in the event that such Permitted Leasehold Mortgagee is not successful in such contest.

(j) Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Tenant (but not such proceeds, if any, payable jointly to Landlord and Tenant or to Landlord, to the Fee Mortgagee or to a third-party escrowee) pursuant to the provisions of this Lease.

(k) Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Lease.

(l) No Merger. So long as any Permitted Leasehold Mortgage is in existence, unless all Permitted Leasehold Mortgagees for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall otherwise expressly consent in writing, the fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(m) Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(n) Limitation of Liability; Rights as to Collateral. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that (1) Landlord’s liability to such Permitted Leasehold Mortgagee hereunder, howsoever arising, shall be limited to and enforceable only against Landlord’s interest in the Leased Property and the other collateral granted to Landlord under this Lease, and (2) (A) the Permitted Leasehold Mortgagee does not have a Lien on, and the applicable Permitted Leasehold Mortgage does not encumber, the CapEx Reserve, FF&E Reserve, the Covenant Security Escrow Account or the Construction Security (the “Permitted Leasehold Mortgage Excluded Collateral”) and (2) (B) the Permitted Leasehold Mortgage include an express exclusion of the Permitted Leasehold Mortgage Excluded Collateral from the assets on which Liens are granted thereunder.

(o) Transfer Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall release any security interests it may have with respect to Tenant’s Property that is to be transferred to Landlord under Article XXXVI (and this Section 17.1(o) shall expressly authorize Tenant (or Landlord on Tenant’s behalf) to file any UCC-3 termination statements with respect to any such assets to be transferred to Landlord) but such Permitted Leasehold Mortgagee shall have the right to make any determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the process described in Article XXXVI be commenced, the determination and agreement of the Tenant’s Property FMV and negotiation with Landlord with respect thereto), in each case, in accordance with and subject to the terms and provisions of Article XXXVI; provided, however, in no event shall the foregoing diminish the obligations of Tenant or rights of Landlord under Section XXXVI.

(p) Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Lease.

17.2 Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3 Tenant’s Debt Agreements. Tenant agrees that the principal or controlling agreement relating to any Material Indebtedness or series of related Debt Agreements related to Material Indebtedness in each case entered into after the date hereof will include a provision requiring the lender or lenders thereunder (or the Representative of such lenders) to provide a copy to Landlord of any notices issued by such lenders or the Representative of such lenders to Tenant of a Specified Debt Agreement Default.

17.4 Landlord Cooperation. If, in connection with granting any Permitted Leasehold Mortgage or entering into any Debt Agreement, Tenant shall reasonably request reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such reasonable and documented out of pocket costs and expenses so incurred by Landlord, including, but not limited to, its reasonable and documented out of pocket attorneys’ fees.

ARTICLE XVIII

SALE OF LEASED PROPERTY

18.1 Sale of the Leased Property. So long as no Event of Default has occurred, Landlord shall not sell or otherwise transfer all or any portion of the Leased Property (including by entering into a merger or similar transaction or by any Landlord Change of Control) during the Term to a Tenant Competitor without the prior written consent of Tenant, which consent may be given or withheld in Tenant’s sole discretion; provided, however, that, in the event this Lease is not renewed in accordance with Section 1.4 prior to the date that is thirty six (36) months prior to the then current expiration date of the Term (or as of the date that is thirty six (36) months prior to the final expiration date of this Lease after all renewal options have been exercised), then at any time following the date that is thirty six (36) months prior to the then current expiration date of the Term (the “Competitor Restriction Open Date”), Landlord shall have the ability to sell or otherwise transfer all or any portion of the Leased Property (including by entering into a merger or similar transaction or by any Landlord Change of Control) to a Tenant Competitor without the prior written consent of Tenant. In no event shall Landlord cause or allow any Tenant Competitor to own a controlling interest in Landlord (whether directly or indirectly) during the period Landlord is restricted from selling or otherwise transferring to a Tenant Competitor as provided herein, except for interests in Landlord’s Parents, MGP REIT, BREIT or a publicly traded Person. Except as provided above and except as provided in the last sentence of this Section 18.1, Landlord shall not be limited or restricted in any manner whatsoever from selling all or any portion of the Leased Property (including by entering into a merger or similar transaction or by any Landlord Change of Control). In connection with any sale or other transfer by Landlord of all or any portion of the Leased Property, Landlord shall be subject in each instance to all of the rights of Tenant under this Lease, and Landlord and Landlord’s successor or purchaser must comply with the provisions of Section 8.2 to the extent applicable to Landlord and, to the extent necessary, any purchaser or successor Landlord and/or other Related Person of purchaser or successor Landlord (or other Landlord Change of Control) shall comply with all applicable Gaming Regulations with respect to such sale or transfer to ensure that there is not reasonably likely to be any material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Gaming Facilities for Gaming activities in substantially the same manner as immediately prior to Landlord’s sale or other transfer.

ARTICLE XIX

HOLDING OVER

19.1 Holding Over. If Tenant shall for any reason remain in possession of the Leased Property relating to a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Base Rent each month twice the monthly Base Rent applicable to the prior Lease Year for such Facility, together with all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE XX

RISK OF LOSS

20.1 Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

INDEMNIFICATION

21.1 General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its principals, partners, officers, members, directors, shareholders, employees, managers, agents and servants and their respective successors and assigns, (collectively, the “Landlord Indemnified Parties”; each individually, a “Landlord Indemnified Party”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant or any subtenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant or any subtenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any Property Document and all existing and future subleases or management agreements of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; (vi) the violation by Tenant or any subtenant of any Legal Requirement or Insurance Requirement; (vii) the non-performance of any contractual obligation, express or implied, assumed or undertaken by Tenant with respect to the Facilities (or any part thereof) or any business or other activity carried on in relation to the Facilities (or any part thereof) by Tenant, including contractual obligations arising from any collective bargaining agreement; (viii) any lien or claim that may be asserted against the Facilities (or any part thereof) arising from the acts or omissions of Tenant, including without limitation Liens (A) being contested by Tenant pursuant to Article XII or (B) arising out of any failure by Tenant to perform its obligations hereunder or under any instrument or agreement affecting the Facilities (or any part thereof); (ix) all amounts actually payable by a Landlord Indemnified Party to any Fee Mortgagee Securitization Indemnitee under any Fee Mortgage Document as in effect as of the date hereof in the nature of indemnification as a result of any material misrepresentations made by Tenant as to a Specified Tenant Securitization Matter; and (x) arising under any collective bargaining agreements affecting the Leased Property or the employees of Tenant or its ERISA Affiliates, including all amounts of withdrawal liability, in each case, whether incurred prior to, at, or following the Commencement Date. Any amounts which become payable by Tenant to Landlord under this Article XXI shall be paid within ten (10) Business Days after receipt of Notice from Landlord requesting payment of the same, which notice may not be given until liability therefor has been determined by a final non appealable judgment or settlement or other agreement of the parties, (except with respect to amounts payable by Tenant under the foregoing clause (ix), or withdrawal liability amounts under clause (x) for which notice can be given when such amounts become payable under the applicable Fee Mortgage Document or when such amounts are demanded by a multiemployer pension plan) and if not timely paid within such ten (10) Business Day period, shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant or any subtenant, or by their respective employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant or any subtenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

ARTICLE XXII

SUBLETTING AND ASSIGNMENT

22.1 Subletting and Assignment. Tenant shall not, except as otherwise permitted pursuant to this Lease, without Landlord’s prior written consent, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation and undergoing any Tenant Change of Control) this Lease or Tenant’s Leasehold Estate with respect to any Facility or sublet all or any portion of any Facility. Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Lease with the expectation that Tenant would remain in and operate the Facilities during the entire Term. Any Tenant Change of Control or transfer of any direct or indirect ownership interests in Tenant shall not constitute an assignment of Tenant’s interest in this Lease within the meaning of this Article XXII and shall not be prohibited, and the provisions requiring consent of Landlord contained herein shall not apply thereto, solely to the extent that (x) Tenant remains and is thereafter wholly owned and Controlled, directly or indirectly, by Tenant’s Parent, and (y) the representations and warranties in Section 39.1 remain true and correct giving effect to such transfer.

22.2 Permitted Assignments. (a) Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent:

(i) (x) assign this Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person pursuant to a Permitted Leasehold Mortgage (any such foreclosure or assignment, a “Foreclosure Assignment”) or (y) undergo a Tenant Change of Control whereby a Person directly or indirectly acquires beneficial ownership and control of one hundred percent (100%) of the Equity Interests in Tenant (or the direct or indirect interests in Tenant) as a result of the purchase at a foreclosure of a Permitted

Credit Facility Pledge or an assignment in lieu of such foreclosure pursuant to a Permitted Credit Facility Pledge (a “Foreclosure COC”) in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party or Permitted Credit Facility Lender (as applicable), in each case only if (1) such Person is a Foreclosure Transferee, (2) such Foreclosure Transferee agrees in writing to assume the obligations of Tenant under this Lease without amendment or modification other than as provided below, and (3) a Qualified Transferee has become a Guarantor and provided a Guaranty;

(ii) assign this Lease, or Tenant’s Leasehold Estate in this Lease to Tenant’s Parent, a wholly-owned and controlled Subsidiary of Tenant’s Parent or a wholly-owned and controlled Subsidiary of Tenant; provided, (1) such assignee becomes party to and bound by this Lease and agrees in writing to assume the obligations of Tenant under this Lease without amendment or modification other than as provided below; (2) Tenant remains fully liable hereunder; (3) the use of the Leased Property continues to comply with the requirements of this Lease; (4) Landlord shall have received executed copies of all documents for such assignment and (5) if requested by Landlord, Tenant’s Parent shall execute a reaffirmation of the Guaranty; and

(iii) pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and/or pledge the direct Equity Interests in Tenant (or the direct or indirect interests in Tenant) to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Lender.

Upon the effectiveness of any assignment permitted pursuant to clause (i) of this Section 22.2, such Foreclosure Transferee or Permitted Leasehold Mortgagee Foreclosing Party (and, if applicable, its Parent Company) Landlord shall (x) make such amendments and other modifications to this Lease as are reasonably required in order to effectuate such assignment and (y) not unreasonably withhold its consent to other technical amendments which are reasonably necessary in connection with such assignment (which for the avoidance of doubt, shall in no event increase the obligations of Landlord or the rights of Tenant or decrease the rights of Landlord or the obligations of Tenant in any respect). After giving effect to any such assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Foreclosure Transferee and its Parent Company (which must be a Qualified Transferee and deliver a Guaranty to Landlord prior to effectuating such Foreclosure Assignment or Foreclosure COC), as applicable.

22.3 Permitted Sublease Agreements. (a) Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3, Tenant or any Operating Subtenant may:

(i) enter into a Permitted Sublease of any Facility or portion thereof with Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Affiliate of Tenant’s Parent, without Landlord’s prior written consent;

(ii) enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility or any portion thereof, without Landlord’s prior written consent;

(iii) subject to obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility;

(iv) without Landlord’s prior written consent, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) retains at least 75% of the gross area (and has not sublet or entered into management agreements for such gross area)(provided that, the space operated as the “Delano” or the “Four Seasons” shall be treated as retained by Tenant for any period during which such space is operated as the “Delano” or the “Four Seasons” and not otherwise subleased to a Person that is not an Affiliate of Tenant or Tenant’s Parent) in each individual case, of each of the hotel, casino and convention space of such Facility (other than pursuant to the preceding clause (i) or pursuant to Section 22.8(a));

(v) subject to obtaining Landlord’s prior written consent, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) retains at least 75% of the gross area (and has not sublet or entered into management agreements for such gross area)(provided that the space operated as the Delano and the Four Seasons shall be treated as retained by Tenant for any period during which such space is operated as the “Delano” or the “Four Seasons” and not otherwise subleased to a Person that is not an Affiliate of Tenant or Tenant’s Parent) in each individual case, of each of the hotel, casino and convention space of such Facility (other than pursuant to the preceding clause (i) or pursuant to Section 22.8(a);

(vi) sublet a portion of a Facility in order to comply with Section 8.2 hereof; and

(vii) enter into, allow to continue or renew any Operating Sublease, so long as such Operating Sublease is in compliance with Section 41.17.

(b) After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder.

(c) If reasonably requested by Tenant in connection with a Permitted Sublease which is permitted under this Section 22.3 with respect to Ancillary Space with a subtenant that is not an Affiliate of Tenant or Tenant’s Parent or in connection with a Permitted Management Agreement which is permitted under Section 22.8 with respect to Ancillary Space with a manager that is not an Affiliate of Tenant or Tenant’s Parent, Landlord and such sublessee or manager, as applicable, shall enter into a subordination, nondisturbance and attornment agreement with respect to any such sublease or management agreement, as applicable, such subordination, non-disturbance and attornment agreement to be substantially in the form attached hereto as Exhibit F-1, provided Landlord will not unreasonably withhold, condition or delay its consent to commercially reasonable modifications that may be requested by the subtenant (and if a Fee Mortgage is then in effect, Landlord shall use commercially reasonable efforts to seek to cause the Fee Mortgagee to enter into such subordination, non-disturbance and attornment agreement) whereby the subtenant or manager, as applicable, agrees to attorn to Landlord (or a Fee Mortgagee) and Landlord (and the Fee Mortgagee) agrees to recognize such subtenant rights under its sublease or manager rights under its management agreement, as applicable. For the avoidance of doubt, Landlord shall have no obligation to deliver a subordination, non-disturbance and attornment agreement with respect to any sublease or management agreement (x) for Primary Space or (y) with a tenant or manager that is an Affiliate of Tenant or Tenant’s Parent.

(d) Tenant shall furnish Landlord in connection with the delivery of each Annual Certificate with a copy of each sublease and management agreement that Tenant has entered into since delivery of the last Annual Certificate (irrespective of whether Landlord’s prior approval was required therefor).

(e) To the extent Landlord has an approval right pursuant to Section 22.3(a) or Section 22.8, with respect to Ancillary Space (but not Primary Space) Landlord shall base, if requested by Tenant, its approval (or disapproval) on a term sheet or letter of intent containing the material terms (including, without limitation, the identity of the tenant or manager, the term, the demised area, rent obligations, security deposit, any renewal or extension options, intended use, any exclusive use rights or improvement allowance and construction obligations) of a sublease or management agreement, as applicable, between Tenant and such subtenant or manager, as applicable, and if Landlord approves such term sheet or letter of intent no further approval of Landlord shall be required provided that the final sublease or management agreement, as applicable, between Tenant and such subtenant or manager, as applicable, is not on terms that are materially inconsistent with the term sheet or letter of intent approved by Landlord.

22.4 Required Assignment and Subletting Provisions. Any assignment and/or sublease must provide that:

(i) in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Lease;

(ii) the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease and any restrictions on Tenant’s activities at the relevant Facility shall also similarly apply to any sublessee’s activities at the relevant Facility;

(iii) except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Facility or assign its sublease except to a party that is not an Affiliate of Tenant and insofar as the same would be permitted if it were a sublease by Tenant under this Lease;

(iv) in the case of a sublease, in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, at Landlord’s option and subject to subtenant’s right of non-disturbance pursuant to Section 22.3(c) above, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which the subtenant shall execute and deliver within twenty (20) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease; and

(v) in the event the subtenant receives a Notice from Landlord stating that this Lease has been cancelled, surrendered or terminated, then, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.

For the avoidance of doubt, nothing in this Article XXII shall limit the rights of subtenants to non-disturbance as specifically provided in Section 22.3(c) of this Lease.

22.5 Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment or subletting (including any request for a subordination, non-disturbance and attornment agreement), including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease or assignment agreement is actually consummated.

22.6 No Release of Tenant’s Obligations. No assignment (other than a permitted transfer pursuant to this Article XXII, in connection with a sale or assignment of the entire Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder or reduce any such obligations. All obligations and other terms of this Lease applicable to Tenant and Tenant’s activities and properties shall also apply to each assignee of this Lease. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease, provided, that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Landlord and any permitted assignee of Tenant that is not an Affiliate of Tenant.

22.7 Intentionally Omitted.

22.8 Management Agreements. Tenant or any Operating Subtenant shall be permitted to:

(a) enter in a Permitted Management Agreement with respect to any Facility or portion thereof with Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Affiliate of Tenant’s Parent, without Landlord’s prior written consent;

(b) enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility, without Landlord’s prior written consent;

(c) subject to obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld conditioned or delayed, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility;

(d) without Landlord’s prior written consent, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) has retained at least 75% of the gross area (and has not sublet or entered into management agreements with respect to such gross area)(provided that, the space operated as the “Delano” or the “Four Seasons” shall be treated as retained by Tenant for any period during which such space is operated as the “Delano” or the “Four Seasons” and not otherwise subleased to a Person that is not an Affiliate of Tenant or Tenant’s Parent) (other than pursuant to the preceding clause (a) and Section 22.3(a)(i)), in each individual case, of each of the hotel, casino and convention space of such Facility;

(e) subject to obtaining Landlord’s prior written consent, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) has retained at least 75% of the gross area (and has not sublet or entered into management agreements with respect to such gross area) (provided that, the space operated as the “Delano” or the “Four Seasons” shall be treated as retained by Tenant for any period during which such space is operated as the “Delano” or the “Four Seasons” and not otherwise subleased to a Person that is not an Affiliate of Tenant or Tenant’s Parent) (other than pursuant to the preceding clause (a) and Section 22.3(a)(i)), in each individual case, of each of the hotel, casino and convention space of such Facility; and

(f) enter into a Permitted Management Agreement in order to comply with Section 8.2 hereof.

Notwithstanding anything to the contrary contained herein, Tenant shall have the right to amend, extend or renew the Four Seasons Agreement and the Delano Agreement without Landlord’s consent, to the extent that Landlord’s consent would otherwise be required, as long as such amendment, extension, or renewal (x) would not (after taking into account any further extension rights under such agreement) extend beyond the then current term of the Lease (without regard to Renewal Options) and (y) does not provide for less favorable economic terms as the existing Delano Agreement or Four Seasons Agreement, as applicable, and is otherwise on commercially reasonable terms.

22.9 Bookings. Tenant may enter into any Bookings that do not cover periods after the expiration of the term of this Lease without the consent of Landlord in accordance with the Operating Standard in all material respects, and Bookings shall not be considered an assignment, sublease or management agreement. Tenant may enter into any Bookings that cover periods after the expiration of the term of this Lease without the consent of Landlord, provided, that, (i) such transaction is in each case made for bona fide business purposes in the normal course of the Primary Intended Use; (ii) such transaction shall not result in a violation of any Legal Requirements (including Gaming Regulations) relating to the operation of any Facility, including any Gaming Facilities, (iii) such Bookings are on commercially reasonable terms or made for a commercially reasonably purpose at the time entered into; and (iv) such transaction is not designed with the intent to frustrate Landlord’s ability to enter into a new lease of the Leased Property or any portion thereof with a third person following the Expiration Date; provided, further, that, notwithstanding anything otherwise set forth herein, any such Bookings in effect as of the Commencement Date are expressly permitted without such consent. Landlord hereby agrees that in the event of a termination or expiration of this Lease, Landlord hereby recognizes and shall keep in effect such Booking on the terms agreed to by Tenant with such Person and shall not disturb such Person’s rights to occupy the applicable Facility in accordance with the terms of such Booking.

22.10 Termination of Affiliate Agreements. Notwithstanding anything to the contrary contained herein, at the expiration or earlier termination of the Lease, other than the Guaranty, the IP Licenses, the Transition Services Agreement and the Property Documents (to the extent entered into in accordance with this Lease), all Affiliate Agreements may be terminated by Landlord at Tenant’s sole cost and expense. For the avoidance of doubt, if at the time of the expiration or earlier termination of this Lease any Operating Sublease, Permitted Sublease and any Permitted Management Agreement together with any sub-agreements, assignments, licenses, and non-disturbance agreements with respect to the foregoing are directly or indirectly held by an Affiliate of Tenant’s Parent, Landlord shall have the right to terminate such agreements at Tenant’s sole expense.

ARTICLE XXIII

REPORTING; CONFIDENTIALITY

23.1 Estoppel Certificates and Financial Statements.

(a) Estoppel Certificate. Each of Landlord and Tenant shall, at any time and from time to time, but no more frequently than twice per Lease Year, upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an estoppel certificate executed by an appropriate officer with knowledge of the matters set forth therein (an “Estoppel Certificate”) certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Estoppel Certificate is as set forth in this Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Lease (together with, back-up calculation and information reasonably necessary to support the determination and calculation of the financial calculations required under this Lease, including, without limitation, the calculation of the Escalation amount and Tenant’s compliance with Section 23.3) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property; and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Fee Mortgagee or Permitted Leasehold Mortgagee or Permitted Credit Facility Lender shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Fee Mortgagee, Permitted Leasehold Mortgagee, Permitted Credit Facility Lender, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice within ten (10) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.

(b) Statements. Tenant shall furnish the following statements to Landlord (which Tenant acknowledges and agrees may be provided by Landlord to any Landlord’s Parent, MGP REIT and BREIT):

(i) On the earlier of five (5) Business Days following (x) each date specified in the Exchange Act and the SEC’s related rules and regulations (including any additional time permitted under Rule 12b-25 or any successor provision thereof) that the Tenant’s Parent is (or would be, as a large accelerated filer, if not required to file SEC Reports at that time) required to file SEC Reports (each a “SEC Filing Deadline”) and (y) the date the

Tenant’s Parent files its SEC Reports with the SEC: (A) Tenant’s Parent’s Financial Statements required to be included in such SEC Report (or which would be, if not required to file SEC Reports at that time) or the SEC Report containing such Financial Statements; (B) a certificate, executed by a Responsible Officer of Tenant certifying that no default has occurred under this Lease or, if such a default has occurred, specifying the nature and status of such default; and (C) (1) with respect to annual Financial Statements, a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s independent registered public accounting firm, which report shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Tenant’s Parent and its Subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Lease in such twelve month period) and that such Financial Statements have been prepared in accordance with GAAP and Tenant’s Parent’s accountants have examined such Financial Statements in accordance with the standards of the PCAOB (or generally accepted auditing standards, if not required to file SEC Reports at such time) and (2) with respect to quarterly Financial Statements, a certificate, executed by a Responsible Officer of the Tenant’s Parent, certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as at such date and for such period (subject to normal year-end audit adjustments, the absence of footnotes and other informational disclosures customarily omitted from interim financial statements). Financial statements required to be delivered pursuant to this Section 23.1(b)(i) will be deemed delivered to the extent such documents are included in materials filed with the SEC and shall be deemed to have been delivered on the date such documents are publicly available on the SEC’s website;

(ii) Within sixty (60) days after the end of each of the Tenant’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2020), (a) a budget and projection by fiscal quarter for the Fiscal Year in which the budget is delivered, including projected Net Revenue, Net Income, EBITDA, EBITDAR, Net Revenue by division, and Operating Expenses by division with respect to each Facility, (b) a budget and projection by fiscal year for the second and third subsequent Fiscal Years, including projected Net Revenue, EBITDA, EBITDAR with respect to each Facility, (c) a capital budget for each Facility for the following Fiscal Year. EBITDA shall be calculated in accordance with Exhibit L.

(iii) Within twenty (20) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report in substantially in the form attached hereto as Exhibit J, which shall include a calculation of the Financial Covenant and Listing Covenant under Section 23.3 as of the relevant date as applicable, based upon the preliminary statements for such Test Period (the “Preliminary Financial Covenant Compliance Report”).

(iv) Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report in substantially in the form attached hereto as Exhibit J, which report shall include an Officer’s Certificate certifying (1) that the Financial Covenant and Listing Covenant are in compliance under Section 23.3 together with reasonable detail evidencing such compliance, and (2) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Tenant and the Facilities (subject to normal year-end adjustments) as of the relevant date as applicable (the “Final Financial Covenant Compliance Report”).

(v) Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a quarterly operating report in substantially the form attached hereto as Exhibit M, accompanied by an Officer’s Certificate stating that such items in such quarterly operating report are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of each Operating Subtenant and each Facility (subject to normal year-end adjustments) as of the relevant date as applicable, which reports shall include: (a) an occupancy report including the average daily rate and Net Revenue per available room and (b) quarterly, year to date and trailing twelve months operating statements noting Net Revenue, Net Income, EBITDA, EBITDAR, Net Revenue by division, Operating Expenses by division.

(vi) Commencing with the year ended December 31, 2020, Tenant will furnish to Landlord annually within one hundred twenty (120) days following the end of such Fiscal Year, a complete copy of Tenant’s audited annual financial report with statements in accordance with GAAP covering the Facilities, which shall be accompanied by a report from an Approved Accounting Firm, which report shall indicate that such financial statements are prepared in accordance with GAAP as of such date and shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Tenant to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Lease in such twelve month period). Promptly following receipt by Landlord of Tenant’s audited annual financial report, together with reasonable evidence of the third-party costs and expenses incurred by Tenant in connection with such report, Landlord shall be required to reimburse Tenant for one-half of all such third-party costs and expenses incurred by Tenant.

(vii) Tenant will furnish to Landlord annually within ninety (90) days following the end of such Fiscal Year, the Annual Certificate.

(viii) (a) Such additional financial information and projections as may be reasonably requested by Landlord in connection with syndications, private placements or public offerings by or on behalf of Landlord of debt securities or loans or equity or hybrid securities and (b) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord or its Affiliates may require for their filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries or Affiliates; provided, however, that if the SEC requires Landlord or its Affiliates to include Tenant’s Parent’s Financial Statements in its SEC Reports, Tenant shall use its commercially reasonable efforts to furnish substantially complete drafts of Tenant’s Parent’s annual Financial Statements to Landlord no later than fifty-five (55) calendar days after the end of such year and Tenant Parent’s quarterly Financial Statements to Landlord no later than thirty-five (35) calendar days after the end of such quarter.

(ix) Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to revoke or suspend or terminate or modify in a way materially adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any material part of the Primary Intended Use of all or any portion of the Leased Property.

(x) Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to facilitate Landlord’s internal financial and reporting database. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Lease (including, without limitation, calculation of EBITDAR and expenditures with respect to Required CapEx). Tenant shall not change the accounting practices or policies described in this Lease for the purpose of calculating EBITDAR and expenditures with respect to Required CapEx, which the parties agree is based on Tenant’s Existing Accounting Guidelines. Furthermore, Tenant will not enter into any “off balance sheet arrangement” outside the normal course of operations as determined in accordance with GAAP as in effect on the date of this Lease.

(c) Notwithstanding the foregoing provisions of this Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to (i) a bona fide confidentiality agreement, (ii) the quality assurance immunity, (iii) attorney-client privilege or the attorney work product doctrine or (iv) in the case of Section 23.1(b)(x) only, creates an unreasonably excessive expense or burden on Tenant or any of its Subsidiaries to produce or otherwise disclose or (2) to provide information or assistance that could reasonably be expected to give Landlord or its Affiliates a “competitive” advantage in more than a de minimis respect with respect to markets in which Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”), it being understood that Restricted Information shall not include (1) budget and other reporting information which Landlord is obligated to deliver pursuant to a Fee Mortgage, (2) financial information concerning the Leased Property and Tenant as Landlord or its Affiliates may require for ongoing filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries or Affiliates or (3) revenue and expense information relevant to Landlord’s calculation and verification of (x) EBITDA and Net Revenue hereunder or (y) Tenant’s compliance with Section 23.3 hereof (provided, that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the terms of this Lease (and Landlord’s or its Affiliates compliance with SEC, Internal Revenue Service and other legal and regulatory requirements)

and provided, that appropriate measures are in place to ensure that only Landlord’s or its Affiliates’ auditors and attorneys (and not Landlord or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than Landlord, Landlord’s Parents or a Subsidiary of Landlord, in each case, on a “need to know” basis) that directly or indirectly owns or operates any Gaming business or is a Tenant Competitor; provided, however, that in no event shall Landlord knowingly disclose any Restricted Information or any other information that is Confidential Information (except as permitted by Section 23.2(b)) provided pursuant to this Lease to any Person involved in the ownership (directly or indirectly), management or operation of any Tenant Competitor. Notwithstanding anything to the contrary contained herein, Tenant acknowledges that Blackstone Real Estate Partners VII indirectly owns the Cosmopolitan of Las Vegas and such ownership shall not result in Tenant being entitled to withhold delivery to Landlord of the information required to be delivered to Landlord pursuant to the foregoing provisions of Section 23.1 or to otherwise prohibit any employees of The Blackstone Group from receiving such information provided that Landlord takes reasonable measures and precautions to ensure that no Restricted Information is made available to those persons employed by portfolio companies of The Blackstone Group involved with the day-to-day management or operation of any Tenant Competitor which is Controlled by Landlord’s Affiliates.

(d) Notwithstanding anything to the contrary contained herein, for purposes of all calculations under this Lease, Tenant and Tenant’s Parent shall not materially change Tenant’s or Tenant’s Parent’s corporate and shared services expense allocation practices or policies in existence on the date of this Lease outlined in Schedule 7, which practices and policies provide that Tenant will continue to receive allocations in a Non-Discriminatory manner for corporate and shared services consistent with the allocation of costs to Tenant’s Parent’s other operating resorts; provided, however, that Tenant and Tenant’s Parent may change the allocation practices and policies to add newly provided services and change allocation methodologies so long as such changes would not materially alter the allocation amounts. Further, notwithstanding anything to the contrary contained herein, all provisions in this Lease with respect to the financial calculations under this Lease shall only apply to the computation of the items specified in this Lease and shall in no way restrict the way such items are calculated or otherwise treated by Tenant in Tenant’s financial reporting to other Persons, in Tenant’s public filings or for any other purpose.

(e) In connection with the incurrence of any Fee Mortgage and any Fee Mortgagee Securitization or entry into other Debt Agreements or Debt Facilities relating to the Leased Property, Tenant shall, upon the written request of Landlord:

(A) at the sole cost and expense of Landlord, reasonably cooperate with Landlord in providing information with respect to the Property, Tenant or its Affiliates, to the extent reasonably requested by such Fee Mortgagee in order to satisfy the market standards to which such Fee Mortgagee customarily adheres or which may be reasonably required by prospective arrangers, underwriters, investors, lenders and/or rating agencies;

(B) use commercially reasonable efforts to review, re-review and, to the extent accurate, approve (and to the extent inaccurate, identify the same with particularity) portions of any Disclosure Document (or any other similar material required to be reviewed by Landlord under a Fee Mortgage) identified by Landlord to be reviewed by Tenant, which portions shall be limited to any portions relating solely to Tenant Information; provided, however, that, except as expressly provided in Section 21.1, in no event will Tenant have any liability with respect to any of the matters described in this Section 23.1(e);

(C) make appropriate officers of Tenant available for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective Fee Mortgagees all at times to be mutually agreed by Tenant, Landlord and such prospective Fee Mortgagees, and provide timely and reasonable access during normal business hours to diligence materials and the Leased Property to allow sources of financing and their representatives to complete all customary due diligence;

(D) providing reasonable assistance with respect to the review and granting of mortgages and security interests as collateral for any debt financing; and

(E) reasonably cooperate with the marketing efforts of Landlord and any Fee Mortgagee or prospective Fee Mortgagee of any Fee Mortgage or any proposed Fee Mortgage.

23.2 Confidentiality; Public Offering Information.

(a) The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the termination or expiration of this Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any Person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Lease. Notwithstanding the foregoing, (1) in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority, process, examination or request) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt Notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a), (2) each party may disclose Confidential Information to its Affiliates (so long as such Affiliates are not Tenant Competitors) and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (3) each party may disclose Confidential Information to any other party hereto, (4) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Lease or the enforcement of rights hereunder or (5) on a confidential basis to any rating agency in connection with rating any party hereto or their respective subsidiaries. In the event that such protective order or other remedy is not obtained or the party to whom such Confidential

Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b) Notwithstanding anything to the contrary in this Article XXIII, Tenant specifically agrees that Landlord may disclose (A) information permitted to be disclosed under the Master Transaction Agreement, (B) information about the Facilities themselves (not concerning the operation of the Facilities), (C) this Lease and its terms, (D) the EBITDAR to Rent Ratio of the Tenant Parties and (E) financial information and other information concerning the operation of the Facilities (1) which is publicly available, (2) that Landlord, Landlord’s Parents or their respective Affiliates are, in Landlord’s , Landlord’s Parents’ or their respective Affiliates’ reasonable judgment, required to disclose (x) to any Fee Mortgagee (and any agents and lenders party to material debt instruments entered into by Landlord), a Landlord’s Parent (or its Affiliates) (which may include the deliveries in Section 23.1(b)(i)-(viii)) or (y) in ongoing filings with the SEC under either the Securities Act and the Exchange Act, or (3) the disclosure of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in each case, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or Disclosure Documents in connection with syndications, private placements or public offerings of securities or loans by or on behalf of the Landlord or its Affiliates, and SEC Reports and any other reporting requirements under applicable federal and state laws, including those of any successor to or Affiliate of Landlord, provided, that, with respect to matters permitted to be disclosed solely under clause (E)(3), the recipients thereof are advised that they shall be obligated to use commercially reasonable efforts to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and (or in accordance with the standard securitization or syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions or deemed acknowledgements or representations on the part of the recipient to receive such information) to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, Landlord shall not materially revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental information filed or furnished in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s Parent’s, Tenant’s or their respective Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, reasonable participation in road shows and other presentations at Landlord’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by or on behalf of Landlord or any direct or indirect parent entity of Landlord or to satisfy Landlord’s or any direct or indirect parent entity of Landlord’s

SEC disclosure requirements. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord that includes Confidential Information regarding Tenant to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections. Notwithstanding anything to the contrary in this Section 23.2, neither the Tenant nor any of its Subsidiaries shall be required to (A) take any action that unreasonably interferes with the ongoing operations of the Tenant, (B) take any action contingent upon any debt or equity offering or syndication or enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of such debt or equity offering or syndication, (C) take any action that would result in any officer, director or other representative of the Tenant or any of its Subsidiaries incurring any personal liability with respect to any matters relating to such debt or equity offering or syndication, (D) deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for such debt or equity offering or syndication that is effective prior thereto, (E) deliver or cause the delivery of any pro forma financial information of Tenant or any financial information of Tenant that differs materially in form or substance from that prepared by the Tenant with respect to such period or (F) take any action that would conflict with, violate or result in a material breach of or material default under this Lease, any organizational documents of the Tenant or any of its Subsidiaries or any applicable law binding on the Tenant or any of its Subsidiaries.

(c) Except as provided in clause (a) or (b) above or Section 23.4, nothing herein shall permit the disclosure of Confidential Information regarding Tenant, Tenant’s Parent or their Affiliates to any Tenant Competitor.

23.3 Financial Covenants. If (commencing with the first full fiscal quarter ended after the Commencement Date) either (a) (x) the EBITDAR to Rent Ratio determined on the last day of the most recent Test Period is less than 1.6:1 and (y) Tenant’s Parent’s Market Capitalization determined on the last day of the most recent Test Period is less than $6,000,000,000; or (b) Tenant’s Parent is no longer publicly traded and listed on the New York Stock Exchange, AMEX or NASDAQ (or any reasonably comparable successor exchange in nature to such exchanges as of the date hereof) and the EBITDAR to Rent Ratio determined on the last day of the most recent Test Period is less than 2:1 (the required EBITDAR to Rent Ratio in clause (a) being referred to as the “Applicable Coverage Ratio,” the test in clause (a) being referred to as the “Financial Covenant” and the test in clause (b) being referred to as the “Listing Covenant”), then, in addition to Tenant’s obligation to pay Rent as provided herein, Tenant shall use commercially reasonable efforts to, within fifteen (15) days, but in any event shall, within thirty (30) days after the delivery of the Preliminary Financial Covenant Compliance Report (or the date such report is due or the commencement date of a Covenant Failure Period), either or a combination of (at its option) (1) cause an amount equal to the Rent that would be payable for the period of one (1) calendar year commencing immediately subsequent to the date of such determination (taking into account the Escalations) to be deposited into a Covenant Security Escrow Account in accordance with Covenant Security Escrow Instructions, or (2) provide one or more Letters of Credit in an aggregate amount equal to the Rent that would be payable for the period of one (1) calendar year commencing immediately subsequent to the date of such determination (taking into account the Escalations). At all times until the Covenant Security Coverage Cure has occurred, the amount of the Covenant Security Escrow Account (or the amount of the Letters of Credit) shall equal the Rent that would be payable for the next one (1) calendar years on any such date (taking into account the Escalations), and Tenant shall increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit) in order to satisfy any deficiency within five (5) Business Days’ notice from Landlord. In the event that Tenant has delivered a Renewal Notice and a Covenant Security Coverage Cure has not occurred, then within five (5) Business Days of the Fair Market Rent being conclusively determined in accordance with this Lease, Tenant shall be required to increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit) in order to reflect the increase in the Base Rent (and any Escalations for the next one year period). The amounts held in a Covenant Security Escrow Account shall remain in such account except to the extent that they are required to be released to Landlord or Tenant in accordance with the Covenant Security Escrow Instructions. Upon the occurrence of a Covenant Security Coverage Cure or the expiration or earlier termination of this Lease (other than a termination as a result of an Event of Default by Tenant), if Tenant has deposited funds or Letters of Credit pursuant to clauses (1) or (2) of the first sentence in this Section 23.3, such funds or Letters of Credit (in each case, to the extent remaining) shall be returned to Tenant as soon as reasonably practical. For purposes of calculating the Financial Covenant and the Listing Covenant during the First Lease Year, such calculations will be computed on a pro forma basis as if this Lease had been in effect during the entirety of such period. Landlord shall be entitled to collaterally assign its rights with respect to the Covenant Security Escrow Account to Fee Mortgagee. Notwithstanding anything to the contrary contained herein, the failure to timely deliver a Preliminary Financial Covenant Compliance Report or Final Financial Covenant Compliance Report shall commence a Covenant Failure Period.

23.4 Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements or any other information provided by Tenant may be non-public financial or operational Confidential Information with respect to Tenant, including with respect to Tenant’s operation of the Leased Property. Landlord further agrees to maintain the confidentiality of such non-public Confidential Information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information in compliance with Section 23.2(b) and with MGP REIT, MGP OP, BREIT, BREIT OP and their respective officers, employees, directors, Fee Mortgagee, agents and lenders party to material debt instruments entered into by MGP REIT, MGP OP, BREIT, BREIT OP or Landlord or any direct or indirect parent entity of Landlord, actual or prospective arrangers, underwriters, investors, lenders, servicers or trustees with respect to Indebtedness or Equity Interests that may be issued by MGP REIT, MGP OP, BREIT or Landlord, rating agencies, accountants, attorneys and other consultants of Landlord, MGP REIT, MGP OP, BREIT, or BREIT OP (all of the foregoing, collectively, the “Landlord Representatives”), provided, that such Landlord Representative is advised (x) of the confidential nature of such Confidential Information, to the extent such information is not publicly available, to use commercially reasonable efforts to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard securitization or syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions and/or deemed acknowledgements or representations on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information, (y) that such information is not permitted to be disclosed to any Tenant Competitor, provided that this clause (y) shall not be applicable to any Fee Mortgage or Fee Mortgage Securitization, and (z) neither Landlord nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such Confidential Information provided to or by or on behalf of Landlord (provided, that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, Landlord shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Lease or the Leased Property in connection with Tenant’s review of the treatment of this Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such Confidential Information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and Tenant and Tenant’s Parent’s respective officers, employees, directors, Permitted Leasehold Mortgagees, Permitted Credit Facility Lenders, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of MGP REIT, MGM OP, BREIT, BREIT OP or Landlord or their respective Affiliates based on any such Confidential Information provided to, by or on behalf of Tenant or Tenant’s Parent (provided, that this provision shall not govern the provision of information by Landlord).

ARTICLE XXIV

LANDLORD’S RIGHT TO INSPECT

24.1 Landlord’s Right to Inspect. Subject to any restrictions imposed by any Gaming Regulations or Gaming Authorities, upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives (including any Fee Mortgagee and its representatives) to inspect the Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency. Landlord shall indemnify and hold Tenant harmless from and against any claims, losses, costs or expenses arising as a result of Landlord’s or its representative’s entry onto the Leased Property.

ARTICLE XXV

NO WAIVER

25.1 No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

REMEDIES CUMULATIVE

26.1 Remedies Cumulative. Unless otherwise provided herein and to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

ACCEPTANCE OF SURRENDER

27.1 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

NO MERGER

28.1 No Merger. There shall be no merger of this Lease or of the Leasehold Estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the Leasehold Estate created hereby or any interest in this Lease or such Leasehold Estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

CONVEYANCE BY LANDLORD

29.1 Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

QUIET ENJOYMENT

30.1 Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or specifically provided for or permitted in this Lease or consented to by Tenant in writing. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

ARTICLE XXXI

LANDLORD’S FINANCING

31.1 Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist one or more Facility Mortgage upon the Leased Property or any portion thereof or interest therein. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Tenant’s leasehold interest hereunder to a Facility Mortgage or any Foreclosure Purchaser (as defined below) shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit F-2; provided, that upon the request of Landlord, such subordination, nondisturbance and attornment agreement shall be executed by Tenant as well as Landlord and be in substantially the form attached hereto as Exhibit F-2. Each such subordination, nondisturbance and attornment agreement shall bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property by assignment or in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property as well as their respective successors and assigns (each, a “Foreclosure Purchaser”), and which shall provide that the holder of such Facility Mortgage, and any Foreclosure Purchaser shall not disturb

Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, or any of Tenant’s rights, privileges and options, and shall give effect to this Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Lease (it being understood that if an Event of Default has occurred and is continuing, at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default, including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F-2 or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect or decrease Landlord’s obligations in any material respect, (iii) diminish Tenant’s rights under this Lease in any material respect, (iv) adversely impact the value of the Leased Property by more than a de minimis extent or otherwise have more than a de minimis effect on the Leased Property, Tenant or Landlord, (v) result in this Lease not constituting a “true lease” or (vi) result in a default under any Permitted Leasehold Mortgage. The foregoing is not intended to vitiate or supersede the provisions, terms and conditions of Section 31.1 hereof.

31.2 Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) Business Days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous material modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such material modification, amendment or prepayment shall have been approved in writing by the applicable Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3 Compliance with Fee Mortgage Documents.

(a) If requested by Landlord and the Fee Mortgagee, Tenant shall make Rent payments into “lockbox accounts” maintained for the benefit of Fee Mortgagee.

(b) Tenant shall perform the repairs at the Facility relating to material life safety issues which have been identified by the Fee Mortgagee based upon the property condition reports commissioned in connection with the Fee Mortgage, as described on Schedule 6 attached hereto (the “Initial Fee Mortgagee Required Repairs”). Tenant shall complete the Initial Fee Mortgagee Required Repairs on or before the date that is eighteen (18) months after the date hereof. Any funds spent by Tenant on the Initial Fee Mortgagee Required Repairs shall, to the extent such amounts satisfy the requirements of Qualifying CapEx, be applied toward the minimum Required CapEx set forth in Section 9.1(e).

ARTICLE XXXII

HAZARDOUS SUBSTANCES

32.1 Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the Facilities or to the extent in existence at the Facilities and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2 Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with the release of any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or assertions of violations in connection therewith.

32.3 Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate Hazardous Substance in, on, under or about the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4 Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of or resulting from, directly or indirectly, the following, but only to the extent such occurs before or during (but not after) the Term and is not caused solely by the actions of Landlord: (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a) in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b) in bringing the Leased Property into compliance with all Legal Requirements; and

(c) in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of Notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5 Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days’ Notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease other than a condition caused solely by the actions of the Landlord. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Lease.

ARTICLE XXXIII

MEMORANDUM OF LEASE

33.1 Memorandum of Lease. Landlord and Tenant shall enter into a short form memorandum of this Lease, in the form attached hereto as Exhibit G. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record such memorandum upon the expiration or earlier termination of the Term. To the extent of any conflict between the Memorandum of Lease and this Lease, the provisions of this Lease shall prevail and control.

ARTICLE XXXIV

APPOINTING EXPERTS

34.1 Expert Dispute Resolution Process.

(a) In the event that the opinion of “Experts” is required under this Lease, Landlord and Tenant shall negotiate in good faith for no longer than ten (10) Business Days to appoint a single Expert. If Landlord and Tenant have not been able to reach agreement on such Person after such ten (10) Business Days of good faith negotiations, then Landlord and Tenant shall each within ten (10) Business Days after either party notifying the other of the need to appoint Experts and the subject matter of the dispute, appoint an Expert and Landlord’s and Tenant’s Experts shall, within ten (10) Business Days of their appointment, jointly appoint a third Expert (such three Experts, or such single Expert agreed upon by Landlord and Tenant, as applicable, shall be referred to herein as the “Experts”). The three Experts so appointed, if applicable, shall make all decisions by majority vote of such Experts. If the two Experts so appointed are unable to appoint a third Expert within such ten (10) Business Day period, then either Landlord or Tenant may ask any court of competent jurisdiction to appoint the third Expert. If either Landlord or Tenant fails to timely appoint an Expert, the Expert appointed by the other party shall be the sole Expert in determining the relevant matter. Each Expert appointed hereunder shall have at least ten (10) years of experience valuing commercial real estate and/or in leasing or with respect to the matters to be determined, as applicable with respect to any of the matters to be determined by the Experts.

(b) Once the Expert or Experts are selected, either by agreement of the parties or by selection of separate Experts followed by the appointment of a third Expert, the Experts will determine the matter in question, by proceeding as follows:

(i) In the case of Experts required for the purposes of Section 3.5, Landlord and Tenant shall submit to the Experts their respective determinations of Fair Market Rent of each Appraiser. The Experts will be instructed to (x) make a determination as to the Fair Market Rent (the “Expert Fair Market Rent”) applying the Fair Market Rent Assumptions, and (y) determine the conclusive Fair Market Rent by calculating (1) in the case of three Experts, the arithmetic mean of the Expert Fair Market Rent calculation of the two Experts whose calculation of Expert Fair Market Rent is closest to each other and (2) in the case of one Expert, the arithmetic mean of the Expert Fair Market Rent calculation and the Fair Market Rent of the Appraiser closest to such Expert. The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of Fair Market Rent.

(ii) In the case of Experts required for the purpose of Section 9.1(e), Landlord and Tenant shall submit to the Experts their respective determinations of the Qualifying CapEx and the amount of any deficiency. The Experts may only determine whether or not a deficiency exists and the amount of such deficiency. The Experts shall notify the parties in writing within fifteen (15) Business Days of the submission of the matter to the Experts of their determination as to whether or not a deficiency exists and the amount of such deficiency as the conclusive determination such matter.

(iii) In the case of Experts required for the purpose of Section 14.2(b), Landlord and Tenant shall submit to the Experts their respective determinations for fair market value and/or the costs of restoration (as applicable) of the relevant Facility. The Experts may only select either the fair market value and/or the costs of restoration (as applicable) set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of fair market value as the conclusive determination of the fair market value and/or the costs of restoration (as applicable).

(iv) In the case of Experts required for the purpose of Section 15.1(b)(ii), Landlord and Tenant shall submit to the Experts their respective determinations of the percentage of the relevant Facility taken by Condemnation and/or the fair market value of such Facility. The Experts may only select either the percentage of the relevant Facility and/or the fair market value set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the percentage of such Facility, the fair market value and/or the costs of restoration (as applicable) as the conclusive determination of such percentage, fair market value and/or costs of restoration (as applicable).

(v) In the case of Experts required for the purpose of Section 15.1(c), Landlord and Tenant shall submit to the Experts their respective determinations of the relative values of the property taken by Condemnation and the portion of the affected Facility remaining subject to the Lease. The Experts may only select either such relative values set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of such relative values as the conclusive determination of such relative values.

(vi) In the case of Experts required for the purpose of Section 16.1(b), Landlord and Tenant shall submit to the Experts their respective written descriptions of the events giving rise to Landlord’s belief that an Event of Default exists. The Experts may only determine whether or not the Event of Default alleged by Landlord has occurred and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within fifteen (15) Business Days of the submission of the matter to the Experts of their determination as to whether or not such an Event of Default has occurred as the conclusive determination such matter.

(vii) In the case of Experts required for the purpose of Section 36.1, Landlord and Tenant shall submit to the Experts their respective determinations of the Tenant’s Property FMV. The Experts may only select either the Tenant’s Property FMV set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination of the Tenant’s Property FMV as the conclusive determination of such matter.

(c) In each case, except in the case of Experts determining the Fair Market Rent which shall be determined pursuant to Section 34.1(b)(i) above or whether or not a Qualifying CapEx deficiency exists and the amount of such Qualifying CapEx deficiency which shall be determined pursuant to Section 34.1(b)(ii) above, the Experts (comprised of a majority of the Experts) will make the relevant determination by a “baseball arbitration” proceeding with the Experts limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted), which shall then be final and binding on the parties and not subject to appeal or court review. Either party may seek an order of a court of competent jurisdiction to enforce such determination. The Experts, in their sole discretion, shall consider any and all materials that they deem relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Experts may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame set by the Experts to allow the Experts to make the relevant determination in the time allowed pursuant to this Section 34.1.

(d) All communications between a party and the Experts shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Experts.

(e) Each of Landlord and Tenant shall pay the cost of the Expert appointed by it. The costs of the third Expert engaged with respect to any issue under Section 34.1 of this Lease shall be borne by the party against whom the Experts rule on such issue. If Landlord pays such Expert and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

NOTICES

35.1 Notices. Except as permitted in Section 35.2 below, any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or nationally recognized express courier service to the following address:

To Tenant:	MGM Lessee II, LLC c/o MGM Resorts International 6385 South Rainbow Boulevard Suite 500 Las Vegas, NV 89118 Attention: Corporate Legal

With a copy to: (that shall not constitute notice)	Email: legalnotices@mgmresorts.com

With a copy to: (that shall not constitute notice)	Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael Aiello W. Michael Bond Email: michael.aiello@weil.com michael.bond@weil.com

To Landlord:	MGP Growth Properties LLC 1980 Festival Plaza Drive, Suite 750 Las Vegas, Nevada 89135 Attention: James C. Stewart Email: JStewart@mgpreit.com

With a copy to (which shall not constitute notice):

BCORE Windmill Parent LLC

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa

Email: gressa@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Erik Quarfordt

Email: equarfordt@stblaw.com

and Hogan Lovells Columbia Square 555 Thirteenth Street, NW Washington, D.C. 20004 Attention: Matt N. Thomson Email: matt.thomson@hoganlovells.com or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. A confirmatory copy of any such notice shall also be sent by email.

35.2 Deemed Approval Period with respect to certain Items Requiring Consent. Any request for consent to or approval of any plan, document, transaction, action, election, notification or similar matter set forth in this Lease that requires the consent or approval of Landlord, excluding Articles XIV, XV and XVI (each, an “Item Subject to Deemed Consent”) shall be subject to the terms set forth in this Section 35.2. Tenant shall submit its request for such approval through a written notice in accordance with this Agreement. That notice shall include a reasonably detailed description of the applicable Item Subject to Deemed Consent, a copy of all material documents reflecting the terms and conditions of the applicable Item Subject to Deemed Consent, including the documentation required to be delivered under this Lease in connection with such request, and such additional information or documentation relating to the Item Subject to Deemed Consent as may be reasonably available to Tenant and that is reasonably necessary to evaluation of the applicable Item Subject to Deemed Consent. Such request shall include in bold lettering the following statement: “FIRST NOTICE – THIS IS A REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord does not respond to that request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement: SECOND NOTICE – THIS IS A SECOND REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD. If Landlord does not respond to that second request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement “THIS IS A THIRD AND FINAL REQUEST FOR LANDLORD’S CONSENT AND FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE DEEMED APPROVAL OF THE REQUEST.” If Landlord does not respond to that third request within five (5) Business Days following its receipt thereof (which response may be by e-mail), then Landlord shall be deemed to have approved the applicable Item Subject to Deemed Consent as of the end of such five (5) Business Day period. Notwithstanding the foregoing, in the event Landlord’s consent is required pursuant to Section 22.3(a) or Section 22.7 with respect to Ancillary Space for a portion thereof that is less than 50,000 square feet, Tenant shall only be required to provide two (2) notices the first being in the format of the first notice described above (including that Landlord’s response is required in ten (10) Business Days) and the second being in the format of the third notice described above, except that such notice would reference it being a second and final request (and Landlord’s response is required in five (5) Business Days).

35.3 Unavoidable Delays. Tenant shall notify Landlord promptly upon the occurrence of an event which constitutes an Unavoidable Delay, and shall keep Landlord apprised of the status of such Unavoidable Delay and the expiration thereof. Upon any Unavoidable Delay which Tenant can anticipate or otherwise mitigate the effect of on a commercially reasonable basis, Tenant shall undertake commercially reasonable actions to mitigate, or which are intended to mitigate, the effect of any such Unavoidable Delay.

ARTICLE XXXVI

TRANSITION UPON EXPIRATION OR TERMINATION

36.1 Transfer of Tenant’s Property at the Facilities. Upon Landlord’s written notice (an “End of Term Asset Transfer Notice”) to Tenant delivered at least six (6) months prior to the expiration of the Term or, if applicable, within ten (10) days following the earlier termination of the Lease with respect to any Facility, Landlord may require, in its sole discretion, that the Tenant transfer and assign (subject to compliance with any applicable Gaming Regulations) to the applicable Landlord all of the Tenant’s right, title and interest in and to all or any portion of the tangible personal property constituting the applicable Tenant’s Property (including any Gaming Equipment and FF&E), but excluding, for the avoidance of doubt, Tenant’s business operations, the rights of Tenant, Tenant’s Parent and their respective Affiliates in any Hotel Trademarks and other Intellectual Property, Gaming Licenses, Excluded Assets, customer lists and other proprietary information used by Tenant in connection with its overall business operations, as specified by Landlord in the End of Term Asset Transfer Notice (the “Designated Tenant’s Property”) for consideration to be received by Tenant (or its Subsidiaries) from Landlord in an amount equal to the going concern fair market value of such Tenant’s Property assuming the continued use thereof in connection with the operation of the Leased Property (the “Tenant’s Property FMV”); provided, that, if an End of Term Asset Transfer Notice is being delivered in connection with the termination of this Lease as a result of the occurrence of an Event of Default, then the Designated Tenant’s Property shall be transferred and assigned to Landlord for no additional consideration. Within ten (10) Business Days after Landlord’s delivery of an End of Term Asset Transfer Notice, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Tenant’s Property FMV. If Tenant disagrees with Landlord’s determination of the Tenant’s Property FMV, Tenant shall, within ten

(10) Business Days of receipt of Landlord’s determination, notify Landlord in writing of Tenant’s determination of Tenant’s Property FMV. Landlord and Tenant shall negotiate in good faith to agree upon the Tenant’s Property FMV for an additional thirty (30) day period and if Landlord and Tenant are unable to agree during such 30 day period, the Tenant’s Property FMV will be determined by Experts in accordance with Section 34.1. Following the determination of the Tenant’s Property FMV, Landlord shall, on the later of ten (10) Business Days following such determination and the expiration of the Term (or termination of the Lease with respect to any Facility), pay to Tenant or Tenant’s designee an amount equal to the Tenant’s Property FMV and Tenant shall sell, transfer and assign (subject to compliance with any applicable Gaming Regulations) all of Tenant’s right, title and interest in such Designated Tenant’s Property to Landlord or Landlord’s designee free and clear of any liens or encumbrances but on an “as-is” basis with no representations or warranties whatsoever. For the avoidance of doubt, it shall be a condition precedent to Tenant’s obligation to transfer any of the Designated Tenant’s Property pursuant to this Article XXXVI that the transferee shall comply with all applicable Legal Requirements, including any Gaming Regulations with respect to such property. Notwithstanding anything contained in this Lease to the contrary, (x) all Excluded Assets shall in all events remain the sole property of Tenant and there shall be no restrictions or limitations on Tenant’s use or rights with respect to the Excluded Assets and (y) all fixtures constituting FF&E (other than, for the avoidance of doubt, any fixtures constituting Excluded Assets) shall in all events remain at the Leased Property at the expiration or earlier termination of the Lease and shall remain the property of Landlord without any obligation to pay Tenant any amount (and shall not be included in the calculation of Tenant’s Property FMV).

36.2 Transition Services. The parties have entered into the Transition Services Agreement with respect to the provision of certain transition services to Landlord and/or Landlord’s designee (which may include a successor tenant) after the expiration or earlier termination of the Lease.

36.3 Replacement of Certain Excluded Assets. Upon expiration or earlier termination of the Lease, all art, artwork, paintings, sculptures or other artistic installments or displays to the extent removed from any Facility by Tenant as Excluded Assets shall be replaced by Tenant at its sole cost and expense with Customary Hotel Art of similar size.

ARTICLE XXXVII

ATTORNEY’S FEES

37.1 Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

BROKERS

38.1 Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

OFAC

39.1 Anti-Terrorism Representations.

(a) Landlord and Tenant each hereby represent and warrant that neither they, nor, to their knowledge, Landlord’s Parents (in the case of Landlord) or Tenant’s Parent (in the case of Tenant), as applicable, is (i) in material violation of any sanctions program that is established by Executive Order of the President or published by OFAC; (ii) in material violation of the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the U.S.A. Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes or any other applicable Legal Requirements relating to anti-corruption, anti-bribery, terrorism, or money-laundering; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”).

(b) Neither Landlord nor Tenant will, during the Term of this Lease, knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the ownership, or use or occupancy of, the Leased Property, as applicable. A breach of the representations (being untrue at any time during the Term) or covenants contained in this Section 39.1 by Landlord or Tenant as a result of which the other party suffers actual damages shall constitute a material breach of this Lease and shall entitle the other party to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

REIT REQUIREMENTS

40.1 REIT Protection. (a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(b) Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain MGP REIT’s or any Blackstone REIT’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(c) Tenant acknowledges that MGP REIT and any Blackstone REIT each intends to qualify as a real estate investment trust under the Code. Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Leased Property, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this Lease not qualifying as “rents from real property” within the meaning of Section 856(d) of the Code.

(d) Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of MGP REIT’s and Blackstone REIT’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease.

ARTICLE XLI

MISCELLANEOUS

41.1 Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2 Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

41.3 Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause. Neither Landlord nor Tenant shall be liable to the other, nor shall either make any claim against the other, for punitive damages.

41.4 Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5 Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF AND ANY ACTION OR DISPUTE RELATED TO THE NATURE OF THIS LEASE AS A “TRUE LEASE”) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE, THE RECHARACTERIZED DEED OF TRUST AND THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN HEREIN GRANTED UPON A RECHARACTERIZATION, AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION), SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, ANY AGREEMENT, ACTION OR DISPUTE RELATED TO THE NATURE OF THIS LEASE AS A “TRUE LEASE” SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW).

41.6 Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY

MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7 Entire Agreement. This Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that this Lease is integral to, and forms part of the single integrated transaction effected through, this Lease, the Transition Services Agreement and any and all other instruments or agreements entered into substantially contemporaneously herewith by any of the parties hereto or any of their Subsidiaries and/or Affiliates in connection with this Lease.

41.8 Headings; Consent. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto. When the consent of any party hereunder may not be unreasonably withheld, such consent also may not be unreasonably conditioned or delayed.

41.9 Counterparts. This Lease may be executed in any number of counterparts and by facsimile or electronic signatures, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.10 Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11 Time of Essence. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED. In addition, with respect to any provision herein that requires an action by Landlord (e.g., Section 12.1, which requires Landlord to execute and deliver to Tenant certain authorizations and documents), unless a time is otherwise specified, such action shall be taken promptly by Landlord.

41.12 Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

41.13 Gaming Regulations. (a) Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to the Gaming Regulations and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, Landlord, and its respective Related Persons, successors and assigns acknowledges that (i) it is subject to being called forward by the Gaming Authority or governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facility, and Landlord’s right to possession or control of Gaming Equipment, alcoholic beverages or a Gaming License or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authority and/or Liquor Authority.

(b) Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto and/or the Facilities, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.

41.14 Certain Provisions of Nevada Law. Landlord shall, pursuant to Section 108.2405(1)(b) of the Nevada Revised Statutes (“NRS”), record a written notice of waiver of Landlord’s rights set forth in NRS 108.234 in the form attached hereto as Exhibit H with the office of the recorder of Clark County, Nevada on the date hereof. Pursuant to NRS 108.2405(2), Landlord shall serve such notice by certified mail, return receipt requested, upon the prime contractor of such work of improvement and all other lien claimants who may give the owner a notice of right to lien pursuant to NRS 108.245, within ten (10) days after Landlord’s receipt of a notice of right to lien or ten (10) days after the date on which the notice of waiver is recorded.

41.15 Savings Clause. If for any reason this Lease is determined by a court of competent jurisdiction to be invalid as to any space that would otherwise be a part of the Leased Property and that is subject to a pre-existing lease as of the date hereof (between Tenant’s predecessor in interest prior to the date hereof, as landlord, and a third party as tenant), then Landlord shall be deemed to be the landlord under such pre-existing lease, and the Parties agree that Tenant shall be deemed to be the collection agent for Landlord for purposes of collecting rent and other amounts payable by the tenant under such pre-existing lease and shall remit the applicable collected amounts to Landlord. In such event, the Rent payable hereunder shall be deemed to be reduced by any amounts so collected by Tenant and remitted to Landlord with respect to any such pre-existing lease.

41.16 Agency Relationship with respect to Water Rights. Landlord hereby appoints Tenant as its exclusive agent until the expiration or earlier termination of this Lease in, to and with respect to the Water Rights, Water Permits and Water Infrastructure (collectively, “Water Assets”). It is the intention of Landlord to maintain a binding arrangement until the expiration or earlier termination of the Lease whereby Tenant is authorized as the exclusive agent of Landlord, (a) to use and exercise (or cause to be used and exercised) the Water Assets for reasonable and beneficial use at the Facilities, (b) to protect the Water Assets from forfeiture or cancellation by placing them (or causing them to be placed) to beneficial use as necessary or by making appropriate filings with the Nevada State Engineer to extend any usage deadlines, (c) to change temporarily the manner of use, place of use or point of diversion of the Water Assets, or any portion of them in a Non-Discriminatory manner and which does not impair the ability of the Facilities to have sufficient benefit of the Water Assets necessary for the continued operation of all features and associated uses of Water Assets existing as of the Commencement Date through the Term (including any Renewal Terms) and the remaining useful life of such features thereafter, (d) to enter into licenses or leases or other similar temporary arrangements with Tenant’s Affiliates with respect to the Water Assets, or any portion of them, in each case, not (1) extending past the expiration or earlier termination of the Lease or (2) impairing the ability of the Facilities to have sufficient benefit of the Water Assets necessary for the continued operation of all features and uses of Water Assets existing as of the Commencement Date through the Term (including any Renewal Terms) and the remaining useful life of such features thereafter, (e) to make customary applications, filings, notices and reports with the Nevada State Engineer with respect to the foregoing, all at Tenant’s expense, (f) at the good faith and reasonable discretion of Tenant, to represent Landlord (at Tenant’s sole cost and expense) in any court adjudication, administrative proceeding, groundwater management plan, or other determination or management of the Water Assets, (g) pay any and all fees and assessments charged to or levied against the Water Assets by the Nevada State Engineer or any other governmental entity, including but not limited to, fees charged to support the Las Vegas Valley Groundwater Program, and, (h) upon written approval of Landlord, to exercise any other rights on behalf of Landlord with respect to the Water Assets, or any portion of them. This agency shall be effective and irrevocable until the expiration or earlier termination of the Lease and the same is intended to be and shall be deemed an agency coupled with an interest. Promptly following the Commencement Date, Landlord shall complete, execute and deliver to the Nevada State Engineer all reasonable and customary documents that Tenant may reasonably require (i) to notify the Nevada State Engineer that Tenant is leasing the Water Assets and Tenant is Landlord’s exclusive agent with respect to the Water Assets during the Term, and (ii) to ensure that the Nevada State Engineer sends Tenant notice of all actions, meetings, hearings, and copies of all documents pertaining to the Water Assets. Tenant shall maintain a record with respect to its actions taken as agent and shall provide Landlord with (x) notice of any events which could reasonably expected to give rise to the forfeiture or cancellation of any of the Water Assets, (y) upon Landlord’s reasonable request, details regarding any leases or licenses or similar arrangements made by Tenant with respect to any Water Assets and (z) upon expiration or earlier termination of the Lease, all information and documentation regarding the Water Assets reasonably necessary for Landlord to maintain the continued benefit and ownership of the Water Assets. In the event that Landlord determines in its reasonable and good faith discretion that Tenant is not performing its functions with respect to the Water Assets or taking actions with respect to the Water Assets in a manner that could reasonably be expected to result in the forfeiture, cancellation or depletion of any Water Assets, Landlord shall have the right to take such actions as Landlord deems reasonably necessary to preserve such Water Assets in the event that Tenant does not cure such deficiencies within thirty (30) days’ prior written notice thereof.

41.17 Operating Subleases.

(a) Any Operating Sublease shall be expressly subordinate to this Lease and any Operating Subtenant shall (x) enter into an attornment agreement substantially in the form entered into by the each of the Operating Subtenants on the date hereof (as each may be modified, supplemented and/or modified from time to time, “Operating Subtenant Attornment Agreement”), (y) enter into a joinder to this Lease in substantially the form entered into by the each of the Operating Subtenants on the date hereof, and (z) enter into the Operating Subtenant Guaranty, jointly and severally with the other Operating Subtenants.

(b) No Operating Subtenant shall be permitted to assign its Operating Sublease other than to an Affiliate of Tenant’s Parent, and any such Operating Subtenant shall at all times remain a Subsidiary of Tenant’s Parent.

(c) The Operating Sublease is subject to the terms and conditions of this Lease and any act, omission, event or condition with respect to any Operating Subtenant or any Operating Subleased Property which would result in a breach by Tenant under Sections 6.2, 6.4, 7.2, 8.2, 8.3, 9.1(a), 9.1(d), 9.2, 10.1, 10.2, 11.1, 12.1, 36.1 or Article XXII of this Lease if such act, omission, event or condition occurred with respect to Tenant or the Leased Property shall be deemed to be a breach by Tenant under this Lease.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

MB LANDLORD:

MANDALAY PROPCO, LLC

By:
Name:
Title:

GRAND LANDLORD:

MGM GRAND PROPCO, LLC

By:
Name:
Title:

TENANT:

MGM LESSEE II, LLC

By:
Name:
Title:

JOINDER

The undersigned, each a Nevada limited liability company, hereby join in the foregoing Master Lease by and among Mandalay PropCo, LLC, a Delaware limited liability company, and MGM Grand PropCo, LLC, collectively, as Landlord, and MGM Lessee II, LLC, a Delaware limited liability company, as Tenant (the “Lease”), for the sole purpose of (x) agreeing to be bound by the provisions of Section 6.2 and 6.4 of the Lease as applied to the undersigned, mutatis mutandis from and after the date of execution of the Lease until the expiration or earlier termination of the Operating Sublease to which the undersigned is a party and (y) granting the security interests contemplated by Section 6.4(c) of the Lease.

MGM GRAND HOTEL, LLC

By:
Name:
Title:

MANDALAY BAY, LLC

By:
Name:
Title:

MANDALAY PLACE, LLC

By:
Name:
Title:

N-2

TAX PROTECTION AGREEMENT

BY AND AMONG

MGM Resorts International,

MGM Growth Properties Operating Partnership, L.P.

AND

MGP BREIT Venture 1 LLC

DATED AS OF [__________], 2020

i

(g)	Jurisdiction and Venue	15
(h)	Construction; Interpretation	16
(i)	Notices	16
(j)	Severability	18
(k)	Extension; Waiver	18
(l)	Remedies	18
(m)	Further Assurances	19
(n)	Non-Recourse	19

ii

TAX PROTECTION AGREEMENT

This Tax Protection Agreement (this “Agreement”) is entered into as of [•] (the “Effective Date”), by and among MGP BREIT Venture 1 LLC, a Delaware limited liability company (the “Company”); MGM Resorts International, a Delaware corporation (“MGM”); and MGM Growth Properties Operating Partnership, L.P., a Delaware limited partnership (“MGP OP”). The Company, MGM and MGP OP are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the MGM, MGP OP, BCORE Windmill Parent LLC, a Delaware limited liability company (the “Blackstone Member”), and other parties thereto have entered into that Master Transaction Agreement dated as of [•], 2020 (as the same may be amended, supplemented or otherwise modified from time to time, the “Master Transaction Agreement”);

WHEREAS, the Closing under the Master Transaction Agreement is occurring on the Effective Date;

WHEREAS, pursuant to the Master Transaction Agreement, prior to the Closing, MGP OP caused Mandalay Bay Property Owner (as defined in the LLC Agreement) to borrow $1,304,625,000 pursuant to a third party bridge loan (the “Bridge Loan”), which Bridge Loan was secured by the Mandalay Real Property, and MGP OP caused Mandalay Bay Property Owner to distribute the proceeds of the Bridge Loan to MGP OP to repay a portion of certain existing debt of MGP OP;

WHEREAS, pursuant to the Master Transaction Agreement, on the Effective Date, immediately prior to the Closing, MGM caused MGM Grand Hotel, LLC, a Nevada limited liability company, to transfer to MGP OP 100% of the issued and outstanding limited liability company interests in MGM Grand Property Owner (as defined in the LLC Agreement) (the “MGM Contribution”);

WHEREAS, pursuant to the Master Transaction Agreement, at the Closing, MGP OP (or one of its Subsidiaries) transferred 100% of its issued and outstanding limited liability company interests in MGM Grand Property Owner and Mandalay Bay Property Owner to the Company in exchange for a combination of (i) the Protected Interest (to be held by MGP JV Investco 1 LLC, a Delaware limited liability company (the “MGP Member”) and direct or indirect wholly-owned Subsidiary of MGP OP) and (ii) cash (the “Contribution”);

WHEREAS, pursuant to the Master Transaction Agreement, at the Closing, the Blackstone Member contributed cash to the Company in exchange for the issuance of 49.9% of the issued and outstanding limited liability company interests in the Company (the “Interest Acquisition”);

WHEREAS, pursuant to the Master Transaction Agreement, the MGP Member and the Blackstone Member have entered into that certain Amended and Restated Limited Liability Agreement of the Company dated as of [•] (as the same may be amended, supplemented or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, the MGP Member and the Blackstone Member caused the Company (or one or more of its wholly-owned Subsidiaries) to obtain the Debt Financing and distribute a portion of the Debt Financing Amount (the “Debt Financing Distribution”) to MGP OP (or a direct or indirect wholly-owned Subsidiary thereof) and, in connection with the Debt Financing, MGM provided the Parent Debt Guaranty;

WHEREAS, pursuant to the Master Transaction Agreement, at the Closing, MGP OP caused a distribution of a portion of the proceeds received in the Debt Financing Distribution to MGM and issued additional MGP OP limited partnership units to MGM (or a direct or indirect wholly-owned Subsidiary thereof);

WHEREAS, in consideration for the agreement of MGM to make the MGM Contribution and MGP OP to make the Contribution, the parties hereto desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions.

Capitalized terms employed herein and not otherwise defined shall have the meaning assigned to them in the LLC Agreement and the following capitalized terms shall have the following meanings:

(a) “Accounting Firm” shall have the meaning set forth in Section 3(e).

(b) “Affiliate” means, with reference to a specified Person, any Person which, directly or indirectly (including through one or more intermediaries), Controls or is Controlled by or is under common Control with any other Person, including any Subsidiary of a Person. It is expressly agreed that, for purposes of this Agreement, none of MGP OP or its Subsidiaries shall be deemed to be an Affiliate of the MGM or any of its Subsidiaries (which are not also MGP OP’s Subsidiaries), and none of MGM or any of its Subsidiaries (which are not also MGP OP’s Subsidiaries) shall be deemed to be an Affiliate of MGP REIT or MGP OP or its Subsidiaries.

(c) “Agreement” shall have the meaning set forth in the Preamble.

(d) “Blackstone Member” shall have the meaning set forth in the Preamble.

(e) “Breach” means a breach by the Company during the Protected Period of any of its obligations in Section 2.

(f) “Bridge Loan” shall have the meaning set forth in the Recitals.

2

(g) “Built-In Gain” means, with respect to any Protected Party, the gain that would be allocable to such Protected Party pursuant to Code Section 704(c) with respect to the Protected Properties if the properties were disposed of in a taxable disposition at the time of the event requiring a determination of Built-In Gain; provided, for the avoidance of doubt, Built-In Gain shall not include any appreciation in the fair market value of a Protected Property or any other assets of the Company after the Effective Date or any amount attributable to any depreciation or amortization of a Protected Property following the Effective Date, and shall be reduced as a result of MGP OP’s taxable transfer of Interests in the Company, or any other event that causes all or a portion of such Code Section 704(c) amount to be recognized, including any amortization of the Debt Financing. For purposes of calculating amounts due pursuant to Section 3(a), the Built-In Gain shall be calculated immediately prior to a Breach and with the adjustments stated above. For purposes of determining Built-In Gain with respect to a Protected Party, if a Protected Party holds its indirect interest in the Protected Properties through tiers of Pass Through Entities, Built-In Gain shall mean the gain that would be allocable to the Protected Party pursuant to Code Section 704(c) indirectly through such Pass Through Entities upon a taxable disposition of the Protected Properties, and, on the Effective Date, the Built-In Gain shall be the gain that would be allocable to the Initial Protected Parties pursuant to Code Section 704(c) indirectly through MGP OP upon a taxable disposition of the Protected Properties by the Company. In no event shall the Built-In Gain be greater than the gain that would be recognized by MGP OP upon a taxable disposition of the Protected Properties immediately before the Contribution.

(h) “Chancery Court” shall have the meaning set forth in Section 6(g).

(i) “Closing” shall have the meaning set forth in the Master Transaction Agreement.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company” shall have the meaning set forth in the Preamble.

(l) “Company Tax Audit” shall have the meaning set forth in Section 4(c)(i).

(m) “Contribution” shall have the meaning set forth in the Recitals.

(n) “Control” (including the correlative meanings of the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly (including through one or more intermediaries), of the power to direct or cause the direction of the management and policies of such Person, through the ownership or control of voting securities, partnership interests or other equity interests, by contract or otherwise.

(o) “Debt Financing” shall have the meaning set forth in the Master Transaction Agreement.

(p) “Debt Financing Amount” means the principal amount of the Debt Financing advanced at Closing.

(q) “Debt Financing Distribution” shall have the meaning set forth in the Recitals.

3

(r) “Event of Default” shall have the meaning set forth in the Lease.

(s) “Effective Date” shall have the meaning set forth in the Preamble.

(t) “Effective Tax Rate” means the highest combined marginal U.S. federal, state and local income tax rate applicable to a corporation resident in Nevada, taking into account the character and type of the income recognized for the taxable year in which the transaction giving rise to such taxes occurred as if the Protected Party was taxable as a corporation.

(u) “Exempt Event” means any casualty (other than a Protected Casualty), condemnation, governmental taking, or other involuntary conversion of all or any portion of a Protected Property.

(v) “Existing Property Debt” means the Debt Financing and any subsequent refinancing thereof, including a refinancing of any subsequent refinancing.

(w) “First Post-Protection Period Refinancing” the first refinancing of Existing Property Debt by the Company or its Subsidiaries that occurs after the expiration of the Protected Period.

(x) “Fundamental Transaction” means (i) a merger, consolidation or other combination of the Company with or into any other entity, (ii) a transfer of all or substantially all of the assets of the Company, (iii) any reclassification or recapitalization by the Company of its interests or an exchange of the outstanding equity interests of the Company resulting from a merger, consolidation, or other combination of the Company with or into any other entity, (iv) a conversion of the Company into another form of entity, or (v) any other transaction undertaken by the Company pursuant to which a Protected Interest is exchanged or is required to be exchanged for cash or equity in any other entity, in each case described in clauses (i)-(v), without the Consent or action of the Protected Party. For the avoidance of doubt, a Fundamental Transaction does not include (A) any transfer or disposition of any direct or indirect interest in the Company undertaken pursuant to a “fundamental transaction” with respect to MGP OP as described in the foregoing sentence if “MGP OP” is substituted in each place where “the Company” appears, (B) any transfer or disposition of any interest in MGP OP directly or indirectly held by a Protected Party or (C) a transfer of the Protected Interest by MGP OP not undertaken pursuant to a Fundamental Transaction.

(y) “Increased Guaranty Costs Condition” means if the inclusion of the Parent Debt Guaranty in the First Post-Protected Period Refinancing would cause such proposed refinancing to violate applicable law or if the per annum interest rate payable under such a financing would be 200 basis points or more higher than a comparable financing that does not include a Parent Debt Guaranty.

(z) “Initial Protected Parties” shall mean MGM and any of its Affiliates that directly or indirectly holds an interest in MGP OP, excluding, for the avoidance of doubt, MGP REIT.

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(aa) “Interest” means the entire ownership interest of a Member in the Company at any particular time, including without limitation, the Member’s economic entitlement, any and all rights to vote and otherwise participate in the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such member to comply with all of the terms and provisions of this Agreement.

(bb) “Interest Acquisition” shall have the meaning set forth in the Recitals.

(cc) “Landlord” shall have the meaning set forth in the Lease.

(dd) “Lease” shall have the meaning as set forth in the LLC Agreement.

(ee) “LLC Agreement” shall have the meaning set forth in the Recitals.

(ff) “Master Transaction Agreement” shall have the meaning set forth in the Recitals.

(gg) “Member” or “Members” shall have the meaning set forth in the LLC Agreement.

(hh) “MGP OP” shall have the meaning set forth in the Preamble.

(ii) “MGP REIT” shall mean MGM Growth Properties LLC, a Delaware limited liability company.

(jj) “Minimum Debt Amount” means initially the Debt Financing Amount. The Minimum Debt Amount shall be reduced dollar for dollar by any mandatory payments of principal arising under the terms of the Existing Property Debt, including, without limitation, any cash flow sweeps. If the Debt Financing is refinanced during the Protected Period, the issue price of the refinanced debt (as determined under Code Section 1273(b)) shall be at least equal to the outstanding principal balance of the Debt Financing immediately prior to such refinancing.

(kk) “Nonrecourse Indebtedness” means the Debt Financing and any other indebtedness (i) that is “qualified nonrecourse financing” within the meaning of Code Section 465(b)(6) and a “nonrecourse liability” of the Company within the meaning of Treasury Regulations Section 1.752-1(a)(2) (determined, in each case, without regard to the Parent Debt Guaranty) and (ii) with respect to which the lender permits a Parent Debt Guaranty. For the avoidance of doubt, indebtedness shall not fail to qualify as Nonrecourse Indebtedness because of a Permitted Guaranty or any acquisition of such indebtedness by a Protected Party or a related person within the meaning of Code Section 465(b)(3)(C); provided, that (x) in no event shall the Blackstone Member, the Company or any of their Affiliates be treated as such a related person for purposes of this definition and (y) during any period in which MGM does not Control MGP OP, MGP OP and its Affiliates shall not be treated as such a related person for purposes of this definition, in each of (x) and (y), other than as a result of any action taken after the Effective Date by MGM or its Affiliates that results in the Company becoming a related person within the meaning of Code Section 465(b)(3)(C).

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(ll) “Parent Debt Guaranty” means the guaranty by MGM of the Debt Financing executed at the Closing in accordance with the agreement attached as Exhibit H of the Master Transaction Agreement and any additional guaranty executed from time to time by MGM in connection with any Existing Property Debt incurred by the Company or its Subsidiaries on substantially similar terms to the initial guaranty executed by MGM at Closing (other than corresponding changes necessary to reflect the amount and terms of such new Existing Property Debt).

(mm) “Party” or “Parties” shall have the meaning set forth in the Preamble.

(nn) “Pass Through Entity” means a partnership, grantor trust or S corporation for U.S. federal income tax purposes.

(oo) “Permitted Disposition” means a transfer by MGP OP (or any of its Subsidiaries treated as a disregarded entity for U.S. federal income tax purposes) of a Protected Interest to another Person pursuant to a nonrecognition provision of the Code.

(pp) “Permitted Guaranty” means, with respect to any Person that is the guarantor, the collective reference to a guaranty of indebtedness or indemnity that provides for personal recourse to such Person for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in a separate guaranty or indemnification agreement in non-recourse financing of real property.

(qq) “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

(rr) “Prohibited Transfer” shall have the meaning set forth in Section 2(a)(i).

(ss) “Protected Casualty” shall mean any casualty of all or any portion of a Protected Property that results in a taxable disposition of the Property solely because Landlord failed to make insurance proceeds available to Tenant in the manner required by the Lease.

(tt) “Protected Interest” means (i) the initial Interest (and any portion thereof) received by MGP Member on account of the Contribution and (ii) any equity interests in an entity treated as a partnership for U.S. federal income tax purposes received in exchange for the Protected Interest pursuant to a Fundamental Transaction with respect to which the tax basis in such equity interests is determined in whole or in part with reference to the transferor’s tax basis in such Protected Interest and (iii) any equity interest in an entity treated as a partnership for U.S. federal income tax purposes received in exchange for a Protected Interest in a Permitted Disposition.

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(uu) “Protected Party” means each of (i) the Initial Protected Parties and (ii) any Person who holds an interest in MGP OP held by an Initial Protected Party (or a Subsidiary of an Initial Protected Party treated as a disregarded entity for U.S. federal income tax purposes) on the Effective Date and who acquired such interest from an Initial Protected Party or other Protected Party in an exchange (pursuant to a nonrecognition provision of the Code) in which such Person’s adjusted basis in such interest, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the previous Protected Party in such interest. Upon such transfer, the transferor Protected Party and transferee Protected Party shall use commercially reasonable efforts to promptly notify the Company of the identity of the transferee Protected Party and provide any information reasonably requested by the Company regarding the transactions in which such transferee became a Protected Party, as well as the impact of such transactions upon the Built-In Gain.

(vv) “Protected Party Representative” shall have the meaning set forth in Section 6(b).

(ww) “Protected Party Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(xx) “Protected Period” means the period commencing on the Effective Date and expiring one hundred eighty (180) days after the ninth anniversary of the Effective Date.

(yy) “Protected Property” or “Protected Properties” shall mean the Real Property or Real Properties, and any and all replacement property received in exchange for such Real Property pursuant (1) to Code Section 1031, (2) to Code Section 1033 or (3) to any other Code provision that provides for the nonrecognition of income or gain (including all subsequent replacements pursuant to such Code Sections).

(zz) “Real Property” or “Real Properties” shall have the meaning assigned to the term “Property” and “Properties” as set forth in the LLC Agreement.

(aaa) “Subsidiary” means, with respect to any Person, any Affiliate of such Person which is directly or indirectly, through one or more intermediaries, Controlled by such Person.

(bbb) “Tax Audit” shall have the meaning set forth in Section 4(c)(ii).

(ccc) “Tenant” shall have the meaning set forth in the Lease.

(ddd) “TPA Claim Notice” shall have the meaning set forth in Section 3(d)(iii).

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(eee) “TPA Payment Amount” shall have the meaning set forth in Section 3(d)(iv).

(fff) “TPA Payment Date” shall have the meaning set forth in Section 3(d)(iii).

(ggg) “Transactions” shall have the meaning set forth in the Master Transaction Agreement.

(hhh) “Transaction Documents” means the Master Transaction Agreement, the LLC Agreement, the Lease and any other document implementing the Transactions.

(iii) “Treasury Regulations” means the income tax regulations under the Code, in final form, (i) where there is a reference to a specific regulation, as of the date hereof and (ii) in all other cases, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). For the avoidance of doubt, Treasury Regulations shall reference the proposed or temporary regulations only where expressly provided, and shall reference them as of the date hereof.

Section 2. Protected Period Prohibited Activity.

(a) Restrictions on Disposition of Protected Property.

(i) Prohibited Transfers. Except as otherwise provided in this Section 2(a), during the Protected Period, the Company shall not and shall not permit: (i) a sale, transfer, exchange, or other disposition (including a Protected Casualty) of a Protected Property or any interest therein held by the Company directly or indirectly in a transaction that results in an allocation to any Protected Party of all or any portion of its Built-In Gain with respect to such Protected Property under Code Section 704(c) (including any portion thereof recognized under Code Section 704(c)(1)(B)), other than in an Exempt Event or (ii) effect a distribution (other than in connection with an Exempt Event) by the Company to any Member that results in the recognition of all or any portion of a Protected Party’s Built-In Gain with respect to a Protected Property under Code Section 737 (any such disposition under clause (i) or distribution under clause (ii) (other than a disposition or distribution described in Section 2(a)(ii) or Section 2(a)(iii)), a “Prohibited Transfer”).

(ii) Replacement Property Transfers. The Company (or any of its Subsidiaries) may transfer a Protected Property without the consent of the Protected Parties if such transfer constitutes (I) a like-kind exchange of the Protected Property pursuant to Code Section 1031, or (II) an involuntary conversion of the Protected Property pursuant to Code Section 1033, in each case if, and only if, such a transfer described in either of the forgoing clauses (I) and (II) does not result in the recognition of any income or gain by any Protected Party.

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(iii) Permitted Transfer. The Company (or any of its Subsidiaries) may transfer a Protected Property or any interest therein held by the Company or its Subsidiaries in a transaction described in Code Section 721 without the consent of any Protected Party if, and only if, (a) such transfer does not result in the recognition of Built-In Gain by any Protected Party, (b) the Company (or its successor) remains bound by the terms of this Agreement and (c) the partnership interest received by the Company (or any of its Subsidiaries) becomes Protected Property.

(b) Restrictions on Fundamental Transactions. During the Protected Period, the Company and its Subsidiaries shall not consummate or permit any Fundamental Transaction that results in a taxable disposition (in whole or in part) of a Protected Interest in the Company resulting in the recognition of income or gain by any Protected Party attributable to its Built-In Gain in a Protected Property.

(c) Company Obligation to Maintain Nonrecourse Indebtedness.

(i) During the Protected Period, with respect to the Protected Properties then held by the Company, the Company shall maintain, directly or indirectly, an amount of Nonrecourse Indebtedness secured by the Protected Properties or to which the Protected Properties are otherwise subject for purposes of Treasury Regulations Section 1.752-3(a) (and which is not secured by any other property and to which no other property is subject for purposes of Treasury Regulations Section 1.752-3(a) other than personal property and intangible property in connection with the Protected Properties including any property securing the Debt Financing as of the Closing) not less than the Minimum Debt Amount.

(ii) If, during the Protected Period, the Company refinances any Existing Property Debt (or other Nonrecourse Indebtedness) allocated to MGP OP (for purposes of Treasury Regulations Section 1.752-3(a)(3) or 1.707-5(a)(2)), the Company shall structure the transaction in a manner such that such Nonrecourse Indebtedness is replaced with other Nonrecourse Indebtedness treated as a continuation of the original Nonrecourse Indebtedness for purposes of Treasury Regulations Section 1.707-5(c) to the extent permitted by applicable law.

(iii) If the Company incurs the First Post-Protection Period Refinancing, the Existing Property Debt incurred by the Company in connection with such First Post-Protection Period Refinancing shall be Nonrecourse Indebtedness unless the Increased Guaranty Costs Condition occurs. The Parties acknowledge that following the expiration of the Protected Period, the Company has no obligation to maintain any minimum amount of Nonrecourse Indebtedness and therefore, the maximum amount of indebtedness guaranteed under any Parent Debt Guaranty elected to be executed by MGM with respect to the First Post-Protection Period Refinancing shall be limited to the actual amount of Nonrecourse Indebtedness then maintained by the Company.

(d) Breach of Lease; Control of Company by Protected Party. Notwithstanding the foregoing, in no event shall the Company be liable for any Breach if, (i) at the time of such Breach there is an Event of Default (as defined under the Lease) that has occurred and is continuing, or the Lease has terminated as a result of an Event of Default or (ii) the Breach arises from an action taken by the Company without the consent of the Blackstone Member in violation of Section 6.3.1(i) of the LLC Agreement at a time when MGM Controls, directly or indirectly, the Managing Member (as defined in the LLC Agreement) of the Company, including, without limitation, through its ownership of voting securities, partnership interests or other equity interests, in MGP OP and MGM Growth Properties LLC.

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(e) Consented Actions. The Company may take any action prohibited by the covenants contained in this Section 2 with the express written consent of the Protected Party Representative releasing the Company from liability for the specific breach of covenant from which such liability arises. For the avoidance of doubt, absent such express written consent, (i) any rights of the Company or the Members in the Transaction Documents to take any action that would give rise to a Breach (including, but not limited to, any right to transfer a Protected Property, repay debt, make tax elections or distribute casualty or condemnation proceeds) shall not release the Company from its obligations under this Agreement in respect of a Breach and (ii) the consent by the Protected Party Representative of an act by the Company that would give rise to a Breach shall not be interpreted as a waiver of any of any Protected Party’s rights under this Agreement unless such consent expressly references the Protected Parties, represented by the Protected Party Representative, releasing the Company from liability.

Section 3. Indemnification; Liability.

(a) Payment for Breach.

(i) In the event of a Breach of Section 2(a), the Company shall pay to each Protected Party an amount equal to (A) the product of (x) the amount of Built-In Gain recognized by such Protected Party multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(ii) In the event of a Breach of Section 2(b), the Company shall pay to each Protected Party an amount equal to (A) the product of (x) the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

(iii) In the event of a Breach of Section 2(c), the Company shall pay to each Protected Party an amount equal to (A) the product of (x) the amount of income or gain recognized by such Protected Party as a result of such Breach (but not in excess of the amount of remaining Built-In Gain with respect to such Protected Party calculated immediately before such breach) multiplied by (y) the Effective Tax Rate, divided by (B) one hundred percent minus the Effective Tax Rate.

In the event that multiple Breaches occur as a result of a single event, payments under this Section 3(a) shall be calculated in sequence for each such Breach. Any payments due under this Section 3(a) shall be paid in accordance with Section 3(d).

(b) Exclusive Remedy. The parties hereto agree and acknowledge that the payment obligations of the Company pursuant to Section 3(a) hereof shall constitute liquidated damages for any Breach and shall be the sole and exclusive remedy of the Protected Parties for any such Breach. Without waiving any of its rights under any of the Transaction Documents, each Protected Party acknowledges and agrees that it shall have no right to initiate a claim for specific performance of the obligations under Section 2 of this Agreement.

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(c) Limitations.

(i) Notwithstanding the foregoing and for the avoidance of doubt, no Breach shall be deemed to have occurred and the Company shall not be obligated to pay any Protected Party for the amount of any taxes payable by (or additional taxes payable by) such Protected Party as a result of any gain recognized, including any Built-In Gain, by such Protected Party to the extent any gain recognized is directly attributable to or resulting from or with respect to MGM’s termination of, reduction in, modification of, or failure to enter into, a Parent Debt Guaranty.

(ii) For the avoidance of doubt, in the event of a Breach, none of the Protected Parties, MGP OP, or their Affiliates shall be obligated to enter into (or increase the amount of) any guaranty in order to mitigate any payments due under this Section 3.

(iii) Notwithstanding any other provision of this Agreement to the contrary, the liability of the Company under Sections 3(a)(i), 3(a)(ii), and 3(a)(iii) of this Agreement shall not exceed, in aggregate, (A) the product of (x) the Built-In Gain with respect to the Initial Protected Parties as of the Effective Date and (y) the highest Effective Tax Rate in effect at the time of any Breach, divided by (B) one hundred percent minus such highest Effective Tax Rate. An example of the foregoing limitation is set forth in Exhibit A.

(d) Procedural Matters.

(i) If a Breach has occurred, the Company shall provide to the Protected Party Representative and MGP REIT written notice of the event or transaction giving rise to such Breach as soon as reasonably practicable.

(ii) The Company, MGP Member and MGP OP agree to provide any information reasonably requested by the Protected Party Representative in connection with any Breach.

(iii) Not later than the date that is the later of: (i) thirty (30) business days after receipt by the Company of a written claim from MGM claiming that damages are due as a result of a Breach (a “TPA Claim Notice”) or (ii) the date on which the underlying tax payment (including estimated tax payments) is due (the “TPA Payment Date”), the Company shall make such payment, unless the Company disagrees with the computation of the amount required to be paid in respect of such Breach, in which event the parties shall negotiate in good faith to reach an agreement, and if the parties are unable to agree, the procedures in Section 3(e) below shall apply and the payment shall be due within ten (10) business days after the earlier of a determination by the Accounting Firm or an agreement between the Company and the Protected Party Representative as to the amount required to be paid. Any such written claim shall set forth a detailed calculation of the amounts due to each Protected Party pursuant to Section 3(a) and shall provide the Company with such evidence or verification as the Company may reasonably require and the Protected Party Representative shall timely provide all information reasonably requested by the Company to determine the amount of the payment to be made.

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(iv) Any outstanding obligations of the Company pursuant to Section 3(d)(iii) as determined by agreement of the parties or determination by the Accounting Firm (the “TPA Payment Amount”) shall accrue interest at the rate of ten percent (10%) per annum, compounded quarterly, from the applicable TPA Payment Date until the TPA Payment Amount (including any interest accrued thereon) has been paid in full.

(e) Dispute Resolution.

(i) If the Company and the Protected Party Representative are unable to agree as to whether a Breach has occurred or the calculation of the amounts due pursuant to Section 3(a), the dispute shall be submitted to a nationally recognized accounting firm selected jointly by the Company and the Protected Party Representative (the “Accounting Firm”). If the Company and the Protected Party Representative cannot jointly agree on an Accounting Firm, the Company, on the one hand, and the Protected Party Representative, on the other, shall each select a nationally recognized accounting firm and the two firms selected by the parties shall jointly select a third nationally recognized accounting firm. Together, the three accounting firms selected shall serve on a panel as the Accounting Firm.

(ii) The Accounting Firm shall be instructed to resolve as expeditiously as possible all points of any such disagreement. All determinations made by the Accounting Firm with respect to whether a Breach has occurred and the amount of the damages payable pursuant to Section 3(a) shall be final, conclusive and binding on the Company and the Protected Parties. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Company, on the one hand, and the Protected Parties, on the other.

Section 4. Tax Treatment and Reporting; Tax Proceedings.

(a) Tax Treatment of Transaction.

(i) For purposes of making any computations hereunder, absent (i) a determination to the contrary pursuant to Code Section 1313 or (ii) any change in law that applies prior to the reporting of the Transactions, the Parties shall treat the Transactions as follows: (1) pursuant to Revenue Ruling 99-5, 1999-1 C.B. 434, Situation 2, the contribution by the Blackstone Member of cash to the Company and a contribution by MGP OP (through MGP Member) of the assets and liabilities of Mandalay Bay Property Owner and MGM Grand Property Owner as a transaction described in Code Section 721, (2) (A) the Debt Financing as a recourse liability (within the meaning of Treasury Regulations Section 1.707-5(a)(2) and 1.752-1(a)(1)) to the extent that, and in the amount with respect to which, MGM enters into and maintains the Parent Debt Guaranty with respect to the Debt Financing and (B) the distribution of the Debt Financing Distribution by the Company to MGP OP as a “debt-financed transfer” of liabilities pursuant to Treasury Regulations Section 1.707-5(b), but not in excess of the amount of the Debt Financing with respect to which MGM enters into and maintains the Parent Debt Guaranty,

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and (3) the assumption of the Bridge Loan by the Company upon the contribution of Mandalay Bay Property Owner to the Company as an assumption of “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6). Any references to an entity in this Section 4(a)(i) shall be interpreted to reference such entity’s regarded parent for U.S. federal income tax purposes (and applicable state and local income tax purposes) if such entity is treated as a disregarded entity for U.S. federal income tax purposes (and applicable state and local income tax purposes).

(b) Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors. Without limiting the foregoing, neither MGP OP nor the Company makes any representation or warranty to any Protected Party providing that the Parent Debt Guaranty will be respected for federal income tax purposes such that the Debt Financing is treated as a recourse liability for which MGM bears the economic risk of loss for purposes of Section 752 of the Code or as causing MGM to be considered “at risk” with respect to the Debt Financing for purposes of Section 465 of the Code.

(c) Tax Audits.

(i) If the Company or MGP OP receives any claim, demand, assessment or other assertion that could (i) result in recognition of Built-In Gain by, or allocation of Built-In Gain to, a Protected Party, (ii) impact the allocation of liabilities to MGP OP (through the MGP Member), or (ii) impact the tax treatment of the Transactions (a “Company Tax Audit”), the Company, shall provide notice to the Protected Party Representative and MGP REIT, and the Protected Party Representative shall have the right to participate in such Company Tax Audit with respect to such matters, and the Company, shall not settle the applicable portion of any such Company Tax Audit without the consent of the Protected Party Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if and to the extent that the Company agrees in writing that the Protected Parties’ tax (including the amount of such tax) with respect to a matter is indemnified under Section 3 of this Agreement, the Protected Party Representative’s consent shall not be required to settle such matter.

(ii) If any Protected Party receives any claim, demand, assessment or other assertion that could result in a tax liability giving rise to an indemnification obligation by the Company under Section 3(a) (a “Protected Party Tax Audit” or Company Tax Audit herein referred to as a “Tax Audit”), such Protected Party shall provide notice to the Company, and the Company shall have the right to participate in such claim, demand, assessment or other contest to the extent of the applicable portion that could result in an obligation of the Company under this Agreement, and such Protected Party shall not settle the applicable portion of any such claim, demand, assessment or other contest without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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(iii) Notwithstanding anything to the contrary herein, if any Tax Audit causes a change in the amount owed by the Company to any Protected Party pursuant to Section 3(a), then (i) if there is an increase in the amount owed by the Company to any Protected Party, the Company shall pay to such Protected Party any incremental amount of damages resulting from such increase, or (ii) if there is a decrease in the amount owed by the Company to any Protected Party, such Protected Party shall pay to the Company any incremental decrease in the amount of damages previously paid to the Protected Party, in each case, as calculated pursuant to Section 3(a).

(d) Change in Law. If, as a result of change in law or interpretation thereof, Built-In Gain or gain recognized pursuant to Code Section 731 would be recognized by any Protected Party absent a Breach, the parties hereto shall use commercially reasonable efforts to avoid or minimize the gain recognized by such Protected Party consistent with applicable law; provided that, the Company shall not be required to incur any unreimbursed costs or modify the economic arrangements of the parties and the Company shall have no obligation or liability to any Protected Party and/or its permitted successor-in-interest to the extent that the Company’s inability to comply with the provisions of this Agreement are attributable to such change in the tax laws or interpretation thereof.

(e) Built-In Gain. On or before July 1, 2020, MGM shall provide to the Company (i) the Built-In Gain (and its relative allocation among (x) MGM and each of its Affiliates that are treated as a corporation or partnership for U.S. federal income tax purposes and is treated as directly holding an interest in MGP OP for U.S. federal income tax purposes (including through a chain of one or more disregarded entities) and (y) land, buildings and personal property, which shall be used by the Parties for tax reporting purposes) attributable to the Protected Properties, (ii) supporting documentation with respect thereto.

Section 5. Company Tax Covenants.

(a) Prohibited Actions. At all times on or after the Effective Date, the Company agrees for the benefit of the Protected Parties that it shall not take (and shall not permit to be taken) any action that results in a breach of the covenants in Section 9.6.5 of the LLC Agreement as it is reflected on the Effective Date.

(b) Remedies. For the avoidance of doubt, Section 3(b) shall not apply to a breach of Section 5(a), and the Protected Parties shall be entitled to all remedies available in law or equity.

Section 6. Transfers.

(a) Assignment. Except as otherwise provided herein, (i) neither the Company nor MGP OP shall assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Protected Party Representative and (ii) no Protected Party may assign its rights and/or obligations under this Agreement, in whole or in part, without the prior written consent of the Company.

(b) The Protected Party Representative. For the purposes of Sections 2(e), 3(d), 3(e), 4(c) and 6(a) of this Agreement, the Protected Parties shall be represented by a representative (the “Protected Party Representative”), which shall be authorized to act on behalf of all Protected Parties as set forth in this Agreement. Initially the Protected Party Representative shall be MGM. Upon a transfer by MGM (or any of its Subsidiaries treated as a disregarded entity for U.S. federal

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income tax purposes) of 100% of its interest in MGP OP to a Person that causes such Person to be treated as a Protected Party pursuant to the definition of Protected Party, MGM may designate such Person as a successor Protected Party Representative hereunder; provided, however, that (i) such Person is reasonably satisfactory to the Company and (ii) MGM shall not be replaced by such Person as Protected Party Representative unless such Person agrees in writing to assume the obligations of the Protected Party Representative under this Agreement.

Section 7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof, and supersedes all prior agreements or understandings between the Parties in respect of the subject matter hereof.

(b) Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

(c) Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(e) Governing Law. All claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

(f) Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

(g) Jurisdiction and Venue. Each Party (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees

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not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7(i). Nothing in this Section 7(g), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(h) Construction; Interpretation. The term “this Agreement” means this Tax Protection Agreement together with the Schedules and Exhibits hereto (if any), as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits (if any), and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “but not limited to”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

(i) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail (followed by overnight courier), (c) by delivery by a nationally recognized overnight courier or (d) by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

Copies of all notices to the Company shall be sent to Blackstone Member and MGP OP.

If to Blackstone Member, to:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

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c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

With a copy (which shall not constitute notice to Blackstone Member) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa and Erik Quarfordt

Email: gressa@stblaw.com and equarfordt@stblaw.com

If to MGP REIT or MGP OP, to:

MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attention: James C. Stewart

Email: JStewart@mgpreit.com

and

Conflicts Committee of the Board of Directors of MGM Growth Properties LLC

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

Attention: Thomas A. Roberts, Michael Rietbrock, and Robert Smith

Email: TAR@thomasaroberts.com, mike.rietbrock@gmail.com and bob.winston.smith@gmail.com

With a copy (which shall not constitute notice to MGP REIT or MGP OP) to:

Hogan Lovells US LLP

1999 Avenue of the Stars #1400

Los Angeles, CA 90067

Attention: Barry Dastin

Email: barry.dastin@hoganlovells.com

and

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Matt Thomson

Email: matt.thomson@hoganlovells.com

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and

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

P.O. Box 951

Wilmington, Delaware 19801

Attention: Mark A. Morton and Thomas A. Mullen

Email: mmorton@potteranderson.com and tmullen@potteranderson.com

If to MGM, to:

c/o MGM Resorts International

6385 South Rainbow Boulevard, Suite 500

Las Vegas, NV 89118

Attention: Corporate Legal

With a copy (which shall not constitute notice to MGM) to:

Email: legalnotices@mgmresorts.com

With copies (which shall not constitute notice to MGM) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, W. Michael Bond, Mark Schwed and Sachin Kohli

E-mail: michael.aiello@weil.com, michael.bond@weil.com,

mark.schwed@weil.com and sachin.kohli@weil.com

(j) Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

(k) Extension; Waiver. Each Party may in a writing executed by such Party (a) extend the time for the performance of any of the obligations or other acts by any other Party, or (b) waive compliance by any other Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

(l) Remedies. Except as otherwise expressly provided herein or in any Transaction Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy.

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(m) Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions; provided that, the provisions of this Section 7(m) shall not increase the obligations or decrease the rights of any Party as otherwise set forth in this Agreement or in any Transaction Document, except to a de minimis extent.

(n) Non-Recourse.

(i) Notwithstanding anything to the contrary contained herein, the Initial Protected Parties’ direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Initial Protected Parties and the direct and indirect partners or members of Initial Protected Parties assume no personal liability for any obligations entered into on behalf of the Initial Protected Parties and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Initial Protected Parties under this Agreement.

(ii) Notwithstanding anything to the contrary contained herein, the Company’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Company and the direct and indirect partners or members of the Company assume no personal liability for any obligations entered into on behalf of the Company and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Company under this Agreement.

(iii) The provisions of this Section 7(n) shall survive the termination of this Agreement.

[Signatures Commence on Following Page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MGM Resorts International

By:
Name: Corey Sanders
Title: Chief Financial Officer and Treasurer

MGM Growth Properties Operating Partnership, L.P.

By:
Name: James C. Stewart
Title: Chief Executive Officer

MGP BREIT Venture 1 LLC

By:
Name:
Title:

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EXHIBIT A

Payment for Breach – Illustrative Example

The following example illustrates the cap on indemnity payments contained in Section 3(c)(iii) of this Agreement. Under Section 3(c)(iii), the liability of the Company under Sections 3(a)(i), 3(a)(ii), and 3(a)(iii) of this Agreement shall not exceed, in aggregate, (A) the product of (x) the Built-In Gain as of the Effective Date and (y) the highest Effective Tax Rate in effect at the time of any Breach, divided by (B) one hundred percent minus such Effective Tax Rate.

Assuming that (a) the Built-In Gain as of the Effective Date is $2.5 billion and (b) there have been Breaches where the Effective Tax Rate in effect at the time of such Breaches was 18%, 15%, 21%, respectively, such that the highest Effective Tax Rate in effect at the time of any Breach is 21%, then the cap on the Company’s liability under Sections 3(a)(i), 3(a)(ii), and 3(a)(iii) of this Agreement is calculated as follows:

1.	Built-In Gain: $2.5 billion.

2.	Highest Effective Tax Rate: 21%.

3.	(A) equal to product of (x) Built-In Gain and (y) Effective Tax Rate: $525 million.

4.	(B) equal to one hundred percent minus the highest Effective Tax Rate: 79%.

5.	Cap on indemnity payments equal to (A) divided by (B): $664.56 million.

The indemnity payment shown above is rounded to the nearest hundredth decimal place solely for convenience and varies from the actual indemnity payment.

The parties to the Agreement acknowledge and agree that the example above is based on assumptions and that the actual amount of the cap on the Company’s liability will be calculated appropriately to reflect (i) the actual Built-In Gain as of the Effective Date and (ii) and highest Effective Tax Rate at time of any Breach.

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”) is executed as of [___________ ___], 2020, by MGM RESORTS INTERNATIONAL, a Delaware corporation, having an address at 6385 South Rainbow Boulevard, Suite 500, Las Vegas, Nevada 89118 (together with its successors and permitted assigns, “Guarantor”), in favor of [ADMINISTRATIVE AGENT], a [___________], having an address at [________________], as administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”) for [LENDERS] a [___________], having an address at [________________], (together with its successors and assigns, “[___]” and, together with [LENDERS] individually and collectively as the context requires, “Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to those certain promissory notes, dated as of the date hereof, made by [MANDALAY PROPCO, LLC], a Delaware limited liability company (“Mandalay Borrower”) and [MGM GRAND PROPCO, LLC], a Delaware limited liability company (“Grand Borrower”, and together with Mandalay Borrower, “Borrower”), in the aggregate original principal amount of [____________ and __/100 Dollars ($_____________)] (together with all renewals, modifications, substitutions, increases, amendments and extensions thereof, collectively, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (the “Loan”), which Loan is (i) secured by the liens and security interests of those certain [Deeds of Trust], each dated as of the date hereof, made by the Borrower for the benefit of Administrative Agent for the benefit of Lender (collectively, and as the same may hereafter be amended, restated, renewed, supplemented, replaced, extended or otherwise modified from time to time, the “Mortgage”), (ii) further evidenced by that certain Loan Agreement, dated as of the date hereof, by and among Borrower, Lender and Administrative Agent (as the same may hereafter be amended, modified, restated, renewed or replaced, the “Loan Agreement”), and (iii) further evidenced, secured or governed by the other instruments and documents executed in connection with the Loan (together with the Note, the Loan Agreement and the Mortgage, collectively, the “Loan Documents”);

WHEREAS, pursuant to the terms of that certain Master Transaction Agreement, dated as of January [__] 2020, by and among Guarantor, MGM Growth Properties Operating Partnership L.P. and BCORE [Windmill Parent] LLC, as of the date hereof (i) Borrower, as landlord, and Mandalay Bay, LLC and MGM Grand Hotel, LLC as tenants, are entering into that certain Master Lease with respect to the properties commonly known as the Mandalay Bay Resort and Casino (“Mandalay Bay”) and MGM Grand Hotel & Casino (“MGM Grand”, and together with Mandalay Bay, the “Properties”), (ii) Guarantor is executing and delivering to Borrower that certain Guaranty of Lease Documents and (iii) Guarantor is delivering this Guaranty to Administrative Agent; and

WHEREAS, Guarantor will directly benefit from Lender’s making of the Loan to Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Defined Terms. All terms not defined in this Guaranty shall have the meaning ascribed to them in the Loan Agreement. As used in this Guaranty, the following terms shall have the respective meanings set forth below:

(a) “Collateral” means all collateral and/or security for the Loan granted or pledged to Administrative Agent and Lender pursuant to the Loan Documents, including, without limitation, the Properties.

(b) “Business Day” means any day, other than a Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York or the State of Nevada are authorized or required by Law or other governmental action to close.

(c) “Conditions Precedent” has the meaning set forth in Section 2.2 hereof.

(d) “Debt” means the unpaid principal amount of the Loan, all interest accrued and unpaid thereon and all other sums due to Administrative Agent and Lender in respect thereof.

(e) “Fair Market Value” means the difference between (A) price at which the Collateral would be sold for cash by a willing seller not compelled to sell to a willing buyer not compelled to buy, taking into account all relevant factors, but assuming for purposes of determination of such price that the Collateral were sold unencumbered by the Loan, as agreed by Administrative Agent and Guarantor; less (B) the reasonable costs that would reasonably be anticipated to be incurred by a seller in connection with a sale of the Collateral.

(f) “Financial Statements” means (i) for a fiscal year, audited consolidated statements of operations, shareholders’ equity and cash flows of Guarantor and its subsidiaries for such fiscal year and the related consolidated balance sheet as at the end of such fiscal year, prepared in accordance with GAAP as at such date, and (ii) for each fiscal quarter (other than the fourth fiscal quarter in any fiscal year), the unaudited consolidated statements of operations and cash flows of Guarantor and its subsidiaries for the fiscal year ended with such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, prepared in accordance with GAAP.

(g) “GAAP” means the generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board Accounting Standards Codification and rules and interpretive releases of the SEC under authority of federal securities laws.

(h) “Guaranteed Obligations” means the unpaid portion of the initial principal amount of the Loan (without giving effect to any future amendments that may increase the principal balance) and all interest accrued and unpaid thereon, but excluding, for the avoidance of doubt, any amounts other than principal and interest due thereon.

(i) “SEC” means the United States Securities and Exchange Commission.

(j) “SEC Reports” means the quarterly and annual reports required under the Securities Act and related rules and regulations to be filed with the SEC on Forms 10-Q and 10-K.

(k) “Securities Act” means The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

ARTICLE II

NATURE AND SCOPE OF GUARANTY

2.1 Guaranty of Obligation. Subject to the terms and conditions hereof, Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Lender and its successors and assigns the full, prompt and complete payment of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

(a) Notwithstanding anything to the contrary contained herein, Administrative Agent expressly acknowledges and agrees that the scope of Guarantor’s obligations under this Guaranty are limited to the payment of an amount equal to the unpaid portion of the Guaranteed Obligations and Guarantor shall have no other or further obligation under this Guaranty or under the Loan Documents whatsoever in respect of any act or omission, whether in respect of payment, performance or otherwise, of Borrower or any other obligor of the Debt, or any of their respective employees, agents, representatives, officers or directors in connection with the Loan, whether based on contract, tort, negligence, strict liability, delay, warranty, indemnity, error and omission or otherwise.

2.2 Nature of Guaranty; Conditions Precedent.

(a) This Guaranty is an irrevocable, absolute and continuing guaranty of collection (as contemplated pursuant to Section 3-416(2) of the Uniform Commercial Code as in effect in the State of New York as of the date hereof (the “NY UCC”) and not a guaranty of payment (as contemplated under Section 3-416(1) of the NY UCC). Notwithstanding anything to the contrary contained in this Guaranty, no payment shall be due from Guarantor to Lender and the Guaranteed Obligations shall not be due or payable until and unless each of the following conditions precedent shall have been satisfied (collectively, the “Conditions Precedent”):

(i) the Debt shall be due and payable in full and Borrower shall have failed to pay the Debt in full in accordance with the Loan Documents;

(ii) Administrative Agent shall have made written demand to Guarantor for payment of the Guaranteed Obligations and, together therewith, shall have provided to Guarantor a reasonably detailed computation of the amount of the Guaranteed Obligations, reasonably detailed back-up calculations supporting the same, and such other back-up documentation reasonably related thereto; and

(iii) Administrative Agent shall have asserted, exercised and enforced, to the maximum extent permitted by applicable law, all rights and remedies to which Administrative Agent may be reasonably entitled in respect of the Debt, and shall have exhausted Administrative Agent’s efforts to seek repayment of the Loan from all sources other than this Guaranty, including any rights, claims or pursuit of foreclosure or power of sale resulting from such judgment and Administrative Agent shall have successfully conducted a foreclosure sale of the Collateral.

(b) This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor and after (if Guarantor is a natural person) Guarantor’s death (in which event this Guaranty shall be binding upon Guarantor’s estate and Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Administrative Agent with respect to the Guaranteed Obligations. This Guaranty may be enforced by Administrative Agent on behalf of Lender and any subsequent holder of the Note or any part thereof and shall not be discharged by the assignment or negotiation of all or part of the Note.

2.3 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense (other than that (x) the Guaranteed Obligations are not due and owing or have been paid in full or (y) all sums payable under the Note or any of the other Loan Documents have been paid in full) of Guarantor, Borrower, any other Loan Party or any other party, against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

2.4 Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid or performed when due, whether at demand, maturity, acceleration or otherwise, upon satisfaction of the Conditions Precedent, Guarantor shall, immediately upon demand by Administrative Agent, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, perform and pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

2.5 Computation of Amount of Money Judgment.

(a) Notwithstanding anything to the contrary contained in this Guaranty or the Loan Documents, Guarantor shall be entitled to all rights, benefits and defenses under applicable Nevada law, including, without limitation, the rights, benefits and defenses under Nevada Revised Statutes 40.459 and the judicial decisions relating thereto. For the avoidance of doubt, Administrative Agent agrees that Guarantor shall be entitled to all such rights, benefits and defenses regardless of whether it should ever be determined that Nevada law does not apply to any claim and regardless of any change to Nevada Revised Statutes 40.459 or any other applicable Nevada law after the date hereof.

(b) If the amount of the Debt exceeds the amount of the Guaranteed Obligations, for purposes of determining the amount of the deficiency judgment with respect to the Guaranteed Obligations pursuant to Nevada Revised Statutes 40.455, the amount of the credit for the value of the Collateral taken into account pursuant to Nevada Revised Statutes 40.459 shall be the product of (A) the greater of (i) the fair market value of the Collateral or (ii) the amount for which it was sold and (B) the quotient of the amount of the Guaranteed Obligations divided by the amount of the Debt. For the avoidance of doubt, the amount of the deficiency judgment shall be determined in a manner such that this Guaranty would be a recognized obligation for purposes of Treasury Regulation Section 1.752-2(b)(3) and would not be considered a “bottom dollar payment obligation” within the meaning of Treasury Regulation Section 1.752-2(b)(3)(ii)(C).

2.6 Waivers. Guarantor agrees to the provisions of the Loan Documents, and hereby waives notice of, and any rights of consent to, (a) any loans or advances made by Administrative Agent or Lender to Borrower, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Mortgage, the Loan Agreement or of any other Loan Documents (other than this Guaranty), (d) the execution and delivery by Borrower, Lender and Administrative Agent of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Properties and/or the collateral for the Loan, (e) the occurrence of any breach by Borrower or any other Loan Party or an Event of Default, (f) except as specifically provided in the Loan Documents, Administrative Agent’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) except as specifically provided for herein, sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) except as specifically provided in the Loan Documents, protest, proof of non-payment or default by Borrower or any other Loan Party, (i) except as specifically provided herein or in the other Loan Documents, any other action at any time taken or omitted by Administrative Agent, and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed, (j) except as specifically provided for herein, any limitation of liability or recourse in any other Loan Document or arising under any law, (k) any claim or defense that this Guaranty was made without consideration or is not supported by adequate consideration, (l) except as expressly agreed to in writing by Administrative Agent, whether express or by operation of law, any partial release of the liability of Guarantor hereunder, or if one or more other guaranties are now or hereafter obtained by Administrative Agent covering all or any part of the Guaranteed Obligations, any complete or partial release of any one or more of such guarantors under any such other guaranty, or any complete or partial release or settlement of Borrower or any other party liable, directly or indirectly, for the payment of any or all of the Guaranteed Obligations, (m) the making of advances by Administrative Agent to protect its interest in the Properties, preserve the value of the Properties or for the purpose of performing any term or covenant contained in any of the Loan Documents, or (n) except as specifically provided for herein, the existence of any claim, counterclaim, set-off, recoupment, reduction or defense (other than that (x) the Guaranteed Obligations are not due and owing or have been paid in full or (y) all sums payable under the Note or any of the other Loan Documents have been paid in full) based upon any claim or other right that Guarantor may at any time have against Borrower, Administrative Agent, Lender or any other Person, whether or not arising in connection with this Guaranty, the Note, the Loan Agreement, or any other Loan Document.

2.7 Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within ten (10) Business Days after demand by Administrative Agent, pay Administrative Agent all reasonable out-of-pocket costs and expenses (including court costs and reasonable third-party attorneys’ fees) incurred by Administrative Agent in the enforcement hereof or the preservation of Administrative Agent’s rights hereunder. The covenant contained in this Section 2.7 shall survive the payment of the Guaranteed Obligations.

2.8 Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Administrative Agent must rescind or restore any payment, or any part thereof, received by Administrative Agent in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Administrative Agent shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Borrower, each other Loan Party and Guarantor that Guarantor’s obligations hereunder shall not be discharged except as expressly provided for herein or in the Loan Agreement or by Guarantor’s performance of such obligations and then only to the extent of such performance.

2.9 Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, until the Debt is indefeasibly paid in full, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Administrative Agent), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other Loan Party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty.

2.10 Borrower and Loan Party. The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Borrower or all of the interest in Borrower. The term “Loan Party” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of any Loan Party or all of the interest in such Loan Party.

ARTICLE III

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Except as specifically provided for herein, Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

3.1 Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Mortgage, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between Borrower and Administrative Agent, or any other parties, pertaining to the Guaranteed Obligations or any failure of Administrative Agent to notify Guarantor of any such action.

3.2 Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Administrative Agent to Borrower, any other Loan Party or Guarantor.

3.3 Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, any other Loan Party, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower, any other Loan Party or Guarantor, or any sale, lease or transfer of any or all of the assets of Borrower, any other Loan Party or Guarantor, or any changes in the shareholders, partners or members of Borrower, any other Loan Party or Guarantor; or any reorganization of Borrower, any other Loan Party or Guarantor.

3.4 Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (a) the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Mortgage, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower other than the payments on the Loan made by Borrower, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Note, the Mortgage, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower, any other Loan Party or any other person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

3.5 Release. Any full or partial release of the liability of Borrower or any other Loan Party on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay or perform the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to pay or perform the Guaranteed Obligations, or that Administrative Agent will look to other parties to pay or perform the Guaranteed Obligations.

3.6 Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

3.7 Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

3.8 Care and Diligence. The failure of Administrative Agent or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Administrative Agent (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

3.9 Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

3.10 Offset. Any existing or future right of offset, claim or defense of Borrower, any other Loan Party or Guarantor against Administrative Agent, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise, other than payment of the Guaranteed Obligations.

3.11 Merger. The reorganization, merger or consolidation of Borrower or any other Loan Party into or with any other Person.

3.12 Preference. Any payment by Borrower to Administrative Agent is held to constitute a preference under bankruptcy laws, or for any reason Administrative Agent is required to refund such payment or pay such amount to Borrower or someone else.

3.13 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay and perform the Guaranteed Obligations pursuant to the terms hereof. It is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay and perform the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Guarantor represents and warrants as of the date hereof to Administrative Agent as follows:

4.1 Benefit. Guarantor is the owner of an indirect interest in Borrower and each other Loan Party, and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

4.2 Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and each other Loan Party and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

4.3 No Representation By Administrative Agent. Neither Administrative Agent nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

4.4 Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.

4.5 Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, general equitable principles and a covenant of good faith and fair dealing.

4.6 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of Guarantor, threatened against Guarantor, which actions, suits or proceedings, if determined against Guarantor would be reasonably likely to materially adversely affect the condition (financial or otherwise) or business of Guarantor.

4.7 No Plan Assets. As of the date of this Guaranty, Guarantor is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, and none of the assets of Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a materially adverse effect on Guarantor, Guarantor is not obligated to contribute to any employee benefit plan (as so defined) subject to Title IV of ERISA. Assuming compliance by the Lender with paragraph (c) of Section 5.2.8 of the Loan Agreement, transactions contemplated hereunder by or with Guarantor are not subject to any state or other statute or regulation applicable to Guarantor with respect to governmental plans within the meaning of Section 3(32) of ERISA which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect and which prohibit the transactions contemplated by this Agreement (“Applicable Similar Law”), including, but not limited to the exercise by Administrative Agent and/or Lender of any of its rights under the Loan Documents. Guarantor covenants and agrees that it will use commercially reasonable efforts to provide notice to Administrative Agent in writing if, in the reasonable judgment of Guarantor, which may be based on consultation with counsel, the assets of Guarantor constitute plan assets of any “benefit plan investor” within the meaning of Section 3(42) of ERISA or any plan subject to any Applicable Similar Law.

4.8 ERISA. Assuming compliance by Lender of the representation in Section 5.2.8(c) of the Loan Agreement, Guarantor shall not knowingly engage in any transaction, other than a transaction contemplated hereunder, which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent and/or Lender of any of its rights under the Note, the Mortgage, the Loan Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) of the Code.

4.9 Survival. All representations and warranties made by Guarantor herein are made as of the date hereof and shall survive the execution hereof.

ARTICLE V

SUBORDINATION OF CERTAIN INDEBTEDNESS

5.1 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower and each other Loan Party to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower or any other Loan Party thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Borrower or any other Loan Party (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. During the continuance of an Event of Default, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims.

5.2 Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Guarantor as debtor, Administrative Agent shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Administrative Agent. Should Administrative Agent receive, for application against the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantor, and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then upon payment to Administrative Agent in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Administrative Agent to the extent that such payments to Administrative Agent on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Administrative Agent had not received dividends or payments upon the Guarantor Claims, provided, however, that Guarantor shall have no such subrogation rights until repayment in full of the Debt.

5.3 Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Administrative Agent an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Administrative Agent, and Guarantor covenants promptly to pay the same to Administrative Agent.

5.4 Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Administrative Agent presently exist or are hereafter created or attach. Without the prior written consent of Administrative Agent, Guarantor shall not (i) exercise or enforce any creditor’s right it may have against Borrower or any other Loan Party, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Borrower or any other Loan Party held by Guarantor.

ARTICLE VI

COVENANTS

6.1 Covenants. Guarantor shall furnish the following statements to Administrative Agent no later than five (5) Business Days following each date specified in the Securities Act and the SEC’s related rules and regulations (including any additional time permitted under Rule 12b-25 or any successor provision thereof) that Guarantor is (or would be, if not required to file SEC Reports at that time) required to file SEC Reports Guarantor’s Financial Statements required to be included in such SEC Report (or which would be, if not required to file SEC Reports at that time) or the SEC Report containing such Financial Statements. Financial statements required to be delivered will be deemed delivered to the extent such documents are included in materials filed with the SEC and shall be deemed to have been delivered on the date such documents are publicly available on the SEC’s website.

ARTICLE VII

MISCELLANEOUS

7.1 Waiver. No failure to exercise, and no delay in exercising, on the part of Administrative Agent, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Administrative Agent hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

7.2 Notices. Any notice, demand, statement, request or consent made hereunder shall be in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by certified or registered United States mail, postage prepaid, return receipt requested, (c) sent by expedited, prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or (d) sent by electronic mail provided that, if sent by electronic mail such delivery must be accompanied or followed by a delivery method specified in clauses (a) through (c) hereof, addressed to the address, as set forth below, of the party to whom such notice is to be given, or to such other address as either party shall in like manner designate in writing. The addresses of the parties hereto are as follows:

Guarantor:	MGM Resorts International
6385 South Rainbow Boulevard
Suite 500
Las Vegas, Nevada 89118
Attention: Corporate Legal

with a copy to:	Weil, Gotshal & Manges, LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael Aiello
W. Michael Bond
Email: michael.aiello@weil.com michael.bond@weil.com

Administrative Agent:	[________________]
[________________]
[________________]
[________________]

with a copy to:	[________________]
[________________]
[________________]
[________________]

A notice shall be deemed to have been delivered: (i) in the case of hand delivery, when delivered; (ii) in the case of registered or certified mail, when delivered or upon the first attempted delivery on a Business Day; (iii) in the case of expedited, prepaid delivery service, when delivered or upon the first attempted delivery on a Business Day; and (iv) in the case of email, upon the sender’s receipt of confirmation (which may be in the form of an automated electronic response) of delivery or upon the first attempted delivery on a Business Day.

7.3 Governing Law; Venue. THIS GUARANTY, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS GUARANTY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS GUARANTY, SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY LAWS, RULES OR PROVISIONS OF THE STATE OF NEVADA THAT WOULD CAUSE THE APPLICATION OF THE LAWS, RULES OR PROVISIONS OF ANY JURISDICTION OTHER THAN THE STATE OF NEVADA. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, ADMINISTRATIVE AGENT OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY AT

ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTOR AND HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. GUARANTOR DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NY 12207

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.

7.4 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

7.5 Amendments. This Guaranty may be amended only by an instrument in writing executed by the parties hereto.

7.6 Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Administrative Agent, assign any of its rights, powers, duties or obligations hereunder, except as contemplated by the Loan Agreement. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

7.7 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

7.8 Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

7.9 Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

7.10 Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Administrative Agent hereunder shall be cumulative of any and all other rights that Administrative Agent may ever have against Guarantor. The exercise by Administrative Agent of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

7.11 Other Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Loan Agreement, unless such term is otherwise specifically defined herein.

7.12 Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR, LENDER AND ADMINISTRATIVE AGENT WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR, LENDER AND ADMINISTRATIVE AGENT AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR, LENDER AND ADMINISTRATIVE AGENT, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR, LENDER AND ADMINISTRATIVE AGENT.

7.13 Waiver of Right To Trial By Jury. EACH OF GUARANTOR, LENDER AND ADMINISTRATIVE AGENT (BY ITS ACCEPTANCE HEREOF) HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE LOAN AGREEMENT, THE MORTGAGE, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR, LENDER AND ADMINISTRATIVE AGENT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF GUARANTOR, LENDER AND ADMINISTRATIVE AGENT IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

7.14 Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then, upon the restoration or return of such payments, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

7.15 Administrative Agent. Lender, by the Loan Agreement, has irrevocably appointed and authorized Administrative Agent to take such action as contractual representative on Lender’s behalf and to exercise such powers under this Guaranty as are specifically delegated to Lender by the terms hereof and of the Loan Agreement, together with such powers as are reasonably incidental thereto, all pursuant to and as more particularly set forth in the Loan Agreement, which is incorporated herein by reference.

7.16 Notice. Administrative Agent shall provide written notice to Guarantor of each of the following events within ten (10) Business Days of the occurrence of commencement of any proceeding to initiate a foreclosure sale of, or exercise or pursuit of any power of sale in respect of, the Collateral or any portion thereof.

7.17 Cooperation. In the event that any Guaranteed Obligations shall become due from Guarantor, Administrative Agent shall cooperate in good faith with Guarantor with respect to exercising its remedies pursuant to Section 2.2(a)(iii) to minimize the amount of the Guaranteed Obligations due from Guarantor.

7.18 Termination. This Guaranty shall remain in effect until the earlier to occur of (i) the satisfaction in full of the Guaranteed Obligations and (ii) the date the Debt has been repaid in full.

[NO FURTHER TEXT ON THIS PAGE]

EXECUTED as of the day and year first above written.

GUARANTOR:

MGM RESORTS INTERNATIONAL, a Delaware corporation

By:
Name:
Title:

Signature Page to Guaranty Agreement

ACKNOWLEDGED AND ACCEPTED BY:

ADMINISTRATIVE AGENT:

[________________]

By:
Name:
Title: